As filed with the Securities and Exchange Commission on May 18, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LEVI STRAUSS & CO.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2325	94-0905160
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1155 Battery Street, San Francisco, California 94111 (415) 501-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Rebecca M. Chavez

Associate General Counsel, Finance & Governance

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

(415) 501-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Brett Cooper

Lynne T. Hirata

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, California 94105

(415) 773-5700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
5.00% Senior Notes due 2025	$500,000,000	100%	$500,000,000	$58,100

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.
(2)	Calculated pursuant to Rule 457 under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 18, 2015

Prospectus

LEVI STRAUSS & CO.

Offer to Exchange

all outstanding unregistered 5.00% Senior Notes due 2025

($500,000,000 aggregate principal amount outstanding)

for

5.00% Senior Notes due 2025

($500,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

The Exchange Offer

•	Expires 5:00 p.m., New York City time on , 2015, unless extended.

•	Not conditional upon any minimum principal amount of outstanding unregistered 5.00% Senior Notes due 2025 (the “old notes”) being tendered for exchange.

•	All old notes that are validly tendered and not validly withdrawn will be exchanged.

•	Tenders of old notes may be withdrawn any time prior to 5:00 p.m., New York City time on the date of the expiration of the exchange offer.

•	The exchange of old notes will generally not be a taxable exchange for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes

•	The terms of the exchange notes (the “exchange notes”) to be issued in the exchange offer for old notes are substantially similar to the old notes, except, in each case, for transfer restrictions and registration rights relating to the old notes.

Resale of Exchange Notes

•	We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

•	There is currently no public market for the exchange notes.

Broker dealers who receive exchange notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes. Broker dealers who acquired the old notes as a result of market-making or other trading activities may use the prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

See “Risk Factors” beginning on page 10 for a discussion of factors that you should consider before tendering your old notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) a registration statement on Form S-4 under the Securities Act of 1933 (the “Securities Act”) relating to the exchange offer that includes important business and financial information about us that is not included in or delivered with this prospectus. This prospectus does not contain all of the information included in the registration statement. This information is available from us without charge to holders of old notes as specified below. If we have made references in this prospectus to any contracts, agreements or other documents and also filed any of those contracts, agreements or documents as exhibits to the registration statement, you should read the relevant exhibit for a more complete understanding of the document or matter involved.

We voluntarily file periodic reports and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”).

You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC’s Internet site at www.sec.gov.

You may request a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

Levi Strauss & Co.

1155 Battery Street

San Francisco, California 94111

Attention: Investor Relations

Telephone: (800) 438-0349 or (415) 501-6000

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than five business days before the expiration date of the exchange offer. The exchange offer will expire at 5:00 p.m., New York City time on                     , 2015 (the “expiration date”). The exchange offer can be extended by us in our sole discretion. See the caption “The Exchange Offer” for more detailed information.

You should rely only on the information provided in this prospectus. No person has been authorized to provide you with different information. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

Any old notes not tendered and accepted in the exchange offer will remain outstanding. To the extent old notes are tendered and accepted in the exchange offer, a holder’s ability to sell untendered old notes could be adversely affected. Following consummation of the exchange offer, the holders of old notes will continue to be subject to the existing restrictions upon transfer thereof and we will have fulfilled one of our obligations under the registration rights agreement. Holders of old notes who do not tender their notes generally will not have any further registration rights under the registration rights agreement or otherwise.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus, certain matters discussed in this prospectus, including (without limitation) statements under “Summary,” “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Although we believe that, in making any such statements, our expectations are based on reasonable assumptions, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected.

These forward-looking statements include statements relating to our anticipated financial performance and business prospects and/or statements preceded by, followed by or that include the words “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “could,” “plans,” “seeks,” and similar expressions. These forward-looking statements speak only as of the date stated and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, even if experience or future events make it clear that any expected results expressed or implied by these forward-looking statements will not be realized. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these expectations may not prove to be correct or we may not achieve the financial results, savings or other benefits anticipated in the forward- looking statements. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties, some of which may be beyond our control. These risks and uncertainties, including those disclosed under “Risk Factors” in this prospectus and in our filings with the SEC, could cause actual results to differ materially from those suggested by the forward-looking statements and include, without limitation:

•	changes in general economic and financial conditions, and the resulting impact on the level of discretionary consumer spending for apparel, pricing trends and currency fluctuations, and our ability to plan for and respond to the impact of those changes in the global retail environment in which we operate our business;

•	our ability to timely and effectively implement our global productivity initiative as planned, which is intended to increase productivity and efficiency in our global operations, take advantage of lower-cost service-delivery models in our distribution network and streamline our procurement practices to maximize efficiency in our global operations, without business disruption or mitigation to such disruptions;

•	consequences of impacts to the businesses of our wholesale customers, including a sudden decline in a wholesale customer’s financial condition, leading to restructuring actions, bankruptcies, liquidations or other unfavorable events for our wholesale customers, caused by factors such as inability to secure financing, decreased discretionary consumer spending, inconsistent traffic patterns and an increase in promotional activity as a result of decreased traffic, pricing fluctuations, general economic and financial conditions and changing consumer preferences;

•	our and our wholesale customers’ decisions to modify strategies and adjust product mix and pricing, and our ability to manage any resulting product transition costs, including liquidating inventory or increasing promotional activity;

•	our ability to purchase products through our independent contract manufacturers that are made with quality raw materials and our ability to mitigate the variability of costs related to manufacturing, sourcing, and raw materials supply and to manage consumer response to such mitigating actions;

•	our ability to gauge and adapt to changing U.S. and international retail environments and fashion trends and changing consumer preferences in product, price-points, as well as in-store and online shopping experiences;

•	our ability to respond to price, innovation and other competitive pressures in the global apparel industry, on and from our key customers and in our key markets;

•	our ability to increase the number of dedicated stores for our products, including through opening and profitably operating company-operated stores;

•	consequences of foreign currency exchange and interest rate fluctuations;

•	the impact of the variables that affect the net periodic benefit cost and future funding requirements of our postretirement benefits and pension plans;

•	our dependence on key distribution channels, customers and suppliers;

•	our ability to utilize our tax credits and net operating loss carryforwards;

•	ongoing or future litigation matters and disputes and regulatory developments;

•	changes in or application of trade and tax laws; and

•	political, social and economic instability in countries where we and our customers do business.

For more information on these and other factors, see “Risk Factors” in this prospectus. We caution prospective investors not to place undue reliance on these forward-looking statements. All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements and the risk factors contained throughout this prospectus.

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SUMMARY

This summary contains basic information about our company and the offering. This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to exchange your old notes for exchange notes. For a more complete understanding of our company and this offering, you should read this entire prospectus, including “Risk Factors” and the financial information and the notes thereto included herein. Unless otherwise indicated or required by the context, the terms “we,” “our,” “us” and the “Company” refer to Levi Strauss & Co. and all of its subsidiaries that are consolidated under U.S. GAAP and all references to financial results or data for a particular year are to our fiscal years.

Our Company

From our California Gold Rush beginnings, we have grown into one of the world’s largest brand-name apparel companies. A history of responsible business practices, rooted in our core values, has helped us build our brands and engender consumer trust around the world. Under our Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ and Denizen® brands, we design, market and sell—directly or through third parties and licensees—products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear, and related accessories for men, women and children around the world.

An Authentic American Icon

Our Levi’s® brand has become one of the most widely recognized brands in the history of the apparel industry. Its broad distribution reflects the brand’s appeal across consumers of all ages and lifestyles. Its merchandising and marketing reflect the brand’s core attributes: authentic, courageous, confident, effortless, connected and purposeful.

Our Dockers® brand offers an alternative to suit dressing in the form of the American staple—the khaki pant. The Dockers® brand has evolved around the world as a market leader in the casual pant category, while also providing tops and accessories to complete a head-to-toe offering.

Our Global Reach

Our products are sold in more than 110 countries, grouped into three geographic regions: Americas, Europe and Asia. We support our brands throughout these regions through a global infrastructure, developing, sourcing and marketing our products around the world. Although our brands are recognized as authentically “American,” we derive approximately half of our net revenues from outside the United States.

Our products are sold in approximately 50,000 retail locations worldwide, including approximately 2,700 retail stores, both franchised and company-operated, and shop-in-shops dedicated to our brands. We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers, franchised or other brand-dedicated stores and shop-in-shops outside of the United States. Levi’s® and Dockers® products are also sold through our brand-dedicated company-operated stores and through the ecommerce sites we operate, as well as the ecommerce sites operated by certain of our key wholesale customers and other third parties. We distribute Signature by Levi Strauss & Co.™ and Denizen® brand products primarily through mass channel retailers in the Americas.

Our Business Strategies

Our goal is to generate and sustain profitable growth over the long term in order to significantly improve the value of the enterprise. The management team is focused on four key strategies to achieve this goal:

•	Drive the profitable core business. Our core businesses represent the greatest value on a brand, geographic, customer or business-segment basis. These include our men’s bottoms business for the Levi’s® brand globally and the Dockers® brand in the United States, including our iconic 501® jean and Dockers® khaki pant. We also consider our key international markets of France, Germany, Mexico and the United Kingdom, as well as key wholesale accounts globally to be vital elements of our long-term growth strategies. Accordingly, we are focused on managing collaborative relationships with these accounts to focus on customer support, marketing planning, and inventory levels, in order to achieve mutual commercial success.

•	Expand the reach of our brands and build a more balanced portfolio. We believe we have opportunities to grow our two largest brands through new or expanded product categories, consumer segments and geographic markets. We are building upon our iconic brands, our innovative design and marketing expertise to deepen our connection with consumers and expand the reach and appeal of our brands globally. For example, we believe we can better serve the female consumer, and that there are significant opportunities in tops, outerwear and accessories. We also believe opportunities remain to expand in emerging and underpenetrated geographic markets, including China, India, Russia and Brazil.

•	Become a world-class omni-channel retailer. We will continue to expand our consumer reach in brand-dedicated stores globally, including making selective investments in company-operated stores, dedicated ecommerce sites, franchisee and other dedicated store models. We believe these brand-dedicated stores represent an attractive opportunity to establish incremental distribution and sales, as well as to showcase the full breadth of our product offerings and deliver a consistent brand experience to the consumer.

•	Leverage our global scale to improve our cost structure. We are focused on executional excellence: improving long-term profitable growth, removing duplicative roles, reducing our controllable cost structure and driving efficiencies by streamlining our product development, planning, and go-to-market strategies, implementing efficiencies across retail, supply chain and distribution networks and continuing to pursue practices that result in greater cost efficiencies. We will continue to balance our pursuit of improved organizational agility and marketplace responsiveness with our ongoing cost management efforts to improve the structural economics of the Company.

Recent Developments

On April 27, 2015, following the consummation of a tender offer we conducted for our 7 5⁄8% Senior Notes due 2020 (our “2020 Notes”), we elected to redeem all 2020 Notes that remained outstanding after the consummation of the tender offer. All remaining 2020 Notes will be redeemed on May 27, 2015.

Failure to Exchange Your Old Notes

In this prospectus, we refer to the $500.0 million principal amount of unregistered 5.00% Senior Notes due 2025 that we issued in April 2015 as the old notes. The old notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities under the Securities Act. Therefore, you may only transfer or resell them in a transaction registered under or exempt from the Securities Act and applicable state securities laws. We will issue the exchange notes in exchange for the old notes under the exchange offer only following the satisfaction of the procedures and conditions described under the caption “The Exchange Offer.”

Because we anticipate that most holders of the old notes will elect to exchange their old notes, we expect that the liquidity of the markets, if any, for any old notes remaining after the completion of the exchange offer will be substantially limited. Any old notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount outstanding of the old notes.

Corporate Information

Levi Strauss & Co. was founded in San Francisco, California, in 1853 and incorporated in Delaware in 1971. Our common stock is owned primarily by descendants of the family of Levi Strauss and their relatives. We conduct our operations outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. We have headquarter offices in San Francisco, Brussels and Singapore. Our corporate offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111, and our main telephone number is (415) 501-6000. Our website address is www.levistrauss.com. The information on our website is not a part of this prospectus.

The Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. In this summary, “notes” refers to both our old notes and the exchange notes.

Issuer	Levi Strauss & Co.

Notes Offered	$500,000,000 aggregate principal amount of 5.00% Senior Notes due 2025 and registered under the Securities Act (the “exchange notes”).

Maturity Date	May 1, 2025.

Interest	Interest on the exchange notes will accrue at a rate of 5.00% per annum and will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing November 1, 2015.

Denominations	The exchange notes will be issued on the issue date in global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The exchange notes will be general senior obligations of Levi Strauss & Co. and will:

•	rank equally in right of payment to all our existing and future senior unsecured debt;

•	rank senior in right of payment to our future debt that is expressly subordinated in right of payment to the notes;

•	be effectively subordinated to our secured indebtedness, including indebtedness under our existing credit facility, to the extent of the value of the collateral securing such indebtedness; and

•	be structurally subordinated to all of the existing and future liabilities, including trade payables, of our subsidiaries.

On an as adjusted basis to give effect to the issuance of the old notes and the application of the proceeds of the old notes, at March 1, 2015, we would have had approximately $53.7 million of borrowings under the revolving credit facility, and unused availability under the revolving credit facility would have been $663.3 million, all of which is, or if borrowed would be, secured debt. In addition, as of March 1, 2015, our subsidiaries had approximately $471.5 million of liabilities, including trade payables, but excluding intercompany obligations.

Optional Redemption

On or after May 1, 2020, we may redeem some or all of the exchange notes at any time at the redemption prices described in the section “Description of Exchange Notes—Optional Redemption” plus accrued interest, if any, to the redemption date. Prior to such dates, we may redeem some or all of the exchange notes at a redemption price of 100% of the principal amount plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium. In addition, we may redeem up to 40% of the aggregate principal amount of the notes before May 1, 2018, with the proceeds of certain equity offerings at a redemption price of 105% of the principal amount plus accrued and unpaid interest, if any, to the redemption date.

Change of Control	If we experience certain kinds of changes of control, we must offer to purchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest. For more details, see the section “Description of Exchange Notes—Change of Control.”

Certain Covenants	The indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional debt;

•	pay dividends or make other restricted payments;

•	consummate specified asset sales;

•	enter into transactions with affiliates;

•	incur liens;

•	impose restrictions on the ability of a subsidiary to pay dividends or make payments to us and our restricted subsidiaries;

•	merge or consolidate with any other person; and

•	sell, assign, transfer, lease convey or otherwise dispose of all or substantially all of our assets or the assets of our restricted subsidiaries.

If the notes receive and maintain an investment grade rating by both Standard & Poor’s Ratings Service and Moody’s Investors Service, Inc. and we and our restricted subsidiaries are and remain in compliance with the indenture governing the notes, we and our restricted subsidiaries will not be required to comply with particular covenants contained in the indenture. For more detailed description on covenants contained in the indenture, see “Description of Exchange Notes—Certain Covenants.”

Absence of an Established Market for the Exchange Notes	The exchange notes will be a new class of securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange or an automated dealer quotation system.

Risk Factors

See “Risk Factors,” which begins on page 10, for a discussion of certain factors that should be considered by prospective investors in evaluating an investment in the exchange notes.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

Three Months Ended March 1, 2015	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012	November 27, 2011	November 28, 2010
2.5x	1.8x	2.7x	2.0x	2.0x	2.2x

The Exchange Offer

The $500.0 million unregistered old notes were issued in a private placement. In this exchange offer, we are offering to exchange, for your old notes, exchange notes which are substantially similar in all material respects to the old notes except that the exchange notes have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes.

Registration rights agreement	In connection with the issuance of the $500.0 million of old notes on April 27, 2015, we entered into a registration rights agreement with the initial purchasers with respect to the old notes in which we agreed, among other things, to complete an exchange offer.

You may exchange your old notes for exchange notes, which have substantially similar terms to your old notes. The exchange offer satisfies your rights and our obligations under the registration rights agreement. After the exchange offer is over, you will not be entitled to any exchange or registration rights with respect to your old notes.

The exchange offer	We are offering to exchange up to $500.0 million aggregate principal amount of old notes for up to $500.0 million aggregate principal amount of exchange notes.

You may exchange old notes only in a minimum denomination of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

Purpose and effect	The purpose of the exchange offer is to give you the opportunity to exchange your old notes for exchange notes that have been registered under the Securities Act.

Resale	Except as indicated in this prospectus, we believe that the exchange notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the Securities Act provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the exchange notes;

•	you are not a broker-dealer who purchased the old notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act; and

•	you are not our “affiliate,” as defined in Rule 405 under the Securities Act.

Our belief is based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties. We do not intend to seek a no-action letter, and there is no assurance that the staff of the SEC would make a similar determination with respect to the exchange notes. If this interpretation is inapplicable, and you transfer any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not assume, or indemnify holders against, such liability.

Each broker-dealer that is issued exchange notes for its own account in exchange for old notes that were acquired by the broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. To the extent described in “Plan of Distribution,” a broker-dealer may use this prospectus for an offer to resell, resale or other retransfer of the exchange notes.

Expiration of the exchange offer; withdrawal of tender	The exchange offer will expire at 5:00 p.m., New York City time, on , 2015, or a later date and time to which we may extend it. We do not currently intend to extend the expiration of the exchange offer. You may withdraw your tender of old notes pursuant to the exchange offer at any time before expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the exchange offer	We will not be required to accept old notes for exchange:

•	if the exchange offer would be unlawful or would violate any interpretation of the SEC staff; or

•	if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read “The Exchange Offer—Conditions” for more information about the conditions to the exchange offer.

Procedures for tendering old notes	We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder should follow procedures for tendering old notes as described under “The Exchange Offer—Procedures for Tendering Notes” and “—Book-Entry Transfer” in this prospectus. All holders who exchange their old notes for exchange notes in accordance with the procedures for book-entry transfer will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in, the letter of transmittal.

If you beneficially own old notes and those notes are held through a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the holder through whom your old notes are held as soon as possible and instruct that holder to tender the old notes on your behalf and comply with the procedures for book-entry transfer as provided under “The Exchange Offer—Book-Entry Transfer.”

By agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any exchange notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes;

•	you are not our affiliate;

•	if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the exchange notes; and

•	if you are a broker-dealer that will receive exchange notes for your own account in exchange for old notes that you acquired as result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such exchange notes.

Effect on holders of old notes	If you are a holder of old notes and you do not tender your old notes in the exchange offer, you will continue to hold your old notes and will be entitled to all the rights and subject to all the limitations applicable to the old notes in the indenture.

The trading market for old notes could be adversely affected if some but not all of the old notes are tendered and accepted in the exchange offer.

Consequences of failure to exchange	All untendered old notes will remain subject to the restrictions on transfer provided for in the old notes and in the indenture. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the old notes under the Securities Act.

Certain federal income tax considerations	The exchange of old notes for exchange notes in the exchange offer will generally not be a taxable exchange for U.S. federal income tax purposes. See the caption “Certain U.S. Federal Income Tax Considerations” for a more detailed description of the tax consequences of the exchange.

Use of proceeds	We will not receive any cash proceeds from the issuance of exchange notes pursuant to the exchange offer.

Exchange agent	Wells Fargo Bank, National Association

RISK FACTORS

Your investment in the exchange notes will involve risks. You should carefully consider the following factors described below and all other information in this prospectus before deciding to exchange your old notes for exchange notes. In this section, “notes” refers to both our old notes and the exchange notes.

Risks Relating to the Notes

If you do not exchange your old notes, they may be difficult to resell.

It may be difficult for you to sell old notes that are not exchanged in the exchange offer, since any old notes not exchanged will remain subject to the restrictions on transfer provided for in Rule 144 under the Securities Act.

These restrictions on transfer of your old notes exist because we issued the old notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. Generally, the old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities and may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not intend to register the old notes under the Securities Act.

To the extent any old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes that remain outstanding after the exchange offer would be adversely affected due to a reduction in market liquidity.

Because the notes are effectively subordinated to all of our secured debt and the liabilities of our subsidiaries, we may not have sufficient assets to pay amounts owed on the notes if a default occurs.

The notes are general senior obligations that rank equal in right of payment with all of our existing and future unsecured and unsubordinated debt, including our 6 7⁄8% Senior Notes due 2022 (our “2022 Notes”) and our 4 1⁄4% Yen-denominated Eurobonds due 2016. The notes are effectively subordinated to all of our secured debt to the extent of the value of the assets securing that debt. As of March 1, 2015, after giving effect to the application of proceeds from the issuance of the old notes and borrowings under our amended and restated senior secured revolving credit facility to purchase or redeem all of our outstanding 2020 Notes, we would have had approximately $1.2 billion of debt, of which approximately $53.7 million was secured, and unused availability under the revolving credit facility would have been $663.3 million, all of which is, or if borrowed would be, secured debt.

Because our amended and restated senior secured revolving credit facility is a secured obligation, failure to comply with its terms or our inability to pay our lenders at maturity would entitle those lenders immediately to foreclose on certain of our assets, including our U.S. trademarks and the capital stock of all of our U.S. and most of our foreign subsidiaries, and the assets of our material U.S. subsidiaries, which serve as collateral. In the event of any foreclosure on our assets, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including the holders of notes.

The notes are also structurally subordinated to all obligations of our subsidiaries since holders of notes will only be creditors of Levi Strauss & Co. and not of our subsidiaries. As of March 1, 2015, the liabilities, including trade payables but excluding intercompany indebtedness, of our subsidiaries were approximately $471.5 million. The ability of our creditors, including you, to participate in any distribution of assets of any of our subsidiaries upon liquidation or bankruptcy will be subject to the prior claims of that subsidiary’s creditors, including trade creditors, and any prior or equal claim of any equity holder of that subsidiary. In addition, the ability of our creditors, including you, to participate in distributions of assets of our subsidiaries will be limited to the extent that the outstanding shares of capital stock of any of our subsidiaries are either pledged to secure other creditors, such as under our amended and restated senior secured revolving credit facility, or are not owned by us, such as our Japanese subsidiary. As a result, you may receive less, proportionately, than our secured creditors and the creditors of our subsidiaries.

There is no established trading market for the notes, and any market for the notes may be illiquid.

We do not intend to apply for listing of the notes on any securities exchange or for quotation through an automated dealer quotation system. The liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities generally or the interest of securities dealers in making a market in the notes and by changes in our financial performance or prospects or in the prospects for companies in the apparel industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.

The trading prices of our debt securities have been volatile, and may be volatile in the future.

None of our debt securities are currently listed on any securities exchange or registered for quotation through any automated dealer quotation system. Accordingly, information regarding the trading prices of our debt securities is limited. Based on the information available to us, however, the trading prices of our debt securities have been volatile. We expect that the trading price of our debt securities, including the notes, will be affected by developments in our business and our financial results, liquidity position and capital structure as well as developments in the apparel industry, domestic and foreign economies and in the market for high yield debt securities. The trading price for the notes and, if issued, the registered exchange notes may be volatile, and we cannot assure you that the trading price of notes will not be lower than the issue price.

We may be unable to purchase the notes upon a change of control.

Upon a change of control event as defined in the indenture governing the notes, we would be required to offer to purchase the notes in cash at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any. We also would be required to offer to repurchase our 2022 Notes on similar terms. A change of control under the terms of the notes is likely to constitute an event of default under our amended and restated senior secured revolving credit facility. If this occurs, then the lenders under these financings may declare their debt immediately due and payable. Since our amended and restated senior secured revolving credit facility is secured, the lenders under this facility could foreclose on most of our assets and be entitled to be repaid in full from the proceeds of any liquidation of those assets before any holder of the notes. We cannot assure you that we will have the financial resources necessary to repurchase the notes and satisfy our other payment obligations that could be triggered upon a change of control. If we do not have sufficient financial resources to effect a change of control offer for the notes, we would be required to seek additional financing from outside sources to repurchase the notes. We cannot assure you that financing would be available to us at that time on satisfactory terms, or at all. In addition, the terms of the notes may not protect you if we undergo a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you unless the transaction is included in the definition of a change of control in the indenture.

Each of the risks in this section is applicable to both the exchange notes and the old notes.

Risks Relating to Our Debt

We have debt and interest payment requirements at a level that may restrict our future operations.

As of March 1, 2015, on an as adjusted basis to give effect to the issuance of our old notes and the application of the proceeds of such notes to purchase or redeem all of our 2020 Notes, we had approximately $1.2 billion of debt, excluding capital leases, including borrowings under our amended and restated senior secured revolving credit facility. Our debt requires us to dedicate a substantial portion of any cash flow from operations to the payment of interest and principal due under our debt, which will reduce funds available for other business purposes, and result in us having lower net income than we would otherwise have had. This dedicated use of cash could impact our ability to successfully compete by, for example:

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for or reacting to changes in our business and industry;

•	placing us at a competitive disadvantage compared to some of our competitors that have less debt; and

•	limiting our ability to obtain additional financing required to fund working capital and capital expenditures and for other general corporate purposes.

In addition, borrowings under our amended and restated senior secured revolving credit facility bear interest at variable rates. As a result, increases in market interest rates could require a greater portion of our cash flow to be used to pay interest, which could further hinder our operations. Increases in market interest rates may also affect the trading price of our debt securities that bear interest at a fixed rate. Our ability to satisfy our obligations and to reduce our total debt depends on our future operating performance and on economic, financial, competitive and other factors, many of which are beyond our control.

Volatility in the capital markets could affect our ability to access capital or could increase our costs of capital.

A downturn or disruption in the credit markets may reduce sources of liquidity available to us or increase our costs of capital, which could impact our ability to maintain or grow our business, which in turn may adversely affect our business and results of operations.

Restrictions in our notes, indentures and senior secured revolving credit facility may limit our activities, including dividend payments, share repurchases and acquisitions.

Our amended and restated senior secured revolving credit facility and the indentures relating to our senior unsecured notes and our Yen-denominated Eurobonds contain restrictions, including covenants limiting our ability to incur additional debt, grant liens, make acquisitions and other investments, prepay specified debt, consolidate, merge or acquire other businesses, sell assets, pay dividends and other distributions, repurchase stock, and enter into transactions with affiliates. These restrictions, in combination with our leveraged condition, may make it more difficult for us to successfully execute our business strategy, grow our business or compete with companies not similarly restricted.

If our foreign subsidiaries are unable to distribute cash to us when needed, we may be unable to satisfy our obligations under our debt securities, which could force us to sell assets or use cash that we were planning to use elsewhere in our business.

We conduct our international operations through foreign subsidiaries and we only receive the cash that remains after our foreign subsidiaries satisfy their obligations. We may depend upon funds from our foreign subsidiaries for a portion of the funds necessary to meet our debt service obligations. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit cash to affiliated companies, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments on our debt obligations, which could force us to sell assets or use cash that we were planning on using elsewhere in our business, which could hinder our operations and affect the trading price of our debt securities.

Risks Relating to the Industry in Which We Compete

Our revenues are influenced by economic conditions that impact consumer spending.

Apparel is a cyclical industry that is dependent upon the overall level of consumer spending. Consumer purchases of discretionary items, including our products, generally decline during periods when disposable income is adversely affected or there is economic uncertainty. Our wholesale customers anticipate and respond to adverse changes in economic conditions and uncertainty by reducing inventories, canceling orders or increasing promotional activity. Our brand-dedicated stores are also affected by these conditions which may lead to a decline in consumer traffic to, and spending in, these stores. As a result, factors that diminish consumer spending and confidence in any of the markets in which we compete, particularly deterioration in general economic conditions, volatility in investment returns, fear of unemployment, increases in energy costs or interest rates, housing market downturns, fear about and impact of pandemic illness, and other factors such as acts of war, acts of nature or terrorist or political events that impact consumer confidence, could reduce our sales and adversely affect our business and financial condition through their impact on our wholesale customers as well as their direct impact on us. These outcomes and behaviors have, and may continue to, adversely affect our business and financial condition.

Intense competition in the global apparel industry could lead to reduced sales and prices.

We face a variety of competitive challenges in the global apparel industry from a variety of jeanswear and casual apparel marketers, and competition has increased over the years due to factors such as the international expansion and increased presence of vertically integrated specialty stores; expansion into ecommerce by existing and new competitors; the proliferation of private labels and exclusive brands offered by department stores, chain stores and mass channel retailers; the introduction of jeans and casual apparel by well-known and successful athletic wear marketers; and the movement of apparel companies who traditionally relied on wholesale distribution channels into their own retail distribution network. Some of these competitors have greater financial and marketing resources than we do and may be able to adapt to changes in consumer preferences or retail requirements more quickly, devote greater resources to the building and sustaining of their brand equity and the marketing and sale of their products both in stores and online. In addition, some of these competitors may not respond to changing sourcing conditions in the same manner we do, and may be able to achieve lower product costs or adopt more aggressive pricing and discounting policies than we can. As a result, we may not be able to compete as effectively with them and may not be able to maintain or grow the demand for our products. These evolving competitive factors could reduce our sales and adversely affect our business and financial condition.

The success of our business depends upon our ability to offer innovative and updated products at attractive price points.

The global apparel industry is characterized by constant product innovation due to changing fashion trends and consumer preferences and by the rapid replication of new products by competitors. As a result, our success depends in large part on our ability to develop, market and deliver innovative and stylish products at a pace, intensity, and price competitive with other brands in the markets in which we sell our products. In addition, we must create products at a range of price points that appeal to the consumers of both our wholesale customers and our dedicated retail stores situated in each of our diverse geographic regions. Our development and production cycles take place prior to full visibility into all of these factors for the coming seasons. Failure on our part to forecast consumer demand and market conditions and to regularly and rapidly develop innovative and stylish products and update core products could limit sales growth, adversely affect retail and consumer acceptance of our products, negatively impact the consumer traffic in our dedicated retail stores, leave us with a substantial amount of unsold inventory which we may be forced to sell at discounted prices, all of which may adversely affect our gross margin, and impair the image of our brands on a local, regional and global level. Moreover, our newer products may not produce as high a gross margin as our traditional products and thus may have an adverse effect on our overall margins and profitability.

The global apparel industry is subject to ongoing pricing pressure.

The apparel market is characterized by low barriers to entry for both suppliers and marketers, global sourcing through suppliers located throughout the world, trade liberalization, continuing movement of product sourcing to lower cost countries, and the ongoing emergence of new competitors with widely varying strategies and resources. These factors have contributed, and may continue to contribute, to ongoing pricing pressure and uncertainty throughout the supply chain. Pricing pressure has been exacerbated by the variability of raw materials and energy costs in recent years. This pressure could have the following effects:

•	require us to raise wholesale prices on existing products resulting in decreased sales volume;

•	result in reduced gross margins across our product lines;

•	increase retailer demands for allowances, incentives and other forms of economic support; and

•	increase pressure on us to reduce our production costs and our operating expenses.

Any of these factors could adversely affect our business and financial condition.

Increases in the price of raw materials could increase our cost of goods and negatively impact our financial results.

The principal fabrics used in our products include cotton, blends, synthetics and wools. The prices we pay our suppliers for our products are dependent in part on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate substantially, depending on a variety of factors, including demand, acreage devoted to cotton crops and crop yields, weather, supply conditions, transportation costs, energy prices, work stoppages, government regulation and government policy, economic climates, market speculation and other unpredictable factors. Any and all of these factors may be exacerbated by global climate change. Cotton prices suffered from unprecedented variability and uncertainty in the past several years and may fluctuate significantly again in the future. Increases in raw material costs, unless sufficiently offset by our pricing actions, may cause a decrease in our profitability and negatively impact our sales volume. These factors may also have an adverse impact on our cash and working capital needs as well as those of our suppliers.

Our business is subject to risks associated with sourcing and manufacturing overseas.

We import both raw materials and finished garments into all of our operating regions. Our ability to import products in a timely and cost-effective manner may be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes and work stoppages, political unrest, severe weather, or security requirements in the United States and other countries. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to our customers. These alternatives may not be available on short notice or could result in higher transportation costs, which could have an adverse impact on our business and financial condition, specifically our gross margin and overall profitability.

Substantially all of our import operations are subject to customs and tax requirements as well as trade regulations, such as tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries in which our products are manufactured or imported may from time to time impose additional quotas, duties, tariffs or other restrictions on our imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our operations are also subject to the effects of international trade agreements and regulations such as the North American Free Trade Agreement, the Dominican-Republic Central America Free Trade Agreement, the Egypt Qualified Industrial Zone program, and the activities and regulations of the World Trade Organization. Although these trade agreements generally have positive effects on trade liberalization, sourcing flexibility and cost of goods by reducing or eliminating the duties and/or quotas assessed on products manufactured in a particular country, trade agreements can also impose requirements that adversely affect our business, such as setting quotas on products that may be imported from a particular country into our key markets such as the United States or the European Union.

Risks Relating to Our Business

We depend on a group of key wholesale customers for a significant portion of our revenues. A significant adverse change in a customer relationship or in a customer’s performance or financial position could harm our business and financial condition.

Sales to our top ten wholesale customers accounted for approximately 32%, 31% and 31% of our total net revenues in fiscal years 2012, 2013 and 2014, respectively. No customer represented 10% or more of net revenues in any of these years. While we have long-standing relationships with our wholesale customers, we do not have long-term contracts with them. As a result, purchases generally occur on an order-by-order basis, and the relationship, as well as particular orders, can generally be terminated by either party at any time. If any major wholesale customer decreases or ceases its purchases from us, reduces the floor space, assortments, fixtures or advertising for our products or changes its manner of doing business with us for any reason, such actions could adversely affect our business and financial condition. In addition, a decline in the performance or financial condition of a major wholesale customer—including bankruptcy or liquidation—could result in a material loss of revenues to us and cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer’s receivables, or limit our ability to collect amounts related to previous purchases by that customer, all of which could in turn adversely affect our own business and financial condition.

The retail industry in the United States has experienced substantial consolidation over the last decade, and further consolidation may occur. Consolidation in the retail industry typically results in store closures, centralized purchasing decisions, and increased emphasis by retailers on inventory management and productivity. In addition, we and other suppliers may experience increased customer leverage over us and greater exposure to credit risk as a result of industry consolidation. Any of the foregoing results can and have, adversely impacted our net revenues, margins and ability to operate efficiently.

We face risks arising from the restructuring of our operations and uncertainty with respect to our ability to achieve the estimated cost savings.

In March 2014, we announced our global productivity initiative, the first two phases of which entailed, among other things:

•	eliminating approximately 800 positions within our global non-retail and non-manufacturing employee population and approximately 500 positions primarily reflecting the decision to outsource certain global business activities within the functional area of information technology, finance, human resources, customer service and consumer relations, and

•	initiating centrally-led cost savings and productivity projects.

Commencing in fiscal 2014, we incurred and expect to incur additional charges related to the global productivity initiative through fiscal 2015, which may harm our profitability in the periods incurred. If we incur unexpected charges related to the global productivity initiative, our financial condition and results of operations may suffer.

Implementation of the global productivity initiative presents a number of significant risks, including:

•	actual or perceived disruption of service or reduction in service levels to wholesale customers and retail consumers;

•	potential adverse effects on our internal control environment and inability to preserve adequate internal controls as we restructure our general and administrative functions in connection with the decision to outsource certain business service activities;

•	actual or perceived disruption to suppliers, distribution networks and other important operational relationships and the inability to resolve potential conflicts in a timely manner;

•	diversion of management attention from ongoing business activities and strategic objectives; and

•	the failure to maintain employee morale and retain key employees.

Because of these and other factors, such as implementation delays, we cannot predict whether we will fully realize the purpose and anticipated operational benefits or cost savings of the global productivity initiative and, if we do not, our business and results of operations may be adversely affected. Furthermore, if we experience adverse changes to our business, additional restructuring or reorganization activities may be required in the future

We may be unable to maintain or increase our sales through our primary distribution channels.

In the United States, chain stores and department stores are the primary distribution channels for our Levi’s® and Dockers® products. Outside the United States, department stores and independent jeanswear retailers have traditionally been our primary distribution channels.

We may be unable to maintain or increase sales of our products through these distribution channels for several reasons, including the following:

•	the retailers in these channels maintain—and seek to grow—substantial private-label and exclusive offerings as they strive to differentiate the brands and products they offer from those of their competitors;

•	these retailers may also change their apparel strategies in a way that shifts focus away from our typical consumer or that otherwise results in a reduction of sales of our products generally, a reduction of fixture spaces or purchases of brands misaligned with their strategic requirements;

•	other channels, including vertically integrated specialty stores, account for a substantial portion of jeanswear and casual wear sales. In some of our mature markets, these stores have already placed competitive pressure on our primary distribution channels, and many of these stores are now looking to our developing markets to grow their business; or

•	shrinking points of distribution, inclusive of fewer doors at our customer locations or bankruptcy of a customer.

Further success by retailer private-labels and vertically integrated specialty stores may continue to adversely affect the sales of our products across all channels, as well as the profitability of our brand-dedicated stores. Additionally, our ability to secure or maintain retail floor space, market share and sales in these channels depends on our ability to offer differentiated products and to increase retailer profitability on our products, which could have an adverse impact on our margins.

We are a global company with significant revenues and earnings generated internationally, which exposes us to political and economic risks as well as the impact of foreign currency fluctuations.

In addition to our significant international revenues and earnings, a substantial amount of our products come from sources outside of the country of distribution. As a result, we are subject to the risks of doing business outside of the United States, including:

•	currency fluctuations, which have impacted our results of operations significantly in recent years;

•	political, economic and social instability;

•	changes in tariffs and taxes;

•	regulatory restrictions on repatriating foreign funds back to the United States; and

•	less protective foreign laws relating to intellectual property.

The functional currency for most of our foreign operations is the applicable local currency. As a result, fluctuations in foreign currency exchange rates affect the results of our operations and the value of our foreign assets and liabilities, including debt, which in turn may adversely affect results of operations and cash flows and the comparability of period-to-period results of operations. In addition, we engage in hedging activities to manage select foreign currency cash flow exposures resulting primarily from certain product sourcing activities, some intercompany sales, operating expenses, foreign subsidiaries’ royalty payments, earnings repatriations and funding activities. We also hedge our net investments in select foreign operations. However, our earnings may be subject to volatility since we are required to record in income the changes in the market values of our exposure management instruments that we do not designate or that do not qualify for hedge accounting treatment. Changes in the value of the relevant currencies may affect the cost of certain items required in our operations as the majority of our sourcing activities are conducted in U.S. Dollars. Changes in currency exchange rates may also affect the relative prices at which we and foreign competitors sell products in the same market. Foreign policies and actions regarding currency valuation could result in actions by the United States and other countries to offset the effects of such fluctuations. Given the unpredictability and volatility of foreign currency exchange rates, ongoing or unusual volatility may adversely impact our business and financial conditions.

Furthermore, due to our global operations, we are subject to numerous domestic and foreign laws and regulations affecting our business, such as those related to labor, employment, worker health and safety, antitrust and competition, environmental protection, consumer protection, import/export, economic sanctions and anti- corruption, including but not limited to the Foreign Corrupt Practices Act which prohibits giving anything of value intended to influence the awarding of government contracts. Although we have put into place policies and procedures aimed at ensuring legal and regulatory compliance, our employees, subcontractors and agents could take actions that violate these requirements. Violations of these regulations could subject us to criminal or civil enforcement actions, any of which could have a material adverse effect on our business.

As a global company, we are exposed to risks of doing business in foreign jurisdictions and risks relating to U.S. policy with respect to companies doing business in foreign jurisdictions. Legislation or other changes in the U.S. tax laws could increase our U.S. income tax liability and adversely affect our after-tax profitability. For example, U.S. lawmakers are considering several U.S. corporate tax reform proposals, including, among others, proposals which could reduce or eliminate U.S. income tax deferrals on unrepatriated foreign earnings and eliminate tax incentives in exchange for a lower U.S. statutory tax rate.

If we encounter problems with distribution, our ability to deliver our products to market could be adversely affected.

We rely on company-owned and third-party distribution facilities to warehouse and ship products to our wholesale customers, retail stores and ecommerce consumers. Our distribution system includes computer- controlled and automated equipment, which may be subject to a number of risks related to security or computer viruses, the proper operation of software and hardware, power interruptions or other system failures. While these risks cannot be completely eliminated, we have implemented various maintenance programs and contingency plans and also work with our suppliers to mitigate these risks at both our company-owned and third-party distribution facilities.

We are focused on executional excellence, including improving productivity, reducing our controllable cost structure and driving efficiencies through our global supply chain. As part of the pursuit for improved organizational agility and marketplace responsiveness, we have consolidated the number of distribution facilities we rely upon and continue to look for opportunities for further consolidation in certain regions. Such consolidation may make our operations more vulnerable to interruptions in the event of work stoppages, labor disputes, earthquakes, floods, fires or other natural disasters affecting our company-owned and third-party distribution centers. In addition, distribution capacity is dependent on the timely performance of services by third parties, including the transportation of products to and from its distribution facilities. If we encounter problems with our distribution system whether company-owned or third-party, our ability to meet wholesale customer and ecommerce consumer expectations, manage inventory, complete sales and achieve operating efficiencies could be adversely affected.

If we are unable to effectively execute our ecommerce business our reputation and operating results may be harmed.

While still comprising a small portion of our net revenues, ecommerce has been our fastest growing business over the last several years. The success of our ecommerce business depends, in part, on third parties and factors over which we have limited control, including changing consumer confidence, preferences and buying trends relating to ecommerce usage, both domestically and abroad, as well as promotional or other advertising initiatives employed by our wholesale customers or other third parties on their ecommerce sites.

We are also vulnerable to certain additional risks and uncertainties associated with our ecommerce sites, including: changes in required technology interfaces; website downtime and other technical failures; costs and technical issues as we upgrade our website software; computer viruses; and changes in applicable federal and state regulations. In addition, we must keep up to date with competitive technology trends, including the use of new or improved technology, creative user interfaces and other ecommerce marketing tools such as paid search and mobile applications, among others, which may increase our costs and which may not succeed in increasing sales or attracting consumers. Our competitors, some of whom have greater resources than we do, may also be able to benefit from changes in ecommerce technologies, which could harm our competitive position. Our failure to successfully respond to these risks and uncertainties might adversely affect the sales in our ecommerce business, as well as damage our reputation and brands.

Additionally, the success of our ecommerce business and the satisfaction of our consumers depends on their timely receipt of our products. The efficient flow of our products requires that our company-operated and third-party operated distribution facilities have adequate capacity to support the current level of ecommerce operations, and any anticipated increased levels that may follow from the growth of our ecommerce business. If we encounter difficulties with our distribution facilities or in our relationships with the third parties who operate the facilities, or if any facilities were to shut down for any reason, including as a result of fire or other natural disaster, we could face shortages of inventory, resulting in “out of stock” conditions in the ecommerce sites we operate, those operated by our wholesale customers or other third parties, incur significantly higher costs and longer lead times associated with distributing our products to our consumers and experience dissatisfaction from our consumers. Any of these issues could have a material adverse effect on our business and harm our reputation.

Any major disruption or failure of our information technology systems could adversely affect our business and operations.

We rely on various information technology systems to manage our operations. Over the last several years, we have been and continue to implement modifications and upgrades to our systems, including making changes to legacy systems, replacing legacy systems with successor systems with new functionality and acquiring new systems with new functionality. These types of activities subject us to inherent costs and risks associated with replacing and changing these systems, including impairment of our ability to fulfill customer orders, potential disruption of our internal control structure, substantial capital expenditures, additional administration and operating expenses, retention of sufficiently skilled personnel to implement and operate the new systems, demands on management time, and other risks and costs of delays or difficulties in transitioning to new systems or of integrating new systems into our current systems. Our system implementations may not result in productivity improvements at a level that outweighs the costs of implementation, or at all. In addition, the difficulties with implementing new technology systems may cause disruptions in our business operations and have an adverse effect on our business and operations, if not anticipated and appropriately mitigated.

As we outsource functions, we become more dependent on the entities performing those functions. Disruptions or delays at our third-party service providers could adversely impact our operations.

As part of our long-term profitable growth strategy, we are continually looking for opportunities to provide essential business services in a more cost-effective manner. In some cases, this requires the outsourcing of functions or parts of functions that can be performed more effectively by external service providers. We recently entered into an agreement to outsource certain information technology operations, certain finance and human resource functions and certain consumer relations and customer service functions. While we believe we conduct appropriate diligence before entering into agreements with the outsourcing entity, the failure of one or more entities to meet our performance standards and expectations, including with respect to data security, provide them on a timely basis or to provide them at the prices we expect may have a material adverse effect on our results of operations or financial condition. In addition, we could face increased costs associated with finding replacement vendors or hiring new employees in order to return these services in-house. We may outsource other administrative functions in the future, which would increase our reliance on third parties.

We face cybersecurity risks and may incur increasing costs in an effort to minimize those risks.

We utilize systems and websites that allow for the secure storage and transmission of proprietary or confidential information regarding our customers, employees, and others, including credit card information and personal identification information. As evidenced by companies who have recently suffered serious security breaches, we may be vulnerable to, and unable to anticipate or detect data security breaches and data loss, including rapidly evolving and increasingly sophisticated cybersecurity attacks. In addition, data and security breaches can also occur as a result of a breach by us or our employees or by persons with whom we have commercial relationships that result in the unauthorized release of personal or confidential information. In addition to our own databases, we use third-party service providers to store, process and transmit confidential or sensitive information on our behalf. Although we contractually require these service providers to implement and use reasonable security measures, we cannot control third parties and cannot guarantee that a security breach will not occur in the future either at their location or within their systems.

A security breach may expose us to a risk of loss or misuse of this information, and could result in significant costs to us, which may include, among others, potential liabilities to payment card networks for reimbursement of credit card fraud and card reissuance costs, including fines and penalties, potential liabilities from governmental or third party investigations, proceedings or litigation and diversion of management attention. We could also experience delays or interruptions in our ability to function in the normal course of business, including delays in the fulfillment or cancellation of customer orders or disruptions in the manufacture and shipment of products. In addition, actual or anticipated attacks may cause us to incur costs, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants. Any compromise or breach of our security could result in a violation of applicable privacy and other laws, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation.

In addition, the regulatory environment surrounding information security and privacy is increasingly demanding, with frequent imposition of new and changing requirements. Compliance with changes in privacy and information security laws and standards may result in significant expense due to increased investment in technology and the development of new operational processes.

We currently rely on contract manufacturing of our products. Our inability to secure production sources meeting our quality, cost, working conditions and other requirements, or failures by our contractors to perform, could harm our sales, service levels and reputation.

We source approximately 95% of our products from independent contract manufacturers who purchase fabric and make our products and may also provide us with design and development services. As a result, we must locate and secure production capacity. We depend on independent manufacturers to maintain adequate financial resources, including access to sufficient credit, secure a sufficient supply of raw materials, and maintain sufficient development and manufacturing capacity in an environment characterized by continuing cost pressure and demands for product innovation and speed-to-market. In addition, we currently do not have any material long-term contracts with any of our independent manufacturers. Under our current arrangements with our independent manufacturers, these manufacturers generally may unilaterally terminate their relationship with us at any time. Finally, while we have historically worked with numerous manufacturers, in the past several years we have begun consolidating the number of independent manufacturers from which we source our products.

Reliance on fewer numbers of independent manufacturers involves risk and any difficulties or failures to perform by our independent contract manufacturers could cause delays in product shipments or otherwise negatively affect our results of operations.

Our dependence on contract manufacturing could subject us to difficulty in obtaining timely delivery of products of acceptable quality. For example, a contractor’s failure to ship products to us in a timely manner or to meet our quality standards, or interference with our ability to receive shipments due to factors such as port or transportation conditions, could cause us to miss the delivery date requirements of our customers. Failing to make timely deliveries may cause our customers to cancel orders, refuse to accept deliveries, impose non- compliance charges, demand reduced prices, or reduce future orders, any of which could harm our sales and margins.

We require contractors to meet our standards in terms of working conditions, environmental protection, raw materials, security and other matters before we are willing to place business with them. As such, we may not be able to obtain the lowest-cost production. In addition, the labor and business practices of apparel manufacturers have received increased attention from the media, non-governmental organizations, consumers and governmental agencies in recent years. Any failure by our independent manufacturers to adhere to labor or other laws or appropriate labor or business practices, and the potential litigation, negative publicity and political pressure relating to any of these events, could harm our business and reputation.

Our suppliers may be impacted by economic conditions and cycles and changing laws and regulatory requirements which could impact their ability to do business with us or cause us to terminate our relationship with them and require us to find replacements, which we may have difficulty doing.

Our suppliers are subject to the fluctuations in general economic cycles, and global economic conditions may impact their ability to operate their business. They may also be impacted by the increasing costs of raw materials, labor and distribution, resulting in demands for less attractive contract terms or an inability for them to meet our requirements or conduct their own businesses. The performance and financial condition of a supplier may cause us to alter our business terms or to cease doing business with a particular supplier, or change our sourcing practices generally, which could in turn adversely affect our own business and financial condition.

Regulatory developments such as the use of “conflict” minerals mined from the Democratic Republic of Congo and adjoining countries could affect the sourcing and availability of raw materials used by our suppliers in the manufacture of certain of our products. We may be subject to costs associated with new regulations, including for the diligence pertaining to the presence of any conflict minerals used in our products and the cost of remediation and other changes to products, processes, or sources of supply as a consequence of such verification activities. The impact of the regulations may result in a limited pool of suppliers who provide conflict free metals, and we cannot assure you that we will be able to obtain products in sufficient quantities or at competitive prices. Also, because our supply chain is complex, we may face reputational challenges with our consumers and other stakeholders if we are unable to sufficiently verify the origins for all metals used in the products that we sell.

If one or more of our counterparty financial institutions default on their obligations to us, we may incur significant losses.

As part of our hedging activities, we enter into transactions involving derivative financial instruments, which may include forward contracts, commodity futures contracts, option contracts, collars and swaps, with various financial institutions. In addition, we have significant amounts of cash, cash equivalents and other investments on deposit or in accounts with banks or other financial institutions in the United States and abroad. As a result, we are exposed to the risk of default by or failure of counterparty financial institutions. The risk of counterparty default or failure may be heightened during economic downturns and periods of uncertainty in the financial markets. If one of our counterparties were to become insolvent or file for bankruptcy, our ability to recover losses incurred as a result of default or our assets that are deposited or held in accounts with such counterparty may be limited by the counterparty’s liquidity or the applicable laws governing the insolvency or bankruptcy proceedings. In the event of default or failure of one or more of our counterparties, we could incur significant losses, which could negatively impact our results of operations and financial condition.

The loss of members of the Company’s executive management and other key employees could harm our business.

Our future success depends in part on the continued service of our executive management team and other key employees. The loss of the services of any key individual could harm our business. Our future success depends, in part, on our ability to recruit, retain and motivate our employees sufficiently, both to maintain our current business and to execute our strategic initiatives. Competition for experienced and well-qualified employees in our industry is intense, and we may not be successful in attracting and retaining such personnel.

Most of the employees in our production and distribution facilities are covered by collective bargaining agreements, and any material job actions could negatively affect our results of operations.

In North America, most of our distribution employees are covered by various collective bargaining agreements, and outside North America, most of our production and distribution employees are covered by either industry-sponsored and/or government-sponsored collective bargaining mechanisms. Any work stoppages or other job actions by these employees could harm our business and reputation.

Our licensees may not comply with our product quality, manufacturing standards, marketing and other requirements which could negatively affect our reputation and business.

We license our trademarks to third parties for manufacturing, marketing and distribution of various products. While we enter into comprehensive agreements with our licensees covering product design, product quality, sourcing, manufacturing, marketing and other requirements, our licensees may not comply fully with those agreements. Non-compliance could include marketing products under our brand names that do not meet our quality and other requirements or engaging in manufacturing practices that do not meet our supplier code of conduct. These activities could harm our brand equity, our reputation and our business.

Our success depends on the continued protection of our trademarks and other proprietary intellectual property rights.

Our trademarks and other intellectual property rights are important to our success and competitive position, and the loss of or inability to enforce trademark and other proprietary intellectual property rights could harm our business. We devote substantial resources to the establishment and protection of our trademark and other proprietary intellectual property rights on a global basis. Our efforts to establish and protect our trademark and other proprietary intellectual property rights may not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products. Unauthorized copying of our products or unauthorized use of our trademarks or other proprietary rights may not only erode sales of our products but may also cause significant reputational harm to our brand names and our ability to effectively represent ourselves to our customers, contractors, suppliers and/or licensees. Moreover, others may seek to assert rights in, or ownership of, our trademarks and other proprietary intellectual property, and we may not be able to successfully resolve those claims. In addition, the laws and enforcement mechanisms of some foreign countries may not allow us to protect our proprietary rights to the same extent as we are able to in the United States and other countries.

We have substantial liabilities and cash requirements associated with postretirement benefits, pension and our deferred compensation plans.

Our postretirement benefits, pension, and our deferred compensation plans result in substantial liabilities on our balance sheet. These plans and activities have and will generate substantial cash requirements for us, and these requirements may increase beyond our expectations in future years based on changing market conditions. The difference between plan obligations and assets, or the funded status of the plans, is a significant factor in determining the net periodic benefit costs of our pension plans and the ongoing funding requirements of those plans. Many variables, such as changes in interest rates, mortality rates, health care costs, investment returns, and/or the market value of plan assets can affect the funded status of our defined benefit pension, other postretirement, and postemployment benefit plans and cause volatility in the net periodic benefit cost and future funding requirements of the plans. Plan liabilities may impair our liquidity, have an unfavorable impact on our ability to obtain financing and place us at a competitive disadvantage compared to some of our competitors who do not have such liabilities and cash requirements.

Earthquakes or other events outside of our control may damage our facilities or the facilities of third parties on which we depend.

Our global headquarters and the headquarters of our Americas region are both located in California near major geologic faults that have experienced earthquakes in the past. An earthquake or other natural disaster or the loss of power caused by power shortages could disrupt operations or impair critical systems. Any of these disruptions or other events outside of our control could affect our business negatively, harming our operating results. In addition, if any of our other facilities, including our manufacturing, finishing or distribution facilities or our company-operated or franchised stores, or the facilities of our suppliers or customers, is affected by earthquakes, tsunamis, power shortages, floods, monsoons, terrorism, epidemics, political instability or conflict or other events outside of our control, our business could suffer. The Company has plans in place to mitigate the impact of these types of events on its own facilities including the geographic diversity of our IT infrastructure, the duplication of headquarter locations, training and education of employees for such circumstances, and the capacity for many employees to work remotely. Oversight to these preparedness strategies is provided by several committees comprised of key functions representing the regions in which the company does business. However, we cannot assure that these mitigation plans will offset the impact of such events, and we cannot control the impact of such events on the operations of our suppliers or customers.

THE EXCHANGE OFFER

General

In connection with the issuance of $500.0 million old notes on April 27, 2015, we entered into a registration rights agreement with the initial purchasers for the old notes, which provides for the exchange offer. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the registration rights agreements, we agreed to:

•	file and cause to become effective a registration statement with respect to an offer to exchange the old notes for the exchange notes; or

•	in certain circumstances file and cause to become effective a shelf registration statement with respect to the resale of the old notes.

The exchange offer being made hereby, if completed by November 23, 2015 will satisfy those requirements under the registration rights agreement. If the exchange offer is not completed by November 23, 2015 and a shelf registration statement has not been declared effective, then the interest rates on the old notes will increase by 0.25% per annum during the 90-day period immediately following November 23, 2015 and will increase by 0.25% per annum at the end of each subsequent 90-day period until the exchange offer is completed or a shelf registration statement is declared effective. In no event shall the additional interest exceed 1% per annum.

Purpose and Effect of the Exchange Offer

The exchange offer will give holders of old notes the opportunity to exchange the old notes for exchange notes that have been registered under the Securities Act. The exchange notes will be substantially similar in all material respects to the old notes except that the exchange notes have been registered under the Securities Act and certain transfer restrictions and registration rights relating to the old notes do not apply to the exchange notes. We are subject to the informational requirements of the Exchange Act. To satisfy those requirements, we file reports and other information with the SEC that will be made available to the holders of the old notes, if any are outstanding after the exchange offer, and the exchange notes and the general public.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of the jurisdiction.

If you participate in the exchange offer, you will receive an exchange note of equal principal amount and with limited exceptions, receive securities that are freely tradable and not subject to restrictions on transfer. See “—Resales of Exchange Notes” for more information relating to your ability to transfer the exchange notes.

If you are eligible to participate in this exchange offer and you do not tender your unregistered notes as described in this prospectus, you will not have any further registration rights, except in limited circumstances. Old notes will continue to bear interest at the current rate and will continue to be subject to all of the terms and conditions specified in the indenture, including restrictions on transfer under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn before expiration of the exchange offer. The date of acceptance for exchange of the old notes and completion of the exchange offer is the exchange date, which will be the first business day following the expiration date unless we extend the date as described in this prospectus. The old notes may be tendered only in a minimum denomination of $2,000 and integral multiples of $1,000 principal amount thereafter. The exchange notes will be delivered promptly after the expiration date.

The form and terms of the exchange notes will be substantially identical to the form and terms of the old notes, except the exchange notes:

•	will be registered under the Securities Act; and

•	will not bear legends restricting their transfer.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the old notes. For a description of the indenture, see the caption “Description of Exchange Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

As of the date of this prospectus, $500.0 million aggregate principal amount of the old notes are outstanding. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations of the SEC. Old notes that are not exchanged in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits their holders have under the indenture.

We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the holders of old notes who surrender them in the exchange offer for the purposes of receiving the exchange notes from us and delivering the exchange notes to their holders. The exchange agent will make the exchange promptly on or after the date of acceptance for exchange of the old notes. The exchange date will be the first business day following the expiration date unless it is extended as described in this prospectus. We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “—Conditions.”

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than applicable taxes described below, in connection with the exchange offer. It is important that you read the caption “—Fees and Expenses” for more details regarding fees and expenses incurred in the exchange offer.

Expiration of the Exchange Offer; Extensions; Amendments

The exchange offer will expire at 5:00 p.m., New York City time, on                     , 2015. The exchange offer can be extended by us in our sole discretion, in which case the term “expiration date” shall mean the latest date and time to which the exchange offer is extended.

In order to extend the exchange offer, we will notify the exchange agent orally, confirmed in writing, or in writing, of any extension. We will notify the registered holders of old notes by public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Conditions

Despite any other term of the exchange offer, we will not be required to accept for exchange any old notes and we may terminate or amend the exchange offer as provided in this prospectus before the expiration of the exchange offer if in our reasonable judgment:

•	the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act and the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

•	the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that would reasonably be expected to impair our ability to proceed with the exchange offer.

We will not be obligated to accept for exchange the old notes of any holder that has not made to us:

•	the representations described under the caption “—Resale of Exchange Notes”; and

•	any other representations that may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any old notes by giving oral or written notice of an extension to their holders. Any delay in accepting any old notes will be consistent with Rule 14e-1(c) under the Exchange Act. During an extension, all old notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange. We will return any old notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. By public announcement we will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes promptly. If we amend the exchange offer in a manner determined by us to constitute a material change, including the waiver of a material condition, we will promptly disclose that amendment by means of a prospectus supplement and extend the exchange offer, if necessary, so that at least five business days remain in the exchange offer following notice of the material change.

These conditions are solely for our benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of that right. Each of these rights will be deemed an ongoing right that we may assert at any time or at various times.

We will not accept for exchange any old notes tendered, and will not issue exchange notes in exchange for any old notes, if at that time a stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. Because all of the old notes are held in book-entry accounts maintained by the exchange agent at DTC, a holder should not submit a letter of transmittal. However, all holders who exchange their old notes for exchange notes in accordance with the procedures outlined below will be deemed to have acknowledged receipt of, and agreed to be bound by, and to have made all of the representations and warranties contained in the letter of transmittal.

If you beneficially own old notes and those notes are held through a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your old notes in the exchange offer, you should contact the holder through whom your old notes are held as soon as possible and instruct that holder to tender the old notes on your behalf and comply with the procedures for book-entry transfer as provided under “—Book-Entry Transfer.”

The tender by a holder that is not withdrawn before expiration of the exchange offer will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If a holder tenders less than all of the old notes held by the holder, the tendering holder should so indicate. The amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of old notes and all other required documents or transmission of an agent’s message, as described under “—Book Entry Transfer,” to the exchange agent is at the election and risk of the holder. Holders should allow sufficient time to assure delivery of old notes before expiration of the exchange offer.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither we, the exchange agent nor any other person will incur any liability for failure to give notification. Tenders of old notes will not be deemed made until those defects or irregularities have been cured or waived.

Old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

Book-Entry Transfer

The exchange agent has established an account with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for such transfer. The exchange for old notes so tendered will only be made after a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express or deemed acknowledgment from a participant tendering old notes and that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce that agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgement from the tendering participant that the representations contained in the appropriate letter of transmittal and described below are true and correct. A tender of old notes through a book-entry transfer into the exchange agent’s account in accordance with ATOP procedures will only be effective if an Agent’s Message is transmitted to and received or confirmed by the exchange agent on or before the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

Resale of Exchange Notes

By causing DTC to transmit an agent’s message to the exchange agent, each tendering holder of old notes will represent to us that, among other things:

•	any exchange notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

•	if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus, as required by law, in connection with any resale of those exchange notes (see the caption “Plan of Distribution”); and

•	the holder is not an “affiliate” of ours, as defined in Rule 405 of the Securities Act.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of old notes may withdraw their tenders at any time before expiration of the exchange offer.

For a withdrawal to be effective:

•	The exchange agent must receive a written notice of withdrawal, which may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under the caption “—Exchange Agent”; or

•	the exchange agent must receive a computer-generated notice of withdrawal transmitted by DTC on behalf of the holder in accordance with the standard operating procedures of DTC.

Any notice of withdrawal must:

•	specify the name of the person who tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

•	be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal, and our determination shall be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer. We will return any old notes that have been tendered for exchange but that are not exchanged for any reason to their holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under the caption “—Procedures for Tendering” above at any time on or before expiration of the exchange offer.

Exchange Agent

Wells Fargo Bank, National Association has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal to the exchange agent addressed as follows:

For all requests and deliveries:

Wells Fargo Bank, National Association

Corporate Trust Operations

Sixth & Marquette Avenue

MAC: N9303-121

P.O. Box 1517

Minneapolis, MN 55479

Attention: Bondholder Communications

By Facsimile Transmission (for Eligible Institutions Only): (612) 667-6282

To Confirm by Telephone or for Information Call: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by facsimile, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the cash expenses to be incurred in connection with the exchange offer, including the following:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees; and

•	our printing and mailing costs.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of old notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the old notes;

•	tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

If satisfactory evidence of payment of transfer taxes is not submitted with the letter of transmittal, the amount of any transfer taxes will be billed to the tendering holder.

Accounting Treatment

As the terms of the exchange notes and the old notes are identical in all material respects, we will record the exchange notes in our accounting records at the same carrying value as the old notes as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. Costs of the exchange offer will be deferred and amortized to interest expense over the term of the notes.

Other

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. We urge you to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. However, we have no present plans to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes as contemplated by this prospectus, we will receive the old notes in like principal amount, the terms of which are identical in all material respects to the exchange notes. The old notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our indebtedness or capital stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 1, 2015, and as adjusted to give effect to the application of the net proceeds from issuance of the old notes and borrowings under our amended and restated senior secured revolving credit facility to purchase our 2020 Notes in a tender offer we concluded in April 2015 (the “Tender Offer”) and to redeem 2020 notes not tendered in the Tender Offer. There have been no material changes in our capitalization since March 1, 2015, other than as disclosed below.

	As of March 1, 2015
	Actual	As Adjusted(1)
	(Dollars in thousands)
Cash and cash equivalents	$202,730	$202,730

Capital leases	$11,861	$11,861
Long-term debt:
Unsecured:
4 1⁄4% Yen-denominated Eurobonds due 2016	33,498	33,498
7 5⁄8% Senior notes due 2020	525,000	—
6 7⁄8% Senior notes due 2022	533,124	533,124
5.00% Senior notes due 2025	—	500,000

Total unsecured	1,091,622	1,066,622

Less: current maturities	—	—
Total long-term debt	$1,091,622	$1,066,622

Short-term debt
Secured
Senior revolving credit facility(2)	$—	$53,676
Unsecured:
Short-term borrowings	33,847	33,847
Current maturities of long-term debt	—	—

Total short-term debt	$33,847	$87,523

Total long-term and short-term debt, excluding capital leases	$1,125,469	$1,154,145

(1)	Represents the application of all of the $500 million gross proceeds from the offering of the old notes and $53.7 million in borrowings under our amended and restated senior secured revolving credit facility to (a) purchase 2020 Notes tendered in the Tender Offer and to redeem the remaining outstanding 2020 Notes, (b) pay tender and redemption costs of approximately $21.1 million in connection with the purchase or redemption of all the 2020 Notes, and (c) pay fees and expenses of approximately $7.6 million for such offering, Tender Offer and redemption.

(2)	Consists of an $850 million revolving credit facility with a floating rate of interest. The term of the facility expires on March 21, 2019. See “Description of Other Indebtedness—Amended and Restated Senior Secured Revolving Credit Facility.” The Company’s unused availability under its amended and restated senior secured revolving credit facility, on an as adjusted basis, was $663.3 million at March 1, 2015, as the Company’s total availability was reduced by $59.2 million of letters of credit and other credit usage allocated under the facility. The table above excludes additional borrowings under our amended and restated senior secured revolving credit facility after March 1, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our summary historical consolidated financial data. The summary statements of income data and cash flow data for fiscal years 2014, 2013 and 2012 and the balance sheet data as of November 30, 2014 and November 24, 2013, are derived from our consolidated financial statements included in this prospectus. The summary statements of income data and cash flow data for fiscal years 2011 and 2010 and the balance sheet data as of February 23, 2014, November 25, 2012, November 27, 2011 and November 28, 2010, are derived from our consolidated financial statements not included in this prospectus.

The summary statements of income data and cash flow data for the quarterly periods ended March 1, 2015, and February 23, 2014, and the balance sheet data as of March 1, 2015, have been derived from our unaudited consolidated financial statements included in this prospectus. Income data and cash flow data for the three months ended March 1, 2015 and February 23, 2014, are not necessarily indicative of the results for the Company’s full fiscal year.

The financial data set forth below should be read in conjunction with, and are qualified by reference to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and the related notes to those financial statements, which for the Company’s first fiscal quarters in 2015 and 2014 and fiscal years 2014, 2013 and 2012 are included in this prospectus.

	Three Months Ended		Fiscal Year Ended
	March 1, 2015	February 23, 2014	November 30, 2014	November 24, 2013	November 25, 2012	November 27, 2011	November 28, 2010
	(Dollars in thousands)
Statements of Income Data:
Net revenues	$1,055,075	$1,129,990	$4,753,992	$4,681,691	$4,610,193	$4,761,566	$4,410,649
Cost of goods sold	518,010	553,637	2,405,552	2,331,219	2,410,862	2,469,327	2,187,726

Gross profit	537,065	576,353	2,348,440	2,350,472	2,199,331	2,292,239	2,222,923
Selling, general and administrative expenses	425,282	424,762	1,906,164	1,884,965	1,865,352	1,955,846	1,841,562
Restructuring, net	4,338	57,935	128,425	—	—	—	—

Operating income	107,445	93,656	313,851	465,507	333,979	336,393	381,361
Interest expense	(23,312)	(31,829)	(117,597)	(129,024)	(134,694)	(132,043)	(135,823)
Loss on early extinguishment of debt	—	—	(20,343)	(689)	(8,206)	(248)	(16,587)
Other income (expense), net	(26,028)	4,183	(22,057)	(13,181)	4,802	(1,275)	6,647

Income before taxes	58,105	66,010	153,854	322,613	195,881	202,827	235,598
Income tax expense	19,822	16,387	49,545	94,477	54,922	67,715	86,152

Net income	38,283	49,623	104,309	228,136	140,959	135,112	149,446
Net loss attributable to noncontrolling interest	109	348	1,769	1,057	2,891	2,841	7,057

Net income attributable to Levi Strauss & Co.	$38,392	$49,971	$106,078	$229,193	$143,850	$137,953	$156,503

Statements of Cash Flow Data:
Net cash flow provided by (used for):
Operating activities	$37,629	$35,674	$232,909	$411,268	$530,976	$1,848	$146,274
Investing activities	(25,101)	(14,547)	(71,849)	(92,798)	(75,198)	(140,957)	(181,781)
Financing activities	(96,533)	(6,954)	(341,676)	(230,509)	(250,939)	77,707	32,313
Balance Sheet Data:
Cash and cash equivalents	$202,730	$502,830	$298,255	$489,258	$406,134	$204,542	$269,726
Working capital	742,507	1,085,762	777,518	1,054,236	881,493	870,960	891,607
Total assets	2,691,102	3,145,954	2,924,073	3,127,418	3,170,077	3,279,555	3,135,249
Total debt, excluding capital leases	1,125,469	1,545,791	1,224,002	1,545,877	1,729,211	1,972,372	1,863,146
Total capital leases	11,861	10,985	12,142	10,833	2,022	3,713	5,355
Total Levi Strauss & Co. stockholders’ equity (deficit)	135,857	187,718	153,243	171,666	(106,921)	(165,592)	(219,609)
Other Financial Data:
Depreciation and amortization	$26,475	$26,945	$109,474	$115,720	$122,608	$117,793	$104,896
Capital expenditures	21,152	20,434	73,396	91,771	83,855	130,580	154,632
Cash dividends paid	—	—	30,003	25,076	20,036	20,023	20,013

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Our Company

We design, market and sell – directly or through third parties and licensees – products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories for men, women and children around the world under our Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ (“Signature”) and Denizen® brands.

Our business is operated through three geographic regions: Americas, Europe and Asia. Our products are sold in approximately 50,000 retail locations in more than 110 countries. We support our brands through a global infrastructure, developing, sourcing and marketing our products around the world. We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers and approximately 2,100 franchised or other brand-dedicated stores and shop-in-shops outside of the United States. We also distribute our Levi’s® and Dockers® products through 569 company-operated stores located in 32 countries, including the United States, and through the ecommerce sites we operate. Our company-operated stores and ecommerce sites generated approximately 28% of our net revenues in the first three months of 2015, as compared to 27% in the same period in 2014, with our ecommerce sites representing approximately 14% of this revenue in 2015, as compared to 13% in the same period in 2014. In addition, we distribute our Levi’s® and Dockers® products through ecommerce sites operated by certain of our key wholesale customers and other third parties. We distribute products under our Signature and Denizen® brands primarily through mass channel retailers in the Americas.

In the first three months of 2015, our Europe and Asia businesses, collectively, contributed approximately 46% of our net revenues and 51% of our regional operating income, as compared to 45% and 52% of our net revenues and regional operating income, respectively, in the same period in 2014.

Sales of Levi’s® brand products represented approximately 87% of our total net sales in the first three-month period in 2015, as compared to 86% of our total net sales for the same period in 2014. Pants represented approximately 82% of our total units sold in 2014, as compared to 85% of our total units sold in 2013, and men’s products generated approximately 77% of our total net sales in 2014, as compared to 78% of our total net sales in 2013.

Our Objectives

Our key long-term objectives are to strengthen our brands globally in order to deliver sustainable profitable growth, generate strong cash flow and reduce our debt. Critical strategies to achieve these objectives include driving our profitable core business; expanding the reach of our brands and building a more balanced product portfolio; elevating the performance of our retail channel, including ecommerce; and leveraging our global scale to improve our cost structure.

For 2015, our objective is to grow full-year revenues as compared to 2014, with growth concentrated in the second half of 2015. Full-year gross margin in 2015 is projected to be approximately 50%.

Global Productivity Initiative

On February 5, 2014, our Board of Directors (“Board”) endorsed a global productivity initiative designed to streamline operations and fuel long-term profitable growth. On March 26, 2014, we announced and began to implement the global productivity initiative, which will continue to be implemented through the end of 2015, with a focus on redesigning business processes and identifying opportunities to reduce costs, increase efficiencies and further streamline processes in supporting functions and supply chain and planning. We expect that this initiative, when completed, will generate net annualized cost savings of $175 – $200 million, relative to the cost structure of the Company and foreign currency exchange rates prior to the commencement of this initiative.

The first phase of the global productivity initiative included the elimination of approximately 800 positions within our global non-retail and non-manufacturing employee population. The elimination of positions in connection with this phase was completed during the last three fiscal quarters of 2014.

The next phase of the global productivity initiative, announced in November 2014, included the elimination of approximately 500 positions, primarily reflecting the outsourcing of certain global business service activities within information technology, finance, human resources, customer service and customer relations functions, as well as a further reduction of the non-manufacturing employee population. We anticipate the elimination of these positions will be substantially completed in the U.S. within the second half of fiscal 2015 to accommodate the transition of outsourced services. Final estimates for headcount, timing and charges in certain areas of the international business are subject to completion of applicable local works council and other consultative processes.

Approximately $128 million was recorded as restructuring charges in 2014 for the global productivity initiative, and consist primarily of severance benefits, consulting fees and noncash pension and postretirement curtailment gains or losses. Related charges of approximately $28 million, consisting primarily of consulting fees for centrally-led cost-savings and productivity projects, were recorded in selling, general and administrative expense (“SG&A”) in 2014. Cash payments for charges recorded to date were made primarily in 2014 and are expected to continue through the first half of 2016.

For the three months ended March 1, 2015, and February 23, 2014, we recognized restructuring charges, net, of $4.3 million and $57.9 million, respectively, for the global productivity initiative, which consist primarily of severance benefits, consulting fees and noncash pension and postretirement curtailment gains or losses. Related charges of $8.0 million and $6.4 million for the three months ended March 1, 2015, and February 23, 2014, respectively, consist primarily of consulting fees for our centrally-led cost-savings and productivity projects, as well as transition costs associated with our decision to outsource certain global business service activities. These related charges represent costs incurred associated with ongoing operations which will benefit future periods and thus were recorded in SG&A. Cash payments for charges are expected to continue through the first half of 2016. Actions taken to date for the global productivity initiative are expected to deliver approximately $125 – $150 million in net annualized savings, relative to the cost structure of the Company and foreign currency exchange rates prior to the commencement of this initiative.

We are unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, for additional actions associated with the global productivity initiative. Final estimates for headcount, timing and charges in certain areas of the international business are subject to completion of applicable local works council and other consultative processes. We expect additional savings in future periods to come from streamlining our planning and go-to-market strategies, implementing efficiencies across our retail, supply chain and distribution network, and continuing to pursue improved procurement practices. Additional restructuring charges will be recorded for these efforts as they become estimable and probable.

Trends Affecting Our Business

We believe the key business and marketplace factors that we are managing include the following:

•

Factors that impact consumer discretionary spending, which remains mixed globally, have created a challenging retail environment for us and our customers, characterized by inconsistent traffic patterns and contributing to a more promotional environment. Such factors include continuing pressures in the U.S. and international economies related to the lingering high unemployment rates, slow real wage increase, muted growth in emerging markets, a shift in spending to non-apparel categories such as consumer technology and interest-rate sensitive durable goods, and other similar macroeconomic elements.

•	Wholesaler/retailer dynamics and wholesale channels remain challenged by slowed growth prospects due to increased competition from vertically-integrated specialty stores, fast-fashion retail, and ecommerce shopping, and pricing transparency enabled by proliferation of online technologies. As a result, many of our customers desire increased returns on their investment with us through increased margins and inventory turns, and they continue to build competitive exclusive or private-label offerings. Many apparel wholesalers, including us, seek to strengthen relationships with customers as a result of these changes in the marketplace through efforts such as investment in new products, marketing programs, fixtures and collaborative planning systems.

•	Many apparel companies that have traditionally relied on wholesale distribution channels have invested in expanding their own retail store and ecommerce distribution and consumer-facing technologies, which has raised competitiveness in the retail market.

•	More competitors are seeking growth globally, thereby raising the competitiveness across regions. Some of these competitors are entering into markets where we already have a mature business such as the United States, Mexico, Western Europe and Japan, and those new brands may provide consumers discretionary purchase alternatives or lower-priced apparel offerings.

•	Competition for, and price volatility of, resources throughout the supply chain have increased, causing us and other apparel manufacturers to continue to seek alternative sourcing channels and create new efficiencies in our global supply chain. Trends affecting the supply chain include the proliferation of lower-cost sourcing alternatives, resulting in reduced barriers to entry for new competitors, and the impact of fluctuating prices of labor and raw materials. Trends such as these can bring additional pressure on us and other wholesalers and retailers to shorten lead-times, reduce costs and raise product prices.

•	While currency values are in constant flux, the recent appreciation of the U.S. Dollar against various foreign currencies, particularly the Euro, has impacted the global retail environment and will continue to impact our results in the near-term.

These factors contribute to a global market environment of intense competition, constant product innovation and continuing cost pressure, and combine with the continuing global economic conditions to create a challenging commercial and economic environment. We evaluate these factors as we develop and execute our strategies.

Our First Quarter 2015 Results

•	Net revenues. Compared to the first quarter of 2014, consolidated net revenues decreased on a reported basis by 7% and decreased on a constant-currency basis by 1%, primarily reflecting lower sales at wholesale and retail in the Americas, partially offset by increased sales from our retail network in Europe and Asia.

•	Operating income. Compared to the first quarter of 2014, consolidated operating income increased by 15% and operating margin improved to 10%, primarily reflecting lower restructuring charges in 2015, partially offset by higher SG&A as a percentage of lower revenues and the effects of currency.

•	Cash flows. Cash flows provided by operating activities were approximately $38 million for the three-month period in 2015 as compared to $36 million for the same period in 2014.

Our 2014 Results

Our 2014 results reflect net revenues growth and the implementation of our global productivity initiative.

•	Net revenues. Compared to 2013, consolidated net revenues increased by 2% on a reported basis and 3% on a constant-currency basis. The increase primarily reflected the inclusion of an additional sales week, since 2014 had 53 fiscal weeks compared to 52 weeks in 2013, and increased sales from our global retail network.

•	Operating income. Compared to 2013, consolidated operating income decreased by 33% and operating margin declined to 7%, primarily due to charges associated with the global productivity initiative, a lower gross margin as well as a noncash settlement charge related to an early pension settlement in the fourth quarter of 2014.

•	Cash flows. Cash and cash equivalents decreased $191 million to $298 million, as total debt was reduced by $322 million to $1.2 billion. Cash flows provided by operating activities were $233 million for 2014 as compared to $411 million for 2013, primarily reflecting payments related to our global productivity initiative, a decrease in cash received from customers, higher cash used for inventory purchases, and higher payments to vendors.

Financial Information Presentation

Fiscal year. Our fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Fiscal 2014 was a 53-week year ending on November 30, 2014. Fiscal 2013 and 2012 were 52-week years ending on November 24, 2013, and November 25, 2012, respectively. Each quarter of fiscal years 2015, 2014, 2013 and 2012 consisted of 13 weeks, with the exception of the fourth quarter of 2014, which consisted of 14 weeks. Due to our fiscal calendar, the first quarter of fiscal year 2014 included the last calendar week of November 2013, while the first quarter of fiscal year 2015 included the last calendar week of February 2015.

Segments. We manage our business according to three regional segments: the Americas, Europe and Asia. Effective as of the beginning of 2014, our reporting segments were revised to combine our Middle East and North Africa markets, previously managed by our Europe region, with our Asia region. Financial information attributable to these markets are not significant to any of the Company’s regional segments individually in any of the periods presented herein, and accordingly, business segment information for the prior periods have not been revised. In addition, effective as of the beginning of 2015, our regional licensing revenue, previously recorded centrally in our Americas region, was revised to be recorded in our respective regions. Regional licensing revenues are not significant to any of our regional segments individually in any of the periods presented herein, and accordingly, business segment information for the prior-year period has not been revised.

Classification. Our classification of certain significant revenues and expenses reflects the following:

•	Net revenues is primarily comprised of sales of products to wholesale customers, including franchised stores, and direct sales to consumers at our company-operated and ecommerce stores and at our company-operated shop-in-shops located within department stores. It includes discounts, allowances for estimated returns and incentives. Net revenues also includes royalties earned from the use of our trademarks by third-party licensees in connection with the manufacturing, advertising and distribution of trademarked products.

•	Cost of goods sold is primarily comprised of product costs, labor and related overhead, sourcing costs, inbound freight, internal transfers, and the cost of operating our remaining manufacturing facilities, including the related depreciation expense.

•	Selling costs include, among other things, all occupancy costs and depreciation associated with our company-operated stores and commissions associated with our company-operated shop-in-shops, as well as costs associated with our ecommerce operations.

•	We reflect substantially all distribution costs in SG&A, including costs related to receiving and inspection at distribution centers, warehousing, shipping to our customers, handling, and certain other activities associated with our distribution network.

Gross margins may not be comparable to those of other companies in our industry since some companies may include costs related to their distribution network and occupancy costs associated with company-operated stores in cost of goods sold.

Constant currency. Effective as of the beginning of 2014, constant-currency comparisons are based on translating local currency amounts in the prior-year period at actual foreign exchange rates for the current year. Prior to 2014, local currency amounts were translated utilizing foreign exchange rates used in our internal planning process. There was no significant impact to our constant-currency comparisons as a result of this change. We routinely evaluate our financial performance on a constant-currency basis in order to facilitate period-to-period comparisons without regard to the impact of changing foreign currency exchange rates.

Results of Operations

Three Months Ended March 1, 2015, as Compared to Same Period in 2014

The following table summarizes, for the periods indicated, our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Three Months Ended
	March 1, 2015	February 23, 2014	% Increase (Decrease)	March 1, 2015 % of Net Revenues	February 23, 2014 % of Net Revenues
	(Dollars in millions)
Net revenues	$1,055.1	$1,130.0	(6.6)%	100.0%	100.0%
Cost of goods sold	518.0	553.6	(6.4)%	49.1%	49.0%

Gross profit	537.1	576.4	(6.8)%	50.9%	51.0%
Selling, general and administrative expenses	425.4	424.8	0.1%	40.3%	37.6%
Restructuring, net	4.3	57.9	(92.5)%	0.4%	5.1%

Operating income	107.4	93.7	14.7%	10.2%	8.3%
Interest expense	(23.3)	(31.9)	(26.8)%	(2.2)%	(2.8)%
Other income (expense), net	(26.0)	4.2	(722.2)%	(2.5)%	0.4%

Income before income taxes	58.1	66.0	(12.0)%	5.5%	5.8%
Income tax expense	19.8	16.4	21.0%	1.9%	1.5%

Net income	38.3	49.6	(22.9)%	3.6%	4.4%
Net loss attributable to noncontrolling interest	0.1	0.4	(68.7)%	—	—

Net income attributable to Levi Strauss & Co.	$38.4	$50.0	(23.2)%	3.6%	4.4%

Net revenues

The following table presents net revenues by reporting segment for the periods indicated and the changes in net revenues by reporting segment on both reported and constant-currency bases from period to period.

	Three Months Ended
			% Increase (Decrease)
	March 1, 2015	February 23, 2014	As Reported	Constant Currency
	(Dollars in millions)
Net revenues:
Americas	$574.1	$626.9	(8.4)%	(7.3)%
Europe	277.5	300.4	(7.6)%	9.1%
Asia	203.5	202.7	0.4%	4.5%

Total net revenues	$1,055.1	$1,130.0	(6.6)%	(1.3)%

Total net revenues decreased on both reported and constant-currency bases for the three-month period ended March 1, 2015, as compared to the same prior-year period.

Americas. Net revenues in our Americas region decreased on both reported and constant-currency bases for the three-month period ended March 1, 2015, with currency affecting net revenues unfavorably by approximately $7 million.

Net revenues at wholesale decreased due to the timing of our fiscal calendar, as well as our decision to license the Dockers® brand women’s business; our results in the first quarter of 2014 included wholesale revenues for the Dockers® brand women’s business. Lower sales at retail in the first quarter of 2015 reflected the timing of the Black Friday sales weeks, which were included the first and fourth quarters of 2014, based on our fiscal calendar.

Europe. Net revenues in Europe decreased on a reported basis and increased on a constant-currency basis for the three-month period ended March 1, 2015, with currency affecting net revenues unfavorably by approximately $46 million.

Constant-currency net revenues increased from the performance and expansion of our company-operated retail network, particularly in the Spain, U.K. and Russia markets.

Asia. Net revenues in Asia increased on both reported and constant-currency bases for the three-month period ended March 1, 2015, with currency affecting net revenues unfavorably by approximately $8 million.

The increase in net revenues for the three-month period was primarily due to the expansion of our company-operated retail network and increased promotional activity, particularly during the Chinese New Year sales season.

Gross profit

The following table shows consolidated gross profit and gross margin for the periods indicated and the changes in these items from period to period:

	Three Months Ended
	March 1, 2015	February 23, 2014	% Increase (Decrease)
	(Dollars in millions)
Net revenues	$1,055.1	$1,130.0	(6.6)%
Cost of goods sold	518.0	553.6	(6.4)%

Gross profit	$537.1	$576.4	(6.8)%

Gross margin	50.9%	51.0%

Currency translation unfavorably impacted gross profit by approximately $35 million and gross margin by approximately 40 basis points for the three-month period ended March 1, 2015. Excluding the currency translation effect, gross margin improved primarily due to lower negotiated product costs and streamlined supply chain operations. Higher margins of our international businesses were also impacted by the unfavorable transactional impact of currency.

Selling, general and administrative expenses

The following table shows our SG&A for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Three Months Ended
	March 1, 2015	February 23, 2014	% Increase (Decrease)	March 1, 2015 % of Net Revenues	February 23, 2014 % of Net Revenues
	(Dollars in millions)
Selling	$181.0	$183.2	(1.2)%	17.2%	16.2%
Advertising and promotion	50.2	31.6	59.0%	4.8%	2.8%
Administration	83.7	86.9	(3.8)%	7.9%	7.7%
Other	102.5	116.7	(12.2)%	9.7%	10.3%
Restructuring-related charges	8.0	6.4	24.3%	0.8%	0.6%

Total SG&A	$425.4	$424.8	0.1%	40.3%	37.6%

Currency impacted SG&A favorably by approximately $22 million for the three-month period ended March 1, 2015, as compared to the same prior-year period.

Selling. Currency impacted selling expenses favorably by approximately $13 million for the three-month period ended March 1, 2015, as compared to the same prior-year period. Excluding the currency impact, higher selling expenses of $11 million reflected costs associated with the expansion of our company-operated store network and ecommerce business. We had 32 more company-operated stores at the end of the first quarter of 2015 than we did at the end of the first quarter of 2014.

Advertising and promotion. The increase in advertising and promotion expenses for the three-month period ended March 1, 2015, primarily reflected a difference in the timing of production and media spend for our campaigns.

Administration. Currency impacted administration expenses favorably by approximately $4 million for the three-month period ended March 1, 2015, as compared to the same prior-year period. Administration expenses primarily reflected higher expenses associated with our stock-based incentive compensation plans, resulting from an increase in the fair value of our common stock, partially offset by savings in the current year resulting from our global productivity initiative.

Other. Other SG&A includes distribution, information resources, and marketing organization costs. Currency impacted other SG&A expenses favorably by approximately $4 million for the three-month period ended March 1, 2015, as compared to the same prior-year period. Lower costs primarily reflected marketing organization and information resources savings resulting from our global productivity initiative.

Restructuring-related charges. Restructuring-related charges consist primarily of consulting fees incurred for our centrally-led cost-savings and productivity projects, as well as transition costs associated with our decision to outsource certain global business service activities. These related charges represent costs incurred associated with ongoing operations which will benefit future periods and thus were recorded in SG&A in the Company’s consolidated statements of income.

Operating income

The following table shows operating income by reporting segment and corporate expenses for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Three Months Ended
	March 1, 2015	February 23, 2014	% Increase (Decrease)	March 1, 2015 % of Net Revenues		February 23, 2014 % of Net Revenues
	(Dollars in millions)
Operating income:
Americas	$102.3	$111.1	(7.9)%	17.8%		17.7%
Europe	58.2	71.4	(18.5)%	21.0%		23.8%
Asia	47.3	46.9	0.9%	23.3%		23.1%

Total regional operating income	207.8	229.4	(9.4)%	19.7	%*	20.3	%*

Corporate:
Restructuring, net	4.3	57.9	(92.5)%	0.4	%*	5.1	%*
Restructuring-related charges	8.0	6.4	24.3%	0.8	%*	0.6	%*
Other corporate staff costs and expenses	88.1	71.4	23.4%	8.3	%*	6.3	%*

Corporate expenses	100.4	135.7	(26.0)%	9.5	%*	12.0	%*

Total operating income	$107.4	$93.7	14.7%	10.2	%*	8.3	%*

Operating margin	10.2%	8.3%

*	Percentage of consolidated net revenues

Currency unfavorably affected total operating income by approximately $13 million for the three-month period ended March 1, 2015.

Regional operating income.

•	Americas. For the three-month period ended March 1, 2015, the decline in operating income reflected increased investment in advertising and lower net revenues in the region, partially offset by an improvement in the region’s gross margin. Currency had no significant impact on the region’s operating income for the three-month period.

•	Europe. Currency unfavorably affected operating income in the region by approximately $12 million for the three-month period ended March 1, 2015. Operating income and operating margin decreased primarily due to the region’s lower gross margin, which was driven by higher sourcing costs for the region.

•	Asia. The increase in operating income and operating margin primarily reflected the region’s higher revenues. Currency had no significant impact on the region’s operating income for the three-month period.

Corporate. Corporate expenses include SG&A that are not attributed to any of our regional operating segments. As compared to the same prior-year period, lower corporate expenses in the three-month period ended March 1, 2015, reflected lower restructuring charges in the current year and savings in the current year resulting from our global productivity initiative. These lower costs were partially offset by the higher stock-based incentive compensation expense in the current year.

Interest expense

Interest expense was $23.3 million for the three-month period ended March 1, 2015, as compared to $31.9 million for the same period in 2014. The decrease in interest expense was primarily due to lower average debt balances in 2015.

The weighted-average interest rate on average borrowings outstanding for the three-month period ended March 1, 2015, was 7.55% as compared to 7.91% for the same period in 2014. The weighted-average interest rate decreased for the three-month period as a result of our debt reduction activities in 2014.

Other income (expense), net

Other income (expense), net, primarily consists of foreign exchange management activities and transactions. For the three-month period ended March 1, 2015, we recorded expense of $26.0 million as compared to income of $4.2 million for the same prior-year period. The expense in 2015 primarily reflected losses on our foreign currency denominated balances.

Income tax expense

The effective income tax rate was 34.1% for the three months ended March 1, 2015, compared to 24.8% for the same period ended February 23, 2014.

The effective tax rate in the first quarter of 2014 included a tax benefit that we recorded as a result of reversing a deferred tax liability associated with the change in assertion during the quarter to indefinitely reinvest certain undistributed foreign earnings. The effective tax rate in 2015 reflected an increase in state income taxes due to higher projected domestic income in 2015.

2014 compared to 2013

The following table summarizes, for the periods indicated, our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 30, 2014	November 24, 2013	% Increase (Decrease)	November 30, 2014 % of Net Revenues	November 24, 2013 % of Net Revenues
	(Dollars in millions)
Net revenues	$4,754.0	$4,681.7	1.5%	100.0%	100.0%
Cost of goods sold	2,405.6	2,331.2	3.2%	50.6%	49.8%

Gross profit	2,348.4	2,350.5	(0.1)%	49.4%	50.2%
Selling, general and administrative expenses	1,906.1	1,885.0	1.1%	40.1%	40.3%
Restructuring, net	128.4	—	—	2.7%	—

Operating income	313.9	465.5	(32.6)%	6.6%	9.9%
Interest expense	(117.6)	(129.0)	(8.9)%	(2.5)%	(2.8)%
Loss on early extinguishment of debt	(20.3)	(0.7)	2,852.5%	(0.4)%	—
Other income (expense), net	(22.1)	(13.2)	67.3%	(0.5)%	(0.3)%

Income before income taxes	153.9	322.6	(52.3)%	3.2%	6.9%
Income tax expense	49.6	94.5	(47.6)%	1.0%	2.0%

Net income	104.3	228.1	(54.3)%	2.2%	4.9%
Net loss attributable to noncontrolling interest	1.8	1.1	67.4%	—	—

Net income attributable to Levi Strauss & Co.	$106.1	$229.2	(53.7)%	2.2%	4.9%

Net revenues

The following table presents net revenues by reporting segment for the periods indicated and the changes in net revenues by reporting segment on both reported and constant-currency bases from period to period:

	Year Ended
			% Increase (Decrease)
	November 30, 2014	November 24, 2013	As Reported	Constant Currency
	(Dollars in millions)
Net revenues:
Americas	$2,862.9	$2,851.0	0.4%	1.0%
Europe	1,143.3	1,103.5	3.6%	4.1%
Asia	747.8	727.2	2.8%	6.7%

Total net revenues	$4,754.0	$4,681.7	1.5%	2.6%

As compared to the same period in the prior year, total net revenues were affected unfavorably by changes in foreign currency exchange rates across all regions.

Americas. Net revenues in our Americas region increased on both reported and constant-currency bases, with currency affecting net revenues unfavorably by approximately $16 million.

Net revenues increased due to the inclusion of an additional sales week, since 2014 had 53 fiscal weeks compared to 52 weeks in 2013. Declines at wholesale in sales of Levi’s® women’s and Dockers® products were partially offset by a higher volume of sales at our company-operated retail network on increased promotional activity.

Europe. Net revenues in Europe increased on both reported and constant-currency bases, with currency affecting net revenues unfavorably by approximately $5 million, and with respect to the fourth quarter, by approximately $19 million.

Net revenues increased from the expansion and performance of our company-operated retail network, as well as the inclusion of an additional sales week in 2014.

Asia. Net revenues in Asia increased on both reported and constant-currency bases, with currency affecting net revenues unfavorably by approximately $26 million.

The increase in net revenues was primarily due to higher promotional activity across the region, with improved product availability during the Chinese New Year sales season. Higher traditional wholesale revenues, particularly in Japan due to changes in customer discount programs as well as inventory disposition efforts, was partially offset by the liquidation in the prior year of Denizen® brand products as we exited that business in Asia.

Gross profit

The following table shows consolidated gross profit and gross margin for the periods indicated and the changes in these items from period to period:

	Year Ended
	November 30, 2014	November 24, 2013	% Increase (Decrease)
	(Dollars in millions)
Net revenues	$4,754.0	$4,681.7	1.5%
Cost of goods sold	2,405.6	2,331.2	3.2%

Gross profit	$2,348.4	$2,350.5	(0.1)%

Gross margin	49.4%	50.2%

Currency affected gross profit unfavorably by approximately $22 million. Gross margin declined primarily due to higher discounted sales across channels, reflecting a promotional marketplace and our efforts to manage our inventory to more appropriate levels, as well as product investment costs. Higher cost inflation was mitigated by improvements in supply chain operations as a result of the global productivity initiative. Offsetting the decline in gross margin was increased revenue contribution from company-operated retail network.

Selling, general and administrative expenses

The following table shows our SG&A for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 30, 2014	November 24, 2013	% Increase (Decrease)	November 30, % of Net Revenues	November 24, % of Net Revenues
	(Dollars in millions)
Selling	$730.9	$719.2	1.6%	15.4%	15.4%
Advertising and promotion	272.8	274.0	(0.4)%	5.7%	5.9%
Administration	377.7	399.8	(5.5)%	7.9%	8.5%
Other	466.4	492.0	(5.2)%	9.8%	10.5%
Restructuring-related charges	27.6	—	—	0.6%	—
Lump-sum pension settlement loss	30.7	—	—	0.6%	—

Total SG&A	$1,906.1	$1,885.0	1.1%	40.1%	40.3%

Currency affected SG&A favorably by approximately $15 million as compared to the prior year.

Selling. We had 36 more company-operated stores at the end of 2014 than we did at the end of 2013. Higher expenses associated with the expansion of our company-operated store network were partially offset by savings resulting from our global productivity initiative.

Advertising and promotion. The decrease as a percentage of net revenues reflected lower advertising spend, particularly in the fourth quarter as compared to the prior-year period.

Administration. Administration expenses decreased primarily due to savings resulting from our global productivity initiative as well lower amortization expense for intangible assets, as certain intangible assets became fully amortized beginning in 2014.

Other. Other SG&A includes distribution, information resources, and marketing organization costs. Lower costs primarily reflected information resources and marketing organization savings resulting from our global productivity initiative.

Restructuring-related charges. Restructuring-related charges consist primarily of consulting fees incurred for our centrally-led cost-savings and productivity projects. These related charges represent costs incurred associated with ongoing operations to benefit future periods and were recorded in SG&A in the Company’s consolidated statements of income.

Lump-sum pension settlement loss. Settlement loss consist of a noncash pension settlement charge taken in the fourth quarter related to an early pension settlement for our U.S. pension plans.

Restructuring, net

For the year ended November 30, 2014, the Company recognized restructuring charges, net, of $128.4 million related to the global productivity initiative, consisting primarily of severance benefits, consulting fees and noncash pension and postretirement curtailment gains or losses.

Operating income

The following table shows operating income by reporting segment and corporate expenses for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 30, 2014	November 24, 2013	% Increase (Decrease)	November 30, 2014 % of Net Revenues		November 24, 2013 % of Net Revenues
	(Dollars in millions)
Operating income:
Americas	$531.1	$510.5	4.0%	18.6%		17.9%
Europe	181.0	167.6	8.0%	15.8%		15.2%
Asia	108.5	123.7	(12.3)%	14.5%		17.0%

Total regional operating income	820.6	801.8	2.3%	17.3	%*	17.1	%*
Corporate:
Restructuring, net	128.4	—	—	2.7	%*	—	*
Restructuring-related charges	27.6	—	—	0.6	%*	—	*
Lump-sum pension settlement loss	30.7	—	—	0.6	%*	—	*
Other corporate staff costs and expenses	320.0	336.3	(4.8)%	6.7	%*	7.2	%*

Corporate expenses	506.7	336.3	50.7%	10.7	%*	7.2	%*

Total operating income	$313.9	$465.5	(32.6)%	6.6	%*	9.9	%*

Operating margin	6.6%	9.9%

*	Percentage of consolidated net revenues

Currency unfavorably affected total operating income by approximately $7 million.

Regional operating income.

•	Americas. The increase in operating income and operating margin primarily reflected the region’s lower SG&A, reflecting savings from our global productivity initiative and the lower amortization expense for intangible assets, partially offset by lower gross margin.

•	Europe. The increase in operating income and operating margin primarily reflected the region’s higher revenues.

•	Asia. The decrease in operating income and operating margin primarily reflected the region’s lower gross margin.

Corporate. Corporate expenses are SG&A that are not attributed to any of our regional operating segments. Included in corporate expenses are restructuring charges, the consulting fees incurred for our centrally-led cost-savings and productivity projects, and the noncash pension settlement charge. As compared to the prior year, other corporate staff costs and expenses decreased primarily due to savings resulting from our global productivity initiative.

Interest expense

Interest expense was $117.6 million for the year ended November 30, 2014, as compared to $129.0 million in the prior year. The decrease in 2014 was due to lower average debt balances in 2014, which resulted from our redemption of Euro Senior Notes due in 2018 in two tranches, the first of which was redeemed in May 2014, and the remainder was redeemed in November 2014. Interest expense also decreased due to lower interest expense on our deferred compensation plans.

The weighted-average interest rate on average borrowings outstanding for 2014 was 7.63%, as compared to 7.52% for 2013.

Loss on early extinguishment of debt

For the year ended November 30, 2014, we recorded a loss of $20.3 million on early extinguishment of debt as a result of our debt refinancing activities during 2014. The loss was comprised of redemption premiums of $15.2 million and the write-off of $5.1 million unamortized debt issuance costs.

For the year ended November 24, 2013, we recorded a loss of $0.7 million on early extinguishment of debt as a result of our debt refinancing activities during the second quarter of 2013. The loss was comprised of the write-off of the remaining unamortized discount and unamortized debt issuance costs.

Other income (expense), net

Other income (expense), net, primarily consists of foreign exchange management activities and transactions. For the year ended November 30, 2014, we recorded expense of $22.1 million as compared to $13.2 million for the prior year. The expense in 2014 reflected losses on our foreign currency denominated balances as well as losses on foreign exchange derivatives, which economically hedge future foreign currency cash flow obligations. The expense in 2013 primarily reflected losses on our foreign currency denominated balances.

Income tax expense

Income tax expense was $49.6 million for the year ended November 30, 2014, compared to $94.5 million for the prior year. Our effective income tax rate was 32.2% for the year ended November 30, 2014, compared to 29.3% for the prior year.

The increase in the effective tax rate in 2014 was primarily due to a $15.2 million discrete tax benefit recognized in 2013, attributable to the finalization in July 2013 of the U.S. federal tax audit of tax years 2003 – 2008, and an unfavorable impact in the mix of foreign earnings, partially offset by a $3.7 million tax benefit that we recorded during the year ended November 30, 2014, as a result of reversing a deferred tax liability associated with undistributed foreign earnings.

For the year ended November 30, 2014, management asserted indefinite reinvestment on $100.0 million of undistributed foreign earnings, as management determined that this amount is required to meet ongoing working capital needs in certain foreign subsidiaries; no U.S. income taxes have been provided for such earnings. If the Company were to repatriate such foreign earnings to the United States, the deferred tax liability associated with such earnings would have been approximately $27.3 million.

2013 compared to 2012

The following table summarizes, for the periods indicated, our consolidated statements of income, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 24, 2013	November 25, 2012	% Increase (Decrease)	November 24, 2013 % of Net Revenues	November 25, 2012 % of Net Revenues
	(Dollars in millions)
Net revenues	$4,681.7	$4,610.2	1.6%	100.0%	100.0%
Cost of goods sold	2,331.2	2,410.9	(3.3)%	49.8%	52.3%

Gross profit	2,350.5	2,199.3	6.9%	50.2%	47.7%
Selling, general and administrative expenses	1,885.0	1,865.3	1.1%	40.3%	40.5%

Operating income	465.5	334.0	39.4%	9.9%	7.2%
Interest expense	(129.0)	(134.7)	(4.2)%	(2.8)%	(2.9)%
Loss on early extinguishment of debt	(0.7)	(8.2)	(91.6)%	—	(0.2)%
Other income (expense), net	(13.2)	4.8	(374.5)%	(0.3)%	0.1%

Income before income taxes	322.6	195.9	64.7%	6.9%	4.2%
Income tax expense	94.5	54.9	72.0%	2.0%	1.2%

Net income	228.1	141.0	61.8%	4.9%	3.1%
Net loss attributable to noncontrolling interest	1.1	2.9	(63.4)%	—	0.1%

Net income attributable to Levi Strauss & Co.	$229.2	$143.9	59.3%	4.9%	3.1%

Net revenues

The following table presents net revenues by reporting segment for the periods indicated and the changes in net revenues by reporting segment on both reported and constant-currency bases from period to period:

	Year Ended
			% Increase (Decrease)
	November 24, 2013	November 25, 2012	As Reported	Constant Currency
	(Dollars in millions)
Net revenues:
Americas	$2,851.0	$2,749.3	3.7%	3.7%
Europe	1,103.5	1,103.2	—	(2.1)%
Asia	727.2	757.7	(4.0)%	0.4%

Total net revenues	$4,681.7	$4,610.2	1.6%	1.8%

As compared to the same periods in the prior year, net revenues were affected unfavorably by changes in foreign currency exchange rates across all regions.

Americas. Net revenues in our Americas region increase on both reported and constant-currency bases.

Net revenues increased in our retail channel at our outlet and online stores primarily due to improved performance. Levi’s® and Dockers® brand wholesale revenues increased due to strong sales to certain key customers. Partially offsetting the higher wholesale revenues was our decision in the third quarter of 2012 to license the Levi’s® brand boys business, whereby we now recognize a royalty rate on the licensee’s sales of these products, in lieu of recognizing the full wholesale revenues and related costs. During the fourth quarter, increased sales of Levi’s® men’s products through all channels offset declines in sales of women’s products at wholesale.

Europe. Net revenues in Europe were flat on a reported basis but decreased on a constant-currency basis, with currency affecting net revenues favorably by approximately $23 million.

Net revenues decreased in our traditional wholesale channels throughout the region, most notably during the fourth quarter, and to our franchisees in Southern Europe. This decline was partially offset by net revenue growth from the performance and expansion of our company-operated retail network, particularly at our outlet stores and in Russia.

Asia. Net revenues in Asia decreased on a reported basis but increased slightly on a constant-currency basis, with currency affecting net revenues unfavorably by approximately $33 million.

The increase in constant-currency net revenues reflects our decision to phase out the Denizen® brand in the third quarter of 2012. Revenues were negatively impacted in the second half of 2012 due to support we provided to our customers in conjunction with exiting the brand.

Excluding the Denizen® impact, net revenues decreased in 2013 reflecting lower Levi’s® brand sales at our wholesale and retail channels due to ongoing challenging conditions in most markets in the region, which also led to declining franchisee performance and selective closure of unproductive stores. Partially offsetting these declines was a slight improvement in our performance in Levi’s® brand sales in India.

Gross profit

The following table shows consolidated gross profit and gross margin for the periods indicated and the changes in these items from period to period:

	Year Ended
	November 24, 2013	November 25, 2012	% Increase (Decrease)
	(Dollars in millions)
Net revenues	$4,681.7	$4,610.2	1.6%
Cost of goods sold	2,331.2	2,410.9	(3.3)%

Gross profit	$2,350.5	$2,199.3	6.9%

Gross margin	50.2%	47.7%

Currency affected gross profit favorably by approximately $25 million. Gross margin improved primarily due to the benefit of the lower cost of cotton in the products we sold in the first half of 2013. Gross margin also improved due to the unfavorable impact in 2012 of the $32 million in customer support and markdown charges taken to exit the Denizen® brand in Asia. This was partially offset by a decline in margin in the fourth quarter reflecting higher discounts and inventory markdown, particularly in the women’s business.

Selling, general and administrative expenses

The following table shows our SG&A for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 24, 2013	November 25, 2012	% Increase (Decrease)	November 24, 2013 % of Net Revenues	November 25, 2012 % of Net Revenues
	(Dollars in millions)
Selling	$719.2	$717.0	0.3%	15.4%	15.6%
Advertising and promotion	274.0	260.4	5.2%	5.9%	5.6%
Administration	399.8	376.2	6.3%	8.5%	8.2%
Other	492.0	511.7	(3.8)%	10.5%	11.1%

Total SG&A	$1,885.0	$1,865.3	1.1%	40.3%	40.5%

Currency affected SG&A favorably by approximately $6 million as compared to the prior year.

Selling. We had 18 more company-operated stores at the end of 2013 than we did at the end of 2012. Higher expenses associated with the performance and expansion of our company-operated store network were offset by savings in our wholesale sales organization.

Advertising and promotion. The increase as a percentage of net revenues reflected increased advertising campaigns in our fourth quarter as compared to the prior-year period.

Administration. Incentive compensation expense increased more than $30 million, reflecting improved achievement against our internally-set objectives in 2013 as compared to 2012; additionally, postretirement benefit plan costs increased, as the favorable impact of past plan amendments had been substantially recognized by the end of fiscal 2012. These increases were partially offset by lower severance expenses in 2013.

Other. Other SG&A includes distribution, information resources, and marketing organization costs. Lower costs primarily reflected a third-quarter 2012 impairment charge of $19 million recorded in conjunction with our decision to outsource distribution in Japan to a third party and close our owned distribution center in that country.

Operating income

The following table shows operating income by reporting segment and corporate expenses for the periods indicated, the changes in these items from period to period and these items expressed as a percentage of net revenues:

	Year Ended
	November 24, 2013	November 25, 2012	% Increase (Decrease)	November 24, 2013 % of Net Revenues		November 25, 2012 % of Net Revenues
	(Dollars in millions)
Operating income:
Americas	$510.5	$431.6	18.3%	17.9%		15.7%
Europe	167.6	178.3	(6.0)%	15.2%		16.2%
Asia	123.7	66.8	85.1%	17.0%		8.8%

Total regional operating income	801.8	676.7	18.5%	17.1	%*	14.7	%*
Corporate expenses	336.3	342.7	(1.9)%	7.2	%*	7.4	%*

Total operating income	$465.5	$334.0	39.4%	9.9	%*	7.2	%*

Operating margin	9.9%	7.2%

*	Percentage of consolidated net revenues

Currency favorably affected total operating income by approximately $31 million.

Regional operating income.

•	Americas. The increase in operating income and operating margin primarily reflected the region’s improved gross margin.

•	Europe. The decrease in operating income reflected the region’s lower net revenues and higher expenses related to our company-operated stores as well as advertising.

•	Asia. The increase in operating income and operating margin reflected the charges recorded in 2012 in connection with our decision to phase out the Denizen® brand in the region, as well as the region’s improved gross margin.

Corporate. Corporate expenses are SG&A that are not attributed to any of our regional operating segments. As compared to the prior year, corporate expenses in 2013 included lower severance expenses and lower distribution expenses, reflecting the third-quarter 2012 impairment charge of $19 million recorded for our distribution center in Japan. These declines were partially offset by higher incentive compensation expense and higher postretirement benefit plan costs.

Interest expense

Interest expense was $129.0 million for the year ended November 24, 2013, as compared to $134.7 million in the prior year. The decrease in 2013 was due to lower debt balances, which resulted from our debt refinancing activities during the second quarters of 2012 and 2013, partially offset by higher interest expense on our deferred compensation plans.

The weighted-average interest rate on average borrowings outstanding for the 2013 was 7.52%, as compared to 7.05% for 2012.

Loss on early extinguishment of debt

For the year ended November 24, 2013, we recorded a loss on early extinguishment of debt as a result of our debt refinancing activities during the second quarter of 2013. The loss was comprised of the write-off of the remaining unamortized discount and unamortized debt issuance costs.

For the year ended November 25, 2012, we recorded an $8.2 million net loss on early extinguishment of debt as a result of our debt refinancing activities during the second quarter of 2012. The loss was primarily comprised of a tender premium of $11.4 million and the write-off of $4.0 million of unamortized debt issuance costs, partially offset by a gain of $7.6 million related to the partial repurchase of Yen-denominated Eurobonds due 2016 at a discount to their par value. For more information, see Note 6 to our audited consolidated financial statements included in this prospectus.

Other income (expense), net

Other income (expense), net, primarily consists of foreign exchange management activities and transactions. For the year ended November 24, 2013, we recorded expense of $13.2 million as compared to income of $4.8 million for the prior year. The expense in 2013 primarily reflected losses on our foreign currency denominated balances. The income in 2012 primarily reflected gains on our foreign currency denominated balances.

Income tax expense

Income tax expense was $94.5 million for the year ended November 24, 2013, compared to $54.9 million for the prior year. Our effective income tax rate was 29.3% for the year ended November 24, 2013, compared to 28.0% for the prior year.

The increase in income tax expense in 2013 as compared to 2012 is primarily due to an increase in income before income taxes. The effective tax rate in 2013 reflected a $15.2 million discrete tax benefit attributable to the finalization in July 2013 of the U.S. federal tax audit of tax years 2003 – 2008, and a favorable change in the impact of foreign operations as compared to 2012. The effective tax rate in 2012 reflected a net tax benefit of $27.0 million recognized in 2012, resulting from a definitive agreement with the State of California on state tax refund claims involving tax years 1986 – 2004.

Liquidity and Capital Resources

Liquidity outlook

We believe we will have adequate liquidity over the next twelve months to operate our business and to meet our cash requirements.

Cash sources

We are a privately-held corporation. We have historically relied primarily on cash flows from operations, borrowings under credit facilities, issuances of notes and other forms of debt financing. We regularly explore financing and debt reduction alternatives, including new credit agreements, unsecured and secured note issuances, equity financing, equipment and real estate financing, securitizations and asset sales. Key sources of cash include earnings from operations and borrowing availability under our revolving credit facility.

We are borrowers under an amended and restated senior secured revolving credit facility. The facility is an asset-based facility, in which the borrowing availability is primarily based on the value of our U.S. Levi’s® trademarks and the levels of accounts receivable and inventory in the United States and Canada. The maximum availability under the facility is $850 million, of which $800 million is available to us for revolving loans in U.S. Dollars and $50 million is available to us for revolving loans either in U.S. Dollars or Canadian Dollars.

On March 21, 2014, we amended and restated our senior secured revolving credit facility to extend the term to March 21, 2019. The terms of the amended and restated credit facility are similar to the terms under the original credit facility, except that of the maximum availability of $850.0 million, $350.0 million is secured by our U.S. Levi’s® trademarks, an increase from the $250.0 million in the original credit facility. The interest rate for borrowings under the credit facility was reduced from LIBOR plus 150 – 275 basis points to LIBOR plus 125 – 200 basis points, depending on borrowing base availability, and the range of the rate for undrawn availability was reduced from 37.5 – 50 basis points to 25 – 30 basis points (depending on the Company’s credit ratings). All other terms of the original credit agreement, including, without limitation, guarantees and security, covenants, and events of default, have not been materially changed as a result of the amended and restated credit agreement and remain in full force and effect.

As of March 1, 2015, we had no borrowings under the credit facility and unused availability under the credit facility was $717.0 million, as our total availability of $776.2 million, based on collateral levels as defined by the agreement, was reduced by $59.2 million of other credit-related instruments.

As of March 1, 2015, we had cash and cash equivalents totaling approximately $202.7 million, resulting in a total liquidity position (unused availability and cash and cash equivalents) of approximately $919.7 million.

Cash uses

Our principal cash requirements include working capital, capital expenditures, payments of principal and interest on our debt, payments of taxes, contributions to our pension plans and payments for postretirement health benefit plans, settlement of shares issued under our 2006 Equity Incentive Plan, as amended to date (“EIP”) and, if market conditions warrant, occasional investments in, or acquisitions of, business ventures in our line of business. In addition, we regularly evaluate our ability to pay dividends or repurchase stock, all consistent with the terms of our debt agreements.

The following table presents selected cash uses in 2014 and the related projected cash uses for these items in 2015 as of November 30, 2014:

	Cash Used in 2014	Projected Cash Uses in 2015
	(Dollars in millions)
Capital expenditures(1)	$73	$120
Interest	110	86
Federal, foreign and state taxes (net of refunds)	61	62
Pension plans(2)	21	34
Postretirement health benefit plans	14	14
Dividend(3)	30	50

Total selected cash requirements	$309	$366

(1)	Capital expenditures consist primarily of costs associated with information technology investments for ecommerce and investment in company-operated retail stores.

(2)	The 2015 pension contribution amounts will be recalculated at the end of the plans’ fiscal years, which for our U.S. pension plan is at the beginning of the Company’s third fiscal quarter. Accordingly, actual contributions may differ materially from those presented here, based on factors such as changes in discount rates and the valuation of pension assets.

(3)	Subsequent to the fiscal year-end, our Board of Directors declared a cash dividend of approximately $50 million.

The following table provides information about our significant cash contractual obligations and commitments as of November 30, 2014:

	Payments Due or Projected by Period
	Total	2015	2016	2017	2018	2019	Thereafter
	(Dollars in millions)
Contractual and Long-term Liabilities:
Short-term and long-term debt obligations	$1,224	$132	$34	$—	$—	$—	$1,058
Interest(1)	532	86	81	79	79	77	130
Capital lease obligations	37	5	4	4	4	5	15
Operating leases(2)	614	148	114	92	71	57	132
Purchase obligations(3)	862	497	50	44	45	38	188
Postretirement obligations(4)	123	14	14	13	13	12	57
Pension obligations(5)	303	34	32	35	39	28	135
Long-term employee related benefits(6)	94	14	21	10	7	7	35

Total	$3,789	$930	$350	$277	$258	$224	$1,750

(1)	Interest obligations are computed using constant interest rates until maturity.

(2)	Amounts reflect contractual obligations relating to our existing leased facilities as of November 30, 2014, and therefore do not reflect our planned future openings of company-operated retail stores. For more information, see “Business—Properties.”

(3)	Amounts reflect estimated commitments of $376 million for inventory purchases, $221 million for sponsorship, naming rights and related benefits with respect to the Levi’s® Stadium, and $264 million for human resources, advertising, information technology and other professional services.

(4)	The amounts presented in the table represent an estimate for the next ten years of our projected payments, based on information provided by our plans’ actuaries, and have not been reduced by estimated Medicare subsidy receipts, the amounts of which are not material. Our policy is to fund postretirement benefits as claims and premiums are paid. For more information, see Note 8 to our audited consolidated financial statements included in this prospectus.

(5)	The amounts presented in the table represent an estimate of our projected contributions to the plans for the next ten years based on information provided by our plans’ actuaries. For U.S. qualified plans, these estimates can exceed the projected annual minimum required contributions in an effort to level out potential future funding requirements and provide annual funding flexibility. The 2015 contribution amounts will be recalculated at the end of the plans’ fiscal years, which for our U.S. pension plan is at the beginning of the Company’s third fiscal quarter. Accordingly, actual contributions may differ materially from those presented here, based on factors such as changes in discount rates and the valuation of pension assets. For more information, see Note 8 to our audited consolidated financial statements included in this prospectus.

(6)	Long-term employee-related benefits relate to the current and non-current portion of deferred compensation arrangements and workers’ compensation. We estimated these payments based on prior experience and forecasted activity for these items. For more information, see Note 12 to our audited consolidated financial statements included in this prospectus.

This table does not include amounts related to our uncertain tax positions of $41.6 million. We do not anticipate a material effect on our liquidity as a result of payments in future periods of liabilities for uncertain tax positions. The table also does not include amounts related to potential cash settlement of stock appreciation rights (“SARs”) put to the Company under the terms of our EIP. Based on the fair value of the Company’s stock and the number of shares outstanding as of November 30, 2014, future payments under the terms of the EIP could range up to approximately $130 million; potential payments in 2015 are estimated to be insignificant. These payments are contingent on the Company’s liquidity and the Board’s discretion.

Information in the two preceding tables reflects our estimates of future cash payments. These estimates and projections are based upon assumptions that are inherently subject to significant economic, competitive, legislative and other uncertainties and contingencies, many of which are beyond our control. Accordingly, our actual expenditures and liabilities may be materially higher or lower than the estimates and projections reflected in these tables. The inclusion of these projections and estimates should not be regarded as a representation by us that the estimates will prove to be correct.

Cash flows

The following table summarizes, for the periods indicated, selected items in our consolidated statements of cash flows:

	Three Months Ended		Year Ended
	March 1, 2015	February 23, 2014	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in millions)
Cash provided by operating activities	$37.6	$35.7	$232.9	$411.3	$531.0
Cash used for investing activities	(25.1)	(14.5)	(71.8)	(92.8)	(75.2)
Cash used for financing activities	(96.5)	(7.0)	(341.7)	(230.5)	(250.9)
Cash and cash equivalents	202.7	502.8	298.3	489.3	406.1

Three Months Ended March 1, 2015, as Compared to Same Period in 2014

Cash flows from operating activities

Cash provided by operating activities was $37.6 million for the three-month period in 2015, as compared to $35.7 million for the same period in 2014. Cash provided by operating activities increased compared to the prior year due to a decrease in cash used for inventory, reflecting our lower inventory levels, and an increase in cash received from customers, reflecting our higher beginning accounts receivable balance, partially offset by lower net revenues. Cash provided by operating activities in 2015 also reflected cash payments for our global productivity initiative and increased pension contributions.

Cash flows from investing activities

Cash used for investing activities was $25.1 million for the three-month period in 2015, as compared to $14.5 million for the same period in 2014. The increase in cash used for investing activities as compared to the prior year primarily reflected realized losses on the settlement of our forward foreign exchange contracts.

Cash flows from financing activities

Cash used for financing activities was $96.5 million for the three-month period in 2015, as compared to $7.0 million for the same period in 2014. The increase in cash used in 2015 reflected repayment of our senior revolving credit facility.

2014 as compared to 2013

Cash flows from operating activities

Cash provided by operating activities was $232.9 million for 2014, as compared to $411.3 million for 2013. Cash provided by operating activities decreased compared to the prior year due to cash payments for our global productivity initiative, a decrease in cash received from customers, reflecting our lower beginning accounts receivable balance, higher cash used for inventory purchases, and higher payments to vendors. Partially offsetting the declines in cash provided by operating activities were our higher net revenues and lower pension payments.

Cash flows from investing activities

Cash used for investing activities was $71.8 million for 2014, as compared to $92.8 million for 2013. The decrease in cash used for investing activities as compared to the prior year primarily reflects lower spend on facilities, partially offset by increased cash used toward information technology projects.

Cash flows from financing activities

Cash used for financing activities was $341.7 million for 2014, as compared to $230.5 million for 2013. Cash used in both periods primarily related to our refinancing activities and debt reduction in each year.

2013 as compared to 2012

Cash flows from operating activities

Cash provided by operating activities was $411.3 million for 2013, as compared to $531.0 million for 2012. Cash provided by operating activities decreased compared to the prior year due to an increase in cash used for inventory, reflecting our higher inventory build, and higher payments to vendors, reflecting our higher SG&A.

Cash flows from investing activities

Cash used for investing activities was $92.8 million for 2013, as compared to $75.2 million for 2012. The increase in cash used for investing activities as compared to the prior year primarily reflects the higher spend on facilities improvements and our company-operated retail stores, partially offset by lower cash used toward information technology projects.

Cash flows from financing activities

Cash used for financing activities was $230.5 million for 2013, as compared to cash provided of $250.9 million for 2012. Cash used in both periods primarily related to our refinancing activities and debt reduction in each year.

Indebtedness

The borrower of substantially all of our debt is Levi Strauss & Co., the parent and U.S. operating company. Substantially all of our total debt as of March 1, 2015, was fixed-rate debt. As of March 1, 2015, our required aggregate debt principal payments on our unsecured long-term debt were $33.5 million in 2016 and the remaining $1.1 billion in 2020 and years after. Short-term borrowings of $33.8 million at various foreign subsidiaries were expected to be either paid over the next nine months or refinanced at the end of their applicable terms.

After giving effect to the issuance of $500.0 million of our old notes and the application of proceeds of such notes to purchase or redeem all of our 2020 Notes, our required debt principal payments, excluding short-term borrowings are $33.5 million in 2016 and $1.0 billion in 2022 and years thereafter.

Our long-term debt agreements contain customary covenants restricting our activities as well as those of our subsidiaries. As of March 1, 2015, we are in compliance with all of these covenants.

Effects of Inflation

We believe that inflation in the regions where most of our sales occur has not had a significant effect on our net revenues or profitability.

Investment and Credit Availability Risk

We manage cash and cash equivalents in various institutions at levels beyond FDIC coverage limits, and we purchase investments not guaranteed by the FDIC. Accordingly, there may be a risk that we will not recover the full principal of our investments or that their liquidity may be diminished. To mitigate this risk, our investment policy emphasizes preservation of principal and liquidity.

Multiple financial institutions are committed to provide loans and other credit instruments under our amended and restated senior secured revolving credit facility. There may be a risk that some of these institutions cannot deliver against these obligations in a timely manner, or at all.

Foreign Exchange Risk

The global scope of our business operations exposes us to the risk of fluctuations in foreign currency markets. This exposure is the result of certain product sourcing activities, some intercompany sales, foreign subsidiaries’ royalty payments, interest payments, earnings repatriations, net investment in foreign operations and funding activities. Our foreign currency management objective is to minimize the effect of fluctuations in foreign exchange rates on nonfunctional currency cash flows of the Company and its subsidiaries and selected assets or liabilities of the Company and its subsidiaries without exposing the Company to additional risk associated with transactions that could be regarded as speculative.

We use a centralized currency management operation to take advantage of potential opportunities to naturally offset exposures against each other. For any residual exposures under management, we may enter into various financial instruments, including forward exchange contracts, to hedge certain forecasted transactions, as well as certain firm commitments, including third-party and intercompany transactions.

Our foreign exchange risk management activities are governed by a foreign exchange risk management policy approved by our Treasury committee. Members of our Treasury committee, comprised of a group of our senior financial executives, review our foreign exchange activities to monitor compliance with our policies. The operating policies and guidelines outlined in the foreign exchange risk management policy provide a framework that allows for a managed approach to the management of currency exposures while ensuring the activities are conducted within established parameters. Our policy includes guidelines for the organizational structure of our treasury risk management function and for internal controls over foreign exchange risk management activities, including various measurements for monitoring compliance. We monitor foreign exchange risk and related derivatives using different techniques, including a review of market value, sensitivity analysis and a value-at-risk model. We use the market approach to estimate the fair value of our foreign exchange derivative contracts.

We use derivative instruments to manage certain but not all exposures to foreign currencies. Our approach to managing foreign currency exposures is consistent with that applied in previous years. As of November 30, 2014, we had forward foreign exchange contracts to buy $470.5 million and to sell $305.7 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through February 2016.

As of November 24, 2013, we had forward foreign exchange contracts to buy $519.5 million and to sell $233.9 million against various foreign currencies. These contracts were at various exchange rates and expired at various dates through January 2015.

Derivative Financial Instruments

We are exposed to market risk primarily related to foreign currencies. We manage foreign currency risks with the objective to minimize the effect of fluctuations in foreign exchange rates on nonfunctional currency cash flows of the Company and its subsidiaries and selected assets or liabilities of the Company and its subsidiaries without exposing the Company to additional risk associated with transactions that could be regarded as speculative.

We are exposed to credit loss in the event of nonperformance by the counterparties to the over-the-counter forward foreign exchange contracts. However, we believe that our exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. We monitor the creditworthiness of our counterparties in accordance with our foreign exchange and investment policies. In addition, we have International Swaps and Derivatives Association, Inc. (“ISDA”) master agreements in place with our counterparties to mitigate the credit risk related to the outstanding derivatives. These agreements provide the legal basis for over-the-counter transactions in many of the world’s commodity and financial markets.

The following table presents the currency, average forward exchange rate, notional amount and fair values for our outstanding forward contracts as of November 30, 2014, and November 24, 2013. The average forward exchange rate is the weighted average of the forward rates of the contracts for the indicated currency. The notional amount represents the U.S. Dollar equivalent amount of the foreign currency at the inception of the contracts, and is the net sum of all buy and sell transactions for the indicated currency. A net positive notional amount represents a position to buy the U.S. Dollar versus the exposure currency, while a net negative notional amount represents a position to sell the U.S. Dollar versus the exposure currency. All transactions will mature before the end of February 2016.

	As of November 30, 2014			As of November 24, 2013
	Average Forward Exchange Rate	Notional Amount	Fair Value	Average Forward Exchange Rate	Notional Amount	Fair Value
	(Dollars in thousands)
Currency
Australian Dollar	0.87	$6,393	$200	0.95	$23,954	$1,045
Brazilian Real	2.46	704	(72)	2.53	7,526	(417)
Canadian Dollar	1.12	42,224	1,212	1.04	22,506	449
Swiss Franc	0.93	(12,121)	166	0.89	973	18
Czech Koruna	21.91	292	4	—	—	—
Danish Krone	5.84	(1,258)	(29)	5.41	(555)	(11)
Euro	1.28	(38,235)	(2,900)	1.36	77,318	445
British Pound Sterling	1.61	(23,766)	(613)	1.61	(31,148)	45
Hong Kong Dollar	7.76	(2,571)	1	7.75	878	(1)
Hungarian Forint	244.56	(1,452)	(17)	—	—	—
Indonesian Rupiah	13,310.00	3,276	(266)	11,769.10	12,689	261
Indian Rupee	66.79	599	(41)	69.40	5,905	(348)
Japanese Yen	106.79	46,375	5,165	94.48	35,668	2,356
South Korean Won	1,088.39	26,613	197	1,102.82	21,329	(968)
Mexican Peso	13.43	73,099	2,783	13.20	54,199	11
Malaysian Ringgit	3.31	11,290	284	3.24	18,231	(18)
Norwegian Krone	6.67	2,881	164	6.03	1,827	(7)
New Zealand Dollar	0.78	(3,352)	(22)	0.82	(2,635)	(25)
Philippine Peso	45.20	3,908	(6)	43.47	10,321	53
Polish Zloty	3.36	(514)	(79)	3.08	(3,325)	(198)
Russian Ruble	—	—	—	32.41	3,165	119
Swedish Krona	7.41	11,935	(7)	6.54	1,647	2
Singapore Dollar	1.27	(3,051)	(135)	1.24	256	2
Turkish Lira	2.22	1,281	8	—	—	—
New Taiwan Dollar	29.68	3,669	146	29.63	7,708	(9)
South African Rand	11.52	16,558	(175)	10.44	17,200	(58)

Total		$164,777	$5,968		$285,637	$2,746

Interest rate risk

The following table provides information about our financial instruments that may be sensitive to changes in interest rates. The table presents principal (face amount) outstanding balances of our debt instruments and the related weighted-average interest rates for the years indicated based on expected maturity dates. All amounts are stated in U.S. Dollar equivalents.

	As of November 30, 2014							As of November 24, 2013 Total
	Expected Maturity Date						Total
	2015	2016	2017	2018	2019	Thereafter
	(Dollars in thousands)
Debt Instruments
Fixed Rate (US$)	$—	$—	$—	$—	$—	$1,050,000	$1,050,000	$1,050,000
Average Interest Rate	—	—	—	—	—	7.25%	7.25%
Fixed Rate (Yen 4.0 billion)	—	33,985	—	—	—	—	33,985	39,545
Average Interest Rate	—	4.250%	—	—	—	—	4.250%
Fixed Rate (Euro 300 million)	—	—	—	—	—	—	—	404,430
Average Interest Rate	—	—	—	—	—	—	—
Variable Rate (US$)	—	—	—	—	—	—	—	—
Average Interest Rate	—	—	—	—	—	—	—
Total Principal (face amount) of our debt instruments(1)	$—	$33,985	$—	$—	$—	$1,050,000	$1,083,985	$1,493,975

(1)	Amounts presented in this table exclude short-term, variable-rate debt of $100.0 million as of November 30, 2014, borrowed under our senior secured revolving credit facility, which was expected to be repaid over the next twelve months. Also excluded from this table are other short-term borrowings of $31.5 million as of November 30, 2014, consisting of term loans and revolving credit facilities at various foreign subsidiaries which we expect to either pay over the next twelve months or refinance at the end of their applicable terms. Of the $31.5 million, $28.9 million was fixed-rate debt and $2.6 million was variable-rate debt.

Off-Balance Sheet Arrangements, Guarantees and Other Contingent Obligations

Off-balance sheet arrangements and other. We have contractual commitments for non-cancelable operating leases; for more information, see Note 14 to our audited consolidated financial statements included in this prospectus. We participate in a multiemployer pension plan; however, our exposure to risks arising from participation in the plan and the extent to which we can be liable to the plan for other participating employers’ obligations are not material. We have no other material non-cancelable guarantees or commitments, and no material special-purpose entities or other off-balance sheet debt obligations.

Indemnification agreements. In the ordinary course of our business, we enter into agreements containing indemnification provisions under which we agree to indemnify the other party for specified claims and losses. For example, our trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain these provisions. This type of indemnification provision obligates us to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct our employees, breach of contract us including inaccuracy of representations and warranties, specified lawsuits in which we and the other party are co-defendants, product claims and other matters. These amounts generally are not readily quantifiable; the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. We have insurance coverage that minimizes the potential exposure to certain of these claims. We also believe that the likelihood of material payment obligations under these agreements to third parties is remote.

Critical Accounting Policies, Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes. We believe that the following discussion addresses our critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Changes in such estimates, based on newly available information, or different assumptions or conditions, may affect amounts reported in future periods.

We summarize our critical accounting policies below.

Revenue recognition. Net sales is primarily comprised of sales of products to wholesale customers, including franchised stores, and direct sales to consumers at our company-operated and online stores and at our company-operated shop-in-shops located within department stores. We recognize revenue on sale of product when the goods are shipped or delivered and title to the goods passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is reasonably assured. Revenue is recorded net of an allowance for estimated returns, discounts and retailer promotions and other similar incentives. Licensing revenues from the use of our trademarks in connection with the manufacturing, advertising, and distribution of trademarked products by third-party licensees are earned and recognized as products are sold by licensees based on royalty rates as set forth in the licensing agreements.

We recognize allowances for estimated returns in the period in which the related sale is recorded. We recognize allowances for estimated discounts, retailer promotions and other similar incentives at the later of the period in which the related sale is recorded or the period in which the sales incentive is offered to the customer. We estimate non-volume based allowances based on historical rates as well as customer and product-specific circumstances. Actual allowances may differ from estimates due to changes in sales volume based on retailer or consumer demand and changes in customer and product-specific circumstances. Sales and value-added taxes collected from customers and remitted to governmental authorities are presented on a net basis in the accompanying consolidated statements of income.

Inventory valuation. We value inventories at the lower of cost or market value. Inventory cost is generally determined using the first-in first-out method. We include product costs, labor and related overhead, sourcing costs, inbound freight, internal transfers, and the cost of operating our remaining manufacturing facilities, including the related depreciation expense, in the cost of inventories. We estimate quantities of slow-moving and obsolete inventory by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. In determining inventory market values, substantial consideration is given to the expected product selling price. We estimate expected selling prices based on our historical recovery rates for sale of slow-moving and obsolete inventory and other factors, such as market conditions, expected channel of disposition, and current consumer preferences. Estimates may differ from actual results due to changes in resale or market value, avenues of disposition, consumer and retailer preferences and economic conditions.

Impairment. We review our goodwill and other non-amortized intangible assets for impairment annually in the fourth quarter of our fiscal year, or more frequently as warranted by events or changes in circumstances which indicate that the carrying amount may not be recoverable. We qualitatively assess goodwill impairment for certain reporting units and impairment for other non-amortized intangible assets to determine whether it is more likely than not that the fair value of a reporting unit or other non-amortized intangible asset is less than its carrying amount. The reporting units and non-amortized intangibles selected for the qualitative assessment approach have fair values that are significantly higher than their carrying values and remote risk of impairment. For goodwill and other non-amortized intangible assets not qualitatively assessed, a two-step quantitative approach is utilized. In the first step, we compare the carrying value of the reporting unit or applicable asset to its fair value, which we estimate using a discounted cash flow analysis or by comparison to the market values of similar assets. If the carrying amount of the reporting unit or asset exceeds its estimated fair value, we perform the second step, and determine the impairment loss, if any, as the excess of the carrying value of the goodwill or intangible asset over its fair value. The assumptions used in such valuations are subject to volatility and may differ from actual results; however, based on the carrying value of our goodwill and other non-amortized intangible assets as of November 30, 2014, relative to their estimated fair values, we do not anticipate any material impairment charges in the near-term.

We review our other long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of another long-lived asset exceeds the expected future undiscounted cash flows, we measure and record an impairment loss for the excess of the carrying value of the asset over its fair value.

To determine the fair value of impaired assets, we utilize the valuation technique or techniques deemed most appropriate based on the nature of the impaired asset and the data available, which may include the use of quoted market prices, prices for similar assets or other valuation techniques such as discounted future cash flows or earnings.

Income tax assets and liabilities. The future effective tax rate will ultimately depend on the mix of earnings between domestic and foreign operations, the impact of certain undistributed foreign earnings for which no U.S. taxes have been provided because such earnings are planned to be indefinitely reinvested outside of the United States, changes in tax laws and regulations and potential resolutions on tax examinations, refund claims and litigation. Remittances of foreign earnings to the United States are planned based on projected cash flow, working capital and investment needs of our foreign and domestic operations. Based on these assumptions, we estimate the amount that will be distributed to the United States and provide U.S. federal taxes on these amounts. Material changes in our estimates as to how much of our foreign earnings will be distributed to the United States or tax legislation that limits or restricts the amount of undistributed foreign earnings that we consider indefinitely reinvested outside the United States could materially impact our income tax provision and effective tax rate. Significant judgment is required in determining our worldwide income tax provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise from examinations in various jurisdictions and assumptions and estimates used in evaluating the need for valuation allowance.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. We compute our provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, we evaluate all significant available positive and negative evidence, including historical operating results, estimates of future taxable income and the existence of prudent and feasible tax planning strategies. Changes in the expectations regarding the realization of deferred tax assets could materially impact income tax expense in future periods.

We continuously review issues raised in connection with all ongoing examinations and open tax years to evaluate the adequacy of our tax liabilities. We evaluate uncertain tax positions under a two-step approach. The first step is to evaluate the uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination based on its technical merits. The second step is, for those positions that meet the recognition criteria, to measure the tax benefit as the largest amount that is more than fifty percent likely of being realized. We believe our recorded tax liabilities are adequate to cover all open tax years based on our assessment. This assessment relies on estimates and assumptions and involves significant judgments about future events. To the extent that our view as to the outcome of these matters changes, we will adjust income tax expense in the period in which such determination is made. We classify interest and penalties related to income taxes as income tax expense.

Employee benefits and incentive compensation

Pension and postretirement benefits. We have several non-contributory defined benefit retirement plans covering eligible employees. We also provide certain health care benefits for U.S. employees who meet age, participation and length of service requirements at retirement. In addition, we sponsor other retirement or post-employment plans for our foreign employees in accordance with local government programs and requirements. We retain the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations. Any of these actions, either individually or in combination, could have a material impact on our consolidated financial statements and on our future financial performance.

We recognize either an asset or liability for any plan’s funded status in our consolidated balance sheets. We measure changes in funded status using actuarial models which utilize an attribution approach that generally spreads individual events either over the estimated service lives of the remaining employees in the plan, or, for plans where participants will not earn additional benefits by rendering future service, over the plan participants’ estimated remaining lives. The attribution approach assumes that employees render service over their service lives on a relatively smooth basis and as such, presumes that the income statement effects of pension or postretirement benefit plans should follow the same pattern. Our policy is to fund our pension plans based upon actuarial recommendations and in accordance with applicable laws, income tax regulations and credit agreements.

Net pension and postretirement benefit income or expense is generally determined using assumptions which include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical trend and mortality rates. We use a mix of actual historical rates, expected rates and external data to determine the assumptions used in the actuarial models. For example, we utilized a yield curve constructed from a portfolio of high-quality corporate bonds with various maturities to determine the appropriate discount rate to use for our U.S. benefit plans. Under this model, each year’s expected future benefit payments are discounted to their present value at the appropriate yield curve rate, thereby generating the overall discount rate. We utilized country-specific third-party bond indices to determine appropriate discount rates to use for benefit plans of our foreign subsidiaries. Changes in actuarial assumptions and estimates, either individually or in combination, could have a material impact on our consolidated financial statements and on our future financial performance. For example, as of November 30, 2014, a twenty-five basis-point change in the discount rate would yield an approximately three-percent change in the projected benefit obligation and annual service cost of our pension and postretirement benefit plans.

Employee incentive compensation. We maintain short-term and long-term employee incentive compensation plans. For our short-term plans, the amount of the cash bonus earned depends upon business unit and corporate financial results as measured against pre-established targets, and also depends upon the performance and job level of the individual. Our long-term plans are intended to reward certain levels of management for its long-term impact on our total earnings performance. Performance is measured at the end of a three-year period based on our performance over the period measured against certain pre-established targets such as the compound annual growth rates over the periods for net revenues and average margin of net earnings adjusted for certain items such as interest and taxes. We accrue the related compensation expense over the period of the plan, and changes in our projected future financial performance could have a material impact on our accruals.

Recently Issued Accounting Standards

See Note 1 to our audited consolidated financial statements and our unaudited consolidated financial statements, both of which are included in this prospectus, for recently issued accounting standards, including the expected dates of adoption and expected impact to our consolidated financial statements upon adoption.

BUSINESS

Overview

From our California Gold Rush beginnings, we have grown into one of the world’s largest brand-name apparel companies. A history of responsible business practices, rooted in our core values, has helped us build our brands and engender consumer trust around the world. Under our Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ and Denizen® brands, we design, market and sell—directly or through third parties and licensees—products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear, and related accessories for men, women and children around the world.

An Authentic American Icon

Our Levi’s® brand has become one of the most widely recognized brands in the history of the apparel industry. Its broad distribution reflects the brand’s appeal across consumers of all ages and lifestyles. Its merchandising and marketing reflect the brand’s core attributes: authentic, courageous, confident, effortless, connected and purposeful.

Our Dockers® brand offers an alternative to suit dressing in the form of the American staple—the khaki pant. The Dockers® brand has evolved around the world as a market leader in the casual pant category, while also providing tops and accessories to complete a head-to-toe offering.

Our Global Reach

Our products are sold in more than 110 countries, grouped into three geographic regions: Americas, Europe and Asia. We support our brands throughout these regions through a global infrastructure, developing, sourcing and marketing our products around the world. Although our brands are recognized as authentically “American,” we derive approximately half of our net revenues from outside the United States. A summary of financial information for each geographical region, which comprise our three reporting segments, is found in Note 20 to our audited consolidated financial statements included in this prospectus. As a global company with sales and operations in foreign countries, we are subject to risks of doing business in foreign countries. See “Risk Factors”, specifically “Risks Relating to Our Industry—Our business is subject to risks associated with sourcing and manufacturing overseas” and “Risks Relating to Our Business—We are a global company with significant revenues and earnings internationally, which exposes us to political and economic risks as well as the impact of foreign currency fluctuations”.

Our products are sold in approximately 50,000 retail locations worldwide, including approximately 2,700 retail stores, both franchised and company-operated, and shop-in-shops dedicated to our brands. We distribute our Levi’s® and Dockers® products primarily through chain retailers and department stores in the United States and primarily through department stores, specialty retailers, franchised or other brand-dedicated stores and shop-in-shops outside of the United States. Levi’s® and Dockers® products are also sold through our brand-dedicated company-operated stores and through the ecommerce sites we operate, as well as the ecommerce sites operated by certain of our key wholesale customers and other third parties. We distribute Signature by Levi Strauss & Co.™ and Denizen® brand products primarily through mass channel retailers in the Americas.

Levi Strauss & Co. was founded in San Francisco, California, in 1853 and incorporated in Delaware in 1971. We conduct our operations outside the United States through foreign subsidiaries owned directly or indirectly by Levi Strauss & Co. We have headquarter offices in San Francisco, Brussels and Singapore. Our corporate offices are located at Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111, and our main telephone number is (415) 501-6000.

Our common stock is primarily owned by descendants of the family of Levi Strauss and their relatives.

Our website—www.levistrauss.com—contains additional and detailed information about our history, our products and our commitments. Financial news and reports and related information about our company can be found at http://levistrauss.com/investors/financial-news. Our website and the information contained on our website are not part of this prospectus.

Our Business Strategies

Our goal is to generate and sustain profitable growth over the long term in order to significantly improve the value of the enterprise. The management team is focused on four key strategies to achieve this goal:

•	Drive the profitable core business. Our core businesses represent the greatest value on a brand, geographic, customer or business-segment basis. These include our men’s bottoms business for the Levi’s® brand globally and the Dockers® brand in the United States, including our iconic 501® jean and Dockers® khaki pant. We also consider our key international markets of France, Germany, Mexico and the United Kingdom, as well as key wholesale accounts globally, to be vital elements of our long-term growth strategies. Accordingly, we are focused on managing collaborative relationships with these accounts to focus on customer support, marketing planning, and inventory levels, in order to achieve mutual commercial success.

•	Expand the reach of our brands and build a more balanced portfolio. We believe we have opportunities to grow our two largest brands through new or expanded product categories, consumer segments and geographic markets. We are building upon our iconic brands, our innovative design and marketing expertise to deepen our connection with consumers and expand the reach and appeal of our brands globally. For example, we believe we can better serve the female consumer, and that there are significant opportunities in tops, outerwear and accessories. We also believe opportunities remain to expand in emerging and underpenetrated geographic markets, including China, India, Russia and Brazil.

•	Become a world-class omni-channel retailer. We will continue to expand our consumer reach in brand-dedicated stores globally, including making selective investments in company-operated stores, dedicated ecommerce sites, franchisee and other dedicated store models. We believe these brand-dedicated stores represent an attractive opportunity to establish incremental distribution and sales, as well as to showcase the full breadth of our product offerings and deliver a consistent brand experience to the consumer.

•	Leverage our global scale to improve our cost structure. We are focused on executional excellence: improving long-term profitable growth, removing duplicative roles, reducing our controllable cost structure and driving efficiencies by streamlining our product development, planning, and go-to-market strategies, implementing efficiencies across retail, supply chain and distribution networks and continuing to pursue practices that result in greater cost efficiencies. We will continue to balance our pursuit of improved organizational agility and marketplace responsiveness with our ongoing cost management efforts to improve the structural economics of the Company.

As part of our business strategies, we announced and began to implement a global productivity initiative on March 26, 2014, which will continue through the end of 2015. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Our Brands and Products

We offer a broad range of products, including jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories. Across all of our brands, pants—including jeans, casual pants and dress pants—represented approximately 82%, 85% and 86% of our total units sold in fiscal years 2014, 2013 and 2012, respectively. Men’s products generated approximately 77%, 78% and 75% of our total net sales in fiscal years 2014, 2013 and 2012, respectively.

Levi’s® Brand

The Levi’s® brand epitomizes classic American style and effortless cool and is positioned as the authentic, original and definitive jeanswear brand. Since their inception in 1873, Levi’s® jeans have become one of the most recognizable garments in the world – reflecting the aspirations and earning the loyalty of people for generations. Consumers around the world instantly recognize the distinctive traits of Levi’s® jeans – the double arc of stitching, known as the Arcuate Stitching Design, and the Red Tab Device, a fabric tab stitched into the back right pocket. Today, the Levi’s® brand continues to evolve, driven by its distinctive pioneering and innovative spirit. Our range of leading jeanswear and accessories for men, women and children is available in more than 110 countries, allowing individuals around the world to express their personal style.

The Levi’s® brand encompasses a range of products. Levi’s® Red Tab™ products are the foundation of the brand, consisting of a wide spectrum of jeans and jeanswear offered in a variety of fits, fabrics, finishes, styles and price points intended to appeal to a broad spectrum of consumers. The line includes the iconic 501® jean, the original and best-selling five-pocket jean of all time. The line also incorporates a full range of jeanswear fits and styles designed specifically for women. Sales of Red Tab™ products represented the majority of our Levi’s® brand net sales in all three of our regions in fiscal years 2014, 2013 and 2012. We also offer premium products around the world including a range of premium pants, tops, shorts, skirts, jackets, footwear, and related accessories.

Our Levi’s® brand products accounted for approximately 85%, 84% and 84% of our total net sales in fiscal years 2014, 2013 and 2012, respectively, approximately half of which were generated in our Americas region.

Dockers® Brand

The Dockers® brand has embodied the spirit of khakis for more than 25 years. Since its introduction in 1986, the brand has focused on men’s khakis and the essential goods to go with them.

Our Dockers® brand products accounted for approximately 11%, 12% and 12% of our total net sales in fiscal years 2014, 2013 and 2012, respectively. Although the substantial majority of these net sales were in the Americas region, Dockers® brand products are sold in more than 50 countries.

Signature by Levi Strauss & Co.™ Brand and Denizen® Brand

In addition to our Levi’s® and Dockers® brands, we offer two brands focused on consumers who seek high-quality, affordable and fashionable jeanswear from a company they trust. We offer denim jeans, casual pants, tops and jackets in a variety of fits, fabrics and finishes for men, women and kids under the Signature by Levi Strauss & Co.™ brand through the mass retail channel in the United States and Canada. The Denizen® brand was introduced in Target stores in the United States starting in 2011, and includes a variety of jeans to complement active lifestyles and to empower consumers to express their aspirations, individuality and attitudes at an affordable price point.

Signature by Levi Strauss & Co.™ brand and Denizen® brand products accounted for approximately 4% of our total net sales in each of fiscal years 2014, 2013 and 2012.

Licensing

The appeal of our brands across consumer groups and our global reach enable us to license our Levi’s® and Dockers® trademarks for a variety of product categories in multiple markets in each of our regions, including footwear, belts, wallets and bags, outerwear, sweaters, dress shirts, kidswear, sleepwear and hosiery. We also license our Signature by Levi Strauss & Co.™ and our Denizen® trademarks in various markets for certain product categories.

In addition to product category licenses, we enter into regional license agreements with third parties to produce, market and distribute our products in several countries around the world, including various Latin American, Middle Eastern and Asia Pacific countries. Licensing accounted for approximately 2% of our total net revenues in each of fiscal years 2014, 2013 and 2012.

We enter into licensing agreements with our licensees covering royalty payments, product design and manufacturing standards, marketing and sale of licensed products, and protection of our trademarks. We require our licensees to comply with our code of conduct for contract manufacturing and engage independent monitors to perform regular on-site inspections and assessments of production facilities.

Sales, Distribution and Customers

We distribute our products through a wide variety of retail formats around the world, including chain and department stores, franchise stores dedicated to our brands, our own company-operated retail network, multi-brand specialty stores, mass channel retailers, and both company-operated and retailer ecommerce sites.

Multi-brand Retailers

We seek to make our products available where consumers shop, including offering products and related assortments that are appropriately tailored for our wholesale customers and their retail consumers. Our products are also sold through authorized third-party ecommerce sites. Sales to our top ten wholesale customers accounted for approximately 31%, 31% and 32% of our total net revenues in fiscal years 2014, 2013 and 2012, respectively. No customer represented 10% or more of net revenues in any of these years. The loss of any major wholesale customer could have a material adverse effect on one or more of our segments or on the company as a whole.

Dedicated Stores

We believe retail stores dedicated to our brands are important for the growth, visibility, availability and commercial success of our brands, and they are an increasingly important part of our strategy for expanding distribution of our products. Our brand-dedicated stores are either operated by us or by independent third parties such as franchisees. In addition to the dedicated stores, we maintain brand-dedicated ecommerce sites that sell products directly to consumers.

Company-operated retail stores. Our company-operated ecommerce sites and retail stores, including both mainline and outlet stores, generated approximately 25%, 22% and 21% of our net revenues in fiscal 2014, 2013 and 2012, respectively. As of November 30, 2014, we had 565 company-operated stores, predominantly Levi’s® stores, located in 32 countries across our three regions. We had 213 stores in the Americas, 217 stores in Europe and 135 stores in Asia. During 2014, we added 57 company-operated stores and closed 21 stores.

Franchised and other stores. Franchised, licensed, or other forms of brand-dedicated stores operated by independent third parties sell Levi’s® and Dockers® products in markets outside the United States. There were approximately 1,400 of these stores as of November 30, 2014, and they are a key element of our international distribution. In addition to these stores, we consider our network of dedicated shop-in-shops located within department stores, which may be either operated directly by us or third parties, to be an important component of our retail distribution in international markets. Outside of the United States, approximately 400 dedicated shop-in-shops were operated directly by us and approximately 400 were operated by third parties as of November 30, 2014.

Seasonality of Sales

We typically achieve our largest quarterly revenues in the fourth quarter, reflecting the “holiday” season. In 2014, our net revenues in the first, second, third and fourth quarters represented 24%, 23% 24% and 29%, respectively, of our total net revenues for the year. In 2013, our net revenues in the first, second, third and fourth quarters represented 25%, 23%, 24% and 28%, respectively, of our total net revenues for the year.

Our fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Fiscal 2014 was a 53-week year ending on November 30, 2014. Fiscal 2013 and 2012 were 52-week years ending on November 24, 2013, and November 25, 2012, respectively. Each quarter of fiscal years 2014, 2013 and 2012 consisted of 13 weeks, with the exception of the fourth quarter of 2014, which consisted of 14 weeks.

Marketing and Promotion

Our marketing is rooted in globally consistent brand messages that reflect the unique attributes of our brands, including the Levi’s® brand as the authentic, original and definitive jeanswear brand and the Dockers® brand as world’s best and most loved khaki. We support our brands with a diverse mix of marketing initiatives to drive consumer demand, such as through social media and digital and mobile outlets, sponsorships, product placement in leading fashion magazines and with celebrities, television and radio advertisements, personal sponsorships and endorsements, on-the-ground efforts such as street-level events and similar targeted “viral” marketing activities.

We also use our websites, www.levi.com, www.dockers.com, www.levistrausssignature.com, and www.denizen.com, in relevant markets to enhance consumer understanding of our brands and help consumers find and buy our products.

Sourcing and Logistics

Organization. Our global sourcing and logistics organizations are responsible for taking a product from the design concept stage through production to delivery to our customers. Our objective is to leverage our global scale to achieve product development and sourcing efficiencies and reduce total product and distribution costs while maintaining our focus on local service levels and working capital management.

Product procurement. We source nearly all of our products through independent contract manufacturers. The remainder are sourced from our company-operated manufacturing and finishing plants. See “—Properties” for more information about those manufacturing facilities.

Sources and availability of raw materials. The principal fabrics used in our products include cotton, blends, synthetics and wools. The prices we pay our suppliers for our products are dependent in part on the market price for raw materials used to produce them, primarily cotton. The price and availability of cotton may fluctuate substantially, depending on a variety of factors. The price fluctuations impact the cost of our products in future seasons due to the lead time of our product development cycle. Fluctuations in product costs can cause a decrease in our profitability if product pricing actions taken in response were to be insufficient or if those actions were to cause our wholesale customers or retail consumers to reduce the volumes they purchase.

Sourcing locations. We use numerous independent contract manufacturers located throughout the world for the production and finishing of our garments. We conduct assessments of political, social, economic, trade, labor and intellectual property protection conditions in the countries in which we source our products before placing production in those countries and on an ongoing basis.

In 2014, we sourced products from contractors located in approximately 30 countries around the world. We sourced products in North and South Asia, South and Central America (including Mexico and the Caribbean), Europe and Africa. No single country accounted for more than 20% of our sourcing in 2014.

Sourcing practices. Our sourcing practices include these elements:

•	We require all third-party contractors and subcontractors who manufacture or finish products for us to comply with our code of conduct relating to supplier working conditions as well as environmental, employment and sourcing practices. We also require our licensees to ensure that their manufacturers comply with our requirements.

•	Our code of conduct covers employment practices such as wages and benefits, working hours, health and safety, working age and discriminatory practices, environmental matters such as wastewater treatment and solid waste disposal, and ethical and legal conduct.

•	We regularly assess manufacturing and finishing facilities through periodic on-site facility inspections and improvement activities, including use of independent monitors to supplement our internal staff. We integrate review and performance results into our sourcing decisions.

We disclose the names and locations of our contract manufacturers to encourage collaboration among apparel companies in factory monitoring and improvement. We regularly evaluate and refine our code of conduct processes.

Logistics. We operate dedicated distribution centers in a number of countries. For more information, see “—Properties.” Distribution center activities include receiving finished goods from our contractors and plants, inspecting those products, preparing them for retail presentation, and shipping them to our customers and to our own stores. Our distribution centers maintain a combination of replenishment and seasonal inventory from which we ship to our stores and wholesale customers. In certain locations around the globe we have consolidated our distribution centers to service multiple countries. In addition, we outsource some of our logistics activities to third-party logistics providers.

Competition

The global apparel industry is highly competitive and fragmented. It is characterized by low barriers to entry, brands targeted at specific consumer segments, many regional and local competitors, and an increasing number of global competitors. Principal competitive factors include:

•	developing high-quality, innovative products with relevant design, fits, finishes, fabrics, style and performance features that meet consumer needs;

•	maintaining favorable and strong brand name recognition and appeal through strong and effective best-in-class marketing support and intelligence in diverse market segments;

•	anticipating and responding to changing consumer demands and apparel trends in a timely manner;

•	securing desirable retail locations and presenting products effectively at company-operated retail and franchised and other brand-dedicated stores;

•	ensuring product availability at wholesale and ecommerce channels, and at company-operated retail, franchised and other brand-dedicated stores;

•	optimizing supply chain cost efficiencies and product development cycle lead times;

•	delivering compelling value for the price of our products in diverse market segments; and

•	generating competitive economics for wholesale customers, including retailers, franchisees, and distributors.

We face competition from a broad range of competitors at the global, regional and local levels in diverse channels across a wide range of retail price points, and some of our competitors are larger and have more resources than we do in the markets in which we operate. Globally, a few of our primary competitors include vertically integrated specialty stores operated by companies such as The Gap, Inc. and The Inditex Group; jeanswear brands such as those marketed by VF Corporation, a competitor in multiple channels and product lines including through their Wrangler, Lee and Seven for All Mankind brands; khakiwear brands such as Haggar; and athletic wear companies such as adidas Group, NIKE, Inc. and lululemon athletica inc. In addition, each region faces local or regional competition; and in the Americas, retailers’ private or exclusive labels such as those from Wal-Mart Stores, Inc. (Faded Glory brand), Target Corporation (Mossimo and Merona brands) and JC Penney (Arizona brand). Many of our regional competitors are also seeking to expand globally through an expanded store footprint and the ecommerce channel. For more information on the factors affecting our competitive position, see “Risk Factors.”

Trademarks

We have more than 5,000 trademark registrations and pending applications in approximately 180 jurisdictions worldwide, and we acquire rights in new trademarks according to business needs. Substantially all of our global trademarks are owned by Levi Strauss & Co., the parent and U.S. operating company. We regard our trademarks as our most valuable assets and believe they have substantial value in the marketing of our products. The Levi’s®, Dockers® and 501® trademarks, the Arcuate Stitching Design, the Tab Device, the Two Horse® Design, the Housemark and the Wings and Anchor Design are among our core trademarks.

We protect these trademarks by registering them with the U.S. Patent and Trademark Office and with governmental agencies in other countries, particularly where our products are manufactured or sold. We work vigorously to enforce and protect our trademark rights by engaging in regular market reviews, helping local law enforcement authorities detect and prosecute counterfeiters, issuing cease-and-desist letters against third parties infringing or denigrating our trademarks, opposing registration of infringing trademarks, and initiating litigation as necessary. We currently are pursuing approximately 400 infringement matters around the world. We also work with trade groups and industry participants seeking to strengthen laws relating to the protection of intellectual property rights in markets around the world.

Employees

As of November 30, 2014, we employed approximately 15,000 people, approximately 6,500 of whom were located in the Americas, 4,500 in Europe, and 4,000 in Asia. Approximately 4,000 of our employees were associated with the manufacturing and procurement of our products, 6,400 worked in retail, including seasonal employees, 1,300 worked in distribution and 3,300 were other non-production employees.

History and Corporate Citizenship

Our history and longevity are unique in the apparel industry. Our commitment to quality, innovation and corporate citizenship began with our founder, Levi Strauss, who infused the business with the principle of responsible commercial success that has been embedded in our business practices throughout our more than 150-year history. This mixture of history, quality, innovation and corporate citizenship contributes to the iconic reputations of our brands.

In 1853, during the California Gold Rush, Mr. Strauss opened a wholesale dry goods business in San Francisco that became known as “Levi Strauss & Co.” Seeing a need for work pants that could hold up under rough conditions, he and Jacob Davis, a tailor, created the first jean. In 1873, they received a U.S. patent for “waist overalls” with metal rivets at points of strain. The first product line designated by the lot number “501” was created in 1890.

In the 19th and early 20th centuries, our work pants were worn primarily by cowboys, miners and other working men in the western United States. Then, in 1934, we introduced our first jeans for women, and after World War II, our jeans began to appeal to a wider market. By the 1960s, they had become a symbol of

American culture, representing a unique blend of history and youth. We opened our export and international businesses in the 1950s and 1960s. In 1986, we introduced the Dockers® brand of casual apparel which revolutionized the concept of business casual.

Throughout this long history, we upheld our strong belief that we can help shape society through civic engagement and community involvement, responsible labor and workplace practices, philanthropy, ethical conduct, environmental stewardship and transparency. We have engaged in a “profits through principles” business approach from the earliest years of the business. Among our milestone initiatives over the years, we integrated our factories two decades prior to the U.S. civil rights movement and federally mandated desegregation, we developed a comprehensive supplier code of conduct requiring safe and healthy working conditions among our suppliers (a first of its kind for a multinational apparel company), and we offered full medical benefits to domestic partners of employees prior to other companies of our size, a practice that is widely accepted today.

Properties

We conduct manufacturing, distribution and administrative activities in owned and leased facilities. We operate four manufacturing-related facilities abroad and seven distribution centers around the world. We have renewal rights for most of our property leases. We anticipate that we will be able to extend these leases on terms satisfactory to us or, if necessary, locate substitute facilities on acceptable terms. We believe our facilities and equipment are in good condition and are suitable for our needs. Information about our key operating properties in use as of November 30, 2014, is summarized in the following table:

Location	Primary Use	Leased/Owned
Americas
San Francisco, CA	Design and Product Development	Leased
Hebron, KY	Distribution	Owned
Canton, MS	Distribution	Owned
Henderson, NV	Distribution	Owned
Etobicoke, Canada	Distribution	Owned
Cuautitlan, Mexico	Distribution	Leased

Europe
Plock, Poland	Manufacturing and Finishing	Leased(1)
Northhampton, U.K.	Distribution	Owned
Corlu, Turkey(2)	Finishing and Distribution	Owned

Asia
Adelaide, Australia	Distribution	Leased
Cape Town, South Africa	Manufacturing, Finishing and Distribution	Leased
Ninh Binh, Vietnam	Finishing	Leased

(1)	Building and improvements are owned but subject to a ground lease.

(2)	In September 2014, we announced that we would close our owned finishing and distribution center in Turkey in 2015.

Our global headquarters and the headquarters of our Americas region are both located in leased premises in San Francisco, California. Our Europe and Asia headquarters are located in leased premises in Brussels, Belgium and Singapore, respectively. In addition to the above, we operate finance shared service centers in Eugene, Oregon and Singapore. We also operate a back-up data center located in Westlake, Texas. As of November 30, 2014, we also leased or owned 92 administrative and sales offices in 41 countries, as well as leased 17 warehouses in nine countries.

In addition, as of November 30, 2014, we had 565 company-operated retail and outlet stores in leased premises in 32 countries. We had 213 stores in the Americas region, 217 stores in the Europe region and 135 stores in the Asia region.

Legal Proceedings

In the ordinary course of business, we have various pending cases involving contractual matters, facility and employee-related matters, distribution matters, product liability claims, trademark infringement and other matters. We do not believe any of these pending legal proceedings will have a material impact on our financial condition, results of operations or cash flows.

DIRECTORS AND EXECUTIVE OFFICERS

The following provides information about our directors and executive officers as of May 5, 2015.

Name	Age	Position
Stephen C. Neal(1)	66	Chairman of the Board of Directors
Charles V. Bergh	57	Director, President and Chief Executive Officer
Troy Alstead(2)(4)	52	Director
Jill Beraud(3)(4)	55	Director
Robert A. Eckert(1)(2)	60	Director
Spencer C. Fleischer(3)(4)	61	Director
Mimi L. Haas(1)(3)	68	Director
Peter E. Haas Jr.(1)(2)	67	Director
Jenny Ming(4)	59	Director
Patricia Salas Pineda(1)(2)	63	Director
Roy Bagattini	51	Executive Vice President and President, Asia, Middle East and Africa
Lisa Collier	50	Executive Vice President and President, Global Dockers® Brand
James Curleigh	49	Executive Vice President and President, Global Levi’s® Brand
Seth M. Ellison	56	Executive Vice President and President, Europe
Seth R. Jaffe	58	Senior Vice President and General Counsel
David Love	52	Senior Vice President and Chief Supply Chain Officer
Kelly McGinnis	46	Senior Vice President, Corporate Affairs and Chief Communications Officer
Craig Nomura	51	Executive Vice President and President, Global Retail
Anne Rohosy	56	Executive Vice President and President, Americas
Marc Rosen	46	Executive Vice President and President, Global eCommerce
Harmit Singh	52	Executive Vice President and Chief Financial Officer
Elizabeth Wood	53	Senior Vice President and Chief Human Resources Officer

(1)	Member, Nominating, Governance and Corporate Citizenship Committee.

(2)	Member, Human Resources Committee.

(3)	Member, Finance Committee.

(4)	Member, Audit Committee.

Peter E. Haas Jr. is a descendant of the family of our founder, Levi Strauss.

Directors

Stephen C. Neal, a director since 2007, became our Chairman of the Board in September 2011. He is also the Chairman of the law firm Cooley LLP, where he was Chief Executive Officer from 2001 until January 1, 2008. In addition to his extensive experience as a trial lawyer on a broad range of corporate issues, Mr. Neal has represented and advised numerous boards of directors, special committees of boards and individual directors on corporate governance and other legal matters. Prior to joining Cooley in 1995, Mr. Neal was a partner of the law firm Kirkland & Ellis LLP. Mr. Neal brings to the board deep knowledge and broad experience in corporate governance as well as his perspectives drawn from advising many companies throughout his career.

Charles V. Bergh, a director since he joined the Company in September 2011, is our President and Chief Executive Officer. Prior to joining the Company, Mr. Bergh was Group President of Global Male Grooming, for The Procter & Gamble Company (“P&G”), a manufacturer and distributor of consumer products. He held a progression of leadership roles during his 28-year career at P&G. Mr. Bergh previously served on the Board of Directors for VF Corporation and on the Singapore Economic Development Board, and was a member of the US-AESAN Business Council, Singapore. Mr. Bergh’s position as our Chief Executive Officer and his past experience as a leader of large, global consumer brands make him well-suited to be a member of our board of directors.

Troy Alstead, a director since 2012, is formerly the Chief Operating Officer for Starbucks Corporation, a role he assumed as of February 3, 2014 until March 1, 2015, when he began a 12-month sabbatical under the company’s established sabbatical program available to long-term employees. Mr. Alstead was most recently Group President and Chief Financial Officer from September 2013 until his promotion to his current role. From November 2008 to September 2013, Mr. Alstead was Chief Financial Officer and Chief Administrative Officer of Starbucks. He joined Starbucks in 1992, previously serving as Chief Operating Officer of Starbucks Greater China from April 2008 to October 2008, Senior Vice President of Global Finance and Business Operations from August 2007 to April 2008, and Senior Vice President of Corporate Finance from September 2004 to August 2007. Mr. Alstead served in a number of other senior positions with Starbucks prior to 2004. Mr. Alstead brings to the board his broad financial and business perspective developed over many years in the global consumer goods industry.

Jill Beraud, a director since 2013, is Executive Vice President for Tiffany & Co., a jeweler and specialty retailer, with responsibility for its Global Retail Operations and oversight of strategic store development and real estate. Before joining Tiffany & Co. in October 2014, Ms. Beraud was with Living Proof, Inc., a privately-held company that uses advanced medical and materials technologies to create hair care and skin care products for women, where she was Chief Executive Officer since December 2011. Prior to that, Ms. Beraud served as President of Starbucks/Lipton Joint Ventures and Chief Marketing Officer of PepsiCo Americas Beverages from July 2009 to June 2011, and PepsiCo’s Global Chief Marketing Officer from December 2008 to July 2009. Before PepsiCo, Ms. Beraud spent 13 years at Limited Brands in various roles, including Chief Marketing Officer of Victoria’s Secret and Executive Vice President of Marketing for its broader portfolio of specialty brands, including Bath & Body Works, C.O. Bigelow, Express, Henri Bendel, and Limited Stores. Ms. Beraud was selected to join the board due to her extensive marketing, social media and consumer branding experience, as well as her extensive managerial and operational knowledge in the apparel and other consumer goods industries. Ms. Beraud is currently a director of New York & Company, Inc.

Robert A. Eckert, a director since 2010, is Operating Partner of Friedman Fleischer & Lowe, LLC (“FFL”), a private equity firm, since September 2014. Mr. Eckert is also Chairman Emeritus of Mattel, Inc., a role he has held since January 2013. He was Mattel’s Chairman and Chief Executive Officer from May 2000 until December 2011, and he continued to serve as its Chairman until December 2012. He previously worked for Kraft Foods, Inc. for 23 years, and served as President and Chief Executive Officer from October 1997 until May 2000. From 1995 to 1997, Mr. Eckert was Group Vice President of Kraft Foods, and from 1993 to 1995, Mr. Eckert was President of the Oscar Mayer foods division of Kraft Foods. Mr. Eckert was selected to join the board due to his experience as a senior executive engaged with the dynamics of building global consumer brands through high performance expectations, integrity, and decisiveness in driving businesses to successful results. Mr. Eckert is currently a director of McDonald’s Corporation, Amgen, Inc. and Eyemart Express Holdings, LLC. He was a director of Smart & Final Stores, Inc. from May 2013 to July 2014.

Spencer C. Fleischer, a director since 2013, is Co-Chief Executive Officer and President of Friedman Fleischer & Lowe, LLC (“FFL”), a private equity firm. Before co-founding FFL in 1997, Mr. Fleischer spent 19 years at Morgan Stanley as an investment banker and senior leader. During his time there, he led business units across the globe, including serving as Head of Investment Banking in Asia, Head of Corporate Finance for Europe and Head of Corporate Finance in San Francisco. Mr. Fleischer was selected to join the board due to his broad financial and international business perspective developed over many years in the investment banking industry. Mr. Fleischer currently serves as a director of AmericanWest Bank and Strategic Investment Group. He was a director of Wilton Re Holdings Limited from June 2004 to June 2014.

Mimi L. Haas, a director since April 2014, is President of the Mimi and Peter Haas Fund, a position she has held since August 1981. Mrs. Haas is Vice Chair of the Board of Trustees and Chair of the Painting and Sculpture Acquisitions Committee of the New York Museum of Modern Art, a director of the Lincoln Center for the Performing Arts, Vice Chair of the San Francisco Museum of Modern Art, a member of the National Advisory Board of the Haas Center for Public Service at Stanford University, a member of the Council on

Foreign Relations, and a member of the Global Philanthropists Circle. In addition, Mrs. Haas served on the Company’s Board from 2004 to 2006. Mrs. Haas brings to the Board her long and deep knowledge of the Company and her extensive experience in corporate citizenship endeavors.

Peter E. Haas Jr., a director since 1985, is a director or trustee of each of the Levi Strauss Foundation, Red Tab Foundation, Walter and Elise Haas Fund and the Novato Youth Center Honorary Board, a Trustee Emeritus of the San Francisco Foundation, and he is Vice President of the Peter E. Haas Jr. Fund. Mr. Haas was one of our managers from 1972 to 1989. He was Director of Product Integrity of The Jeans Company, one of our former operating units, from 1984 to 1989. He served as Director of Materials Management for Levi Strauss USA in 1982 and Vice President and General Manager in the Menswear Division in 1980. Mr. Haas’ background in numerous operational roles specific to the Company and his familial connection to the Company’s founder enable him to engage in board deliberations with valuable insight and experience.

Jenny Ming, a director since September 2014, is President and Chief Executive Officer of Charlotte Russe Inc., a fast-fashion specialty retailer of apparel and accessories catering to young women, a position she has held since October 2009. From March 1999 to October 2006, Ms. Ming served as President of Old Navy, where she oversaw all aspects of Old Navy and its 900 retail clothing stores in the U.S. and Canada. Ms. Ming joined The Gap, Inc. in 1986, serving in various executive capacities in its San Francisco headquarters, and in 1994, she was a member of the executive team who launched Old Navy. Ms. Ming was selected to join the Board due to her extensive operational and retail leadership experience in the apparel industry. Ms. Ming serves on the Board of Barneys New York, on the Board of Trustees for the Museum of Chinese in America (MOCA) in New York and also sits on the Board of the Merage Foundation for the American Dream. She is also a member of the Committee of 100, a non-profit organization of accomplished Chinese Americans from business leaders to the arts.

Patricia Salas Pineda, a director since 1991, is currently Group Vice President of Hispanic Business Strategy for Toyota Motor North America, Inc., an affiliate of one of the world’s largest automotive firms, a position she has held since May 2013. Previously, Ms. Pineda served Toyota Motor North America as Group Vice President, National Philanthropy and the Toyota USA Foundation from 2004 until her appointment to her current role. During this period, Ms. Pineda also served as General Counsel and Group Vice President of Administration from 2006 to 2008 and as Group Vice President of Corporate Communications and General Counsel from 2004 to 2006. Prior to that, Ms. Pineda was Vice President of Legal, Human Resources and Government Relations, and Corporate Secretary of New United Motor Manufacturing, Inc. with which she had been associated since 1984. Ms. Pineda was selected as a member of the board to bring her expertise in government relations and regulatory oversight, corporate governance and human resources matters. Her long tenure on the board also provides valuable historical perspective. She is currently a member of the corporate advisory board of the National Council of La Raza and Chairwoman and member of the Board of Directors of the Latino Corporate Directors Association.

Executive Officers

Charles V. Bergh’s biography is set forth under the heading “Directors” above.

Roy Bagattini is currently serving as our Executive Vice President and President of our Asia, Middle East and Africa (“Asia”) region. Mr. Bagattini joined the Company in June 2013 as Executive Vice President and President of Commercial Operations for the Asia Pacific (now Asia) region before his role was expanded to include the Middle East and Africa at the end of November 2013. Mr. Bagattini was Senior Vice President for Asia and Africa at Carlsberg Group, a leading brewing and beverage company, from 2009 to 2013. Prior to that, Mr. Bagattini served in a variety of executive and leadership roles in Russia, China, India and the United States for SABMiller plc, one of the world’s largest brewing companies, from 1991 to 2009.

Lisa Collier is currently serving as our Executive Vice President and President of Global Dockers® Brand, a position she has held since July 2013. From October 2013 to January 2015, Ms. Collier also served as Chief

Transformation Officer. From July 2012 until July 2013, Ms. Collier served as Senior Vice President of Product Development and Innovation across all of our brands. Before that, Ms. Collier held various leadership roles in the Company, at times serving in dual roles, including Senior Vice President of Dockers® Merchandising, Licensing & Supply Chain from April 2010 to November 2012, Managing Director and General Manager of Levi Strauss Australia and New Zealand from December 2007 to April 2011, and Vice President of U.S. Retail from May 2006 to November 2007. Ms. Collier joined the Company in October 2003 as Vice President of Product Management for the U.S. Levi’s® Brand, a position she held until May 2006. Ms. Collier has more than 25 years of professional experience in the apparel industry. Before joining the Company, she served as Vice President of Product Development, Planning and Sourcing at Tarrant Apparel Group and held various positions at The Limited in merchandising and buying.

James Curleigh is currently serving as our Executive Vice President and President of the Global Levi’s® Brand, a position he has held since July 2012. Prior to joining the Company, Mr. Curleigh served as the President and Chief Executive Officer of Keen Footwear, Inc., a footwear and accessory company, from March 2008 to May 2012. Before Keen, he was President and Chief Executive Officer of Salomon Sports North America, an innovative performance sports company, from 2001 to 2007. He also established and led TaylorMade adidas golf division in Europe and held various leadership positions in the London office of M&M Mars, a global consumer goods company.

Seth M. Ellison is currently serving as our Executive Vice President and President of our Europe region. Mr. Ellison joined the Company in September 2012 as Executive Vice President and President of the Global Dockers® Brand before assuming his current role in July 2013. Prior to joining the Company, Mr. Ellison was Executive Vice President and Chief Commercial Officer at Alternative Apparel from February 2009 to July 2012. Before Alternative Apparel, Mr. Ellison was President of the Swimwear Group at Perry Ellis from 2005 to 2009, and held various leadership positions at NIKE, Inc. from 1996 to 2005, including Vice President and General Manager of Nike EMEA Apparel and President of Hurley.

Seth Jaffe is currently serving as our Senior Vice President and General Counsel, a position he has held since September 2011. Prior to joining the Company, Mr. Jaffe served as Senior Vice President, General Counsel and Secretary of Williams-Sonoma, Inc. from January 2002 to August 2011. From 2000 to 2001, Mr. Jaffe served as Chief Administrative Officer and General Counsel of CareThere, Inc., a healthcare technology company. Mr. Jaffe also held various legal roles at the Company from 1984 to 1999 with increasing responsibilities in the United States and Europe during that time.

David Love is currently serving as our Senior Vice President and Chief Supply Chain Officer, a position he has held since August 2004. Since January 2015, Mr. Love has also served as Chief Transformation Officer, leading the Company’s centrally-led global productivity, agility and growth initiative. Mr. Love is responsible for development, sourcing and delivery of our products worldwide. Prior to assuming this role, Mr. Love was Vice President of our U.S. Supply Chain organization from 2001 to 2004 and Senior Director of Product Services for the U.S. Levi’s® brand from 1999 to 2001. From 1981, when he joined the Company, to 2001, Mr. Love held various managerial positions.

Kelly McGinnis is currently serving as our Senior Vice President of Corporate Affairs and Chief Communications Officer, a position she has held since August 2013. Prior to joining the Company, Ms. McGinnis served as Vice President of Global Communications at Dell Inc. from March 2010 to 2013. Before Dell, from March 2008 to 2010, she was President of Axicom U.S., a global technology public relations company. From 2001 to 2008, Ms. McGinnis was a senior partner at Fleishman-Hillard, Inc. and served as general manager of the firm’s San Francisco office.

Craig Nomura is currently serving as our Executive Vice President and President of Global Retail, a position he has held since February 2014. Mr. Nomura served as Senior Vice President of Global Development for Williams-Sonoma, Inc. from May 2011 until he joined the Company. From January 2005 to April 2011,

Mr. Nomura was Representative Director and Managing Director for The Gap, Inc. based in Japan. Mr. Nomura has more than 20 years of professional experience in the apparel industry working at companies that include The Gap, Inc., The Gymboree Corporation, Guess? Inc. and Foot Locker, Inc.

Anne Rohosy is currently serving as our Executive Vice President and President of the Americas region, a position she has held since July 2013. From February 2012 until her appointment to her current role, Ms. Rohosy served as President of Commercial Operations for the Americas and Europe regions while continuing her role as Executive Vice President and President of the Global Dockers® Brand, a position she held from May 2011 until September 2012. From October 2009, when she joined the Company, until May 2011, she served as Senior Vice President, Levi’s® North America Commercial Operations, and then served as Senior Vice President, Levi’s® Wholesale, Americas. Ms. Rohosy’s professional experience in the apparel industry spans more than 30 years with such global brands as Swatch, Liz Claiborne and NIKE, Inc., where she held various leadership roles from 1990 to 2005 and led the company’s commercial strategy development and apparel sales in the United States and Europe.

Marc Rosen is currently serving as our Executive Vice President and President of Global eCommerce, a position he has held since April 2014. He is responsible for leading the Company’s global eCommerce business to drive new growth, consumer loyalty and sustainable profitability. Mr. Rosen brings more than 20 years of retail and eCommerce leadership to the role, most recently as Senior Vice President of Global eCommerce at Wal-Mart Stores, Inc., a role he held from January 2011 to April 2014. He was responsible for designing, building, operating and expanding Wal-Mart’s eCommerce platforms globally. From January 2006 to December 2010, Mr. Rosen was Senior Vice President of Information Systems, with responsibility for Wal-Mart’s global merchandising, supply chain and store systems. He also held senior leadership positions for Wal-Mart’s international business unit and Ernst & Young LLP.

Harmit Singh is currently serving as our Executive Vice President and Chief Financial Officer, a position he has held since January 2013. Previously, Mr. Singh, was Executive Vice President and Chief Financial Officer of Hyatt Hotels Corporation from August 2008 to December 2012. Prior to that, he spent 14 years at Yum! Brands, Inc. in a variety of roles including Senior Vice President and Chief Financial Officer of Yum Restaurants International from 2005 to 2008. Before joining Yum!, Mr. Singh worked in various financial capacities for American Express India & Area Countries, a worldwide travel, financial and network services company. Mr. Singh served on the board of directors and was also the Audit Committee Chair of Avendra, LLC through August 2012. Mr. Singh is a Chartered Accountant from India.

Elizabeth Wood joined the Company as our Senior Vice President and Chief Human Resources Officer on May 1, 2015. Previously, Ms. Wood was Senior Vice President of Human Resources at Toys R Us from May 2013 to August 2014. From September 2005 to March 2013, she served as Executive Vice President, Human Resources, at Warnaco. Ms. Wood is an experienced retail executive with a deep background in apparel. She has also worked at Brooks Brothers and Marks and Spencer Group, and has expertise in shepherding brands and businesses through transformational change.

Our Board of Directors

Our board of directors currently has ten members. Our board is divided into three classes with directors elected for overlapping three-year terms. The term for directors in Class I (Ms. Beraud, Mr. Fleischer and Mr. Neal) will end at our annual stockholders’ meeting in 2017. The term for directors in Class II (Mrs. Haas, Mr. P. E. Haas Jr. and Ms. Ming) will end at our annual stockholders’ meeting in 2018. The term for directors in Class III (Mr. Alstead, Mr. Bergh, Mr. Eckert and Ms. Pineda) will end at our annual stockholders’ meeting in 2016.

Committees. Our board of directors has four standing committees.

•

Audit. Our Audit Committee provides assistance to the board in the board’s oversight of the integrity of our financial statements, financial reporting processes, internal controls systems and compliance with legal requirements. The committee meets with our management regularly to discuss our critical accounting policies, internal controls and financial reporting process and our financial reports to the public. The committee also meets with our independent registered public accounting firm and with our financial personnel and internal auditors regarding these matters. The committee also examines the independence and performance of our internal auditors and our independent registered public accounting firm. The committee has sole and direct authority to engage, appoint, evaluate and replace our independent registered public accounting firm. Both our independent registered public accounting firm and our internal auditors regularly meet privately with this committee and have unrestricted access to the committee. The Audit Committee held eight meetings during 2014.

— Members: Mr. Alstead (Chair), Ms. Beraud, Ms. Ming and Mr. Fleischer.

Each of Messrs. Alstead and Fleischer have been determined to be our Audit Committee financial experts as currently defined under SEC rules. We believe that the composition of our Audit Committee meets the criteria for independence under, and the functioning of our Audit Committee complies with the applicable requirements of, the Sarbanes-Oxley Act and SEC rules and regulations.

•	Finance. Our Finance Committee provides assistance to the board in the board’s oversight of our financial condition and management, financing strategies and execution and relationships with stockholders, creditors and other members of the financial community. The Finance Committee held six meetings in 2014 and otherwise acted by unanimous written consent.

— Members: Mr. Fleischer (Chair), Ms. Beraud and Mrs. Haas.

•	Human Resources. Our Human Resources Committee provides assistance to the board in the board’s oversight of our compensation, benefits and human resources programs and of senior management performance, composition and compensation. The committee reviews our compensation objectives and performance against those objectives, reviews market conditions and practices and our strategy and processes for making compensation decisions and approves (or, in the case of our chief executive officer, recommends to the Board) the annual and long term compensation for our executive officers, including our long term incentive compensation plans. The committee also reviews our succession planning, diversity and benefit plans. The Human Resources Committee held three meetings in 2014.

— Members: Mr. Eckert (Chair), Mr. Alstead, Mr. P.E. Haas Jr. and Ms. Pineda.

•	Nominating, Governance and Corporate Citizenship. Our Nominating, Governance and Corporate Citizenship Committee is responsible for identifying qualified candidates for our board of directors and making recommendations regarding the size and composition of the board. In addition, the committee is responsible for overseeing our corporate governance matters, reporting and making recommendations to the board concerning corporate governance matters, reviewing the performance of our chairman and chief executive officer and determining director compensation. The committee also assists the board with oversight and review of corporate citizenship and sustainability matters which may have a significant impact on the Company. The Nominating, Governance and Corporate Citizenship Committee held five meetings in 2014.

— Members: Mr. Neal (Chair), Mr. Eckert, Mrs. Haas, Mr. P.E. Haas Jr. and Ms. Pineda.

Board Composition and Risk Management Practices

Board Leadership

While our by-laws do not require separation of the offices of chairman and chief executive officer, these positions are held by different individuals. The Board believes that the separation of the roles of chairman and chief executive officer is a matter to be addressed as part of the succession planning process for those roles and that it is in the best interests of the Company for the board, upon the review and advice of the Nominating, Governance and Corporate Citizenship Committee, to make such a determination when it elects a new chairman or chief executive officer or otherwise as the circumstances may require.

Board Selection Criteria

According to the board’s written membership policy, the board seeks directors who are committed to the values of the Company and are, by reason of their character, judgment, knowledge and experience, capable of contributing to the effective governance of the Company. Additionally, the board is committed to maintaining a diverse and engaged board of directors composed of both stockholders and non-stockholders. Upon any vacancy on the board, it seeks to fill that vacancy with any specific skills, experiences or attributes that will enhance the overall perspective or functioning of the board.

Board’s Role in Risk Management

Management is responsible for the day-to-day management of the risks facing the Company, while the board, as a whole and through its committees, has responsibility for the oversight of risk management. Management engages the board in discussions concerning risk periodically and as needed, and addresses the topic as part of the annual planning discussions where the board and management review key risks to the Company’s plans and strategies and the mitigation plans for those risks. In addition, the Audit Committee of the board has the responsibility to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, with management, the senior internal auditing executive and the independent registered public accounting firm.

Worldwide Code of Business Conduct

We have a Worldwide Code of Business Conduct which applies to all of our directors and employees, including the chief executive officer, the chief financial officer, the controller and our other senior financial officers. The Worldwide Code of Business Conduct covers a number of topics including:

•	accounting practices and financial communications;

•	conflicts of interest;

•	confidentiality;

•	corporate opportunities;

•	insider trading; and

•	compliance with laws.

A copy of the Worldwide Code of Business Conduct is an exhibit to our Annual Report on Form 10-K for 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our compensation program, the compensation decisions we made under our program, and the reasoning underlying those decisions. This discussion and analysis focuses on the compensation of our named executive officers, who in fiscal 2014 were:

•	Charles V. Bergh, President and Chief Executive Officer (“CEO”)

•	Harmit Singh, Executive Vice President and Chief Financial Officer (“CFO”)

•	Roy Bagattini, Executive Vice President and President, Asia, Middle East & Africa

•	Craig Nomura, Executive Vice President and President, Global Retail

•	Anne Rohosy, Executive Vice President and President, Americas

Our compensation policies and programs are designed to support the achievement of our strategic business plans by attracting, retaining and motivating exceptional talent. Our ability to compete effectively in the marketplace depends on the knowledge, capabilities and integrity of our leaders. Our compensation programs help create a high-performance, outcome-driven and principled culture by holding leaders accountable for delivering results, developing our employees and exemplifying our core values. In addition, we believe that our compensation policies and programs for leaders and employees do not promote risk-taking to any degree that would have a material adverse effect on the company.

The Human Resources Committee (the “HR Committee”) of our Board of Directors (the “Board”) is responsible for overseeing our executive compensation practices. Each year, the HR Committee conducts a review of our compensation and benefits programs to assess whether the programs are aligned with our business strategies, the competitive practices of our peer companies and our stockholders’ interests.

Compensation Philosophy and Objectives

Our executive compensation philosophy, which also applies to all members of our Worldwide Leadership Team, focuses on the following key goals:

•	Attract, motivate and retain high performing talent in an extremely competitive marketplace

¡	Our ability to achieve our strategic business plans and compete effectively in the marketplace is based on our ability to attract, motivate and retain exceptional leadership talent in a highly competitive talent market.

•	Deliver competitive compensation for achievement of annual and long-term results

¡	We provide competitive total compensation opportunities that are intended to attract, motivate and retain a highly capable and results-driven executive team, with the majority of compensation based on the achievements of long-term performance results.

•	Align the interests of our executives with those of our stockholders

¡	Our programs offer compensation incentives that are intended to motivate executives to enhance total stockholder return. These programs align certain elements of compensation with our achievement of corporate growth objectives (including defined financial targets and increases in stockholder value) as well as individual performance.

Policies and Practices for Establishing Compensation Packages

Establishing the elements of compensation

The HR Committee establishes the elements of compensation for our executives after an extensive review of market data on the executives from the peer group described below. The HR Committee reviews each element of compensation independently and in the aggregate to determine the right mix of elements, and associated amounts, for each executive that it believes best helps us further our goals of motivating and retaining our executives, achieving our strategic business plans, and enhancing total stockholder return.

A consistent approach is used for all executives when establishing each compensation element. However, the HR Committee, and the Board for the CEO, maintains flexibility to exercise its independent judgment in how it applies the standard approach to each executive, taking into account unique considerations existing at an executive’s time of hire, promotion or annual performance review, and the current and future estimated value of previously granted long-term incentives, both performance and time-vesting.

Competitive peer group

In determining the design and the amount of each element of compensation, the HR Committee conducts a thorough annual review of competitive market information. The HR Committee reviews data provided by Aon Hewitt concerning peer companies in the consumer products, apparel and retail industry segments. The peer group is comprised of companies with median revenue and other industry related characteristics (such as apparel, retail and select consumer products companies with premium branded products) that are comparable to us and, more importantly, that we compete with for executive talent. The 2014 peer group used in establishing our executives’ 2014 compensation packages is presented below.

Company Name
Abercrombie & Fitch Co.	Hanesbrands Inc.*
Aéropostale, Inc.*	Hasbro, Inc.
American Eagle Outfitters, Inc.*	J. C. Penney Company, Inc.
ANN INC.*	The Jones Group Inc.*
Avon Products, Inc.	L Brands, Inc. (formerly Limited Brands, Inc.)*
Burberry Group Plc	Mattel, Inc.
The Clorox Company	NIKE, Inc.*
Coach, Inc.*	Nordstrom, Inc.
Dillard’s, Inc.	PVH Corp.*
The Estée Lauder Companies Inc.	Ralph Lauren Corporation*
Foot Locker, Inc.	Tiffany & Co.
The Gap, Inc.*	VF Corporation*
Guess? Inc.*	Williams-Sonoma, Inc.

In addition to the companies noted with an asterisk (*) in the table above, the following companies are part of an expanded peer group for purposes of measuring total shareholder return for the performance-based stock appreciations rights granted in 2014 that are further described below under “Performance-Based SARs”.

Company Name
adidas AG	HUGO BOSS AG
Ascena Retail Group Inc.	INDUSTRIA DE DISEÑO TEXTIL, S.A.
Billabong International Limited	Lands’ End, Inc.
Carter’s, Inc.	lululemon athletica Inc.
Chico’s FAS Inc.	LVMH Moet Hennessy-Louis Vuitton
Christopher & Banks Corp.	NEXT plc
Columbia Sportswear Co.	Oxford Industries Inc.
Esprit Holdings Limited	Pacific Sunwear of California Inc.
Express Inc.	Perry Ellis, International Inc.
Kate Spade & Company (formerly Fifth & Pacific Companies, Inc.)	Quiksilver Inc.
Fossil Group Inc.	Skechers U.S.A. Inc.
Gerry Weber International AG	The Cato Corporation
G III Apparel Group, Ltd.	The Children’s Place, Inc.
Gildan Activewear Inc.	Under Armour, Inc.
H & M Hennes & Mauritz AB	Urban Outfitters, Inc.
Hermès International Société en Commandite par Actions	Wolverine World Wide Inc.
Hot Topic, Inc.

Establishing compensation for executives other than the CEO

While the HR Committee uses peer group market data percentiles as reference points in setting executive compensation, the HR Committee does not target specific benchmark percentiles for any element of compensation or total direct compensation for the executive officers (including the CEO). Instead, the HR Committee uses a number of factors in determining compensation for our executives in a manner that it believes best helps us further our goals of motivating and retaining our executives, achieving our strategic business plans, and enhancing total stockholder return. The factors considered in establishing compensation for our executives include, among others, our performance, the individual’s performance in the prior year, the scope of each individual’s responsibilities, internal and external pay equity, the guidelines used for setting annual cash, long-term and total compensation for the executives, succession planning strategies, and data regarding pay practices and trends.

The CEO conducts an annual performance review of each executive and makes recommendations to the HR Committee about the structure of the executive compensation program and individual arrangements. The CEO is generally present at HR Committee meetings when compensation, other than his own, is considered and approved.

The HR Committee carefully considers the CEO’s recommendation and consults with its consultant, Exequity, an independent board advisor firm, which informs the HR Committee of market trends and conditions, comments on market data relative to each executive’s current compensation, and provides perspective on other company executive compensation practices. The HR committee approves all compensation decisions affecting the executives, other than that of the CEO which is approved by the full Board. The HR Committee then reports on its decisions to the full Board.

Establishing the CEO compensation package

At the completion of each year, the Nominating, Governance and Corporate Citizenship Committee (the “NG&CC Committee”) assesses the CEO’s performance against annual objectives that were established jointly by the CEO and the NG&CC Committee at the beginning of that year, and submits its performance assessment to the HR Committee. The HR Committee then reviews the performance assessment and peer group compensation data in its deliberations. During this decision-making process, the HR Committee consults with its consultant,

Exequity, which informs the HR Committee of market trends and conditions, comments on market data relative to the CEO’s current compensation, and provides perspective on other companies’ CEO compensation practices. Based on all of these inputs, the company’s performance, and the guidelines used for setting annual cash, long-term and total compensation for the other executives, the HR Committee prepares a recommendation to the full Board on all aspects of the CEO’s compensation. The full Board then considers the HR Committee’s recommendation and approves the final compensation package for the CEO.

Role of the Compensation Consultant in compensation decisions

The HR Committee has also engaged Exequity to provide the HR Committee with periodic advice on the compensation program structure and individual compensation arrangements for all executives. The consultant was selected by the HR Committee in its sole discretion and does not provide any other services to the Company. The consultant attends HR Committee meetings from time to time, presents an annual briefing on general and retail-industry compensation trends and developments, and is also available to the HR Committee outside of meetings as necessary. The consultant reports directly to the HR Committee, although the consultant meets with management from time to time to obtain information necessary to advise the HR Committee.

In addition, the HR Committee periodically reviews its relationship with its independent compensation consultant. The HR Committee believes that the consultant it retains is able to provide it with independent advice.

Elements of Compensation

The primary elements of compensation for our executives including our named executive officers are:

•	Base Salary;

•	Annual Incentive Plan Awards; and

•	Long-Term Incentive Awards.

Base Salary

The objective of base salary is to reward each executive for their current contributions to the Company, reflect the scope of the executives’ roles and responsibilities and compensate each executive for their expected day-to-day performance, as well as provide fixed compensation that reflects what the market pays to individuals in similar roles with comparable experience. The peer group data serves as a general guideline only. The HR Committee, and for the CEO, the Board, retains the authority to exercise its independent judgment in establishing the base salary levels for each executive. The HR Committee reviews base salaries for executives on an annual basis in the first fiscal quarter considering the factors described above under “Establishing compensation for executives other than the CEO,” and as needed in connection with promotions or other changes in responsibilities. The table below summarizes base salaries during fiscal 2014, and changes that occurred during the year for our named executive officers.

Name	Base Salary as of November 30, 2014(3)	Base Salary as of November 24, 2013
Charles V. Bergh	$1,280,000	$1,250,000
Harmit Singh	700,000	675,000
Roy Bagattini(1)	650,902	636,260
Craig Nomura(2)	580,000	N/A
Anne Rohosy	720,000	700,000

(1)	Mr. Bagattini was paid in Singapore Dollars (SGD). For purposes of this table, an exchange rate of 0.7746, which is the average exchange rate for November 2014, was used to convert Mr. Bagattini’s base salary (SGD 840,307 as of November 30, 2014, and SGD 821,405 as of November 24, 2013) to U.S. Dollars.

(2)	Mr. Nomura joined the Company in February 2014 as the Executive Vice President & President, Global Retail.

(3)	The base salary for each of Messrs. Bergh, Singh, and Ms. Rohosy were increased in February 2014 as part of the annual review to position each appropriately relative to the other executives of the Company.

Annual Incentive Plan

Our Annual Incentive Plan (“AIP”) provides the executives, and other eligible employees, an opportunity to share in any success that they help create by aligning annual incentive compensation with annual performance. The AIP encourages the achievement of our internal annual business goals and rewards Company, business unit and individual performance against those annual objectives. The alignment of AIP with our internal annual business goals is intended to motivate all participants to achieve and exceed our annual performance objectives. Actual AIP bonus payments were based on the following two components:

Financial performance

•	75% of their total opportunity was based on financial performance of the Company or a combination of Company (weighted 50%) and business unit (weighted 25%) performance for business unit executives. Company and business unit financial performance is based 50% on earnings before interest and taxes (“EBIT”), 25% on free cash flow and 25% on net revenues. Performance measures are described in more detail below under “Performance measures.”

Individual performance

•	25% of their total opportunity was based on individual objectives, to recognize achievement of other organizational goals.

Financial performance above threshold is required before any bonus payout is made to executives.

The table below describes the target AIP participation rate and potential AIP payout range for each named executive officer. Mr. Bergh’s AIP target percentage of base salary was higher to ensure competitiveness and to recognize the impact of his role relative to the other executives.

Name	2014 AIP Participation Rate as a Percentage of Base Salary (Target)	Potential AIP Payout Range as a Percentage of Base Salary
Charles V. Bergh	150%	0 – 300%
Harmit Singh	80%	0 – 160%
Roy Bagattini	70%	0 – 140%
Craig Nomura(1)	70%	70 – 140%
Anne Rohosy	80%	0 – 160%

(1)	Pursuant to his employment arrangement, Mr. Nomura was guaranteed a minimum AIP payment for fiscal 2014 equal to his target payout.

Performance measures

Our priorities for 2014 were to drive business growth and create stockholder value. Our 2014 AIP funding goals were aligned with these key priorities through the use of three performance measures:

•	EBIT, a non-GAAP measure that is determined by deducting from operating income, as determined under generally accepted accounting principles in the United States (“GAAP”), the following: restructuring expense, net curtailment gains and losses from our post retirement medical plan in the United States and pension plans worldwide, and certain management-defined unusual, non-recurring selling, general and administrative expense/income items;

•	Free cash flow, a non-GAAP measure defined as cash flow generated from Company operations minus capital expenditures minus dividends paid; and

•	Net revenues, a GAAP measure defined as gross product sales minus returns, discounts and allowances, plus licensing revenue.

We used these measures because we believe they are key drivers in increasing stockholder value and because every AIP participant can impact them in some way. EBIT and free cash flow are used as indicators of our earnings and operating cash flow performance, and net revenues is used as an indicator of our growth. These measures may change from time to time based on business priorities. The HR Committee approves the goals for each measure and the respective funding scale each year. The reward for meeting the AIP goals is set by the HR Committee. If goal levels are not met, but financial performance reaches minimum thresholds, participants may receive partial payouts to recognize their efforts that contributed to Company and/or business unit performance.

The table below shows the 2014 goals at target for each of our three performance measures and the actual 2014 payout percentage reflecting the total Company performance. In the case of Messrs. Bergh and Singh, 75% of their total AIP opportunity was based on financial performance of the Company. For Messrs. Bagattini, Nomura, and Ms. Rohosy, a combination of Company (weighted 50%) and their respective business unit performance (weighted 25%) was used to calculate their actual financial performance achievement. EBIT, free cash flow, and net revenues goals for each business unit were set using the same methodology as the Company goals.

	EBIT Goal	Free Cash Flow Goal	Net Revenues Goal	Actual Percentage Achieved After Adjustments*
	(Dollars in millions)
Total Company	$497	$190	$4,844	111%

*	The actual percentage achieved results are weighted 50% on EBIT and 25% for Free Cash Flow and Net Revenues, respectively. Actual results also excludes the impact of foreign currency exchange rate fluctuations on our business results. See “Actual AIP awards” below for details of the calculation.

At the close of the fiscal year, the HR Committee reviews and approves the final AIP payout results based on the level of attainment of the designated financial measures at the business unit and total Company levels. The Committee’s review includes an analysis of the fundamentals of the underlying business performance and adjustments for items that are not indicative of ongoing results. Such adjustments may include external factors or internal business decisions that may have impacted financial results during the year. For example, EBIT, free cash flow and net revenues are expressed in constant currencies (i.e., excluding the effects of foreign currency translation), since we believe that period-to-period changes in foreign exchange rates can cause our reported results to appear more or less favorable than business fundamentals indicate.

Individual performance measures

Executives were eligible to receive bonuses based on individual performance. For executives other than the CEO, individual performance and resulting individual performance payout percentage is based on the CEO’s assessment of the executive’s performance against his or her annual objectives and performance relative to his or her internal peers. The CEO’s individual performance is based on the HR Committee’s assessment of Mr. Bergh’s performance against his annual objectives, including the feedback from the Nominating, Governance and Corporate Citizenship Committee, and the HR Committee’s assessment of his leadership in 2014. During this decision-making process, the HR Committee consults with its consultant Exequity. Based on all of these inputs, the HR Committee prepares a recommendation to the full Board on the CEO’s individual performance. The full Board then considers the HR Committee’s recommendation and approves the final individual performance payout percentage for the CEO. Individual annual objectives include non-financial goals which are not stated in quantitative terms, and a particular weighting is not assigned to any one of these individual goals. The non-financial objectives are not established in terms of how difficult or easy they are to attain; rather, they are taken into account in assessing the overall quality of the individual’s performance. For fiscal 2014, these objectives consisted of initiatives that focused on five key behaviors: (1) understanding the Company’s business in the context of the market, (2) owning and delivering on commitments, (3) placing Company success over individual or group success, (4) collaboration, and (5) leading by positive example.

Actual AIP awards

For fiscal 2014, financial performance applicable to each named executive officer was mixed, and AIP payouts reflect the different performance outcomes. The table below shows the inputs used for the calculation of the actual bonus for fiscal 2014 for each eligible named executive officer.

Name	Base Salary	AIP Target	Actual Percentage Achieved: Total Company	Actual Percentage Achieved: Business Unit	Actual Percentage Achieved: Individual Performance	Actual Bonus(1)
Charles V. Bergh	$1,280,000	150%	111%	N/A	140%	$2,270,400
Harmit Singh	700,000	80%	111%	N/A	150%	676,200
Roy Bagattini(2)	650,902	70%	111%	119%	130%	536,506
Craig Nomura(3)	470,566	70%	111%	143%	50%	406,000
Anne Rohosy	720,000	80%	111%	69%	—	419,040

(1)	Except for Messrs. Bergh and Singh where Total Company performance is weighted 75%, Total Company performance is weighted 50% and Business Unit performance is weighted 25%. For all executives, Individual Performance is weighted 25%.

(2)	Mr. Bagattini was paid in Singapore Dollars (SGD). For presentation purposes of this table, his base salary of SGD 840,297 and bonus of SGD 692,623 was converted into U.S. Dollars using an exchange rate of 0.7746, which is the average exchange rate for November 2014.

(3)	Mr. Nomura’s prorated bonus is $341,749, based on his February 2014 start date. However, per his offer letter, his bonus is guaranteed to be at least equal to target ($406,000).

Long-Term Incentives

The HR Committee believes a large part of an executive’s compensation should be linked to long-term stockholder value creation as an incentive for sustained, profitable growth. Therefore, our long-term incentives for our executives are in the form of equity awards, both performance and time-vested, and provide reward opportunities competitive with those offered by companies in the peer group for similar jobs. Consistent with the other elements of compensation, the HR Committee does not target specific benchmark percentiles for long-term incentive awards for our executives and uses a number of factors in establishing the long-term incentive award levels for each individual including a review of each individual’s accumulated vested and unvested awards, the current and potential realizable value over time using stock appreciation assumptions, vesting schedules, comparison of individual awards between executives and in relation to other compensation elements, market data, stockholder dilution and accounting expense. Should we deliver against our long-term goals, the long-term equity incentive awards become a significant portion of the total compensation of each executive. For more information on the 2014 long-term equity grants, see the 2014 Grants of Plan-Based Awards table. Stock-based awards are granted under our omnibus 2006 Equity Incentive Plan, as amended to date (“EIP”) that enables the HR Committee to select from a variety of stock awards, including stock options, restricted stock and restricted stock units, and time-vested as well as performance-based stock appreciation rights (“SARs”).

Stock Appreciation Rights

Stock settled SARs are the primary form of equity granted to our executives under the EIP. SARs are typically granted annually (or, in the case of new executives, at the HR Committee meeting held in February or July following the date they join the Company or first become an executive) with four-year vesting periods and exercise periods of up to seven years. (See the table entitled “Outstanding Equity Awards at 2014 Fiscal Year-End” for details concerning the SARs’ vesting schedule, including any individual variations from the typical four-year vesting period.) During fiscal 2014, time-based SARs with a four-year vesting period accounted for 60% of each executive’s total 2014 annual SAR grant value. The HR Committee chose to grant SARs to align the interests of executives to our stockholders. SARs provide value to the executive only if the price of our stock increases. The terms of the SAR grants made to our executives to date provide for stock settlement only. When a SAR is exercised and settled in stock, the shares issued are subject to the terms of the Stockholders’ Agreement, including restrictions on transfer. After the participant has held the shares issued under the EIP for six months, he or she may require the Company to repurchase, or the Company may require the participant to sell to the Company, those shares of common stock. The Company’s obligations under the EIP are subject to certain restrictive covenants in our various debt agreements (see Note 6 to our audited consolidated financial statements included in this prospectus for more details).

Performance-based SARs

During fiscal 2013, the HR Committee introduced and awarded performance-based SARs with the objective of driving greater accountability for the achievement of the strategic plan of the Company and long-term value creation for stockholders. During fiscal 2014, performance-based SARs again accounted for 40% of each executive’s total 2014 annual SAR grant value. The key features of the 2014 performance-based SARs are described below:

•	Each executive is eligible to receive an annual performance-based SAR award. Performance-based SARs give the executive the right (subject to HR Committee discretion to reduce but not increase awards) to vest in a number of SARs based on achievement against performance goals over a three year performance period. Actual shares that will vest, if any, will vary based on achievement of the performance goals at the end of the three years. The three-year performance period was designed to discourage short-term risk taking and reinforce the link between the interests of our stockholders and our executives over the long-term.

•	50% of the number of actual performance-based SARs that vest at the end of three years is based on the following two internal performance metrics: 1) the Company’s average margin of net earnings over the three-year period adjusted for certain items such as interest and taxes, and 2) the target compound annual growth rate in the Company’s net revenues over the three-year period covering fiscal 2014 through fiscal 2016. The potential payout range as a percentage of this portion of the target award is 0% to 150%.

•	The remaining 50% of the number of actual performance-based SARs that vest is based on the Company’s total shareholder return (“TSR”) over the three-year period covering fiscal 2014 through fiscal 2016 relative to the expanded peer group approved by the HR Committee in December 2013 as listed above under “Competitive peer group”. The potential payout range as a percentage of this portion of the target award is 0% to 150%.

•	If earned at target, 100% of the performance-based SARs vest at the end of the three-year performance period.

Similar to our SARs that are not performance-based, performance-based SARs that vest will only provide value to the extent that the price of our stock increases.

Long-term incentive grant practices

The Company does not have any program, plan, or practice to time equity grants to take advantage of the release of material, non-public information. The Company’s common stock is not listed on any stock exchange. Accordingly, the price of a share of our common stock for all purposes, including setting the grant price of SARs, is established by the Board based on an independent third-party valuation conducted by Evercore Group LLC

(“Evercore”). The valuation process is typically conducted two times a year, with interim valuations occurring from time to time based on stockholder and Company needs. Equity grants are made in connection with compensation decisions made by the HR Committee and the timing of the Evercore valuation process, and are made under the terms of the EIP. Please see “Stock-Based Compensation” under Note 1 to our audited consolidated financial statements included in this prospectus for more information about the valuation process.

Benefits and Perquisites

Executives generally are eligible for the same health and welfare insurance plans offered to all employees such as medical, dental, supplemental life, long-term disability and business travel insurance. In addition, although not a significant part of total compensation, the Company provides limited perquisites to executives. The primary perquisite provided to the executives is a flexible allowance to cover expenses such as auto-related expenses, financial and tax planning, legal assistance and excess medical costs. The Company also requires and pays for an annual medical exam for its executives and other members of its worldwide leadership team. Like many of the companies in the peer group, the Company also offers a non-qualified supplement to the 401(k) plan, which is not subject to the IRS and ERISA limitations, through the Deferred Compensation Plan for Executives and Outside Directors. The Deferred Compensation Plan for Executives and Outside Directors is a U.S. non-qualified, unfunded tax deferred savings plan provided to senior level executives including the executives, and the outside directors.

We entered into an employment arrangement with Mr. Bagattini, who is based in Singapore, in connection with his becoming the Executive Vice President & President of our Asia region, to provide him certain benefits under our global assignment program, including a housing allowance to cover the cost of his rent and utilities. In addition, as an Italian citizen, he does not participate in the local retirement plan offered in Singapore. Mr. Bagattini participates in an international supplemental retirement savings plan designed for globally mobile employees. The Company contributes 14% of Mr. Bagattini’s annual base salary on his behalf to such plan. Mr. Bagattini may voluntarily contribute funds to this plan above and beyond what the Company contributes on his behalf. The Company’s contribution is grossed up to provide a tax-advantaged contribution. As a participant under this plan, Mr. Bagattini may direct investments similar to a 401(k) plan. Mr. Bagattini is allowed to make partial withdrawals from the plan two times per calendar year.

The benefits and perquisites received by our named executive officers and their value are described in more detail in the footnotes to the Summary Compensation Table.

Tax and Accounting Considerations

We have structured our compensation program in a manner intended to comply with Internal Revenue Code Section 409A. Because our common stock is not registered on any exchange, we are not subject to Section 162(m) of the Internal Revenue Code.

Severance and Change in Control Benefits

The terms of Mr. Bergh’s severance and change in control benefits were determined through negotiations of his employment agreement in 2011 at the time he was hired. As part of these negotiations, the HR Committee determined that the benefits and structure of these benefits were within normal competitive practice, reasonable and appropriate for the circumstances, and necessary to attract Mr. Bergh to the Company. Enhanced termination benefits in the case of a change in control of the Company were included in his employment agreement for the same reasons and to help ensure retention of Mr. Bergh in the case of a potential or actual change in control.

For executives other than Mr. Bergh, we maintain an Executive Severance Plan that is meant to provide a reasonable and competitive level of financial transitional support to executives who are involuntarily terminated. If an executive’s employment is involuntarily terminated by the Company due to reduction in force, layoff or position elimination, the executive is eligible for severance payments and benefits. Severance benefits are not payable upon a change in control if the executive is still employed by or offered a comparable position with the surviving entity.

While compensation decisions affect potential payouts under these severance arrangements, these arrangements generally did not affect such decisions as these severance provisions are conditional and may never come into effect.

More information about the severance benefits payable to our named executive officers under the Executive Severance Plan and to Mr. Bergh under his employment agreement is set forth in the sections entitled “Potential Payments Upon Termination Or Change In Control” and “Employment Contracts.”

Under the 2006 EIP, in the event of a change in control in which the surviving corporation does not assume or continue the outstanding SARs program or substitute similar awards for such outstanding SARs, the vesting schedule of all SARs held by executives that are still employed upon the change in control will be accelerated in full as of a date prior to the effective date of the transaction as the Board determines. This accelerated vesting structure is designed to encourage the executives to remain employed with the Company through the date of the change in control and to ensure that the equity incentives awarded to the executives are not eliminated by the surviving company.

Summary Compensation Data

The following table provides compensation information for (i) our chief executive officer, (ii) our chief financial officer, and (iii) three other executive officers who were our most highly compensated executive officers and who were serving as executive officers as of the last day of the fiscal year ended November 30, 2014. The table also shows compensation information for fiscal 2013 and fiscal 2012, which ended November 24, 2013, and November 25, 2012, respectively, for those current named executive officers who also were named executive officers in either of those years.

Name and Principal Position(1)	Year	Salary(2)	Bonus(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Charles V. Bergh
President and Chief Executive Officer	2014	$1,298,846	$—	$5,793,629	$2,270,400	$—	$312,374	$9,675,249
	2013	1,239,615	—	5,824,736	2,257,500	—	248,406	9,570,257
	2012	1,200,000	—	10,159,786	1,500,000	—	141,842	13,001,628

Harmit Singh
Executive Vice President and Chief Financial Officer	2014	$708,654	$—	$1,321,350	$676,200	$—	$38,587	$2,744,791
	2013	578,942	250,000	1,328,443	580,500	—	187,709	2,925,594

Roy Bagattini
Executive Vice President and President, Asia, Middle East and Africa	2014	$608,053	$244,713	$686,077	$536,506	$—	$449,647	$2,524,996
	2013	328,465	254,000	740,390	513,139	—	275,722	2,111,716

Craig Nomura
Executive Vice President and President, Global Retail	2014	$472,923	$580,000	$965,605	$406,000	$—	$11,621	$2,436,149

Anne Rohosy
Executive Vice President and President, Americas	2014	$730,000	$—	$1,118,056	$419,040	$—	$141,443	$2,408,539
	2013	694,808	—	1,021,884	848,150	—	110,570	2,675,412
	2012	626,538	—	824,250	510,300	—	162,791	2,123,879

(1)	In January 2013, Mr. Singh was appointed as Executive Vice President and Chief Financial Officer of the Company.

In June 2013, Mr. Bagattini joined the Company and currently serves as Executive Vice President and President of the Asia region. Mr. Bagattini’s cash compensation is paid in Singapore Dollars (SGD). For presentation purposes, his compensation was converted into U.S. Dollars using an exchange rate of 0.7746, which is the average exchange rate for November 2014.

In February 2014, Mr. Nomura joined the Company as Executive Vice President and President of Global Retail.

(2)	Due to the 53rd week for fiscal 2014, amounts in the table include an extra week of salary for each executive.

(3)	Mr. Singh received a new hire sign-on bonus of $250,000 in January 2013.

Mr. Bagattini received the second and final installment (SGD 315,925) of a new hire sign-on bonus of $500,000 in June 2014. For presentation purposes, this amount was converted into U.S. Dollars using an exchange rate of 0.7746, which is the average exchange rate for November 2014.

Mr. Nomura received the first installment ($580,000) of a new hire sign-on bonus of $880,000 in February 2014.

(4)

These amounts reflect the aggregate grant date fair value of SARs, including performance-based SARs, granted to the recipient under the Company’s 2006 Equity Incentive Plan, computed in accordance with FASB ASC 718. These amounts reflect the grant date fair value, and do not represent the actual value that may be realized by the executives. For 2014, this column includes the grant date fair value of the target number of performance-based SARs that may be earned for the three-year performance period beginning with fiscal 2014. For a description of the assumptions used to determine the compensation cost of our awards, see Notes 1 and 11 of the audited consolidated financial statements. Please refer to the Grants of Plan-Based Awards table in this prospectus and in our 2013 and 2012 Annual Report on Form 10-K for information on awards actually granted in fiscal 2013 and 2012.

(5)	The amounts in this column reflect the non-equity amounts earned by the executives under the Company’s annual incentive plan (“AIP”).

(6)	No above-market or preferential interest rate options are available under our deferred compensation programs. Please refer to the Non-Qualified Deferred Compensation table for additional information on deferred compensation earnings.

(7)	The amounts shown in the All Other Compensation column for fiscal 2014 are detailed in the table below.

Name	Executive Perquisites (a)	Relocation (b)	401(k) Plan Match (c)	Deferred Compensation Match (d)	Tax Payments (e)	Charitable Match (f)	Total
Charles V. Bergh	$35,845	$—	$19,500	$249,029	$—	$8,000	$312,374
Harmit Singh	20,092	2,880	14,135	—	1,480	—	38,587
Roy Bagattini	122,315	225,132	84,826	—	17,374	—	449,647
Craig Nomura	11,471	—	—	—	—	150	11,621
Anne Rohosy	20,092	—	21,413	99,938	—	—	141,443

Please refer to “Compensation Discussion and Analysis for Named Executive Officers” for more details on the items in the table above.

(a)	For Mr. Bergh, this amount reflects a payment for home security services, parking, health club membership subsidy, an allowance of $15,000 intended to cover legal, financial and/or other incidental business related expenses, and a car allowance of $14,733.

For Mr. Singh, and Ms. Rohosy, this amount reflects parking, health club membership subsidy, and an allowance of $15,000 intended to cover legal, financial and/or other incidental business related expenses.

For Mr. Nomura, this amount reflects parking, health club membership subsidy, and a cash allowance intended to cover legal, financial and/or other incidental business related expenses.

For Mr. Bagattini, this amount reflects an allowance of $14,683 intended to cover legal, financial and/or other incidental business related expenses, parking and a car allowance of $61,110 and $19,892 for a club membership, a typical benefit provided to executives in Singapore and $26,631 for tuition costs for his children, a benefit he received in connection with his international assignment. For presentation purposes, his payments in this table were converted into U.S. Dollars using an exchange rate of 0.7746, which is the average exchange rate for the last month of the Company’s 2014 fiscal year.

(b)	For Mr. Singh, these amounts reflect costs in connection with relocation assistance.

For Mr. Bagattini, this amount reflects $22,630 for travel costs in connection with home leave benefits and $202,502 for housing and utilities assistance in connection with his international assignment.

(c)	These amounts reflect Company matching contributions under the Company’s 401(k) Plan. For Mr. Bagattini, this amount reflects the Company’s contribution to an international supplemental retirement savings plan. For additional information about Mr. Bagattini’s supplemental retirement savings plan, see “Compensation Discussion and Analysis for Named Executive Officers.”

(d)	These amounts reflect Company matching contributions under the Company’s Deferred Compensation Plan.

(e)	For Mr. Singh, these amounts reflect tax reimbursements in connection with relocation expenses. For Mr. Bagattini, this amount reflects tax reimbursements on his contributions to the international supplemental retirement savings plan.

(f)	These amounts reflect Company matching under the Company’s Matching Gift Program, available to all employees.

Other Matters

Employment Contracts

Mr. Bergh. We have an employment agreement with Mr. Bergh effective September 1, 2011. The agreement initially provided for an annual base salary of $1,200,000 and an AIP target participation rate of 135%, which have since been adjusted, and may be further adjusted, pursuant to annual review. For 2014, his base salary and target participation rate under the AIP were $1,280,000 and 150% of base salary, respectively.

Mr. Bergh also participates in our 2006 Equity Incentive Plan. This element of Mr. Bergh’s compensation for 2014 is reflected and discussed in “Compensation Discussion and Analysis for Named Executive Officers.”

His employment agreement also provides that if Mr. Bergh is terminated from employment either by the Company or constructively within four years of his effective date of employment or in connection with a change in control of the Company under certain circumstances, he will be entitled to receive, among other standard benefits, (1) an aggregate amount equal to two times the sum of his then-effective base salary plus his then-effective target AIP amount, (2) a prorated AIP award in respect of the performance period at the time, and (3) company-paid continuation coverage for certain benefits for 18 months. In addition, upon his termination from the Company at any time under certain circumstances, the unvested portion of his SAR awards that would have vested during the 24 months following the date of such termination will immediately vest, and all vested SAR awards shall be exercisable for 18 months following such termination. Upon his termination in connection with a change in control of the Company under certain circumstances, 100% of his SAR awards will immediately vest, and all vested SAR awards shall be exercisable for 18 months following such event. If he resigns from the Company after the fifth anniversary of his effective date of employment, 100% of his SAR awards that have remained outstanding for at least 12 months will immediately vest, and all vested SAR awards shall be exercisable for 18 months following such resignation.

Mr. Bergh’s right to any severance or vesting acceleration is subject to his execution of an effective release of claims in favor of the Company and compliance with certain restrictive covenants.

Mr. Bergh is eligible to receive standard healthcare, life insurance and long-term savings program benefits, as well as relocation program benefits. He also receives benefits under the Company’s various executive perquisite programs consistent with that provided to his predecessor.

Mr. Bergh’s employment is at-will and may be terminated by the Company or by him at any time. Mr. Bergh does not receive any separate compensation for his services as a member of our Board.

Mr. Singh. We have an employment arrangement with Mr. Singh effective January 16, 2013. It provides for his annual base salary and participation in our AIP, which are subject to annual review and adjustment, and his participation in our 2006 Equity Incentive Plan. These elements of Mr. Singh’s compensation for 2014 are reflected and discussed in “Compensation Discussion and Analysis for Named Executive Officers.” Under this arrangement, Mr. Singh also received a one-time sign-on bonus that is subject to prorated repayment if his employment with the Company does not exceed twenty-four months under certain conditions.

Mr. Singh also receives standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs.

Mr. Singh’s employment is at-will and may be terminated by the Company or by Mr. Singh at any time.

Mr. Bagattini. We have an employment arrangement with Mr. Bagattini effective June 3, 2013. He is on assignment in Singapore. His arrangement provides for his annual base salary and participation in our AIP, which are subject to annual review and adjustment, and his participation in our 2006 Equity Incentive Plan. These elements of Mr. Bagattini’s compensation for 2014 are reflected and discussed in “Compensation Discussion and Analysis for Named Executive Officers.” Under this arrangement, he received a sign-on bonus of $500,000 to be paid in two installments. The first installment of $250,000 has already been paid. The second installment of $250,000 was paid in July 2014. These payments are subject to repayment if his employment with the Company does not exceed 24 months under certain conditions.

He is eligible to receive benefits under our global assignment program, including, education association fees and a housing allowance of up to approximately $18,000 per month to cover the cost of his rental and utilities.

Mr. Bagattini also receives standard healthcare, life insurance, and long-term savings program benefits, as well as benefits under our various executive perquisite programs.

Mr. Bagattini’s employment is at-will and may be terminated by the Company or by Mr. Bagattini upon 3 months’ notice or pay in lieu of notice.

Mr. Nomura. We have an employment arrangement with Mr. Nomura effective February 3, 2014. It provides for his annual base salary and participation in our AIP, which are subject to annual review and adjustment, and his participation in our 2006 Equity Incentive Plan. These elements of Mr. Nomura’s compensation for 2014 are reflected and discussed in “Compensation Discussion and Analysis for Named Executive Officers.” Under this arrangement, he received a sign-on bonus of $880,000 to be paid in two installments. The first installment of $580,000 has already been paid. The second installment of $300,000 will be made following the end of the 12th month from his start date. These payments are subject to repayment if his employment with the Company does not exceed 24 months under certain conditions.

Mr. Nomura also receives standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs.

Mr. Nomura’s employment is at-will and may be terminated by the Company or by Mr. Nomura at any time.

Ms. Rohosy. We have an employment arrangement with Ms. Rohosy effective May 9, 2011. It initially provided for an annualized base salary of $350,000 and an AIP participation rate of 40%, both of which have since been adjusted, and may be further adjusted, pursuant to annual review. The arrangement also provides for her participation in our 2006 Equity Incentive Plan. These elements of Ms. Rohosy’s compensation for 2014 are reflected and discussed in “Compensation Discussion and Analysis for Named Executive Officers.”

Ms. Rohosy also receives standard healthcare, life insurance and long-term savings program benefits, as well as benefits under our various executive perquisite programs.

Ms. Rohosy’s employment is at-will and may be terminated by the Company or by Ms. Rohosy at any time.

2014 Grants of Plan-Based Awards

The following table provides information on all plan-based awards granted to each of our named executive officers during the year ended November 30, 2014. The awards and the unvested portion of stock appreciation rights (“SARs”) identified below are also reported in the Outstanding Equity Awards at Fiscal Year-End table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Option Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($)	Full Grant Date Fair Value(5) ($)
Charles V. Bergh	N/A	$—	$1,920,000	$3,840,000
	2/5/2014				64,385	128,770	193,154		$64.50	$2,421,571
	2/5/2014							193,154	64.50	3,372,057

Harmit Singh	N/A	—	560,000	1,120,000
	2/5/2014				14,684	29,369	44,052		64.50	552,296
	2/5/2014							44,052	64.50	769,054

Roy Bagattini	N/A	—	465,500	931,000
	2/5/2014				7,625	15,249	22,873		64.50	286,764
	2/5/2014							22,873	64.50	399,314

Craig Nomura	N/A	—	406,000	812,000
	2/5/2014	—			10,731	21,462	32,192		64.50	403,602
	2/5/2014							32,192	64.50	562,004

Anne Rohosy	N/A	—	576,000	1,152,000
	2/5/2014				12,425	24,850	37,275		64.50	467,314
	2/5/2014							37,275	64.50	650,742

(1)

The amounts shown in these columns reflect the estimated potential payment levels for the fiscal 2014 performance period under the Company’s annual incentive plan (the “AIP”), further described under “Compensation Discussion and Analysis for Named Executive Officers.” The potential payouts were performance-based and, therefore, were completely at risk. The potential target and maximum payment amounts assume achievement of 100% and 200%, respectively, of the individual objectives of the AIP. There were no threshold payment amounts for fiscal 2014 under the AIP. Each executive received a bonus under the AIP, which is reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	For each executive, the amounts shown in these columns reflect, in shares, the threshold, target and maximum amounts for performance-based SARs subject to a three-year performance period beginning in fiscal 2014 that is further described under “Compensation Discussion and Analysis for Named Executive Officers.” The potential awards are performance-based and, therefore, completely at risk.

(3)	Reflects SARs granted in 2014 under the 2006 Equity Incentive Plan.

(4)	The exercise price is based on the fair market value of the Company’s common stock as of the grant date established by the Evercore valuation process.

(5)	The value of an option award, which is granted in the form of stock appreciation rights, is based on the fair value as of the grant date of such award determined in accordance with FASB ASC 718. Please refer to Notes 1 and 11 of the audited consolidated financial statements for the relevant assumptions used to determine the valuation of our option awards. Values for future payouts of performance-based SARs reflect the aggregate grant date fair value based on target award achievement. If maximum performance conditions are achieved over the entire three-year period, the grant date fair values would be $3,632,338 for Mr. Bergh, $828,416 for Mr. Singh, $430,136 for Mr. Bagattini, $605,383 for Mr. Nomura, and $700,971 for Ms. Rohosy.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table shows all outstanding equity awards held by each of our named executive officers as of November 30, 2014. The vesting schedule for each grant is shown following this table.

	SAR Awards
Name	Number of Securities Underlying Unexercised SARs Exercisable	Number of Securities Underlying Unexercised SARs Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised(2)	SAR Exercise Price(3)	SAR Expiration Date
Charles V. Bergh	354,835	81,885	(a)		$32.00	2/2/2019
	353,362	145,502	(b)		32.00	2/2/2019
	131,944	155,934	(c)		37.75	2/5/2020
		193,154	(d)		64.50	2/5/2021
				191,919	37.75	2/5/2020
				128,770	64.50	2/5/2021

Harmit Singh	30,092	35,564	(c)		37.75	2/5/2020
		44,052	(d)		64.50	2/5/2021
				43,771	37.75	2/5/2020
				29,369	64.50	2/5/2021

Roy Bagattini	11,404	20,796	(f)		59.25	7/11/2020
		22,873	(d)		64.50	2/5/2021
				21,467	59.25	7/11/2020
				15,249	64.50	2/5/2021

Craig Nomura		32,192	(d)		64.50	2/5/2021
				21,462	64.50	2/5/2021

Anne Rohosy	9,375	4,375	(e)		39.50	7/14/2018
	10,938	21,875	(b)		32.00	2/2/2019
	7,366	27,375	(c)		37.75	2/5/2020
		37,275	(d)		64.50	2/5/2021
				33,670	37.75	2/5/2020
				24,850	64.50	2/5/2021

(1)	The following sets forth the vesting schedule for the outstanding SAR awards and generally depends upon continued employment:

(a) SARs vest 25% on 9/1/2012 and then monthly over the remaining 36 months.

(b) SARs vest 25% on 2/1/2013 and then monthly over the remaining 36 months.

(c) SARs vest 25% on 2/5/2014 and then monthly over the remaining 36 months.

(d) SARs vest 25% on 2/5/2015 and then monthly over the remaining 36 months.

(e) SARs vest 25% on 7/13/2012 and then monthly over the remaining 36 months.

(f) SARs vest 25% on 7/10/2014 and then monthly over the remaining 36 months.

(2)	Represents the target number of SARs that may be earned under the performance-based SAR award program (see “Compensation Discussion and Analysis for Named Executive Officers” for more details) that vest at the end of the three-year performance period. The total number of SARs that could vest if the maximum performance is achieved over the three-year performance period for each named executive is as follows: Mr. Bergh (481,032), Mr. Singh (109,710), Mr. Bagattini (55,074), Mr. Nomura (32,192), and Ms. Rohosy (87,780).

(3)	The SAR exercise prices reflect the fair market value of the Company’s common stock as of the grant date as established by the Evercore valuation process.

Option Exercises

The following table shows all SARs exercised and the value realized upon exercise by each of our named executive officers for the year ended November 30, 2014.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Charles V. Bergh	—	$—
Harmit Singh	—	—
Roy Bagattini	—	—
Craig Nomura	—	—
Anne Rohosy	28,282	828,419

Executive Retirement Plans

Non-Qualified Deferred Compensation

The Deferred Compensation Plan for Executives and Outside Directors (“Deferred Compensation Plan”) is a U.S. non-qualified, unfunded deferred tax effective savings plan provided to the executives, among other executives and the directors, as part of competitive compensation.

Participants may elect to defer all or a portion of their base salary and AIP payment and may elect an in-service and/or retirement distribution. Executive officers who defer salary or bonus under this plan are credited with market-based returns depending upon the investment choices made by the executive applicable to each deferral. The investment options under the plan, which closely mirror the options provided under our qualified 401(k) plan, include a number of mutual funds with varying risk and return profiles. Participants may change their investment choices as frequently as they desire, consistent with our 401(k) plan.

In addition, under the Deferred Compensation Plan, the Company provides a match up to 6% of eligible deferred compensation that cannot be provided under the qualified 401(k) plan due to IRS qualified plan compensation limits. The amounts in the table below reflect non-qualified contributions over the 401(k) limit by the executive officers and the resulting Company match.

The table below provides information on the non-qualified deferred compensation activity for each of our named executive officers for the year ended November 30, 2014.

	Year Ended November 30, 2014
Name	Company Contributions(1)	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals / Distributions	Aggregate Balance at November 30, 2014
Charles V. Bergh	$249,029	$199,233	$105,537	$—	$1,155,974
Harmit Singh	—	—	—	—	—
Roy Bagattini(2)	102,200	—	—	—	165,626
Craig Nomura	—	—	—	—	—
Anne Rohosy	99,938	665,095	233,688	—	3,395,408

(1)	For Mr. Bergh and Ms. Rohosy, these amounts reflect the deferred compensation plan match contributions made by the Company and are reflected in the Summary Compensation Table under All Other Compensation.

(2)	Mr. Bagattini participates in an international supplemental retirement savings plan designed for globally mobile employees. The Company contributes 14% of Mr. Bagattini’s annual base salary on his behalf to such plan. The Company’s contribution is grossed up to provide a tax-advantaged contribution. For additional detail, please refer to the section entitled Benefits and Perquisites in “Compensation Discussion and Analysis for Named Executive Officers.”

Potential Payments Upon Termination Or Change In Control

On June 9, 2011, the Company and Charles V. Bergh, our President and CEO, executed an employment agreement in connection with Mr. Bergh joining the Company. The employment agreement provides that if Mr. Bergh is involuntarily terminated without Cause, or Mr. Bergh terminates his employment for Good Reason, other than in connection with a Change in Control of the Company (each as defined in the Employment Agreement) within four years of his effective date of employment, he will be entitled to receive, among other standard benefits, (1) an aggregate amount equal to two times the sum of his then-effective base salary plus his then-effective target AIP amount, (2) a prorated AIP award in respect of the performance period at the time, and (3) company-paid continuation coverage for certain benefits for 18 months. In addition, the unvested portion of his SAR awards that would have vested during the 24 months following the date of such termination will immediately vest, and all vested SAR awards will be exercisable for 18 months following such termination.

Mr. Bergh’s right to any severance or vesting acceleration is subject to his execution of an effective release of claims in favor of the Company and compliance with certain restrictive covenants.

Following the expiration of such four-year anniversary, in lieu of the payments and benefits described above, Mr. Bergh will participate in any severance policy applicable to the other senior executives of the Company in effect at such time in accordance with the terms of such policy.

The named executive officers, other than the CEO, are eligible to receive certain benefits and payments upon their separation from the Company under certain circumstances under the terms of the Executive Severance Plan for U.S. executives and the Equity Incentive Plan.

In 2014, our U.S. severance arrangements under our Executive Severance Plan offered the named executive officers, except Mr. Bergh and Mr. Bagattini, basic severance of two weeks of base salary or upon execution of a General Release Agreement, enhanced severance of 78 weeks of base salary plus the beneficiaries’ AIP target amount, if their employment ceases due to a reduction in force, layoff or position elimination. Mr. Bagattini, under local Singapore law, is eligible for three months annual base salary plus a month of base salary for every year of service. We also cover the cost of the COBRA health coverage premium for the duration of the executive’s severance payment period, up to a maximum of 18 months. The COBRA premium coverage is shared between the individual and the Company at the same shared percentage that was effective during the executive’s employment. We also provide life insurance, career counseling and transition services. These severance benefits would not be payable upon a change in control if the executive is still employed or offered a comparable position with the surviving entity.

Under the Equity Incentive Plan, in the event of a change in control in which the surviving corporation does not assume or continue the outstanding SARs or substitute similar awards for the outstanding SARs, the vesting schedule of all SARs held by executives that are still employed will be accelerated in full to a date prior to the effective time of the transaction as determined by the Board. If the SARs are not exercised at or prior to the effective time of the transaction, all rights to exercise them will terminate, and any reacquisition or repurchase rights held by the Company with respect to such SARs shall lapse.

The information in the tables below reflects the estimated value of the compensation to be paid by us to each of the named executive officers in the event of termination or a change in control. The amounts shown below assume that each named individual was employed and that a termination or change in control was effective as of November 30, 2014. The actual amounts that would be paid can only be determined at the time of an actual termination event. The amounts also assume a share price of $81 for the SAR grants, which is based on the Evercore share valuation dated as of December 31, 2014.

Charles V. Bergh

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control
Compensation:
Severance(1)	$—	$—	$8,320,000	$—	$8,320,000
Stock Appreciation Rights(2)	—	—	19,558,409	—	31,498,351
Benefits:
COBRA & Life Insurance(3)	—	—	18,575	—	18,575

(1)	In the event of involuntary termination without Cause, Good Reason, or Change in Control, Mr. Bergh would be eligible for severance based on Mr. Bergh’s annual salary of $1,280,000, his AIP target of 150% of his base salary as set forth in the termination provisions in his employment contract.

(2)	In the event of a Change in Control, assumes vesting acceleration of all unvested SARs and the target number of shares underlying performance-based SARs.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same Company/employee percentage sharing as during employment. Mr. Bergh is also eligible for a COBRA subsidy should termination occur due to a Change in Control, based on his employment contract.

Harmit Singh

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control
Compensation:
Severance(1)	$—	$—	$1,890,000	$—	$—
Stock Appreciation Rights(2)	—	—	—	—	4,642,685

Benefits:
COBRA & Life Insurance(3)	—	—	18,575	—	—

(1)	Based on Mr. Singh’s annual base salary of $700,000 and his AIP target of 80% of his base salary.

(2)	In the event of a Change in Control, assumes vesting acceleration of all unvested SARs and the target number of shares underlying performance-based SARs.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same Company/employee percentage sharing as during employment.

Roy Bagattini

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control
Compensation:
Severance(1)	$—	$—	$216,967	$—	$—
Stock Appreciation Rights(2)	—	—	—	—	1,548,233

Benefits:
COBRA & Life Insurance	—	—	—	—	—

(1)	Based on three months of Mr. Bagattini’s annual base salary expressed in U.S. Dollars of $650,902 as notice pay and one month of salary based on years of service, in accordance with local Singapore provisions.

(2)	In the event of a Change in Control, assumes vesting acceleration of all unvested SARs and the target number of shares underlying performance-based SARs.

Craig Nomura

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control
Compensation:
Severance(1)	$—	$—	$1,479,000	$—	$—
Stock Appreciation Rights(2)	—	—	—	—	885,291

Benefits:
COBRA & Life Insurance(3)	—	—	18,575	—	—

(1)	Based on Mr. Nomura’s annual base salary of $580,000 and his AIP target of 70% of his base salary.

(2)	In the event of a Change in Control, assumes vesting acceleration of all unvested SARs and the target number of shares underlying performance-based SARs.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same Company/employee percentage sharing as during employment.

Anne Rohosy

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement	Involuntary Not for Cause Termination	For Cause Termination	Change in Control
Compensation:
Severance(1)	$—	$—	$1,944,000	$—	$—
Stock Appreciation Rights(2)	—	—	—	—	$4,917,918

Benefits:
COBRA & Life Insurance(3)	—	—	18,575	—	—

(1)	Based on Ms. Rohosy’s annual base salary of $720,000 and her AIP target of 80% of her base salary.

(2)	In the event of a Change in Control, assumes vesting acceleration of all unvested SARs and the target number of shares underlying performance-based SARs.

(3)	Reflects 18 months of a COBRA subsidy and life insurance premiums at the same Company/employee percentage sharing as during employment.

Director Compensation

The following table provides compensation information for our directors who were not employees in fiscal 2014:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation(2)	Total
Stephen C. Neal(3)	$207,500	$224,910	$9,095	$441,505
Robert D. Haas(4)	25,000	—	96,000	121,000
Fernando Aguirre(5)	281,948	—	5,483	287,431
Troy Alstead	120,000	124,943	4,580	249,523
Jill Beraud	100,000	124,943	2,580	227,523
Vanessa J. Castagna(6)	100,000	124,943	5,418	230,361
Robert A. Eckert(7)	120,000	124,943	9,030	253,973
Spencer Fleischer	111,250	124,943	1,677	237,870
Mimi L. Haas(8)	75,000	156,161	—	231,161
Peter E. Haas, Jr.	100,000	124,943	5,354	230,297
Jenny Ming(9)	25,000	—	—	25,000
Patricia Salas Pineda(10)	100,000	124,943	17,433	242,376

(1)	These amounts, from RSUs granted under the Equity Incentive Plan in 2014, reflect the aggregate grant date fair value computed in accordance with the Company’s accounting policy for stock-based compensation. The following table shows the aggregate number of RSUs outstanding but unexercised at fiscal year-end for those who were directors in fiscal 2014, including RSUs that were vested but deferred and RSUs that were not vested:

Name	Aggregate Outstanding RSUs
Stephen C. Neal	10,592
Robert D. Haas	2,541
Fernando Aguirre	1,821
Troy Alstead	6,926
Jill Beraud	4,392
Vanessa J. Castagna	6,018
Robert A. Eckert	12,590
Spencer Fleischer	3,986
Mimi L. Haas	2,335
Peter E. Haas, Jr.	5,986
Jenny Ming	—
Patricia Salas Pineda	14,467

(2)	This column includes the aggregate grant date fair value of dividend equivalents provided to each director in fiscal 2014 in the following amounts:

Name	Fair Value of Dividend Equivalent RSUs Granted
Stephen C. Neal	$9,095
Robert D. Haas	2,000
Fernando Aguirre	5,483
Troy Alstead	4,580
Jill Beraud	2,580
Vanessa J. Castagna	5,418
Robert A. Eckert	9,030
Spencer Fleischer	1,677
Mimi L. Haas	—
Peter E. Haas, Jr.	5,354
Jenny Ming	—
Patricia Salas Pineda	9,933

(3)	Mr. Neal is the Chairman of the Board. Mr. Neal elected to defer 100% of his director’s fees under the Deferred Compensation Plan.

(4)	Mr. R.D. Haas retired from the Board on April 3, 2014. This amount represents other compensation received both as a member of the Board and as Chairman Emeritus. Includes administrative support services valued at $66,435, provision of a car at a value of $8,530, use of an office at a value of $16,932, and home security services for his services as Chairman Emeritus.

(5)	Mr. Aguirre resigned from the Board effective on August 15, 2014. This amount includes a cash distribution in the amount of $208,198 under the Deferred Compensation Plan.

(6)	Ms. Castagna is a former director. She elected not to stand for re-election when her term expired at the 2015 annual meeting of stockholders.

(7)	Mr. Eckert elected to defer 100% of his director’s fees under the Deferred Compensation Plan.

(8)	On February 5, 2014, the Board elected Mrs. Haas to the Board effective as of April 4, 2014

(9)	On September 30, 2014, the Board elected Ms. Ming to the Board effective as of that date.

(10)	Ms. Pineda elected to defer 50% of her director’s fees under the Deferred Compensation Plan. Ms. Pineda’s 2014 amount includes charitable matches of $7,500.

Board compensation is reviewed by the Nominating, Governance and Corporate Citizenship Committee and approved by the Board. In fiscal 2014, director compensation consisted of an annual retainer paid in cash and equity compensation in the form of RSUs. Committee chairpersons also received an additional cash retainer, as described below.

Annual Cash Retainer

In fiscal 2014, each non-employee director received compensation consisting of an annual cash retainer fee of $100,000 and was eligible to participate in the provisions of the Deferred Compensation Plan for Executives and Outside Directors that apply to directors. In 2014, Mr. Eckert, Mr. Neal and Ms. Pineda participated in this Deferred Compensation Plan.

Equity Compensation

In fiscal 2014, each non-employee director also received an annual equity award in the form of RSUs which are granted under the Equity Incentive Plan. The annual equity award value in the form of RSUs granted under the Equity Incentive Plan is $125,000. RSU recipients have target stock ownership guidelines of $300,000 worth of equity ownership within five years of participation in the program. The value of the RSUs is tracked against the Company’s share prices, established by the Evercore valuation process.

RSUs are units, representing beneficial ownership interests, corresponding in number and value to a specified number of underlying shares of stock. The RSUs vest in three equal installments after thirteen, twenty-four and thirty-six months following the grant date. After the recipient of the RSU has held the shares for six months, he or she may require the Company to repurchase, or the Company may require the participant to sell to the Company, those shares of common stock. If the director’s service terminates for reason other than cause after the first, but prior to full, vesting period then any unvested portion of the award will fully vest as of the date of such termination. In addition, each director’s initial RSU grant includes a deferral delivery feature, under which the director will not receive the vested awards until six months following the cessation of service on the Board.

Under the terms of the Equity Incentive Plan, recipients of RSUs receive additional grants as a dividend equivalent when the Board declares a dividend to all stockholders. Therefore, all directors who held RSUs as of February 18, 2014, received additional RSUs as a dividend equivalent. Dividend equivalents are subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

Compensation of Committee Chairpersons

In addition to the compensation described above, committee chairpersons receive an additional retainer fee in the amount of $20,000 for the Audit Committee and the Human Resources Committee and $15,000 for the Finance Committee and the Nominating, Governance and Corporate Citizenship Committee.

Mr. Neal is the Chairman of the Board. As the Chairman of the Board, he is entitled to receive an additional annual retainer in the amount of $200,000, 50% of which is paid in cash and 50% of which is paid in the form of RSUs. The Chairman may also receive the additional retainers attributable to committee chairmanship if applicable.

Robert D. Haas is Chairman Emeritus of the Board, and in that role receives support in form of an office, related administrative support, a leased car with driver and home security services.

Compensation Committee Interlocks and Insider Participation

The Human Resources Committee serves as the compensation committee of our Board. Its members are Mr. Eckert (Chair), Mr. P.E. Haas Jr., and Ms. Pineda. In 2014, no member of the Human Resources Committee was a current officer or employee of ours. Mr. R.D. Haas was a member of the Human Resources Committee until he retired from the Board on April 3, 2014. He served as our Chief Executive Officer from 1984 to 1999. There are no compensation committee interlocks between us and other entities involving our executive officers and our Board members who serve as executive officers of those other entities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Our common stock is primarily owned by descendants of the family of Levi Strauss and their relatives. Shares of our common stock are not publicly held or traded. All shares are subject to a stockholders’ agreement described below. The following table contains information about the beneficial ownership of our common stock as of May 5, 2015, by:

•	Each person known by us to own beneficially more than 5% of our common stock;

•	Each of our directors and each of our named executive officers; and

•	All of our directors and executive officers as a group.

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest. Except as described in the footnotes to the table below, the individuals named in the table have sole voting and investment power with respect to all common stock beneficially owned by them, subject to community property laws where applicable.

As of May 5, 2015, there were 275 record holders of common stock. The percentage of beneficial ownership shown in the table is based on 37,420,277 shares of common stock outstanding as of May 5, 2015. The business address of all persons listed is 1155 Battery Street, San Francisco, California 94111.

Name	Number of Shares Beneficially Owned		Percentage of Shares Outstanding
Mimi L. Haas	6,547,314		17.50%
Peter E. Haas Jr.	6,114,030	(1)	16.34%
Margaret E. Haas	4,396,553	(2)	11.75%
Robert D. Haas	3,932,506	(3)	10.51%
Peter E. Haas Jr. Family Fund	2,911,770	(4)	7.78%
Daniel S. Haas	2,016,971	(5)	5.39%
Troy Alstead	712		*
Jill Beraud	712		*
Vanessa J. Castagna	16,615	(6)	*
Robert A. Eckert	712		*
Spencer Fleischer	—		—
Jenny Ming	—		—
Stephen C. Neal	15,589		*
Patricia Salas Pineda	6,461		*
Charles V. Bergh	585,660	(7)	1.57%
Harmit Singh	21,427	(8)	*
Anne Rohosy	28,643	(9)	*
Craig Nomura	1,408	(10)	*
Roy Bagattini	4,253	(11)	*
Directors and executive officers as a group (22 persons)	13,496,670	(12)	36.07%

*	Less than 1%.

(1)	Includes 2,911,770 shares held by the Peter E. Haas Jr. Family Fund, of which Mr. Haas is Vice President, for the benefit of charitable entities, and for which Mr. Haas shares voting and investment power. Includes an aggregate of 1,473,861 shares held by trusts, of which Mr. Haas is trustee, for the benefit of his children, grandchildren, stepdaughters and sister. Mr. Haas has sole voting and investment power over these shares. Includes 40,000 shares held by Mr. Haas’ spouse over which Mr. Haas has no voting or investment power. Mr. Haas disclaims beneficial ownership of these shares.

(2)	Includes 1,606,097 shares held in trusts and a limited liability company, of which Ms. Haas is trustee and managing member, respectively, for the benefit of Ms. Haas’ son. Ms. Haas has sole voting and investment power over these shares. Includes 886,122 shares held by the Margaret E. Haas Fund and 84,468 shares held by the Lynx Foundation, of which Ms. Haas is a board member, for the benefit of charitable entities and for which Ms. Haas shares voting and investment power.

(3)	Includes 8,659 shares held jointly by Mr. Haas and his spouse and, as co-trustees, they share voting and investment power. Includes 685,770 shares held by a trust, of which Mr. Haas is trustee, for the benefit of his daughter. Mr. Haas has sole voting and investment power over these shares. Includes 1,023,645 shares held by Mr. Haas’ spouse over which Mr. Haas has no voting or investment power. Mr. Haas disclaims beneficial ownership of these shares.

(4)	Peter E. Haas Jr. is a Vice President of this fund. The shares are also included in Mr. Haas’ ownership amounts as referenced above.

(5)	Includes 319,963 shares held in trusts, of which Mr. Haas is trustee, for the benefit of his cousin. Mr. Haas disclaims beneficial ownership of these shares.

(6)	Ms. Castagna is a former director. She elected not to stand for re-election when her term expired at the 2015 annual meeting of stockholders.

(7)	Includes 585,660 shares that Mr. Bergh has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of May 5, 2015.

(8)	Includes 21,427 shares that Mr. Singh has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of May 5, 2015.

(9)	Includes 28,643 shares that Ms. Rohosy has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of May 5, 2015.

(10)	Includes 1,408 shares that Mr. Nomura has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of May 5, 2015.

(11)	Includes 4,253 shares that Mr. Bagattini has the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of May 5, 2015.

(12)	Includes 811,140 shares that our executive officers have the right to acquire pursuant to outstanding SARs that may be exercised within 60 days of May 5, 2015.

Stockholders’ Agreement

Our common stock is primarily owned by descendants of the family of Levi Strauss and their relatives and are not publicly held or traded. All shares are subject to a stockholders’ agreement. The agreement limits the transfer of shares and certificates to other holders, family members, specified charities and foundations and to the Company. The agreement does not provide for registration rights or other contractual devices for forcing a public sale of shares or certificates, or other access to liquidity. The Stockholders’ Agreement will terminate on April 15, 2019, (unless extended for a maximum of two, two-year periods), or earlier upon the first of the following to occur: (1) the Company’s receipt of a written notice signed by stockholders holding at least two-thirds of the shares of common stock seeking to terminate the Stockholders’ Agreement, or (2) 180 days following the consummation of an initial public offering (“IPO”) (or such earlier date following the consummation of an IPO that the Company’s Board of Directors may determine).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Robert D. Haas, Chairman Emeritus of the Company, Charles V. Bergh, President and Chief Executive Officer, Peter E. Haas Jr., a director of the Company, and Kelly McGinnis, Senior Vice President of Corporate Affairs and Chief Communications Officer, are board members of the Levi Strauss Foundation, which is not a consolidated entity of the Company. Seth R. Jaffe, Senior Vice President and General Counsel, is Vice President of the Levi Strauss Foundation. During 2014, we donated $6.3 million to the Levi Strauss Foundation.

Kelly McGinnis and Lisa Collier, Executive Vice President and President of Global Dockers® Brand, are board members of the Red Tab Foundation, which is not a consolidated entity of the Company. Peter E. Haas Jr. is President of the Red Tab Foundation. During 2014, the Company donated $0.6 million to the Red Tab Foundation.

Procedures for Approval of Related Party Transactions

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of director and officer questionnaires and a review of any payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Any business transactions or commercial relationships between the Company and any director, stockholder, or any of their immediate family members, are reviewed by the Nominating, Governance and Corporate Citizenship Committee of the board and must be approved by at least a majority of the disinterested members of the board. Business transactions or commercial relationships between the Company and named executive officers who are not directors or any of their immediate family members requires approval of the chief executive officer with reporting to the Audit Committee.

Director Independence Policy

Although our shares are not registered on a national securities exchange, we review and take into consideration the director independence criteria required by both the New York Stock Exchange and the NASDAQ Stock Market in determining the independence of our directors on an annual basis. In addition, the charters of our board committees prohibit members from having any relationship that would interfere with the exercise of their independence from management and the Company. The fact that a director may own stock in the Company is not, by itself, considered an “interference” with independence under the committee charters. Family stockholders or other family member directors are not eligible for membership on the Audit Committee. These independence standards are disclosed on our website at http://www.levistrauss.com/investors/corporate-governance. Except as described below, all of our directors are independent under the independence criteria required by the New York Stock Exchange and the NASDAQ Stock Market.

Charles V. Bergh, who serves as our full-time President and Chief Executive Officer, is not considered independent due to his employment with the Company. Robert A. Eckert will not serve as a member of the Audit Committee while he has a family member through marriage who is employed by our independent registered public accounting firm. The Board does not have a lead director.

DESCRIPTION OF OTHER INDEBTEDNESS

Amended and Restated Senior Secured Revolving Credit Facility

On September 30, 2011, we entered into a credit agreement for a senior secured revolving credit facility which we amended and restated on March 21, 2014. The credit agreement provides for an asset-based facility, in which the borrowing availability is primarily based on the value of the U.S. Levi’s® trademarks and the levels of accounts receivable and inventory in the United States and Canada, as further described below.

Availability, interest and maturity. The maximum availability under the credit facility is $850.0 million, of which $800.0 million is available to us for revolving loans in U.S. Dollars and $50.0 million is available to us for revolving loans either in U.S. Dollars or Canadian Dollars. Subject to the level of this borrowing base, we may make and repay borrowings from time to time until the maturity of the credit facility. We may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur. Borrowings under the credit agreement will bear an interest rate of LIBOR plus 125 – 200 basis points, depending on borrowing base availability, and undrawn availability bears a rate of 25 – 30 basis points (depending on our credit ratings). The credit facility has a maturity date of March 21, 2019. Upon the maturity date, all of the obligations outstanding under the credit agreement become due.

Our unused availability under our amended and restated senior secured revolving credit facility was $717.0 million at March 1, 2015, as the Company’s total availability of $776.2 million was reduced by $59.2 million of letters of credit and other credit usage allocated under the facility.

Guarantees and security. Our obligations under the credit agreement are guaranteed by our domestic subsidiaries. The obligations under the agreement are secured by, among other domestic assets, certain U.S. trademarks associated with the Levi’s® brand and accounts receivable, goods and inventory in the United States. Additionally, the obligations of Levi Strauss & Co. (Canada) Inc. under the credit agreement are secured by Canadian accounts receivable, goods, inventory and other Canadian assets. The lien on the U.S. Levi’s® trademarks and related intellectual property may be released at our discretion so long as we meet certain conditions; such release would reduce the borrowing base.

Covenants. The credit agreement contains customary covenants restricting our activities as well as those of our subsidiaries, including limitations on the ability to sell assets; engage in mergers; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on our assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; and make changes in our corporate structure. There are exceptions to these covenants, and some are only applicable when unused availability falls below specified thresholds. In addition, the credit agreement includes, as a financial covenant, a springing fixed charge coverage ratio of 1.0:1.0, which arises when availability falls below a specified threshold.

Events of default. The credit agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial stock ownership changes; and specified changes in the composition of our board of directors. The cross-default provisions in the agreement apply if a default occurs on other indebtedness in excess of $50.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the right to accelerate. If an event of default occurs under the credit agreement, the lenders may terminate their commitments, declare immediately payable all borrowings under the agreement and foreclose on the collateral.

Yen-denominated Eurobonds due 2016

In 1996, we issued ¥20 billion principal amount of Eurobonds (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4 1⁄4% per annum. The bonds are redeemable at our option at a make-whole redemption price.

The agreement governing these bonds contains customary events of default and restricts our ability and the ability of our subsidiaries and future subsidiaries to incur liens, engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of our debt in excess of $25.0 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after our receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bonds.

Senior Notes due 2020

On May 6, 2010, we issued $525.0 million in aggregate principal amount of the 2020 Notes to qualified institutional buyers. The 2020 Notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. The 2020 Notes mature on May 15, 2020. Interest on the 2020 Notes is payable semi-annually in arrears on May 15 and November 15. We may redeem some or all of the 2020 Notes prior to May 15, 2015, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. On or after May 15, 2015, we may redeem all or any portion of 2020 Notes, at once or over time, at redemption prices specified in the indenture governing the 2020 Notes.

We used or will use the proceeds from the issuance of the old notes, together with borrowings under our amended and restated senior secured revolving credit facility to purchase the 2020 Notes that were tendered and accepted by us in the Tender Offer we concluded in April 2015 and to pay related fees and expenses of the offering of the old notes and the Tender Offer. We have elected to redeem the remaining 2020 Notes that were not tendered by holders and accepted by us in the Tender Offer and will use the remaining net proceeds of the old notes to pay for such redemption and related costs and for general corporate purposes, which may include repaying other outstanding indebtedness.

Senior Notes due 2022

On May 8, 2012, we issued our 2022 Notes in an aggregate principal amount of $385.0 million to qualified institutional buyers and to purchasers outside the United States in compliance with the Securities Act. The 2022 Notes are unsecured obligations that rank equally with all of our other existing and future unsecured and unsubordinated debt. On March 14, 2013, we issued an additional $140.0 million of 2022 Notes to qualified institutional buyers in compliance with the Securities Act. The 2022 Notes mature on May 1, 2022. Interest on the 2022 Notes is payable semi-annually in arrears on May 1 and November 1. We may redeem some or all of the 2022 Notes prior to May 1, 2017, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. On or after May 1, 2017, we may redeem all or any portion of the 2022 Notes, at once or over time, at redemption prices specified in the indenture governing the 2022 Notes. In addition, at any time prior to May 1, 2015, we may redeem up to a maximum of 35% of the original aggregate principal amount of the 2022 Notes with the proceeds of certain equity offerings at a redemption price of 106.875% of the principal amount of the 2022 Notes, plus accrued and unpaid interest, if any, to the date of redemption.

DESCRIPTION OF EXCHANGE NOTES

You can find the definitions of capitalized terms used in this description and not defined elsewhere under the subheading “Definitions.” In this description, the words “Company,” “we,” “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries.

The old notes were, and the exchange notes will be, issued under an indenture dated as of April 27, 2015, between the Company and Wells Fargo Bank, National Association, as trustee. The indenture is governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act.

For purposes of this description, unless the context indicates otherwise, references to “notes” include old notes previously issued under the indenture and the exchange notes offered hereby and references to the “indenture” means the indenture governing the old note and the exchange notes.

The following is a summary of the material provisions of the indenture. It does not include all of the provisions of the indenture. We urge you to read the indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2015, including the definitions of certain terms contained therein and those terms made part of the indenture by reference to the Trust Indenture Act as in effect on the date of the indenture, because the indenture, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available upon request to the Company at the following address: Levi Strauss & Co., Levi’s Plaza, 1155 Battery Street, San Francisco, California 94111.

Principal, Maturity and Interest

We have issued $500.0 million in initial aggregate principal amount of notes under the indenture and, subject to compliance with the covenant described under “—Certain Covenants—Limitation on Debt,” we can issue an unlimited amount of additional notes at later dates. Any additional notes that we issue in the future will be substantially the same as the notes offered hereby, except that the notes issued in the future will have different issuance prices, issuance dates and, in some cases, may have a different first interest payment date and CUSIP number. We will issue notes only in fully registered form without coupons, in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will mature on May 1, 2025.

Interest on the notes will accrue at a rate of 5.00% per annum. Interest on the notes will be payable semi-annually in arrears on May 1 and November 1, commencing November 1, 2015. We will pay interest to those persons who were holders of record on the April 15 or October 15 immediately preceding each interest payment date.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The old notes and the exchange notes will be denominated in U.S. dollars and all payments of principal and interest thereon will be paid in U.S. dollars.

Additional interest is payable with respect to the notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable) as described in this prospectus under the heading “Exchange Offer; Registration Rights.”

Ranking

The notes offered hereby will be:

•	senior unsecured obligations of the Company;

•	effectively subordinated in right of payment to existing and future secured debt, including obligations under our Existing Bank Credit Facility;

•	structurally subordinated to all debt of our subsidiaries;

•	equal in ranking (“pari passu”) with all our existing and future senior debt; and

•	senior in right of payment to all our future subordinated debt.

Secured debt of the Company will be effectively senior to the notes to the extent of the value of the assets securing such debt. As of March 1, 2015, after giving effect to the issuance of our old notes and the application of the proceeds of such notes to purchase or redeem all of our 2020 notes, our total debt would have been approximately $1.2 billion, of which approximately $53.7 million would have been secured, and we would have had approximately $663.3 million of additional borrowing capacity under our revolving credit facility. To the extent we enter into secured financings in the future, the notes will also be effectively subordinated to such secured debt to the extent of the value of the additional assets securing such debt.

A significant portion of our operations are conducted through our subsidiaries. Therefore, our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries, joint ventures and minority investments and the distribution of those earnings to us, or upon loans, advances or other payments made by these entities to us. The ability of these entities to pay dividends or make other payments or advances to us will depend upon their operating results and will be subject to applicable laws and contractual restrictions contained in the instruments governing their debt, including our Existing Bank Credit Facility.

We only have a stockholder’s claim in the assets of our subsidiaries. This stockholder’s claim is junior to the claims that creditors of our subsidiaries have against our subsidiaries. Holders of the notes will only be creditors of the Company, and not of our subsidiaries. As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the notes.

We conduct our foreign operations through foreign subsidiaries, which in fiscal year 2014 accounted for approximately 59.8% of our consolidated net revenues. As a result, we depend in part upon dividends or other intercompany transfers of funds from our foreign subsidiaries for the funds necessary to meet our debt service obligations, including payments on the notes. We only receive the cash that remains after our foreign subsidiaries satisfy their obligations. If those subsidiaries are unable to pass on the amount of cash that we need, we may be unable to make payments to you. Any agreements our foreign subsidiaries enter into with other parties, as well as applicable laws and regulations limiting the right and ability of non-U.S. subsidiaries and affiliates to pay dividends and remit earnings to affiliated companies absent special conditions, may restrict the ability of our foreign subsidiaries to pay dividends or make other distributions to us.

As of March 1, 2015, the liabilities, including trade payables but excluding intercompany obligations, of our subsidiaries were approximately $471.5 million. Our subsidiaries have other liabilities, including contingent liabilities, which may be significant.

The indenture will contain limitations on the amount of additional debt that we and the restricted subsidiaries may incur. However, the amounts of this debt could nevertheless be substantial.

Optional Redemption

Except as set forth in the second and third succeeding paragraphs, the notes will not be redeemable at the option of the Company prior to May 1, 2020. Starting on that date, the Company may redeem all or any portion of the notes, at once or over time, after giving the required notice under the indenture. The notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for notes redeemed during the 12-month period commencing on May 1 of the years set forth below, and are expressed as percentages of principal amount:

Redemption Year	Price
2020	102.500%
2021	101.667%
2022	100.833%
2023 and thereafter	100.000%

At any time and from time to time, prior to May 1, 2018, the Company may redeem up to a maximum of 40% of the original aggregate principal amount of the notes (including additional notes, if any) with the proceeds of one or more Equity Offerings, at a redemption price equal to 105% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any redemption of this kind, at least 60% of the original aggregate principal amount of notes (including additional notes, if any) remains outstanding. Any redemption of this kind shall be made within 90 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

In addition, the Company may choose to redeem all or any portion of the notes, at once or over time, prior to May 1, 2020. If it does so, it may redeem the notes after giving the required notice under the indenture. To redeem the notes, the Company must pay a redemption price equal to the sum of:

(a)	100% of the principal amount of the notes to be redeemed, plus

(b)	the Applicable Premium,

plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In connection with any redemption of notes described above, such redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including any related Equity Offering, issuance of Debt or other transaction. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Company’s discretion, such redemption may not occur and such notice may be rescinded in the event that any or all of such conditions shall not have been satisfied by the redemption date.

Any notice to holders of notes of such redemption needs to include the appropriate calculation of the redemption price, but does not need to include the redemption price itself. The actual redemption price, calculated as described above, must be set forth in an Officers’ Certificate delivered to the trustee no later than two business days prior to the redemption date.

Sinking Fund

There will be no mandatory sinking fund payments for the notes.

Repurchase at the Option of Holders Upon a Change of Control

Upon the occurrence of a Change of Control, unless we have exercised our right, if any, to redeem the notes in full, each holder of notes will have the right to require us to repurchase all or any part of that holder’s notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Company shall:

(a)	cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States, and

(b)	send, by first-class mail (or electronic transmission in the case of notes held in book entry form), with a copy to the trustee, to each holder of notes, at such holder’s address appearing in the security register, a notice stating:

i. that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all notes timely tendered will be accepted for repurchase;

ii. the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

iii. the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

iv. the procedures that holders of notes must follow in order to tender their notes (or portions thereof) for payment, and the procedures that holders of notes must follow in order to withdraw an election to tender notes (or portions thereof) for payment.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described above, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under this covenant by virtue of such compliance.

The Change of Control repurchase feature is a result of negotiations between us and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the covenants described below, we could, in the future, enter into transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” of our assets. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if we dispose of less than all our assets by any of the means described above, the ability of a holder of notes to require us to repurchase its notes may be uncertain. In such a case, holders of the notes may not be able to resolve this uncertainty without resorting to legal action.

The Existing Bank Credit Facility restrict us in certain circumstances from purchasing any notes prior to maturity of the notes and also provides that the occurrence of some of the events that would constitute a Change of Control would constitute a default under that existing debt. The terms of our Existing Notes require us to offer to repurchase such notes upon the occurrence of a Change of Control. Future debt of the Company, including any new bank credit facility, may contain prohibitions of certain events which would constitute a Change of Control or require that future debt be repurchased upon a Change of Control. Moreover, the exercise by holders of notes or our Existing Notes of their right to require us to repurchase their notes could cause a default under existing or future debt of the Company, even if the Change of Control itself does not, due to the financial effect of that repurchase on us. Finally, our ability to pay cash to holders of notes or Existing Notes upon a required repurchase may be limited by our financial resources at that time. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases. Our failure to purchase notes in connection with a Change of Control would result in a default under the indenture and our failure to purchase Existing Notes in connection with a Change of Control would result in a default under the respective indentures governing such notes. Any such default would, in turn, constitute a default under our existing debt, and may constitute a default under future debt as well. Our obligation to make an offer to repurchase the notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of that Change of Control with the written consent of the holders of a majority in principal amount of the notes. See “—Amendments and Waivers.”

Certain Covenants

Set forth below are summaries of certain of the covenants to be contained in the indenture.

Covenant Suspension

During any period of time that:

(a)	the notes have Investment Grade Ratings from both Rating Agencies, and

(b)	no Default or Event of Default has occurred and is continuing under the indenture, the Company and the Restricted Subsidiaries will not be subject to the following provisions of the indenture:

•	“—Limitation on Debt,”

•	“—Limitation on Restricted Payments,”

•	“—Limitation on Asset Sales,”

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries,”

•	clause (x) of the third paragraph (and as referred to in the first paragraph) of “—Designation of Restricted and Unrestricted Subsidiaries,” and

•	clause (d) of the first paragraph of “—Merger, Consolidation and Sale of Property”

(collectively, the “Suspended Covenants”). In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants for all periods after that withdrawal, downgrade, Default or Event of Default and, furthermore, compliance with the provisions of the covenant described in “—Limitation on Restricted Payments” with respect to Restricted Payments made after the time of the withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the terms of that covenant as though that covenant had been in effect during the entire period of time from the Issue Date, provided that there will not be deemed to have occurred a Default or Event of Default with respect to that covenant during the time that the Company and the Restricted Subsidiaries were not subject to the Suspended Covenants (or after that time based solely on events that occurred during that time).

Limitation on Debt

The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of the Incurrence or be continuing following the Incurrence and either:

(1) the Debt is Debt of the Company or a Restricted Subsidiary and after giving effect to the Incurrence of the Debt and the application of the proceeds thereof, the Consolidated Fixed Charges Coverage Ratio would be greater than 2.00 to 1.00; provided, that the aggregate amount of Debt that may be Incurred pursuant to the foregoing by a Restricted Subsidiary that is not a Guarantor shall not at any one time be outstanding in an amount exceeding the greater of (i) $200.0 million and (ii) 12% of Consolidated Net Tangible Assets, or

(2) the Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a)	Debt of the Company evidenced by the notes offered hereby;

(b)	Debt of the Company or a Restricted Subsidiary Incurred under any Credit Facilities, Incurred by the Company or a Restricted Subsidiary pursuant to a Real Estate Financing Transaction, a Sale and Leaseback Transaction, an Equipment Financing Transaction or Debt Issuances, Debt Incurred by the Company or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, or Incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary of the Company (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all Debt of this kind at any one time outstanding shall not exceed the greater of:

(1)	$1.9 billion, which amount shall be permanently reduced by the amount of Net Available Cash from an Asset Sale used to Repay Debt Incurred pursuant to this clause (b), pursuant to the covenant described under “—Limitation on Asset Sales,” and

(2)	the sum of the amounts equal to:

(A)	60% of the book value of the inventory of the Company and the Restricted Subsidiaries, and

(B)	85% of the book value of the accounts receivable of the Company and the Restricted Subsidiaries, in the case of each of clauses (A) and (B) as of the most recently ended quarter of the Company for which financial statements of the Company have been provided to the holders of the notes;

(c)	Debt of the Company owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by the Company or any Restricted Subsidiary; provided, however, that (1) any subsequent issue or transfer of Capital Stock or other event that results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of that Debt (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of that Debt by the issuer thereof, and (2) if the Company is the obligor on that Debt, the Debt is expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes;

(d)

Debt of a Restricted Subsidiary outstanding on the date on which that Restricted Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which the Restricted Subsidiary became a Restricted Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than such ratio immediately prior to such transaction;

(e)	Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, a transaction or series of transactions pursuant to which a Person became a Restricted Subsidiary of the Company or was otherwise acquired by the Company; provided at the time that Person was acquired by the Company or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of that Debt, (i) the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant or (ii) the Consolidated Fixed Charges Coverage Ratio would have been greater than such ratio immediately prior to such transaction and would be at least 1.75 to 1.0;

(f)	Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes, provided that the obligations under those agreements are related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g)	Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or that Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

(h)	Debt under Commodity Price Protection Agreements entered into by the Company or a Restricted Subsidiary in the ordinary course of the financial management of the Company or that Restricted Subsidiary and not for speculative purposes;

(i)	Debt in connection with one or more standby letters of credit or performance bonds issued by the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self- insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j)	Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Capital Stock of a Subsidiary, other than Guarantees of Debt Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock; provided, however, that the maximum aggregate liability in respect of all such Debt shall at no time exceed the gross proceeds actually received by the Company or such Restricted Subsidiary in connection with such disposition;

(k)	Debt outstanding on the Issue Date not otherwise described in clauses (a) through (j) above;

(l)	Debt of the Company or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed the greater of $200.0 million and 12% of the Company’s Consolidated Net Tangible Assets (as calculated at the time of incurrence);

(m)	Debt of one or more Foreign Restricted Subsidiaries in an aggregate principal amount outstanding at any one time not to exceed the greater of $200.0 million and 12% of Consolidated Net Tangible Assets (as calculated at the time of incurrence);

(n)	Guarantees of Debt otherwise permitted herein by a Future Guarantor; and

(o)	Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (d), (e) and (k) above.

For purposes of determining compliance with any restriction on the incurrence of Debt in dollars where Debt is denominated in a different currency, the amount of such Debt will be the Dollar Equivalent determined on the date of such determination, provided that if any such Debt denominated in a different currency is subject to a Currency Exchange Protection Agreement (with respect to dollars) covering principal amounts payable on such Debt, the amount of such Debt expressed in Euros will be adjusted to take into account the effect of such agreement. The principal amount of any Permitted Refinancing Debt Incurred in the same currency as the Debt being refinanced will be the Dollar Equivalent of the Debt refinanced determined on the date such Debt being refinanced was initially Incurred. Notwithstanding any other provision of this covenant, for purposes of determining compliance with this “Limitation on Debt” covenant, increases in Debt solely due to fluctuations in the exchange rates of currencies will not be deemed to exceed the maximum amount that the Company or any Restricted Subsidiary may Incur under any of clauses (a) through (o) of this “Limitation on Debt” covenant.

For purposes of determining compliance with the covenant described above:

(A)	in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, the Company, in its sole discretion, will classify such item of Debt at the time of Incurrence and only be required to include the amount and type of such Debt in one of the above clauses; and

(B)	the Company will be entitled to divide and classify and reclassify an item of Debt in more than one of the types of Debt described above.

Limitation on Restricted Payments

The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, the proposed Restricted Payment,

(a)	a Default or Event of Default shall have occurred and be continuing,

(b)	the Company could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt,” or

(c)	the aggregate amount of that Restricted Payment and all other Restricted Payments declared or made after the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

(1)	50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from March 1, 2015, to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2)	Capital Stock Sale Proceeds received after the Issue Date, plus

(3)	the sum of:

(A)	the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of the Company, and

(B)	the aggregate amount by which Debt of the Company or any Restricted Subsidiary is reduced on the Company’s consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company, excluding, in the case of clause (A) or (B):

(x)	any Debt issued or sold to the Company or a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees, and

(y)	the aggregate amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon any such conversion or exchange,

plus

(4)	an amount equal to the sum of:

(A)	the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property made after the Issue Date, in each case to the Company or any Restricted Subsidiary from that Person, less the cost of the disposition of those Investments, and

(B)	the lesser of the net book value or the Fair Market Value of the Company’s equity interest in an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary (provided that such designation occurs after the Issue Date);

provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in that Person, plus

(5)	an amount equal to the restricted payment availability as of the Issue Date under the provisions corresponding to the foregoing in the indenture governing the Company’s 6 7⁄8% Senior Notes due 2022, which approximated $800 million as of March 1, 2015.

Notwithstanding the foregoing limitation, the Company may:

(a)	pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, the dividends could have been paid in compliance with the indenture; provided, however, that the dividend shall be included in the calculation of the amount of Restricted Payments;

(b)	purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any Subsidiary for the benefit of their employees); provided, however, that

(1)	the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments, and

(2)	the Capital Stock Sale Proceeds from the exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c)	purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that the purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d)	pay scheduled dividends (not constituting a return on capital) on Disqualified Stock of the Company issued pursuant to and in compliance with the covenant described under “—Limitation on Debt”;

(e)	permit a Restricted Subsidiary that is not a Wholly Owned Subsidiary to pay dividends to shareholders of that Restricted Subsidiary that are not the parent of that Restricted Subsidiary, so long as the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary receives dividends on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary that is the parent of that Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis;

(f)	make cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities convertible into Capital Stock of the Company; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(g)	make repurchases of shares of common stock of the Company deemed to occur upon the exercise of options to purchase shares of common stock of the Company if such shares of common stock of the Company represent a portion of the exercise price of such options; provided, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(h)	pay dividends on the common stock of the Company following the first Equity Offering of the Company after the Issue Date in an annual amount not to exceed 6% of the net cash proceeds received by the Company in such Equity Offering; provided, however, that such dividends shall be included in the calculation of the amount of Restricted Payments;

(i)	repurchase shares of, or options to purchase shares of, common stock of the Company from current or former officers, directors or employees of the Company or any of its Subsidiaries (or permitted transferees of such current or former officers, directors or employees), pursuant to the terms of agreements (including employment agreements) or plans approved by the Board of Directors under which such individuals acquire shares of such common stock; provided, however, that the aggregate amount of such repurchases shall not exceed $30.0 million in any calendar year (with unused amounts in any calendar year carried over to succeeding calendar years subject to a maximum of $60.0 million in any calendar year); and provided further, however, that such repurchases shall be excluded in the calculation of the amount of Restricted Payments;

(j)	purchase, defease or otherwise acquire or retire for value any Subordinated Obligations upon a Change of Control of the Company or an Asset Sale by the Company, to the extent required by any agreement pursuant to which such Subordinated Obligations were issued, but only if the Company has previously made the offer to purchase notes required under “Repurchase at the Option of Holders Upon a Change of Control” or “—Limitation on Asset Sales”; provided, however, that such payments shall be included in the calculation of the amount of Restricted Payments;

(k)	make other Restricted Payments not to exceed $150.0 million in the aggregate; provided, however, that such other payments shall be included in the calculation of the amount of Restricted Payments; and

(l)	make other Restricted Payments, provided that after giving pro forma effect to such Restricted Payment the Consolidated Total Leverage Ratio will be less than or equal to 2.50 to 1.00; provided, however, that such other payments shall be included in the calculation of the amount of Restricted Payments.

Limitation on Liens

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the notes will be secured by that Lien equally and ratably with (or prior to) all other Debt of the Company or any Restricted Subsidiary secured by that Lien.

Limitation on Asset Sales

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless:

(a)	the Company or the Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the Property subject to that Asset Sale;

(b)	at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to those liabilities; and

(c)	the Company delivers an Officers’ Certificate to the trustee certifying that the Asset Sale complies with the foregoing clauses (a) and (b).

For the purposes of this covenant:

(1)	in the case of a transaction involving a sale of any distribution center by the Company or a Restricted Subsidiary and the establishment of an outsourcing arrangement in which the purchaser assumes distribution responsibilities on behalf of the Company or the Restricted Subsidiary, any credits or other consideration the purchaser grants to the Company or the Restricted Subsidiary as part of the purchase price of the distribution center, which credits or other consideration effectively offset future payments due from the Company or the Restricted Subsidiary to the purchaser as part of the outsourcing arrangement, will be considered to be cash equivalents;

(2)	securities or other assets received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days shall be considered to be cash to the extent of the cash received in that conversion;

(3)	any cash consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale that is held in escrow or on deposit to support indemnification, adjustment of purchase price or similar obligations in respect of such Asset Sale shall be considered to be cash;

(4)	Productive Assets received by the Company or any Restricted Subsidiary in connection with the Asset Sale shall be considered to be cash; and

(5)	the requirement that at least 75% of the consideration paid to the Company or the Restricted Subsidiary in connection with the Asset Sale be in the form of cash or cash equivalents shall also be considered satisfied if the cash received constitutes at least 75% of the consideration received by the Company or the Restricted Subsidiary in connection with such Asset Sale, determined on an after-tax basis.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or the Restricted Subsidiary elects (or is required by the terms of any Debt):

(a)	to Repay Debt of the Company (excluding, in any such case, any Debt that (i) constitutes a Subordinated Obligation or (ii) is owed to the Company or an Affiliate of the Company); or

(b)	to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary);

provided, however, that the Net Available Cash (or any portion thereof) from Asset Sales from the Company to any Subsidiary must be reinvested in Additional Assets of the Company.

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 360 days from the date of the receipt of that Net Available Cash or that the Company earlier elects to so designate shall constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds not previously subject to a Prepayment Offer (as defined below) exceeds $100.0 million (taking into account income earned on those Excess Proceeds, if any), the Company will be required to make an offer to purchase (the “Prepayment Offer”) the notes, which offer shall be in the amount of the Allocable Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of notes have been given the opportunity to tender their notes for purchase in accordance with the indenture, the Company or such Restricted Subsidiary may use the remaining amount for any purpose permitted by the indenture and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” will mean the product of:

(a)	the Excess Proceeds, and

(b)	a fraction,

(1)	the numerator of which is the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer, and

(2)	the denominator of which is the sum of the aggregate principal amount of the notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Company outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to the covenant described hereunder and requiring the Company to make an offer to purchase that Debt at substantially the same time as the Prepayment Offer.

Not later than five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail (or electronic transmission in the case of notes held in book entry form), to the holders of notes, accompanied by information regarding the Company and its Subsidiaries as the Company in good faith believes will enable the holders to make an informed decision with respect to that Prepayment Offer. The notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date the notice is mailed.

The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to:

(a)	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary,

(b)	make any loans or advances to the Company or any other Restricted Subsidiary, or

(c)	transfer any of its Property to the Company or any other Restricted Subsidiary.

The foregoing limitations will not apply:

(1)	with respect to clauses (a), (b) and (c), to restrictions:

(A)	in effect on the Issue Date,

(B)	relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which that Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company,

(C)	that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided that restriction is no less favorable to the holders of notes than those under the agreement evidencing the Debt so Refinanced,

(D)	resulting from the Incurrence of any Permitted Debt described in clause (b) of the second paragraph of the covenant described under “—Limitation on Debt,” provided that the restriction is no less favorable to the holders of notes than the restrictions of the same type contained in the indenture, or

(E)	constituting Standard Securitization Undertakings relating solely to, and restricting only the rights of, a Receivables Entity in connection with a Qualified Receivables Transaction, and

(2)	with respect to clause (c) only, to restrictions:

(A)	relating to Debt that is permitted to be Incurred and secured without also securing the notes pursuant to the covenants described under “—Limitation on Debt” and “—Limitation on Liens” that limit the right of the debtor to dispose of the Property securing that Debt,

(B)	encumbering Property at the time the Property was acquired by the Company or any Restricted Subsidiary, so long as the restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of the acquisition,

(C)	resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements (including, without limitation, intellectual property licenses entered into in the ordinary course of business) that restrict assignment of the agreements or rights thereunder, or

(D)	which are customary restrictions contained in asset sale agreements limiting the transfer of Property pending the closing of the sale.

Limitation on Transactions with Affiliates

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”), unless:

(a)	the terms of such Affiliate Transaction are:

(1)	set forth in writing, and

(2)	no less favorable to the Company or that Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company, and

(b)	if the Affiliate Transaction involves aggregate payments or value in excess of $25.0 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves the Affiliate Transaction and, in its good faith judgment, believes that the Affiliate Transaction complies with clauses (a)(1) and (2) of this paragraph as evidenced by a Board Resolution promptly delivered to the trustee.

Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

(a)	any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

(b)	any Restricted Payment permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(c)	the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as, in the case of executive officers and directors, the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for the compensation to be fair consideration therefor;

(d)	loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with the past practices of the Company or that Restricted Subsidiary, as the case may be, provided that those loans and advances do not exceed $20.0 million in the aggregate at any one time outstanding;

(e)	any transaction effected as part of a Qualified Receivables Transaction or any transaction involving the transfer of accounts receivable of the type specified in the definition of “Credit Facility” and permitted under clause (b) of the second paragraph of the covenant described under “—Limitation on Debt”;

(f)	the Existing Policies or any transaction contemplated thereby; and

(g)	any sale of shares of Capital Stock (other than Disqualified Stock) of the Company.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if:

(a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, and

(b) any of the following:

(1)	the Subsidiary to be so designated has total assets of $1,000 or less,

(2)	if the Subsidiary has consolidated assets greater than $1,000, then the designation would be permitted under the covenant entitled “Limitation on Restricted Payments,” or

(3)	the designation is effective immediately upon the entity becoming a Subsidiary of the Company.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that the Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to the classification or if the Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary. In addition, neither the Company nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary in existence and classified as an Unrestricted Subsidiary at the time the Company or the Restricted Subsidiary is liable for that Debt (including any right to take enforcement action against that Unrestricted Subsidiary).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to the designation,

(x)	the Company could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “—Limitation on Debt,” and

(y)	no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any designation or redesignation of this kind by the Board of Directors will be evidenced to the trustee by filing with the trustee a Board Resolution giving effect to the designation or redesignation and an Officers’ Certificate that:

(a)	certifies that the designation or redesignation complies with the foregoing provisions, and

(b)	gives the effective date of the designation or redesignation, and the filing with the trustee to occur within 45 days after the end of the fiscal quarter of the Company in which the designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company’s fiscal year, within 90 days after the end of that fiscal year).

Future Subsidiary Guarantors

The Company may, at any time after the Issue Date, cause one or more of its Restricted Subsidiaries to Guarantee the notes. Upon any Guarantee of the notes by a Future Guarantor, such Future Guarantor will execute and deliver to the trustee a supplemental indenture pursuant to which such Future Guarantor shall Guarantee payment of the notes.

Merger, Consolidation and Sale of Property

The Company shall not merge, consolidate or amalgamate with or into (other than a merger of a Wholly Owned Restricted Subsidiary into the Company), or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions to, any Person unless:

(a)	the Company shall be the surviving Person (the “Surviving Person”) or the Surviving Person (if other than the Company) formed by that merger, consolidation or amalgamation or to which that sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;

(b)	the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by that Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by the Company;

(c)	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

(d)

immediately after giving effect to that transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, (i) would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “—Certain Covenants—Limitation on Debt” or (ii) the Consolidated Fixed Charges Coverage Ratio would be greater than such ratio immediately prior to such transaction, provided, however, that this clause (d) shall not be applicable to the Company merging, consolidating or amalgamating with or into an

Affiliate incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Debt of the Company and the Restricted Subsidiaries is not increased thereby; and

(e)	the Company shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an Opinion of Counsel, each stating that the transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to the transaction have been satisfied.

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the indenture, but the predecessor Company in the case of:

(a)	a sale, transfer, assignment, conveyance or other disposition (unless that sale, transfer, assignment, conveyance or other disposition is of all the assets of the Company as an entirety or virtually as an entirety), or

(b)	a lease, shall not be released from any obligation to pay the principal of, premium, if any, and interest on, the notes.

SEC Reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC and provide the trustee and holders of notes with annual reports and information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, and the information, documents and reports to be so filed and provided at the times specified for the filing of the information, documents and reports under those Sections; provided, however, that (i) the Company shall not be so obligated to file the information, documents and reports with the SEC if the SEC does not permit those filings and (ii) the electronic filing with the SEC through the SEC’s Electronic Data Gathering, Analysis, and Retrieval System (or any successor system providing for free public access to such filings) shall satisfy the Company’s obligation to provide such reports, information and documents to the trustee and the holders of notes, it being understood that the trustee shall have no responsibility to determine whether or not such information has been filed.

Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the indenture (as to which the trustee is entitled to rely exclusively on an Officers’ Certificate).

Events of Default

Events of Default in respect of the notes include:

(1)	failure to make the payment of any interest on the notes when the same becomes due and payable, and that failure continues for a period of 30 days;

(2)	failure to make the payment of any principal of, or premium, if any, on, any of the notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3)	failure to comply with the covenant described under “—Merger, Consolidation and Sale of Property”;

(4)	failure to comply with any other covenant or agreement in the notes or in the indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)) and such failure continues for 30 days after written notice is given to the Company as provided below;

(5)	a default under any Debt by the Company or any Restricted Subsidiary that results in acceleration of the maturity of that Debt, or failure to pay any Debt at maturity, in an aggregate amount greater than $50.0 million or its foreign currency equivalent at the time (the “cross acceleration provisions”);

(6)	any judgment or judgments for the payment of money in an aggregate amount in excess of $50.0 million (or its foreign currency equivalent at the time) that shall be rendered against the Company or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”); and

(7)	specified events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”).

A Default under clause (4) is not an Event of Default until the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding notify the Company of the Default and the Company does not cure that Default within the time specified after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default.”

The Company shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

If an Event of Default with respect to the notes (other than an Event of Default resulting from particular events involving bankruptcy, insolvency or reorganization with respect to the Company) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of notes then outstanding may declare to be immediately due and payable the principal amount of all the notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the amount with respect to all the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the notes then outstanding may, under some circumstances, rescind and annul the acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes, unless the holders shall have offered to the trustee indemnity reasonably satisfactory to it against loss, liability or expense. Subject to the provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder of notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a)	that holder has previously given to the trustee written notice of a continuing Event of Default,

(b)	the registered holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request and offered indemnity to the trustee reasonably satisfactory to it against loss, liability or expense to institute the proceeding as trustee, and

(c)	the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with that request and shall have failed to institute the proceeding within 60 days.

However, these limitations do not apply to a suit instituted by a holder of any note for enforcement of payment of the principal of, premium, if any, or interest on, that note on or after the respective due dates expressed in that note.

Amendments and Waivers

Subject to some exceptions, the indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and particular covenants and provisions of the indenture which cannot be amended without the consent of each holder of an outstanding note) with the consent of the registered holders of at least a majority in aggregate principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected thereby, no amendment may, among other things,

(1)	reduce the amount of notes whose holders must consent to an amendment or waiver,

(2)	reduce the rate of or extend the time for payment of interest on any note,

(3)	reduce the principal of or extend the Stated Maturity of any note,

(4)	make any note payable in money other than U.S. dollars,

(5)	impair the right of any holder of the notes to receive payment of principal of and interest on that holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to that holder’s notes,

(6)	subordinate the notes to any other obligation of the Company,

(7)	release any security interest that may have been granted in favor of the holders of the notes other than pursuant to the terms of any agreement granting that security interest,

(8)	reduce the premium payable upon the redemption of any note nor change the time at which any note may be redeemed, as described under “—Optional Redemption,”

(9)	reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the notes must be repurchased pursuant to that Change of Control Offer, or

(10)	at any time after the Company is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which the Prepayment Offer must be made or at which the notes must be repurchased pursuant thereto.

Without the consent of any holder of the notes, the Company and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency, as evidenced in an Officers’ Certificate,

(2)	provide for the assumption by a successor corporation of the obligations of the Company under the indenture,

(3)	provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code),

(4)	add Guarantees with respect to the notes,

(5)	secure the notes, to add to the covenants of the Company for the benefit of the holders of the notes or to surrender any right or power conferred upon the Company,

(6)	make any change that does not adversely affect the rights of any holder of the notes in any material respect,

(7)	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, or

(8)	provide for the issuance of additional notes in accordance with the indenture.

The consent of the holders of the notes is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Company is required to mail to each registered holder of the notes at the holder’s address appearing in the security register a notice briefly describing the amendment. However, the failure to give this notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

The Company at any time may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for particular obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Company at any time may terminate:

(1)	its obligations under the covenants described under “—Repurchase at the Option of Holders Upon a Change of Control” and “—Certain Covenants,”

(2)	the operation of the cross acceleration provisions, the judgment default provisions and the bankruptcy provisions with respect to Significant Subsidiaries, described under “—Events of Default” above, and

(3)	the limitations contained in clause (d) under the first paragraph of “—Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If the Company exercises its legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “—Certain Covenants”), (5), (6) or (7) (with respect only to Significant Subsidiaries) under “—Events of Default” above or because of the failure of the Company to comply with clause (d) under the first paragraph of “—Merger, Consolidation and Sale of Property” above. The legal defeasance option or the covenant defeasance option may be exercised only if:

(a)	the Company irrevocably deposits in trust with the trustee money in U.S. dollars or U.S. dollar- denominated Government Obligations for the payment of principal of and interest (including premium, if any) on the notes to maturity or redemption;

(b)	the Company delivers to the trustee a certificate of a nationally recognized accounting firm expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited Government Obligations plus any deposited money without investment will provide cash at the times and in amounts as will be sufficient to pay principal and interest (including premium, if any) when due on all the notes to maturity or redemption, as the case may be;

(c)	123 days pass after the deposit is made and during the 123-day period no Default described in clause (7) under “—Events of Default” occurs with respect to the Company or any other Person making the deposit which is continuing at the end of the period;

(d)	no Default or Event of Default has occurred and is continuing on the date of the deposit and after giving effect thereto;

(e)	the deposit does not constitute a default under any other agreement or instrument binding on the Company;

(f)	the Company delivers to the trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g)	in the case of the legal defeasance option, the Company delivers to the trustee an Opinion of Counsel stating that:

(1)	the Company has received from the Internal Revenue Service a ruling, or

(2)	since the date of the indenture there has been a change in the applicable Federal income tax law, to the effect, in either case, that, and based thereon the Opinion of Counsel shall confirm that, the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if the defeasance had not occurred;

(h)	in the case of the covenant defeasance option, the Company delivers to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of that covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that covenant defeasance had not occurred; and

(i)	the Company delivers to the trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the notes have been complied with as required by the indenture.

Governing Law

The indenture and the notes will be governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

Wells Fargo Bank, National Association is the trustee, registrar and paying agent with regard to the notes.

Except during the continuance of an Event of Default, the trustee will perform only the duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of that person’s own affairs.

Definitions

Set forth below is a summary of defined terms from the indenture that are used in this “Description of Notes.” Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.

“Additional Assets” means:

(a)	any Property (other than cash, cash equivalents, securities and inventory) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or

(b)	Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of that Capital Stock by the Company or another Restricted Subsidiary from any Person other than the Company or an Affiliate of the Company; provided, however, that, in the case of this clause (b), the Restricted Subsidiary is primarily engaged in a Related Business.

“Affiliate” of any specified Person means:

(a)	any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with that specified Person, or

(b)	any other Person who is a director or officer of that specified Person.

For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Transactions with Affiliates” and “—Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any Beneficial Owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase that Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any Beneficial Owner pursuant to the first sentence hereof.

“Applicable Premium” means, with respect to any note on any redemption date, the excess of (i) the present value on such redemption date of (A) the redemption price of such notes on May 1, 2020 (such redemption price being that described in “Optional Redemption” above), plus (B) all required remaining scheduled interest payments due on such note through May 1, 2020 computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (ii) the principal amount of such note.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of

(a)	any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares),

(b)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary, or

(c)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary,

other than, in the case of clause (a), (b) or (c) above,

(1)	any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary,

(2)	any disposition that constitutes a Restricted Payment permitted by the covenant described under “—Certain Covenants—Limitation on Restricted Payments,”

(3)	any disposition effected in compliance with the first paragraph of the covenant described under “—Merger, Consolidation and Sale of Property,”

(4)	a sale of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” to a Receivables Entity,

(5)	a transfer of accounts receivables and related assets of the type specified in the definition of “Qualified Receivables Transaction” (or a fractional undivided interest therein) by a Receivables Entity in connection with a Qualified Receivables Transaction,

(6)	a transfer of accounts receivable of the type specified in the definition of “Credit Facilities” that is permitted under clause (b) of the second paragraph of “—Certain Covenants—Limitation on Debt,”

(7)	any disposition that does not (together with all related dispositions) involve assets having a Fair Market Value or consideration in excess of $100.0 million, and

(8)	any disposition that, but for this clause (8), would be an Asset Sale, if consummated at a time when, after giving pro forma effect thereto, (x) the Consolidated Total Leverage Ratio is less than or equal to 3.25 to 1.00 and (y) no Default shall have occurred and be continuing or occur as a consequence thereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a)	if the Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligation,” and

(b)	in all other instances, the greater of:

(1)	the Fair Market Value of the Property subject to the Sale and Leaseback Transaction, and

(2)	the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in the Sale and Leaseback Transaction (including any period for which the lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

(a)	the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of that Debt or redemption or similar payment with respect to that Preferred Stock multiplied by the amount of the payment by

(b)	the sum of all payments of this kind.

“Beneficial Owner” means a beneficial owner as defined in Rule 13d-3 under the Exchange Act, except that:

(a)	a Person will be deemed to be the Beneficial Owner of all shares that the Person has the right to acquire, whether that right is exercisable immediately or only after the passage of time,

(b)	for purposes of clause (a) of the definition of “Change of Control,” Permitted Holders will be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or other legal entity so long as the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that corporation or other legal entity, and

(c)	for purposes of clause (b) of the definition of “Change of Control,” any “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, shall be deemed to be the Beneficial Owners of any Voting Stock of a corporation or other legal entity held by any other corporation or legal entity (the “parent corporation”), so long as that person or group Beneficially Owns, directly or indirectly, in the aggregate a majority of the total voting power of the Voting Stock of that parent corporation.

The term “Beneficially Own” shall have a corresponding meaning.

“Capital Lease Obligation” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by that obligation shall be the capitalized amount of the obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under that lease prior to the first date upon which that lease may be terminated by the lessee without payment of a penalty. For purposes of “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in that Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into that equity interest.

“Capital Stock Sale Proceeds” means the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or the Subsidiary for the benefit of their employees) by the Company of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, initial purchasers’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with the issuance or sale and net of taxes paid or payable as a result thereof.

“Change of Control” means the occurrence of any of the following events:

(a)	if any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company; or

(b)	the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of assets as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than a transaction where:

(1)	the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation or transferee, and

(2)	(i) the holders of the Voting Stock of the Company immediately prior to the transaction own, directly or indirectly, not less than a majority of the voting power of the Voting Stock of the Company or the surviving corporation or transferee immediately after the transaction and in substantially the same proportion as before the transaction or (ii) immediately after the transaction no holder of the Voting Stock of the Company or the surviving corporation or transferee owns, directly or indirectly, more than 50% of the voting power of the Voting Stock of the Company or the surviving corporation or transferee; or

(c)	the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect that Person against fluctuations in commodity prices.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to May 1, 2020, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with the Company.

“Comparable Treasury Price” means, with respect to any redemption date:

(a)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the most recently published statistical release designated “H.15 (519)” (or any successor release) published by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” or

(b)	if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations for such redemption date.

“Consolidated Current Liabilities” means, as of any date of determination, the aggregate amount of liabilities of the Company and its consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating:

(a)	all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries, and

(b)	all current maturities of long-term Debt.

“Consolidated Fixed Charges” means, for any period, the total interest expense (net of interest income) of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries,

(a)	interest expense recorded for such period attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations, (b) amortization of debt discount,

(c)	capitalized interest,

(d)	non-cash interest expense,

(e)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing,

(f)	net costs associated with Interest Rate Agreements (including amortization of fees) (it being understood that any net benefits associated with Interest Rate Agreements shall be included in interest income),

(g)	Disqualified Stock Dividends, excluding dividends paid in Qualified Capital Stock,

(h)	Preferred Stock Dividends,

(i)	interest Incurred in connection with Investments in discontinued operations,

(j)	interest accruing on any Debt of any other Person to the extent that Debt is Guaranteed by the Company or any Restricted Subsidiary, and

(k)	the cash contributions to any employee stock ownership plan or similar trust to the extent those contributions are used by the plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by the plan or trust.

Notwithstanding anything to the contrary contained herein, (i) amortization or write-off of debt issuance costs, deferred financing or liquidity fees, commissions, fees and expenses, call premiums, (ii) any expensing of bridge, commitment and other financing fees and (iii) commissions, discounts, yield and other fees and charges Incurred in connection with any transaction (including, without limitation, any Qualified Receivables Transaction) pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets of the type specified in the definition of “Qualified Receivables Transaction” shall not be included in Consolidated Fixed Charges.

“Consolidated Fixed Charges Coverage Ratio” means, as of any date of determination, the ratio of:

(a)	the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to

(b)	Consolidated Fixed Charges for those four fiscal quarters;

provided, however, that:

(1)	if

(a)	since the beginning of that period the Company or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(b)	the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Incurrence or Repayment of Debt, Consolidated Fixed Charges for that period shall be calculated after giving effect on a pro forma basis to that Incurrence or Repayment as if the Debt was Incurred or Repaid on the first day of that period, provided that, in the event of any Repayment of Debt, EBITDA for that period shall be calculated as if the Company or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2)	if

(a)	since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b)	the transaction giving rise to the need to calculate the Consolidated Fixed Charges Coverage Ratio involves an Asset Sale, Investment or acquisition, or

(c)	since the beginning of that period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of that period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of that period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on that Debt shall be calculated as if the base interest rate in effect for the floating rate of interest on the date of determination had been the applicable base interest rate for the entire period (taking into account any Interest Rate Agreement applicable to that Debt if the applicable Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, the Company shall be deemed, for purposes of clause (1) above, to have Repaid during that period the Debt of that Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for that Debt after the sale.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries (excluding any net income (loss) attributable to noncontrolling interests), determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(a)	any net income (loss) of any Person (other than the Company) if that Person is not a Restricted Subsidiary, except that the Company’s equity in the net income of any such Person for that period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by that Person during that period to the Company or a Restricted Subsidiary as a dividend or other distribution,

(b)	any gain (or loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(c)	any gain or loss attributable to the early extinguishment of Debt,

(d)	any extraordinary gain or loss or cumulative effect of a change in accounting principles to the extent disclosed separately on the consolidated statement of income,

(e)	any unrealized gains or losses of the Company or its consolidated Subsidiaries on any Hedging Obligations, and

(f)	any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Company or any Restricted Subsidiary, provided, however, that if any such shares, options or other rights are subsequently redeemed for Property other than Capital Stock of the Company that is not Disqualified Stock then the Fair Market Value of such Property shall be treated as a reduction in Consolidated Net Income during the period of such redemption.

Notwithstanding the foregoing, for purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent the dividends, repayments or transfers increase the amount of Restricted Payments permitted under that covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its consolidated Restricted Subsidiaries as the total assets (less accumulated depreciation, amortization, allowances for doubtful receivables, other applicable allowances and other properly deductible items) of the Company and its Restricted Subsidiaries, after giving effect to purchase accounting and after deducting therefrom Consolidated Current Liabilities and, to the extent otherwise included, the amounts of (without duplication):

(a)	the excess of cost over fair market value of assets or businesses acquired;

(b)	any revaluation or other write-up in book value of assets subsequent to the last day of the fiscal quarter of the Company immediately preceding the Issue Date as a result of a change in the method of valuation in accordance with GAAP;

(c)	unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items;

(d)	noncontrolling interests in consolidated Subsidiaries held by Persons other than the Company or any Restricted Subsidiary;

(e)	treasury stock;

(f)	cash or securities set aside and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities; and

(g)	Investments in and assets of Unrestricted Subsidiaries.

For the avoidance of doubt any deferred tax assets that would appear on a consolidated balance sheet of the Company and its Restricted Subsidiaries shall be included in the calculation of Consolidated Net Tangible Assets.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of the aggregate amount of all Debt secured by Liens of the Company and its Restricted Subsidiaries at the end of the most recent fiscal period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage Ratio to the aggregate amount of EBITDA for the Company for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Transaction Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). In addition, for purposes of calculating the ratio, the entire commitment of any revolving credit facility of the Company or any Restricted Subsidiary shall be deemed to be fully drawn as of the date such agreement is executed, and thereafter the amount of such commitment shall be deemed to fully borrowed at all times for purposes of determining the ratio. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect to the following:

(a)	if since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b)	if the transaction giving rise to the need to calculate the Consolidated Secured Leverage Ratio involves an Asset Sale, Investment or acquisition, or

(c)	since the beginning of the Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Four Quarter Period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of the Four Quarter Period.

“Consolidated Tangible Assets” means, as of any date of determination, the sum of the amounts of Consolidated Net Tangible Assets and Consolidated Current Liabilities as of such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of the aggregate amount of all Debt at the end of the most recent fiscal period, for which financial information in respect thereof is available immediately preceding the Transaction Date giving rise to the need to calculate the Consolidated Total Leverage Ratio to the aggregate amount of EBITDA for the Company for the Four Quarter Period immediately preceding the Transaction Date. In addition, for purposes of calculating the ratio, the amount of any revolving credit facility of the Company or any Restricted Subsidiary outstanding on the Transaction Date shall be deemed to be the average daily balance outstanding under such revolving credit facility during the immediately preceding Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, this ratio shall be calculated after giving effect to the following:

(a)	if since the beginning of that period the Company or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(b)	if the transaction giving rise to the need to calculate the Consolidated Total Leverage Ratio involves an Asset Sale, Investment or acquisition, or

(c)	since the beginning of the Four Quarter Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Four Quarter Period) shall have made such an Asset Sale, Investment or acquisition,

EBITDA for that period shall be calculated after giving pro forma effect to the Asset Sale, Investment or acquisition as if the Asset Sale, Investment or acquisition occurred on the first day of the Four Quarter Period.

“Credit Facilities” means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities (including related Guarantees) with banks, investment banks, insurance companies, mutual funds or other institutional lenders (including the Existing Bank Credit Facility), providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to institutional lenders or to special purpose, bankruptcy remote entities formed to borrow from institutional lenders against those receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancing thereof on any basis so long as such Refinancing constitutes Debt; provided that, in the case of a transaction in which any accounts receivable are sold, conveyed or otherwise transferred by the Company or any of its subsidiaries to another Person other than a Receivables Entity, then that transaction must satisfy the following three conditions:

(a)	if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the transaction is economically fair and reasonable to the Company or the Subsidiary that sold, conveyed or transferred the accounts receivable,

(b)	the sale, conveyance or transfer of accounts receivable by the Company or the Subsidiary is made at Fair Market Value, and

(c)	the financing terms, covenants, termination events and other provisions of the transaction shall be market terms (as determined in good faith by the Board of Directors).

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect that Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a)	the principal of and premium (if any) in respect of:

(1)	debt of the Person for money borrowed, and

(2)	debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Person is responsible or liable;

(b)	all Capital Lease Obligations of the Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Person;

(c)	all obligations of the Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of the Person and all obligations of the Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of the Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of the Person to the extent those letters of credit are not drawn upon or, if and to the extent drawn upon, the drawing is reimbursed no later than the third Business Day following receipt by the Person of a demand for reimbursement following payment on the letter of credit);

(e)	the amount of all obligations of the Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of the Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f)	all obligations of the type referred to in clauses (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, the Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g)	all obligations of the type referred to in clauses (a) through (f) of other Persons secured by any Lien on any Property of the Person (whether or not such obligation is assumed by the Person), the amount of such obligation being deemed to be the lesser of the value of that Property or the amount of the obligation so secured; and

(h)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance at that date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at that date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1)	zero if the Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” or

(2)	if the Hedging Obligation is not Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” then 105% of the aggregate net amount, if any, that would then be payable by the Company and any Restricted Subsidiary on a per counter-party basis pursuant to Section 6(e) of the ISDA Master Agreement (Multicurrency-Cross Border) in the form published by the International Swaps and Derivatives Association in 1992 (the “ISDA Form”), as if the date of determination were a date that constitutes or is substantially equivalent to an Early Termination Date, as defined in the ISDA Form, with respect to all transactions governed by the ISDA Form, plus the equivalent amount under the terms of any other Hedging Obligations that are not Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” each such amount to be estimated in good faith by the Company.

“Debt Issuances” means, with respect to the Company or any Restricted Subsidiary, one or more issuances after the Issue Date of Debt evidenced by notes, debentures, bonds or other similar securities or instruments.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of

“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

(b)	is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c)	is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock, on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of the Company held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the Company.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published by the Federal Reserve Board on the date of such determination.

“EBITDA” means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries:

(a)	the sum of Consolidated Net Income for that period, plus the following to the extent reducing Consolidated Net Income for that period:

(1)	the provision for taxes based on income or profits or utilized in computing net loss,

(2)	Consolidated Fixed Charges,

(3)	depreciation,

(4)	amortization of intangibles,

(5)	any non-recurring expenses relating to, or arising from, any closures of facilities,

(6)	restructuring costs, facilities relocation costs and acquisition integration costs and fees (including cash severance payments) made in connection with acquisitions,

(7)	any non-cash impairment charge or asset write-off and the amortization of intangibles,

(8)	inventory purchase accounting adjustments and amortization and impairment charges resulting from other purchase accounting adjustments in connection with acquisitions,

(9)	any expenses or charges related to any offering of securities, acquisition, incurrence of Debt permitted to be incurred by the indenture (whether or not successful), and

(10)	any other non-cash items (other than any non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus

(b)	all non-cash items increasing Consolidated Net Income for that period (other than any such non-cash item to the extent that it has resulted or will result in the receipt of cash payments in any period).

“Equipment Financing Transaction” means any arrangement (together with any Refinancings thereof) with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on equipment or equipment related property of the Company or any Restricted Subsidiary.

“Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company or (ii) a private equity offering of Qualified Capital Stock of the Company, or any direct or indirect parent company of the Company but only to the extent contributed to the Company in the form of Qualified Capital Stock of the Company, other than any public offerings registered on Form S-8.

“Event of Default” has the meaning set forth under “—Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Bank Credit Facility” means, the Amended and Restated Credit Agreement dated as of March 21, 2014, among the Company, Levi Strauss & Co. (Canada), Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other agents and lenders from time to time party thereto, as amended as of the Issue Date.

“Existing Notes” means, the Company’s 4 1⁄4% Yen-denominated Eurobonds due 2016, 7 5⁄8% Senior Notes due 2020 and 6 7⁄8% Senior Notes due 2022, in each case as outstanding on the Issue Date.

“Existing Policies” means (1) the Company’s estate tax repurchase policy under which the Company repurchases a portion of a deceased stockholder’s shares to generate funds for payment of estate taxes and (2) the Company’s valuation policy under which the Company obtains an annual valuation of the Company’s common stock, as both policies exist at the Issue Date or as they may exist from time to time, provided that if either of these policies is materially amended after the Issue Date in a manner less favorable to the Company than the policy as existing on the Issue Date, then that amended policy shall be deemed not to be an Existing Policy.

“Fair Market Value” means, with respect to any Property, the price that could be negotiated in an arm’s length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments” and “—Certain Covenants—Limitation on Asset Sales” and the definitions of “Qualified Receivables Transaction” and “Credit Facilities,” Fair Market Value shall be determined, except as otherwise provided,

(a)	if the Property has a Fair Market Value equal to or less than $25.0 million, by any Officer of the Company, or

(b)	if the Property has a Fair Market Value in excess of $25.0 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 12 months of the relevant transaction, delivered to the trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Future Guarantor” means any Subsidiary of the Company that provides a Guarantee of the notes at any time after the Issue Date pursuant to the covenant described above under “—Certain Covenants— Future Subsidiary Guarantors.”

“GAAP” means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth in the Accounting Standards Codification of the Financial Accounting Standards Board and in the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act.

“Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America or any country that is a member of the European Union on the Issue Date (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America or such European Union country is pledged and which are not callable or redeemable at the issuer’s option.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of that Person:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) the Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

(b)	entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Hedging Obligation” of any Person means any obligation of that Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of that Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any Debt or obligation on the balance sheet of that Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of that Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of that Debt; provided further, however, that any Debt or other obligations of a Person existing at the time the Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by that Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with “—Certain Covenants—Limitation on Debt,” amortization of debt discount or premium shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount or at a premium, the amount of the Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that the firm or appraiser is not an Affiliate of the Company.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate option agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers and suppliers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of that Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” “Investment” shall include the portion (proportionate to the Company’s equity interest in the Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that the Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of that Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a)	the Company’s “Investment” in that Subsidiary at the time of such redesignation, less

(b)	the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of that Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, the Property shall be valued at its Fair Market Value at the time of the Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Issue Date” means April 27, 2015.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to that Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of that Asset Sale or received in any other non-cash form), in each case net of:

(a)	all legal, title and recording tax expenses, commissions and other fees (including, without limitation, brokers’ or investment bankers’ commissions or fees) and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of the Asset Sale,

(b)	all payments made on any Debt that is secured by any Property subject to the Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to that Property, or which must by its terms, or in order to obtain a necessary consent to the Asset Sale, or by applicable law, be repaid out of the proceeds from the Asset Sale,

(c)	all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of the Asset Sale, and

(d)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in the Asset Sale and retained by the Company or any Restricted Subsidiary after the Asset Sale.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, the Vice President and Global Treasurer, the Treasurer or the Assistant Treasurer of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer, principal financial officer or the principal accounting officer of the Company, and delivered to the trustee.

“Opinion of Counsel” means a written opinion from legal counsel which is acceptable to the trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Business” means any business that is reasonably similar, ancillary or related to, or a reasonable extension, development or expansion of, the businesses in which the Company and its Restricted Subsidiaries are engaged in on the Issue Date.

“Permitted Holders” means the holders of Voting Stock as of the Issue Date, together with any Person who is a “Permitted Transferee” of the holders, as that term is defined in the Stockholders Agreement dated as of April 15, 1996 between the Company and the stockholders of the Company party thereto, as amended, as that Stockholders Agreement was in effect on the Issue Date, except that transferees pursuant to Section 2.2(a)(x) of that Stockholders Agreement shall not be deemed to be Permitted Transferees for purposes of the indenture.

“Permitted Liens” means:

(a)	Liens (including, without limitation and to the extent constituting a Lien, negative pledges) to secure Debt in an aggregate principal amount not to exceed the greater of (x) the amount permitted to be Incurred under clause (b) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Debt,” regardless of whether the Company and the Restricted Subsidiaries are actually subject to that covenant at the time the Lien is Incurred and (y) an amount that does not cause the Consolidated Secured Leverage Ratio to exceed 3.50 to 1.0;

(b)	Liens for taxes, assessments or governmental charges or levies on the Property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(c)	Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, on the Property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(d)	Liens on the Property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, including banker’s liens and rights of set-off, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(e)	Liens on Property at the time the Company or any Restricted Subsidiary acquired the Property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any Restricted Subsidiary; provided further, however, that the Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Property was acquired by the Company or any Restricted Subsidiary;

(f)	Liens on the Property of a Person at the time that Person becomes a Restricted Subsidiary; provided, however, that any Lien of this kind may not extend to any other Property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of that Person; provided further, however, that the Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which the Person became a Restricted Subsidiary;

(g)	pledges or deposits by the Company or any Restricted Subsidiary under worker’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which the Company or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(h)	Liens (including, without limitation and to the extent constituting Liens, negative pledges), assignments and pledges of rights to receive premiums, interest or loss payments or otherwise arising in connection with worker’s compensation loss portfolio transfer insurance transactions or any insurance or reinsurance agreements pertaining to losses covered by insurance, and Liens (including, without limitation and to the extent constituting Liens, negative pledges) in favor of insurers or reinsurers on pledges or deposits by the Company or any Restricted Subsidiary under workmen’s compensation laws, unemployment insurance laws or similar legislation;

(i)	utility easements, building restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j)	Liens arising out of judgments or awards against the Company or a Restricted Subsidiary with respect to which the Company or the Restricted Subsidiary shall then be proceeding with an appeal or other proceeding for review;

(k)	Liens in favor of surety bonds or letters of credit issued pursuant to the request of and for the account of the Company or a Restricted Subsidiary in the ordinary course of its business, provided that these letters of credit do not constitute Debt;

(l)	leases or subleases of real property granted by the Company or a Restricted Subsidiary to any other Person in the ordinary course of business and not materially impairing the use of the real property in the operation of the business of the Company or the Restricted Subsidiary;

(m)	Liens (including, without limitation and to the extent constituting Liens, negative pledges) on intellectual property arising from intellectual property licenses entered into in the ordinary course of business;

(n)	Liens or negative pledges attaching to or related to joint ventures engaged in a Related Business, restricting Liens on interests in those joint ventures;

(o)	Liens existing on the Issue Date not otherwise described in clauses (a) through (n) above;

(p)	Liens not otherwise described in clauses (a) through (o) above on (x) the Property of any Foreign Subsidiary to secure any Debt permitted to be Incurred by the Foreign Subsidiary pursuant to the covenant described under “—Certain Covenants—Limitation on Debt” and (y) the Property of the Company or any Restricted Subsidiary to secure any Debt permitted to be incurred under clause (l) of such covenant;

(q)	Liens on the Property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (d), (e), (f), (j) or (k) above; provided, however, that any Lien of this kind shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property) and the aggregate principal amount of Debt that is secured by the Lien shall not be increased to an amount greater than the sum of:

(1)	the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (d), (e), (f), (j) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the indenture, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or the Restricted Subsidiary in connection with the Refinancing;

(r)	Liens not otherwise permitted by clauses (a) through (q) above that are Liens permitted by the Existing Bank Credit Facility as they exist on the Issue Date;

(s)	Liens on cash or Temporary Cash Investments held as proceeds of Permitted Refinancing Debt pending the payment, purchase, defeasance or other retirement of the Debt being Refinanced; and

(t)	Liens not otherwise permitted by clauses (a) through (s) above encumbering assets having an aggregate Fair Market Value not in excess of the greater of (i) $250.0 million and (ii) 15% of Consolidated Net Tangible Assets, as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter ending at least 45 days prior to the date the Lien shall be Incurred.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancings, so long as:

(a)	the new Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1)	the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced, and

(2)	an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to the Refinancing,

(b)	the Average Life of the new Debt is equal to or greater than the Average Life of the Debt being Refinanced,

(c)	the Stated Maturity of the new Debt is no earlier than the Stated Maturity of the Debt being Refinanced, and

(d)	the new Debt shall not be senior in right of payment to the Debt that is being Refinanced; provided, however, that Permitted Refinancing Debt shall not include:

(x)	Debt of a Subsidiary that Refinances Debt of the Company, or

(y)	Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of that Person, over shares of any other class of Capital Stock issued by that Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Restricted Subsidiary. The amount of any dividend of this kind shall be equal to the quotient of the dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of the Preferred Stock.

“Productive Assets” means assets (other than securities and inventory) that are used or usable by the Company and its Restricted Subsidiaries in Permitted Businesses.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors of the Company, or otherwise a calculation made in good faith by the Board of Directors of the Company, as the case may be.

“Property” means, with respect to any Person, any interest of that Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the indenture, the value of any Property shall be its Fair Market Value.

“Purchase Money Debt” means Debt:

(a)	consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of the Debt does not exceed the anticipated useful life of the Property being financed, and

(b)	Incurred to finance the acquisition, construction or lease by the Company or a Restricted Subsidiary of the Property, including additions and improvements thereto;

provided, however, that the Debt is Incurred within 180 days after the acquisition, construction or lease of the Property by the Company or Restricted Subsidiary.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to:

(a)	a Receivables Entity (in the case of a transfer by the Company or any of its Subsidiaries), and

(b)	any other Person (in the case of a transfer by a Receivables Entity),

or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing those accounts receivable, all contracts and all Guarantees or other obligations in respect of those accounts receivable, proceeds of those accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable; provided that:

(1)	if the transaction involves a transfer of accounts receivable with Fair Market Value equal to or greater than $25.0 million, the Board of Directors shall have determined in good faith that the Qualified Receivables Transaction is economically fair and reasonable to the Company and the Receivables Entity,

(2)	all sales of accounts receivable and related assets to or by the Receivables Entity are made at Fair Market Value, and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Board of Directors).

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the Credit Facilities shall not be deemed a Qualified Receivables Transaction.

“Rating Agencies” mean Moody’s and S&P.

“Real Estate Financing Transaction” means any arrangement with any Person pursuant to which the Company or any Restricted Subsidiary Incurs Debt secured by a Lien on real property of the Company or any Restricted Subsidiary and related personal property together with any Refinancings thereof.

“Receivables Entity” means a Wholly Owned Subsidiary of the Company (or another Person formed for the purposes of engaging in a Qualified Receivables Transaction with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights

(contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to that business, and (with respect to any Receivables Entity formed after the Issue Date) which is designated by the Board of Directors (as provided below) as a Receivables Entity and

(a)	no portion of the Debt or any other obligations (contingent or otherwise) of which

(1)	is Guaranteed by the Company or any Subsidiary of the Company (excluding Guarantees of obligations (other than the principal of, and interest on, Debt) pursuant to Standard Securitization Undertakings),

(2)	is recourse to or obligates the Company or any Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or

(3)	subjects any property or asset of the Company or any Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b)	with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or the Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, and

(c)	to which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve the entity’s financial condition or cause the entity to achieve certain levels of operating results other than pursuant to Standard Securitization Undertakings.

Any designation of this kind by the Board of Directors shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the Board of Directors giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing conditions.

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and one other financial institution chosen by the Company and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company or Reference Treasury Dealer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, repurchase, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, that Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire that Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenants described under “—Certain Covenants—Limitation on Asset Sales” and “—Certain Covenants—Limitation on Debt” and the definition of “Consolidated Fixed Charges Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a)	any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of the Company or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution that is made to the Company or the parent of the Restricted Subsidiary or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of the Company;

(b)	the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of the Company or any Restricted Subsidiary (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into Capital Stock of the Company or any Restricted Subsidiary, including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of the Company that is not Disqualified Stock);

(c)	the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition); or

(d)	the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary if the result thereof is that the Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of the “Restricted Payment” shall be the Fair Market Value of the remaining interest, if any, in the former Restricted Subsidiary held by the Company and the other Restricted Subsidiaries.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary. thereof.

“S&P” means Standard & Poor’s Ratings Service or any successor to the rating agency business

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers that Property to another Person and the Company or a Restricted Subsidiary leases it from that other Person together with any Refinancings thereof.

“Securities Act” means the Securities Act of 1933.

“Significant Subsidiary” means any Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary of the Company which are customary in an accounts receivable securitization transaction involving a comparable company.

“Stated Maturity” means, with respect to any security, the date specified in the security as the fixed date on which the payment of principal of the security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of the security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless that contingency has occurred).

“Subordinated Obligation” means any Debt of the Company (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a)	that Person,

(b)	that Person and one or more Subsidiaries of that Person, or

(c)	one or more Subsidiaries of that Person.

“Temporary Cash Investments” means any of the following:

(a)	Investments in U.S. Government Obligations maturing within 365 days of the date of acquisition thereof;

(b)	Investments in time deposit accounts, banker’s acceptances, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million or issued by a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development having total assets in excess of $500.0 million (or its foreign currency equivalent at the time), and in any case whose long-term debt is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1)	a bank meeting the qualifications described in clause (b) above, or

(2)	any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d)	Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any other country that is a member of the Organization for Economic Cooperation and Development, and in any case with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A1” (or higher) according to S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)); and

(e)	direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1)	the long-term debt of the state is rated “A-3” or “A-” or higher according to Moody’s or S&P (or a similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2)	the obligations mature within 180 days of the date of acquisition thereof.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the yield to maturity of the Comparable Treasury Issue, compounded semi-annually, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Unrestricted Subsidiary” means:

(a)	any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b)	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of that Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares) is at that time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

EXCHANGE OFFER; REGISTRATION RIGHTS

In this section, the words “Company,” “we,” “us” and “our” refer only to Levi Strauss & Co. and not to any of its subsidiaries. We have agreed, pursuant to a registration rights agreement with the initial purchasers for the benefit of the holders of the notes (the “Registration Rights Agreement”), that we will, at our cost: (a) not later than 90 days after the date of original issuance of the old notes, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer to exchange the old notes for the exchange notes having terms substantially identical in all material respects to the old notes (except that the exchange notes will not contain terms with respect to transfer restrictions) and (b) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act not later than 180 days after the date of original issuance of the old notes. Upon the effectiveness of the Exchange Offer Registration Statement, we will offer the exchange notes in exchange for surrender of the old notes (the “Registered Exchange Offer”). We will keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) and not more than 45 days after the date notice of the Registered Exchange Offer is mailed to the holders of the old notes. For each old note surrendered to us pursuant to the Registered Exchange Offer, the holder of such old note will receive an exchange note having a principal amount equal to that of the surrendered note. Interest on each exchange note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on the old note surrendered, from the date of its original issue. Under existing SEC interpretations, the exchange notes would be freely transferable by holders of the old notes (other than affiliates of the Company) after the Registered Exchange Offer without further registration under the Securities Act if such holder represents that (a) it is acquiring the exchange notes in the ordinary course of its business, (b) it has no arrangement or understanding with any person to participate in the distribution of the exchange notes and (c) it is not an affiliate of the Company, as those terms are interpreted by the SEC; provided that broker-dealers (“Participating Broker-Dealers”) receiving exchange notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes (other than a resale of an unsold allotment from the original sale of the old notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of exchange notes.

A holder of old notes (other than certain specified holders) who wishes to exchange old notes for exchange notes in the Registered Exchange Offer will be required to represent that (a) any exchange notes to be received by it will be acquired in the ordinary course of its business, (b) at the time of the commencement of the Registered Exchange Offer, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and (c) it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that (a) applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer, (b) for any other reason the Exchange Offer Registration Statement is not declared effective within 180 days after the date of the original issuance of the old notes or the Registered Exchange Offer is not consummated within 210 days after the original issuance of the old notes, (c) the initial purchasers so request within 45 days of consummation of the Registered Exchange Offer with respect to old notes not eligible to be exchanged for exchange notes in the Registered Exchange Offer, or (d) any holder of old notes (other than an initial purchaser) is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable exchange notes in the Registered Exchange Offer other than by reason of the holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of exchange notes shall not result in such exchange notes being not “freely tradeable”), we will, at our cost, (1) as promptly as practicable, file a registration statement under the Securities Act covering continuous resales of the old notes (the

“Shelf Registration Statement”), (2) cause the Shelf Registration Statement to be declared effective under the Securities Act, and (3) use our best efforts to keep the Shelf Registration Statement effective until two years after the closing date of the offering of the old notes. We will, in the event a Shelf Registration Statement is filed, among other things, provide to each holder for whom the Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take other actions as are required to permit unrestricted resales of the old notes or the exchange notes. A holder selling the old notes or the exchange notes, in each case pursuant to the Shelf Registration Statement, generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to applicable civil liability provisions under the Securities Act in connection with sales of that kind and will be bound by the provisions of the Registration Rights Agreement which are applicable to that holder (including certain indemnification obligations).

If (a) on or prior to the 90th day following the date of original issuance of the old notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (b) on or prior to the 180th day following the date of original issuance of the old notes, neither the Exchange Offer Registration Statement nor the Shelf Registration Statement has been declared effective, (c) on or prior to the 210th day following the date of original issuance of the old notes, neither the Registered Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, the registration statement thereafter ceases to be effective or usable (subject to particular exceptions) in connection with resales of the old notes or the exchange notes, in each case in accordance with and during the periods specified in the Registration Rights Agreement (each event referred to in clauses (a) through (d), a “Registration Default”), interest (“Special Interest”) will accrue on the principal amount of the old notes and the exchange notes (in addition to the stated interest on the old notes and the exchange notes) from and including the date on which the Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Special Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of the Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall the rate exceed 1.00% per annum. The summary herein of provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, copies of which are available upon request to the Company.

BOOK-ENTRY, DELIVERY AND FORM

General

The exchange notes will be represented by one or more global notes in registered form without interest coupons attached (collectively, the “Global Notes”). The Global Notes representing the notes will be deposited with a custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of interests in the Global Notes (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such participants.

Book-Entry Interests will be shown on, and transfers thereof will be done only through, records maintained in book-entry form by DTC and its participants. The laws of some jurisdictions, including certain states of the U.S., may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair your ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests are not considered the owners or “holders” of notes for any purpose.

So long as the notes are held in global form, DTC (or its nominees) will be considered the sole holders of Global Notes for all purposes under the indenture governing the notes. In addition, participants in DTC must rely on the procedures of DTC and indirect participants must rely on the procedures of DTC and the participants through which they own Book-Entry Interests, to transfer their interests or to exercise any rights of holders under the indenture.

Neither the Company nor the Trustee has any responsibility or liability for any aspect of the records relating to the Book-Entry Interests.

Redemption of the Global Notes

In the event any Global Note (or any portion thereof) is redeemed, DTC (or its nominees) will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note (or any portion thereof). The Company understands that, under existing practices of DTC, if fewer than all of the notes are to be redeemed at any time, DTC will credit its participants’ accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Book-Entry Interest of $2,000 principal amount or less may be redeemed in part.

Payments on Global Notes

The Company will make payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest, and Additional Amounts, if any) to DTC or its nominee, which will distribute such payments to participants in accordance with its procedures. The Company will make payments of all such amounts without deduction or withholding for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature except as may be required by law. The Company expects that standing customer instructions and customary practices will govern payments by participants to owners of Book-Entry Interests held through such participants.

Under the terms of the indenture, the Company and the Trustee will treat the registered holders of the Global Notes (e.g., DTC (or its nominees)) as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Trustee or any of their respective agents has or will have any responsibility or liability for:

•	any aspect of the records of DTC or any participant or indirect participant relating to payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing the records of DTC, or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest; or

•	DTC or any participant or indirect participant.

Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants.

Currency of Payment for the Global Notes

Except as may otherwise be agreed between DTC and any holder, the principal of, premium, if any, and interest on, and all other amounts payable in respect of, the Global Notes will be paid to holders of interests in such notes (the “DTC Holders”) through DTC in U.S. dollars.

Payments will be subject in all cases to any fiscal or other laws and regulations (including any regulations of the applicable clearing system) applicable thereto. None of the Company, the Trustee or any of their respective agents will be liable to any holder of a Global Note or any other person for any commissions, costs, losses or expenses in relation to or resulting from any currency conversion or rounding effected in connection with any such payment.

Action by Owners of Book-Entry Interests

DTC has advised the Company that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. DTC will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an event of default under the notes, DTC reserves the right to exchange the Global Notes for definitive registered notes in certificated form (the “Definitive Registered Notes”), and to distribute Definitive Registered Notes to its participants.

Transfers

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which rules and procedures may change from time to time.

Any Book-Entry Interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a Book-Entry Interest in any other Global Note of the same series will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in such other Global Note, and accordingly will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest.

Definitive Registered Notes

Under the terms of the indenture, owners of the Book-Entry Interests will receive Definitive Registered Notes:

•	if DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Note, or DTC ceases to be a clearing agency registered under the U.S. Exchange Act of 1934, as amended (the “Exchange Act”) and, in either case, a qualified successor depositary is not appointed by the Company within 120 days;

•	if an event of default under the indenture occurred or is continuing and the owner of a Book-Entry Interest requests such exchange in writing delivered through DTC.

In the case of the issuance of Definitive Registered Notes, the holder of a Definitive Registered Note may transfer such note by surrendering it to the registrar. In the event of a partial transfer or a partial redemption of a holding of Definitive Registered Notes represented by one Definitive Registered Note, a Definitive Registered Note shall be issued to the transferee in respect of the part transferred, and a new Definitive Registered Note in respect of the balance of the holding not transferred or redeemed shall be issued to the transferor or the holder, as applicable; provided that no Definitive Registered Note in a denomination less than $2,000 shall be issued. The Company will bear the cost of preparing, printing, packaging and delivering the Definitive Registered Notes.

The Company shall not be required to register the transfer or exchange of Definitive Registered Notes for a period of 15 calendar days preceding (a) the record date for any payment of interest on the notes, (b) any date fixed for redemption of the notes or (c) the date fixed for selection of the notes to be redeemed in part. Also, the Company is not required to register the transfer or exchange of any notes selected for redemption. In the event of the transfer of any Definitive Registered Note, the transfer agent may require a holder, among other things, to furnish appropriate endorsements and transfer documents as described in the indenture. The Company may require a holder to pay any taxes and fees required by law and permitted by the indenture and the notes.

If Definitive Registered Notes are issued and a holder thereof claims that such Definitive Registered Notes have been lost, destroyed or wrongfully taken or if such Definitive Registered Notes are mutilated and are surrendered to the registrar or at the office of a transfer agent, the Company shall issue and the trustee shall authenticate a replacement Definitive Registered Note if the Trustee’s and the Company’s requirements are met. The Trustee or the Company may require a holder requesting replacement of a Definitive Registered Note to furnish an indemnity bond sufficient in the judgment of both the Trustee and the Company to protect the Company, the Trustee or the paying agent appointed pursuant to the indenture from any loss which any of them may suffer if a Definitive Registered Note is replaced. The Company may charge for its expenses in replacing a Definitive Registered Note.

In case any such mutilated, destroyed, lost or stolen Definitive Registered Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to the provisions of the indenture, the Company in its discretion may, instead of issuing a new Definitive Registered Note, pay, redeem or purchase such Definitive Registered Note, as the case may be.

Definitive Registered Notes may be transferred and exchanged for Book-Entry Interests in a Global Note only in accordance with the indenture.

Information Concerning DTC

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by DTC We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

The Company understands as follows with respect to DTC:

DTC is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” under New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions among its participants. It does this through electronic book-entry changes in the accounts of securities participants, eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC’s owners are the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. and a number of its direct participants. Others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant also have access to the DTC system and are known as indirect participants.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for that interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests to such persons may be limited. In addition, owners of beneficial interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

Global Clearance and Settlement Under the Book-Entry System

The notes are expected to trade in DTC’s Same-Day Funds Settlement System and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any certificated notes will also be settled in immediately available funds. Subject to compliance with the transfer restrictions applicable to the Global Notes, cross-market transfers of Book-Entry Interests in the notes between the participants in DTC will be done through DTC in accordance with DTC’s rules.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee, the registrar, any transfer agent or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Secondary Market Trading

The Book-Entry Interests will trade through participants of DTC and will settle in same day funds. Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

This general discussion of certain U.S. federal income tax consequences applies to you if you acquired the old notes for cash in the offering of the old notes, exchange the old notes for exchange notes and hold the exchange notes as a “capital asset,” as defined in Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion, however, does not address state, local or foreign tax laws or any U.S. federal tax laws other than income tax laws (such as estate or gift tax laws or the Medicare tax on certain investment income). In addition, it does not describe all of the rules which may affect the U.S. federal income tax treatment of your investment in the exchange notes. For example, special rules not discussed here may apply to you if you are:

•	a broker-dealer, a dealer in securities, a trader in securities who elects to apply a mark-to-market method of accounting or a bank or other financial institution;

•	an S corporation, partnership or other pass-through entity (or an investor in such an entity);

•	an insurance company;

•	a tax-exempt entity;

•	a person subject to the alternative minimum tax provisions of the Code;

•	a person holding the exchange notes as part of a hedge, straddle, conversion transaction or other risk reduction or constructive sale transaction;

•	an expatriate of the United States; or

•	a U.S. person whose functional currency is not the U.S. dollar.

If a partnership holds the exchange notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding exchange notes, we suggest that you consult your tax advisor.

This discussion is a summary of certain U.S. federal income tax consequences that may apply to you based on current U.S. federal income tax law. This discussion is based on current provisions of the Code, U.S. Treasury regulations, published rulings, and court decisions, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service (the “IRS”) or any court will agree with the statements and conclusions in this discussion.

This discussion may not cover your particular circumstances because it does not consider foreign, state or local tax rules or U.S. federal tax rules other than income tax rules, disregards certain special U.S. federal tax rules, and does not describe future changes in U.S. federal tax rules. Please consult your tax advisor rather than relying on this general discussion.

Exchange of Old Notes for Exchange Notes

The exchange of old notes for exchange notes pursuant to an exchange offer will not be a taxable event. Your basis in the old notes will carry over to the exchange notes received and the holding period of the exchange notes will include the holding period of old notes surrendered.

U.S. Holders

If you are a “U.S. Holder,” as defined below, this section applies to you. Otherwise, the next section, “Non-U.S. Holders,” applies to you.

Definition of U.S. Holder

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial decisions of the trust, or if the trust was in existence on August 20, 1996 and has elected to continue to be treated as a U.S. person.

Stated Interest

You must generally include the stated interest on the exchange notes in ordinary income:

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes; or

•	as it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes.

Sale or Other Disposition of Exchange Notes

You will generally recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note equal to the difference, if any, between the amount you receive for the exchange note (in cash or other property, valued at fair market value), other than amounts attributable to accrued and unpaid interest on the exchange note, and your tax basis in the exchange note. Your tax basis in an exchange note generally will equal your cost for the exchange note.

Any gain or loss will generally be a long-term capital gain or loss if your holding period for the exchange note is more than one year. Otherwise, it will be a short-term capital gain or loss. Non-corporate U.S. Holders generally are eligible for a reduced rate of taxation on long-term capital gain. The deductibility of capital losses is subject to limitations. Payments attributable to accrued and unpaid interest which you have not yet included in income will be taxed as ordinary income.

Non-U.S. Holders

Definition of Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of exchange notes that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. Holder.

Interest

In general, interest income of a Non-U.S. Holder that is not effectively connected with a United States trade or business will not be subject to U.S. federal income tax. In addition, under the “portfolio interest exemption,” a Non-U.S. Holder will not be subject to U.S. federal withholding tax on interest paid on the notes if:

•	you represent that you are the beneficial owner of exchange notes and not a U.S. person for U.S. federal income tax purposes and you provide your name and address to us or our paying agent on an appropriate and properly executed IRS Form W-8 (or a suitable substitute form) signed under penalty of perjury; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange notes on your behalf, certifies to us or our agent under penalty of perjury that it has received an appropriate IRS Form W-8 (or a suitable substitute form) from you or from another qualifying financial institution intermediary, and provides a copy to us or our agent.

Special certification rules apply to foreign partnerships, estates, and trusts, and in certain circumstances, certifications as to the foreign status of partners, trust owners, or beneficiaries may have to be provided to our paying agent or to us. In addition, special certification rules apply to payments made through a qualified intermediary.

You will not, however, qualify for the portfolio interest exemption described above if:

•	you own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock which is entitled to vote;

•	you are a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code; or

•	you are a bank receiving interest described in Section 881(c)(3)(A) of the Code.

If you do not claim, or do not qualify for, the benefit of the portfolio interest exemption, you will be subject to a 30% withholding tax on payments of interest made on the exchange notes that are not effectively connected with a United States trade or business unless you are able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted on an appropriate IRS Form W-8 (or a suitable substitute form).

Except to the extent that an applicable treaty otherwise provides, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder with respect to interest that is effectively connected with a United States trade or business of the Non-U.S. Holder. A corporate Non-U.S. Holder may also be subject to a “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate) on its effectively connected earnings and profits (subject to adjustments). Even though effectively connected interest is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the holder delivers a properly executed IRS Form W-8 ECI or other applicable form (or a suitable substitute form) to us or our agent.

Sale or Other Disposition of Exchange Notes

You will generally not be subject to U.S. federal income tax or withholding tax on any gain recognized on a sale, exchange, redemption, retirement, or other disposition of an exchange note unless (i) the gain is effectively connected with a U.S. trade or business (and in the case of certain income tax treaties, is attributable to a permanent establishment within the United States), in which case such gain generally will be taxed in the same manner as effectively connected interest (as described above) or (ii) you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you generally will be subject to a U.S. federal income tax of 30% (or a reduced treaty rate) on such gain (net of certain U.S. source losses). In the event that a payment is attributable to accrued interest, the rules applicable to payments of interest described above will apply.

Backup Withholding and Information Reporting; FATCA

Backup withholding may apply in respect of interest payments made to a holder of exchange notes, and proceeds from a sale or other disposition (including a retirement or redemption) of exchange notes, unless such holder provides proof of an applicable exemption or provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns will generally be filed with the IRS in connection with interest payments on the exchange notes and the proceeds from a sale or other disposition (including a redemption or retirement) of the exchange notes, unless the holder provides proof of an applicable exemption from the information reporting rules.

The regulations governing information reporting and backup withholding are complex, and this summary does not completely describe them. Please consult your tax advisor to determine how the applicable regulations will affect your particular circumstances.

Under the Foreign Account Tax Compliance Act (“FATCA”) withholding tax at a 30% rate is required for certain payments made to certain foreign persons (in addition to any other withholding that may otherwise apply) unless specific information reporting or other compliance provisions are satisfied or an exemption applies. Each holder of exchange notes should consult with its own tax adviser regarding the application of FATCA in its particular situation.

The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each holder of exchange notes should consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of acquiring, holding, and disposing of exchange notes, including the consequences of any proposed change in applicable laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                     , 2015, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by brokers-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit resulting from any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

If a tendering holder is not a broker-dealer, the tendering holder, by tendering its old notes in the exchange offer, represents that it acquired the exchange notes in the ordinary course of its business, it is not engaged in, and does not intend to engage in, a distribution of exchange notes and it has no arrangements or understandings with any person to participate in a distribution of the exchange notes. If a tendering holder is a broker-dealer that will receive exchange notes for its own account in exchange for old notes, it represents that the old notes to be exchanged for exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; however, by so acknowledging and by delivering a prospectus, the tendering holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

EXPERTS

The consolidated financial statements as of November 30, 2014, and November 24, 2013, and for each of the three years in the period ended November 30, 2014, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the exchange notes will be passed upon for us by Orrick Herrington & Sutcliffe LLP, San Francisco, California.

INDEX TO FINANCIAL STATEMENTS

Levi Strauss & Co. and Subsidiaries:

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(Unaudited) March 1, 2015	November 30, 2014
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$202,730	$298,255
Trade receivables, net of allowance for doubtful accounts of $11,533 and $12,704	368,808	481,981
Inventories:
Raw materials	4,053	4,501
Work-in-process	4,076	5,056
Finished goods	585,481	591,359

Total inventories	593,610	600,916
Deferred tax assets, net	166,645	178,015
Other current assets	119,294	99,347

Total current assets	1,451,087	1,658,514
Property, plant and equipment, net of accumulated depreciation of $792,643 and $784,493	372,452	392,062
Goodwill	236,090	238,921
Other intangible assets, net	45,053	45,898
Non-current deferred tax assets, net	486,560	488,398
Other non-current assets	99,860	100,280

Total assets	$2,691,102	$2,924,073

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$33,847	$131,524
Accounts payable	197,290	234,892
Accrued salaries, wages and employee benefits	139,149	178,470
Restructuring liabilities	42,596	57,817
Accrued interest payable	25,028	5,679
Accrued income taxes	10,051	9,432
Other accrued liabilities	260,619	263,182

Total current liabilities	708,580	880,996
Long-term debt	1,091,622	1,092,478
Long-term capital leases	11,423	11,619
Postretirement medical benefits	116,377	122,213
Pension liability	386,446	406,398
Long-term employee related benefits	69,434	80,066
Long-term income tax liabilities	34,473	35,821
Other long-term liabilities	55,890	62,363

Total liabilities	2,474,245	2,691,954

Commitments and contingencies
Temporary equity	79,921	77,664

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,437,470 shares and 37,430,283 shares issued and outstanding	374	374
Additional paid-in capital	—	—
Retained earnings	518,020	528,209
Accumulated other comprehensive loss	(382,537)	(375,340)

Total Levi Strauss & Co. stockholders’ equity	135,857	153,243
Noncontrolling interest	1,079	1,212

Total stockholders’ equity	136,936	154,455

Total liabilities, temporary equity and stockholders’ equity	$2,691,102	$2,924,073

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands) (Unaudited)
Net revenues	$1,055,075	$1,129,990
Cost of goods sold	518,010	553,637

Gross profit	537,065	576,353
Selling, general and administrative expenses	425,282	424,762
Restructuring, net	4,338	57,935

Operating income	107,445	93,656
Interest expense	(23,312)	(31,829)
Other income (expense), net	(26,028)	4,183

Income before income taxes	58,105	66,010
Income tax expense	19,822	16,387

Net income	38,283	49,623
Net loss attributable to noncontrolling interest	109	348

Net income attributable to Levi Strauss & Co.	$38,392	$49,971

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands) (Unaudited)
Net income	$38,283	$49,623

Other comprehensive loss, net of related income taxes:
Pension and postretirement benefits	4,099	2,302
Net investment hedge gains (losses)	87	(4,228)
Foreign currency translation losses	(11,476)	(4,114)
Unrealized gain on marketable securities	70	39

Total other comprehensive loss	(7,220)	(6,001)

Comprehensive income	31,063	43,622
Comprehensive loss attributable to noncontrolling interest	132	389

Comprehensive income attributable to Levi Strauss & Co.	$31,195	$44,011

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income	$38,283	$49,623
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,475	26,945
Asset impairments	184	234
Loss on disposal of assets	26	3
Unrealized foreign exchange losses (gains)	7,489	(3,785)
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	3,960	(5,915)
Employee benefit plans’ amortization from accumulated other comprehensive loss	4,272	3,692
Noncash restructuring charges	335	957
Amortization of deferred debt issuance costs	926	1,099
Stock-based compensation	3,600	2,314
Allowance for doubtful accounts	519	703
Change in operating assets and liabilities:
Trade receivables	129,587	63,555
Inventories	30,939	(55,739)
Other current assets	(12,647)	(8,749)
Other non-current assets	(2,048)	168
Accounts payable and other accrued liabilities	(106,432)	(45,417)
Restructuring liabilities	(16,009)	56,978
Income tax liabilities	3,203	3,020
Accrued salaries, wages and employee benefits and long-term employee related benefits	(74,484)	(53,302)
Other long-term liabilities	(201)	(326)
Other, net	(348)	(384)

Net cash provided by operating activities	37,629	35,674

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(21,152)	(20,434)
Proceeds from sale of assets	11	47
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(3,960)	5,915
Acquisitions, net of cash acquired	—	(75)

Net cash used for investing activities	(25,101)	(14,547)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(741)	(1,029)
Proceeds from senior revolving credit facility	35,000	—
Repayments of senior revolving credit facility	(135,000)	—
Proceeds from short-term credit facilities	7,753	3,088
Repayments of short-term credit facilities	(5,045)	(2,423)
Other short-term borrowings, net	689	(7,179)
Restricted cash	736	560
Excess tax benefits from stock-based compensation	75	29

Net cash used for financing activities	(96,533)	(6,954)

Effect of exchange rate changes on cash and cash equivalents	(11,520)	(601)

Net (decrease) increase in cash and cash equivalents	(95,525)	13,572
Beginning cash and cash equivalents	298,255	489,258

Ending cash and cash equivalents	$202,730	$502,830

Noncash Investing Activity:
Purchases of property, plant and equipment not yet paid at end of period	$9,993	$5,209

Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$2,020	$2,490
Cash paid for income taxes during the period, net of refunds	18,049	13,441

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

NOTE 1:	SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Levi Strauss & Co. (the “Company”) is one of the world’s largest brand-name apparel companies. The Company designs, markets and sells – directly or through third parties and licensees – products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories for men, women and children around the world under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ and Denizen® brands. The Company operates its business through three geographic regions: Americas, Europe and Asia.

Basis of Presentation and Principles of Consolidation

The unaudited consolidated financial statements of the Company and its wholly-owned and majority-owned foreign and domestic subsidiaries are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”) for interim financial information. In the opinion of management, all adjustments necessary for a fair statement of the financial position and the results of operations for the periods presented have been included. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the year ended November 30, 2014, included in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission (“SEC”) on February 12, 2015.

The unaudited consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated. Management believes the disclosures are adequate to make the information presented herein not misleading. The results of operations for the three months ended March 1, 2015, may not be indicative of the results to be expected for any other interim period or the year ending November 29, 2015.

The Company’s fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Each quarter of both fiscal years 2015 and 2014 consists of 13 weeks, with the exception of the fourth quarter of 2014, which consisted of 14 weeks. All references to years relate to fiscal years rather than calendar years.

Subsequent events have been evaluated through the issuance date of these financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes to the consolidated financial statements. Estimates are based upon historical factors, current circumstances and the experience and judgment of the Company’s management. Management evaluates its estimates and assumptions on an ongoing basis and may employ outside experts to assist in its evaluations. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

Recently Issued Accounting Standards

There have been no developments to recently issued accounting standards, including the expected dates of adoption and estimated effects on the Company’s consolidated financial statements, from those disclosed in the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

Company’s 2014 Annual Report on Form 10-K, except for the following, which will become effective for the Company in the first quarter of 2017:

•	In April 2015, the FASB issued Accounting Standards Update No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs,” (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnotes disclosures.

NOTE 2:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the Company’s financial instruments that are carried at fair value:

	March 1, 2015			November 30, 2014
		Fair Value Estimated Using			Fair Value Estimated Using
	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)
	(Dollars in thousands)
Financial assets carried at fair value
Rabbi trust assets	$26,444	$26,444	$—	$25,891	$25,891	$—
Forward foreign exchange contracts, net(3)	22,886	—	22,886	10,511	—	10,511

Total	$49,330	$26,444	$22,886	$36,402	$25,891	$10,511

Financial liabilities carried at fair value
Forward foreign exchange contracts, net(3)	$9,671	$—	$9,671	$10,353	$—	$10,353

(1)	Fair values estimated using Level 1 inputs are inputs which consist of quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Rabbi trust assets consist of a diversified portfolio of equity, fixed income and other securities.

(2)	Fair values estimated using Level 2 inputs are inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly and include among other things, quoted prices for similar assets or liabilities in markets that are active or inactive as well as inputs other than quoted prices that are observable. For forward foreign exchange contracts, inputs include foreign currency exchange and interest rates and, where applicable, credit default swap prices.

(3)	The Company’s over-the-counter forward foreign exchange contracts are subject to International Swaps and Derivatives Association, Inc. master agreements. These agreements permit the net-settlement of these contracts on a per-institution basis.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

The following table presents the carrying value – including related accrued interest – and estimated fair value of the Company’s financial instruments that are carried at adjusted historical cost:

	March 1, 2015		November 30, 2014
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in thousands)
Financial liabilities carried at adjusted historical cost
Senior revolving credit facility	$—	$—	$100,098	$100,098
4.25% Yen-denominated Eurobonds due 2016(1)	33,983	35,198	34,108	35,383
7.625% senior notes due 2020(1)	536,898	565,117	526,779	556,967
6.875% senior notes due 2022(1)	545,256	600,567	536,501	583,848
Short-term borrowings	33,923	33,923	31,742	31,742

Total	$1,150,060	$1,234,805	$1,229,228	$1,308,038

(1)	Fair values are estimated using Level 1 inputs and incorporate mid-market price quotes. Level 1 inputs are inputs which consist of quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

NOTE 3:	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

As of March 1, 2015, the Company had forward foreign exchange contracts to buy $544.4 million and to sell $292.5 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through August 2016.

The table below provides data about the carrying values of derivative instruments and non-derivative instruments:

	March 1, 2015			November 30, 2014
	Assets	(Liabilities)	Derivative Net Carrying Value	Assets	(Liabilities)	Derivative Net Carrying Value
	Carrying Value	Carrying Value		Carrying Value	Carrying Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
Forward foreign exchange contracts(1)	$25,338	$(2,452)	$22,886	$15,587	$(5,076)	$10,511
Forward foreign exchange contracts(2)	2,125	(11,796)	(9,671)	1,833	(12,186)	(10,353)

Total	$27,463	$(14,248)		$17,420	$(17,262)

Non-derivatives designated as hedging instruments
Yen-denominated Eurobonds	$—	$(9,714)		$—	$(10,195)

(1)	Included in “Other current assets” or “Other non-current assets” on the Company’s consolidated balance sheets.

(2)	Included in “Other accrued liabilities” on the Company’s consolidated balance sheets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

The Company’s over-the-counter forward foreign exchange contracts are subject to International Swaps and Derivatives Association, Inc. master agreements. These agreements permit the net settlement of these contracts on a per-institution basis. The table below presents, by type of financial instrument, the gross amounts of the Company’s derivative instruments, amounts offset due to master netting arrangements with the Company’s various counterparties, and the net amounts recognized on the Company’s consolidated balance sheets:

	March 1, 2015			November 30, 2014
	Gross Amounts of Recognized Assets / (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets / (Liabilities) Presented in the Statement of Financial Position	Gross Amounts of Recognized Assets / (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets / (Liabilities) Presented in the Statement of Financial Position
	(Dollars in thousands)
Over-the-counter forward foreign exchange contracts
Financial assets	$26,417	$(4,577)	$21,840	$15,555	$(6,908)	$8,647
Financial liabilities	(6,038)	4,577	(1,461)	(9,587)	6,908	(2,679)

Total			$20,379			$5,968

Embedded derivative contracts
Financial assets	$1,046	$—	$1,046	$1,865	$—	$1,865
Financial liabilities	(8,210)	—	(8,210)	(7,675)	—	(7,675)

Total			$(7,164)			$(5,810)

The table below provides data about the amount of gains and losses related to derivative instruments and non-derivative instruments designated as net investment hedges included in “Accumulated other comprehensive loss” (“AOCI”) on the Company’s consolidated balance sheets, and in “Other income (expense), net” in the Company’s consolidated statements of income:

	Gain or (Loss) Recognized in AOCI (Effective Portion)		Gain or (Loss) Recognized in Other Income (Expense), net (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	As of	As of	Three Months Ended
	March 1, 2015	November 30, 2014	March 1, 2015	February 23, 2014
	(Dollars in thousands)
Forward foreign exchange contracts	$4,637	$4,637
Yen-denominated Eurobonds	(19,226)	(19,367)	$346	$217
Euro senior notes	(15,751)	(15,751)	—	—
Cumulative income taxes	8,706	8,760

Total	$(21,634)	$(21,721)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

The table below provides data about the amount of gains and losses related to derivatives not designated as hedging instruments included in “Other income (expense), net” in the Company’s consolidated statements of income:

	Gain or (Loss)
	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands)
Forward foreign exchange contracts:
Realized	$(3,960)	$5,915
Unrealized	11,868	(1,479)

Total	$7,908	$4,436

NOTE 4:	DEBT

	March 1, 2015	November 30, 2014
	(Dollars in thousands)

Long-term debt
Unsecured:
4.25% Yen-denominated Eurobonds due 2016	$33,498	$33,985
7.625% senior notes due 2020	525,000	525,000
6.875% senior notes due 2022	533,124	533,493

Total unsecured	1,091,622	1,092,478

Total long-term debt	$1,091,622	$1,092,478

Short-term debt
Secured:
Senior revolving credit facility	$—	$100,000
Unsecured:
Short-term borrowings	33,847	31,524

Total short-term debt	$33,847	$131,524

Total long-term and short-term debt	$1,125,469	$1,224,002

Senior Revolving Credit Facility

The Company’s unused availability under its senior secured revolving credit facility was $717.0 million at March 1, 2015, as the Company’s total availability of $776.2 million was reduced by $59.2 million of letters of credit and other credit usage allocated under the credit facility.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

Interest Rates on Borrowings

The Company’s weighted-average interest rate on average borrowings outstanding during the three months ended March 1, 2015, was 7.55% as compared to 7.91% in the same period of 2014.

NOTE 5:	EMPLOYEE BENEFIT PLANS

The following table summarizes the components of net periodic benefit cost and the changes recognized in “Accumulated other comprehensive loss” for the Company’s defined benefit pension plans and postretirement benefit plans:

	Pension Benefits		Postretirement Benefits
	Three Months Ended		Three Months Ended
	March 1, 2015	February 23, 2014	March 1, 2015	February 23, 2014
	(Dollars in thousands)
Net periodic benefit cost:
Service cost	$2,128	$2,159	$63	$68
Interest cost	11,840	13,761	1,147	1,338
Expected return on plan assets	(12,717)	(13,843)	—	—
Amortization of prior service benefit	(16)	(17)	—	(1)
Amortization of actuarial loss	3,160	2,696	1,128	989
Curtailment loss	335	232	—	700
Net settlement loss	—	60	—	—

Net periodic benefit cost	4,730	5,048	2,338	3,094

Changes in accumulated other comprehensive loss:
Amortization of prior service benefit	16	17	—	1
Amortization of actuarial loss	(3,160)	(2,696)	(1,128)	(989)
Curtailment loss	(335)	—	—	—
Net settlement loss	—	(25)	—	—

Total recognized in accumulated other comprehensive loss	(3,479)	(2,704)	(1,128)	(988)

Total recognized in net periodic benefit cost and accumulated other comprehensive loss	$1,251	$2,344	$1,210	$2,106

NOTE 6:	RESTRUCTURING

In 2014, the Company announced and began to implement a global productivity initiative designed to streamline operations and fuel long-term profitable growth. The global productivity initiative will continue to be implemented through the end of 2015, with a focus on redesigning business processes and identifying opportunities to reduce costs, increase efficiencies and further streamline processes in supporting functions, supply chain and planning.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

For the three months ended March 1, 2015, and February 23, 2014, the Company recognized restructuring charges, net, of $4.3 million and $57.9 million, respectively, which were recorded in “Restructuring, net” in the Company’s consolidated statements of income. Related charges of $8.0 million and $6.4 million for the three months ended March 1, 2015, and February 23, 2014, respectively, consist primarily of consulting fees for the Company’s centrally-led cost-savings and productivity projects, as well as transition costs associated with the Company’s decision to outsource certain global business service activities. These related charges represent costs incurred associated with ongoing operations which will benefit future periods and thus were recorded in “Selling, general and administrative expenses” in the Company’s consolidated statements of income. Cash payments for charges are expected to continue through the first half of 2016.

The table below summarizes the components of charges included in “Restructuring, net” in the Company’s consolidated statements of income:

	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands)
Restructuring, net:
Severance and employee-related benefits(1)	$5,320	$51,321
Adjustments to severance and employee-related benefits	(1,249)	—
Lease and other contract termination costs	—	—
Other(2)	414	5,657
Adjustments to other	(482)	—
Noncash pension and postretirement curtailment losses, net(3)	335	957

Total	$4,338	$57,935

(1)	Severance and employee-related benefits relate to items such as severance, based on separation benefits provided by Company policy or statutory benefit plans, out-placement services and career counseling for employees affected by the global productivity initiative.

(2)	Other restructuring costs are expensed as incurred and primarily relate to consulting fees and legal expenses associated with the execution of the restructuring initiative.

(3)	Noncash pension and postretirement curtailment gains or losses resulting from the global productivity initiative are included in restructuring charges, with the associated liabilities included in “Pension liability” and “Postretirement medical benefits” in the Company’s consolidated balance sheets.

The Company is unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, for additional actions associated with the global productivity initiative. Final estimates for headcount, timing and charges in certain areas of the international business are subject to completion of applicable local works council and other consultative processes.

The following table summarizes the activities associated with restructuring liabilities for the three months ended March 1, 2015. In the table below, “Charges” represents the initial charge related to the restructuring activity. “Adjustments” includes revisions of estimates related to severance, employee-related benefits, lease and

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

other contract termination costs, and other restructuring costs. “Payments” consists of cash payments for severance, employee-related benefits, lease and other contract termination costs, and other restructuring costs.

	Three Months Ended March 1, 2015
	Liabilities November 30, 2014	Charges	Adjustments	Payments	Foreign Currency Fluctuation	Liabilities March 1, 2015
	(Dollars in thousands)
Severance and employee-related benefits	$56,963	$5,320	$(1,249)	$(13,681)	$(3,738)	$43,615
Lease and other contract termination costs	—	—	—	—	—	—
Other	6,400	414	(482)	(6,331)	—	1

Total	$63,363	$5,734	$(1,731)	$(20,012)	$(3,738)	$43,616

Current portion	$57,817					$42,596
Long-term portion	5,546					1,020

Total	$63,363					$43,616

	Three Months Ended February 23, 2014
	Liabilities November 24, 2013	Charges	Adjustments	Payments	Foreign Currency Fluctuation	Liabilities February 23, 2014
	(Dollars in thousands)
Severance and employee-related benefits	$—	$51,321	$—	$—	$—	$51,321
Lease and other contract termination costs	—	—	—	—	—	—
Other	—	5,657	—	—	—	5,657

Total	$—	$56,978	$—	$—	$—	$56,978

Current portion	$—					$56,978
Long-term portion	—					—

Total	$—					$56,978

NOTE 7:	COMMITMENTS AND CONTINGENCIES

Forward Foreign Exchange Contracts

The Company uses over-the-counter derivative instruments to manage its exposure to foreign currencies. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward foreign exchange contracts. However, the Company believes that its exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. Please see Note 3 for additional information.

Other Contingencies

Litigation. There have been no material developments with respect to the information previously reported in the Company’s 2014 Annual Report on Form 10-K related to legal proceedings.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

In the ordinary course of business, the Company has various pending cases involving contractual matters, facility and employee-related matters, distribution matters, product liability claims, trademark infringement and other matters. The Company does not believe any of these pending legal proceedings will have a material impact on its financial condition, results of operations or cash flows.

NOTE 8:	DIVIDEND

The Company’s Board of Directors (the “Board”) declared a cash dividend of $50.0 million in the first quarter of 2015, payable in the second quarter of 2015 to stockholders of record at the close of business on February 19, 2015. Dividend payable is included in “Other accrued liabilities” on the Company’s consolidated balance sheets. Subsequent to the Company’s quarter-end, on April 2, 2015, the Company paid the cash dividend.

The Company does not have an established annual dividend policy. The Company will continue to review its ability to pay cash dividends at least annually, and dividends may be declared at the discretion of the Board depending upon, among other factors, the Company’s financial condition and compliance with the terms of the Company’s debt agreements.

NOTE 9:	ACCUMULATED OTHER COMPREHENSIVE LOSS

The following is a summary of the components of “Accumulated other comprehensive loss,” net of related income taxes:

	March 1, 2015	November 30, 2014
	(Dollars in thousands)
Pension and postretirement benefits	$(257,355)	$(261,454)
Net investment hedge losses	(21,634)	(21,721)
Foreign currency translation losses	(96,838)	(85,362)
Unrealized gain on marketable securities	2,304	2,234

Accumulated other comprehensive loss	(373,523)	(366,303)
Accumulated other comprehensive income attributable to noncontrolling interest	9,014	9,037

Accumulated other comprehensive loss attributable to Levi Strauss & Co.	$(382,537)	$(375,340)

No amounts were reclassified out of “Accumulated other comprehensive loss” into net income other than those that pertain to the Company’s pension and postretirement benefit plans. Please see Note 5 for additional information. These amounts are included in “Selling, general and administrative expenses” in the consolidated statements of income.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

NOTE 10:	OTHER INCOME (EXPENSE), NET

The following table summarizes significant components of “Other income (expense), net”:

	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands)
Foreign exchange management gains(1)	$7,908	$4,436
Foreign currency transaction losses(2)	(35,959)	(2,238)
Interest income	460	627
Investment income	439	307
Other	1,124	1,051

Total other income (expense), net	$(26,028)	$4,183

(1)	Gains and losses on forward foreign exchange contracts primarily result from currency fluctuations relative to negotiated contract rates. Gains in 2015 were primarily due to favorable currency fluctuations relative to negotiated contracts rates on positions to sell the Mexican Peso.

(2)	Foreign currency transaction gains and losses reflect the impact of foreign currency fluctuation on the Company’s foreign currency denominated balances. Losses in 2015 were primarily due to the weakening of various foreign currencies, particularly the Euro, against the U.S. Dollar.

NOTE 11:	INCOME TAXES

The effective income tax rate was 34.1% for the three months ended March 1, 2015, compared to 24.8% for the same period ended February 23, 2014.

The effective tax rate in the first quarter of 2014 included a tax benefit that the Company recorded as a result of reversing a deferred tax liability associated with the change in assertion during the quarter to indefinitely reinvest certain undistributed foreign earnings. The effective tax rate in 2015 reflected an increase in state income taxes due to higher projected domestic income in 2015.

NOTE 12:	RELATED PARTIES

Robert D. Haas, Chairman Emeritus of the Company, Charles V. Bergh, President and Chief Executive Officer, Peter E. Haas Jr., a director of the Company, and Kelly McGinnis, Senior Vice President of Corporate Affairs and Chief Communications Officer, are board members of the Levi Strauss Foundation, which is not a consolidated entity of the Company. Seth R. Jaffe, Senior Vice President and General Counsel, is Vice President of the Levi Strauss Foundation. During the three-month period ended March 1, 2015, the Company donated $5.9 million to the Levi Strauss Foundation as compared to $5.2 million for the same prior-year period.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE QUARTERLY PERIOD ENDED MARCH 1, 2015

NOTE 13:	BUSINESS SEGMENT INFORMATION

The Company manages its business according to three regional segments: the Americas, Europe and Asia. The Company considers its chief executive officer to be the Company’s chief operating decision maker. The Company’s chief operating decision maker manages business operations, evaluates performance and allocates resources based on the regional segments’ net revenues and operating income.

Effective as of the beginning of 2015, the Company’s regional licensing revenue, previously recorded centrally in the Company’s Americas region, was revised to be recorded in the Company’s respective regions. Regional licensing revenues are not significant to any of the Company’s regional segments individually in any of the periods presented herein, and accordingly, business segment information for the prior-year period has not been revised.

Business segment information for the Company is as follows:

	Three Months Ended
	March 1, 2015	February 23, 2014
	(Dollars in thousands)
Net revenues:
Americas	$574,087	$626,836
Europe	277,488	300,426
Asia	203,500	202,728

Total net revenues	$1,055,075	$1,129,990

Operating income:
Americas	$102,292	$111,052
Europe	58,189	71,406
Asia	47,340	46,902

Regional operating income	207,821	229,360
Corporate:
Restructuring, net	4,338	57,935
Restructuring-related charges	8,007	6,441
Other corporate staff costs and expenses	88,031	71,328

Corporate expenses	100,376	135,704

Total operating income	107,445	93,656
Interest expense	(23,312)	(31,829)
Other income (expense), net	(26,028)	4,183

Income before income taxes	$58,105	$66,010

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Levi Strauss & Co.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, stockholders’ equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Levi Strauss & Co. and its subsidiaries at November 30, 2014 and November 24, 2013, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2014, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the related financial statement schedule listed in the index appearing under Item 21(b) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Francisco, CA
February 12, 2015

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	November 30, 2014	November 24, 2013
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$298,255	$489,258
Trade receivables, net of allowance for doubtful accounts of $12,704 and $18,264	481,981	446,671
Inventories:
Raw materials	4,501	3,361
Work-in-process	5,056	6,597
Finished goods	591,359	593,909

Total inventories	600,916	603,867
Deferred tax assets, net	178,015	187,836
Other current assets	99,347	112,082

Total current assets	1,658,514	1,839,714
Property, plant and equipment, net of accumulated depreciation of $784,493 and $775,933	392,062	439,861
Goodwill	238,921	241,228
Other intangible assets, net	45,898	49,149
Non-current deferred tax assets, net	488,398	448,839
Other non-current assets	100,280	108,627

Total assets	$2,924,073	$3,127,418

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$131,524	$41,861
Accounts payable	234,892	254,516
Accrued salaries, wages and employee benefits	178,470	209,966
Restructuring liabilities	57,817	—
Accrued interest payable	5,679	5,346
Accrued income taxes	9,432	11,301
Other accrued liabilities	263,182	262,488

Total current liabilities	880,996	785,478
Long-term debt	1,092,478	1,504,016
Long-term capital leases	11,619	10,243
Postretirement medical benefits	122,213	122,248
Pension liability	406,398	326,767
Long-term employee related benefits	80,066	73,386
Long-term income tax liabilities	35,821	30,683
Other long-term liabilities	62,363	61,097

Total liabilities	2,691,954	2,913,918

Commitments and contingencies
Temporary equity	77,664	38,524

Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.01 par value; 270,000,000 shares authorized; 37,430,283 shares and 37,446,087 shares issued and outstanding	374	374
Additional paid-in capital	—	7,361
Retained earnings	528,209	475,960
Accumulated other comprehensive loss	(375,340)	(312,029)

Total Levi Strauss & Co. stockholders’ equity	153,243	171,666
Noncontrolling interest	1,212	3,310

Total stockholders’ equity	154,455	174,976

Total liabilities, temporary equity and stockholders’ equity	$2,924,073	$3,127,418

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net revenues	$4,753,992	$4,681,691	$4,610,193
Cost of goods sold	2,405,552	2,331,219	2,410,862

Gross profit	2,348,440	2,350,472	2,199,331
Selling, general and administrative expenses	1,906,164	1,884,965	1,865,352
Restructuring, net	128,425	—	—

Operating income	313,851	465,507	333,979
Interest expense	(117,597)	(129,024)	(134,694)
Loss on early extinguishment of debt	(20,343)	(689)	(8,206)
Other income (expense), net	(22,057)	(13,181)	4,802

Income before income taxes	153,854	322,613	195,881
Income tax expense	49,545	94,477	54,922

Net income	104,309	228,136	140,959
Net loss attributable to noncontrolling interest	1,769	1,057	2,891

Net income attributable to Levi Strauss & Co.	$106,078	$229,193	$143,850

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net income	$104,309	$228,136	$140,959

Other comprehensive income (loss), net of related income taxes:
Pension and postretirement benefits	(34,682)	104,189	(75,277)
Net investment hedge gains (losses)	4,978	(7,846)	9,840
Foreign currency translation (losses) gains	(34,904)	4,965	(5,214)
Unrealized gain on marketable securities	968	252	1,561

Total other comprehensive (loss) income	(63,640)	101,560	(69,090)

Comprehensive income	40,669	329,696	71,869
Comprehensive loss attributable to noncontrolling interest	2,098	2,103	3,348

Comprehensive income attributable to Levi Strauss & Co.	$42,767	$331,799	$75,217

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Levi Strauss & Co. Stockholders
	Common Stock	Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total Stockholders’ Equity (Deficit)
	(Dollars in thousands)
Balance at November 27, 2011	$374	$29,266	$150,770	$(346,002)	$8,761	$(156,831)

Net income (loss)	—	—	143,850	—	(2,891)	140,959
Other comprehensive loss (net of tax)	—	—	—	(68,633)	(457)	(69,090)
Stock-based compensation and dividends, net	—	4,118	(25)	—	—	4,093
Repurchase of common stock	—	(19)	(584)	—	—	(603)
Cash dividends paid	—	—	(20,036)	—	—	(20,036)

Balance at November 25, 2012	374	33,365	273,975	(414,635)	5,413	(101,508)

Net income (loss)	—	—	229,193	—	(1,057)	228,136
Other comprehensive income (loss) (net of tax)	—	—	—	102,606	(1,046)	101,560
Stock-based compensation and dividends, net	—	8,272	(23)	—	—	8,249
Reclassification to temporary equity	—	(30,641)	—	—	—	(30,641)
Repurchase of common stock	—	(3,635)	(2,109)	—	—	(5,744)
Cash dividends paid	—	—	(25,076)	—	—	(25,076)

Balance at November 24, 2013	374	7,361	475,960	(312,029)	3,310	174,976

Net income (loss)	—	—	106,078	—	(1,769)	104,309
Other comprehensive loss (net of tax)	—	—	—	(63,311)	(329)	(63,640)
Stock-based compensation and dividends, net	—	13,290	(23)	—	—	13,267
Reclassification to temporary equity	—	(19,298)	(19,842)	—	—	(39,140)
Repurchase of common stock	—	(1,353)	(3,961)	—	—	(5,314)
Cash dividends paid	—	—	(30,003)	—	—	(30,003)

Balance at November 30, 2014	$374	$—	$528,209	$(375,340)	$1,212	$154,455

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$104,309	$228,136	$140,959
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	109,474	115,720	122,608
Asset impairments	6,531	8,330	27,031
Gain on disposal of assets	(197)	(2,112)	(351)
Unrealized foreign exchange losses (gains)	5,392	4,573	(3,146)
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	6,184	2,904	(8,508)
Employee benefit plans’ amortization from accumulated other comprehensive loss and settlement losses	45,787	22,686	1,412
Employee benefit plans’ curtailment gain, net	—	(564)	(2,391)
Noncash loss (gain) on extinguishment of debt, net of write-off of unamortized debt issuance costs	5,103	689	(3,643)
Noncash restructuring charges	3,347	—	—
Amortization of deferred debt issuance costs	3,878	4,331	4,323
Stock-based compensation	12,441	8,249	5,965
Allowance for doubtful accounts	662	1,158	5,024
Deferred income taxes	(28,177)	37,520	19,853
Change in operating assets and liabilities:
Trade receivables	(51,367)	65,955	145,717
Inventories	(6,184)	(63,920)	87,547
Other current assets	5,377	32,808	34,384
Other non-current assets	4,094	10,081	1,019
Accounts payable and other accrued liabilities	(28,871)	3,107	46,578
Restructuring liabilities	66,574	—	—
Income tax liabilities	16,639	(24,042)	(27,811)
Accrued salaries, wages and employee benefits and long-term employee related benefits	(42,878)	(51,974)	(74,140)
Other long-term liabilities	(3,740)	8,618	7,995
Other, net	(1,469)	(985)	551

Net cash provided by operating activities	232,909	411,268	530,976

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(73,396)	(91,771)	(83,855)
Proceeds from sale of assets	8,049	2,277	640
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(6,184)	(2,904)	8,508
Acquisitions, net of cash acquired	(318)	(400)	(491)

Net cash used for investing activities	(71,849)	(92,798)	(75,198)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	140,000	385,000
Repayments of long-term debt and capital leases	(395,853)	(327,281)	(407,963)
Proceeds from senior revolving credit facility	265,000	—	50,000
Repayments of senior revolving credit facility	(165,000)	—	(250,000)
Proceeds from short-term credit facilities	24,372	46,187	121,200
Repayments of short-term credit facilities	(24,000)	(53,726)	(124,517)
Other short-term borrowings, net	(10,080)	(3,711)	2,623
Debt issuance costs	(2,684)	(2,557)	(7,376)
Restricted cash	1,060	(139)	565
Repurchase of common stock	(5,314)	(5,744)	(603)
Excess tax benefits from stock-based compensation	826	1,538	168
Dividend to stockholders	(30,003)	(25,076)	(20,036)

Net cash used for financing activities	(341,676)	(230,509)	(250,939)

Effect of exchange rate changes on cash and cash equivalents	(10,387)	(4,837)	(3,247)

Net (decrease) increase in cash and cash equivalents	(191,003)	83,124	201,592
Beginning cash and cash equivalents	489,258	406,134	204,542

Ending cash and cash equivalents	$298,255	$489,258	$406,134

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$110,029	$121,827	$128,718
Income taxes	60,525	47,350	49,346

The accompanying notes are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 1:	SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

Levi Strauss & Co. (the “Company”) is one of the world’s largest brand-name apparel companies. The Company designs, markets and sells – directly or through third parties and licensees – products that include jeans, casual and dress pants, tops, shorts, skirts, jackets, footwear and related accessories, for men, women and children around the world under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™ and Denizen® brands. The Company operates its business through three geographic regions: Americas, Europe and Asia.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements of the Company and its wholly-owned and majority-owned foreign and domestic subsidiaries are prepared in conformity with generally accepted accounting principles in the United States (“U.S. GAAP”). All significant intercompany balances and transactions have been eliminated. The Company is privately held primarily by descendants of the family of its founder, Levi Strauss, and their relatives.

The Company’s fiscal year ends on the last Sunday of November in each year, although the fiscal years of certain foreign subsidiaries end on November 30. Fiscal 2014 was a 53-week year ending on November 30, 2014. Fiscal 2013 and 2012 were 52-week years ending on November 24, 2013, and November 25, 2012, respectively. Each quarter of fiscal years 2014, 2013 and 2012 consists of 13 weeks, with the exception of the fourth quarter of 2014, which consisted of 14 weeks. All references to years relate to fiscal years rather than calendar years.

Subsequent events have been evaluated through the issuance date of these financial statements.

Out-of-period Adjustments

The Company’s results for the year ended November 30, 2014, include out-of-period adjustments which, on a year-to-date basis, decreased income before income taxes and net income by $1.3 million and $6.9 million, respectively. These adjustments were comprised of $1.3 million of pre-tax items, principally related to duty accruals, and $5.6 million of additional tax expense, all associated with prior years. The correction of certain of these items during the fourth quarter of 2014 decreased fourth quarter 2014 income before income taxes and net income by approximately $4.0 million and $6.0 million, respectively. Management has evaluated these items in relation to the current period as well as the periods in which they originated, and believes these items are immaterial to both the consolidated quarterly and annual financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the related notes to the consolidated financial statements. Estimates are based upon historical factors, current circumstances and the experience and judgment of the Company’s management. Management evaluates its estimates and assumptions on an ongoing basis and may employ outside experts to assist in its evaluations. Changes in such estimates, based on more accurate future information, or different assumptions or conditions, may affect amounts reported in future periods.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents are stated at fair value.

Restricted Cash

Restricted cash primarily relates to required cash deposits for customs and rental guarantees to support the Company’s international operations. As restricted cash is not material in any period presented, it is included in “Other current assets” and “Other non-current assets” on the consolidated balance sheets.

Accounts Receivable, Net

The Company extends credit to its customers that satisfy pre-defined credit criteria. Accounts receivable are recorded net of an allowance for doubtful accounts. The Company estimates the allowance for doubtful accounts based upon an analysis of the aging of accounts receivable at the date of the consolidated financial statements, assessments of collectability based on historic trends, customer-specific circumstances, and an evaluation of economic conditions. Actual write-off of receivables may differ from estimates due to changes in customer and economic circumstances.

Inventory Valuation

The Company values inventories at the lower of cost or market value. Inventory cost is determined using the first-in first-out method. The Company includes product costs, labor and related overhead, inbound freight, internal transfers, and the cost of operating its remaining manufacturing facilities, including the related depreciation expense, in the cost of inventories. The Company estimates quantities of slow-moving and obsolete inventory, by reviewing on-hand quantities, outstanding purchase obligations and forecasted sales. The Company determines inventory market values by estimating expected selling prices based on the Company’s historical recovery rates for slow-moving and obsolete inventory and other factors, such as market conditions, expected channel of distribution and current consumer preferences.

Income Tax Assets and Liabilities

The future effective tax rate will ultimately depend on the mix of earnings between domestic and foreign operations, the impact of certain undistributed foreign earnings for which no U.S. taxes have been provided because such earnings are planned to be indefinitely reinvested outside of the United States, changes in tax laws and regulations and potential resolutions on tax examinations, refund claims and litigation. Remittances of foreign earnings to the United States are planned based on projected cash flow, working capital and investment needs of our foreign and domestic operations. Based on these assumptions, the Company estimates the amount that will be distributed to the United States and provides U.S. federal taxes on these amounts. Material changes in the Company’s estimates as to how much of the Company’s foreign earnings will be distributed to the United States or tax legislation that limits or restricts the amount of undistributed foreign earnings that the Company considers indefinitely reinvested outside the United States could materially impact the Company’s income tax provision and effective tax rate. Significant judgment is required in determining the Company’s worldwide income tax provision. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Some of these uncertainties arise from examinations in various jurisdictions and assumptions and estimates used in evaluating the need for valuation allowance.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The Company is subject to income taxes in both the United States and numerous foreign jurisdictions. The Company computes its provision for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. Significant judgments are required in order to determine the realizability of these deferred tax assets. In assessing the need for a valuation allowance, the Company’s management evaluates all significant available positive and negative evidence, including historical operating results, estimates of future taxable income and the existence of prudent and feasible tax planning strategies.

The Company continuously reviews issues raised in connection with all ongoing examinations and open tax years to evaluate the adequacy of its tax liabilities. The Company evaluates uncertain tax positions under a two-step approach. The first step is to evaluate the uncertain tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained upon examination based on its technical merits. The second step, for those positions that meet the recognition criteria, is to measure the tax benefit as the largest amount that is more than fifty percent likely to be realized. The Company believes that its recorded tax liabilities are adequate to cover all open tax years based on its assessment. This assessment relies on estimates and assumptions and involves significant judgments about future events. To the extent that the Company’s view as to the outcome of these matters change, the Company will adjust income tax expense in the period in which such determination is made. The Company classifies interest and penalties related to income taxes as income tax expense.

Property, Plant and Equipment

Property, plant and equipment are carried at cost, less accumulated depreciation. The cost is depreciated on a straight-line basis over the estimated useful lives of the related assets. Costs relating to internal-use software development are capitalized when incurred during the application development phase. Buildings are depreciated over 20 to 40 years, and leasehold improvements are depreciated over the lesser of the life of the improvement or the initial lease term. Machinery and equipment includes furniture and fixtures, automobiles and trucks, and networking communication equipment, and is depreciated over a range from three to 20 years. Capitalized internal-use software is depreciated over periods ranging from three to seven years.

Goodwill and Other Intangible Assets

Goodwill resulted primarily from a 1985 acquisition of the Company by Levi Strauss Associates Inc., a former parent company that was subsequently merged into the Company in 1996, and the Company’s 2009 acquisitions. Goodwill is not amortized. Intangible assets are comprised of owned trademarks with indefinite useful lives which are not being amortized as well as acquired contractual rights and customers lists with finite lives which are being amortized over periods ranging from four to eight years. The amortization of these intangible assets is included in “Selling, general, and administrative expenses” in the Company’s consolidated statements of income.

Impairment

The Company reviews its goodwill and other non-amortized intangible assets for impairment annually in the fourth quarter of its fiscal year, or more frequently as warranted by events or changes in circumstances which

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

indicate that the carrying amount may not be recoverable. The Company qualitatively assesses goodwill impairment for certain reporting units and impairment for other non-amortized intangible assets to determine whether it is more likely than not that the fair value of a reporting unit or other non-amortized intangible asset is less than its carrying amount. For goodwill and other non-amortized intangible assets not assessed qualitatively, a two-step quantitative approach is utilized. In the first step, the Company compares the carrying value of the reporting unit or applicable asset to its fair value, which the Company estimates using a discounted cash flow analysis or by comparison with the market values of similar assets. If the carrying amount of the reporting unit or asset exceeds its estimated fair value, the Company performs the second step, and determines the impairment loss, if any, as the excess of the carrying value of the goodwill or intangible asset over its fair value.

The Company reviews its other long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds the expected future undiscounted cash flows, the Company measures and records an impairment loss for the excess of the carrying value of the asset over its fair value.

To determine the fair value of impaired assets, the Company utilizes the valuation technique or techniques deemed most appropriate based on the nature of the impaired asset and the data available, which may include the use of quoted market prices, prices for similar assets or other valuation techniques such as discounted future cash flows or earnings.

Debt Issuance Costs

The Company capitalizes debt issuance costs, which are included in “Other non-current assets” in the Company’s consolidated balance sheets. Bond issuance costs are generally amortized utilizing the effective interest method whereas revolving credit facility issuance costs are amortized utilizing the straight-line method. Amortization of debt issuance costs is included in “Interest expense” in the consolidated statements of income.

Restructuring Liabilities

Upon approval of a restructuring plan, the Company records restructuring liabilities for employee severance and related termination benefits when they become probable and estimable for formal and pre-existing severance arrangements. The Company records other costs associated with exit activities as they are incurred. The long-term portion of restructuring liabilities is included in “Other long-term liabilities” in the Company’s consolidated balance sheets.

Deferred Rent

The Company is obligated under operating leases of property for manufacturing, finishing and distribution facilities, office space, retail stores and equipment. Rental expense relating to operating leases are recognized on a straight-line basis over the lease term after consideration of lease incentives and scheduled rent escalations beginning as of the date the Company takes physical possession or control of the property. Differences between rental expense and actual rental payments are recorded as deferred rent liabilities included in “Other accrued liabilities” and “Other long-term liabilities” on the consolidated balance sheets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Fair Value of Financial Instruments

The fair values of the Company’s financial instruments reflect the amounts that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value estimates presented in this report are based on information available to the Company as of November 30, 2014, and November 24, 2013.

The carrying values of cash and cash equivalents, trade receivables and short-term borrowings approximate fair value. The Company has estimated the fair value of its other financial instruments using the market and income approaches. Rabbi trust assets and forward foreign exchange contracts are carried at their fair values. The Company’s debt instruments are carried at historical cost and adjusted for amortization of premiums or discounts, foreign currency fluctuations and principal payments.

Pension and Postretirement Benefits

The Company has several non-contributory defined benefit retirement plans covering eligible employees. The Company also provides certain health care benefits for U.S. employees who meet age, participation and length of service requirements at retirement. In addition, the Company sponsors other retirement or post-employment plans for its foreign employees in accordance with local government programs and requirements. The Company retains the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations.

The Company recognizes either an asset or a liability for any plan’s funded status in its consolidated balance sheets. The Company measures changes in funded status using actuarial models which utilize an attribution approach that generally spreads individual events over the estimated service lives of the remaining employees in the plan. For plans where participants will not earn additional benefits by rendering future service, which includes the Company’s U.S. plans, individual events are spread over the plan participants’ estimated remaining lives. The Company’s policy is to fund its retirement plans based upon actuarial recommendations and in accordance with applicable laws, income tax regulations and credit agreements. Net pension and postretirement benefit income or expense is generally determined using assumptions which include expected long-term rates of return on plan assets, discount rates, compensation rate increases and medical and mortality trend rates. The Company considers several factors including historical rates, expected rates and external data to determine the assumptions used in the actuarial models.

Employee Incentive Compensation

The Company maintains short-term and long-term employee incentive compensation plans. Provisions for employee incentive compensation are recorded in “Accrued salaries, wages and employee benefits” and “Long-term employee related benefits” in the Company’s consolidated balance sheets. The Company accrues the related compensation expense over the period of the plan and changes in the liabilities for these incentive plans generally correlate with the Company’s financial results and projected future financial performance.

Stock-Based Compensation

The Company has stock-based incentive plans which reward certain employees and directors with cash or equity. Compensation cost for these awards is estimated based on the number of awards that are expected to vest.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Compensation cost for equity awards is measured based on the fair value at the grant date, while liability award expense is measured and adjusted based on the fair value at the end of each quarter. No compensation cost is ultimately recognized for certain equity awards which are unvested and forfeited at an employees’ termination date or for liability awards which are out-of-the-money at the award expiration date. Compensation cost for performance awards with a market condition is recognized regardless of whether the performance or market condition is met, as long as the employee has not terminated prior to the vesting date. Compensation cost is recognized over the period that an employee provides service for that award, which generally is the vesting period.

The Company’s common stock is not listed on any established stock exchange. Accordingly, the stock’s fair value is approved by the Company’s board of directors (the “Board”) and determined based upon a valuation performed by an independent third-party, Evercore Group LLC (“Evercore”). Determining the fair value of the Company’s stock requires complex judgments. The valuation process includes comparison of the Company’s historical and estimated future financial results with selected publicly-traded companies and application of an appropriate discount for the illiquidity of the stock to derive the fair value of the stock. The Company uses this valuation for, among other things, making determinations under its stock-based compensation plans, such as the grant date fair value of awards.

The fair value of equity awards granted to employees is estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions including volatility. Due to the fact that the Company’s common stock is not publicly traded, the computation of expected volatility is based on the average of the historical and implied volatilities, over the expected life of the awards, of comparable companies from a representative peer group of publicly-traded entities, selected based on industry and financial attributes. Other assumptions include expected life, risk-free rate of interest and dividend yield. For equity awards with a service condition, the expected life is derived based on historical experience and expected future post-vesting termination and exercise patterns. For equity awards with a performance condition , the expected life is computed using the simplified method until historical experience is available. The risk-free interest rate is based on zero coupon U.S. Treasury bond rates corresponding to the expected life of the awards. Dividend assumptions are based on historical experience.

The fair value of equity awards granted to directors is based on the fair value of the common stock at the date of grant. The fair value of liability awards granted prior to 2013 is estimated using the Black-Scholes option pricing model and is calculated using the common stock value and assumptions at each quarter end. The fair value of liability awards granted in 2013 and 2014 is calculated using the common stock fair value at each quarter end.

Due to the job function of the award recipients, the Company has included stock-based compensation cost in “Selling, general and administrative expenses” in the consolidated statements of income.

Self-Insurance

Up to certain limits, the Company self-insures various loss exposures primarily relating to workers’ compensation risk and employee and eligible retiree medical health benefits. The Company carries insurance policies covering claim exposures which exceed predefined amounts, per occurrence and/or in the aggregate. Accruals for losses are made based on the Company’s claims experience and actuarial assumptions followed in the insurance industry, including provisions for incurred but not reported losses.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Derivative Financial Instruments and Hedging Activities

The Company recognizes all derivatives as assets and liabilities at their fair values, which are included in “Other current assets”, “Other non-current assets” or “Other accrued liabilities” on the Company’s consolidated balance sheets. The Company uses derivatives to manage exposures that are sensitive to changes in market conditions, such as foreign currency risk. Additionally, some of the Company’s contracts contain provisions that are accounted for as embedded derivative instruments. The Company does not designate its derivative instruments for hedge accounting; changes in the fair values of these instruments are recorded in “Other income (expense), net” in the Company’s consolidated statements of income. The non-derivative instruments the Company designates and that qualify for hedge accounting treatment hedge the Company’s net investment position in certain of its foreign subsidiaries. For these instruments, the Company documents the hedge designation by identifying the hedging instrument, the nature of the risk being hedged and the approach for measuring hedge effectiveness. The ineffective portions of these hedges are recorded in “Other income (expense), net” in the Company’s consolidated statements of income. The effective portions of these hedges are recorded in “Accumulated other comprehensive loss” in the Company’s consolidated balance sheets and are not reclassified to earnings until the related net investment position has been liquidated.

Foreign Currency

The functional currency for most of the Company’s foreign operations is the applicable local currency. For those operations, assets and liabilities are translated into U.S. Dollars using period-end exchange rates, income and expenses are translated at average monthly exchange rates, and equity accounts are translated at historical rates. Net changes resulting from such translations are recorded as a component of translation adjustments in “Accumulated other comprehensive income (loss)” in the Company’s consolidated balance sheets.

Foreign currency transactions are transactions denominated in a currency other than the entity’s functional currency. At each balance sheet date, each entity remeasures the recorded balances related to foreign-currency transactions using the period-end exchange rate. Gains or losses arising from the remeasurement of these balances are recorded in “Other income (expense), net” in the Company’s consolidated statements of income. In addition, at the settlement date of foreign currency transactions, foreign currency gains and losses are recorded in “Other income (expense), net” in the Company’s consolidated statements of income to reflect the difference between the rate effective at the settlement date and the historical rate at which the transaction was originally recorded.

Noncontrolling Interest

Noncontrolling interest includes a 16.4% minority interest of third parties in Levi Strauss Japan K.K., the Company’s Japanese subsidiary.

Revenue Recognition

Net sales is primarily comprised of sales of products to wholesale customers, including franchised stores, and direct sales to consumers at the Company’s company-operated and online stores and at the Company’s company-operated shop-in-shops located within department stores. The Company recognizes revenue on sale of product when the goods are shipped or delivered and title to the goods passes to the customer provided that: there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

is fixed or determinable; and collectability is reasonably assured. The revenue is recorded net of an allowance for estimated returns, discounts and retailer promotions and other similar incentives. Licensing revenues from the use of the Company’s trademarks in connection with the manufacturing, advertising, and distribution of trademarked products by third-party licensees are earned and recognized as products are sold by licensees based on royalty rates set forth in the licensing agreements.

The Company recognizes allowances for estimated returns in the period in which the related sale is recorded. The Company recognizes allowances for estimated discounts, retailer promotions and other similar incentives at the later of the period in which the related sale is recorded or the period in which the sales incentive is offered to the customer. The Company estimates non-volume based allowances based on historical rates as well as customer and product-specific circumstances. Sales and value-added taxes collected from customers and remitted to governmental authorities are presented on a net basis in the consolidated statements of income.

Net sales to the Company’s ten largest customers totaled approximately 31%, 31% and 32% of net revenues for 2014, 2013 and 2012, respectively. No customer represented 10% or more of net revenues in any of these years.

Cost of Goods Sold

Cost of goods sold includes the expenses incurred to acquire and produce inventory for sale, including product costs, labor and related overhead, inbound freight, internal transfers, and the cost of operating the Company’s remaining manufacturing facilities, including the related depreciation expense.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) are primarily comprised of costs relating to advertising, marketing, selling, distribution, information technology and other corporate functions. Costs relating to the Company’s licensing activities are also included in SG&A. Selling costs include, among other things, all occupancy costs associated with company-operated stores and with the Company’s company-operated shop-in-shops located within department stores. The Company expenses advertising costs as incurred. For 2014, 2013 and 2012, total advertising expense was $272.8 million, $274.0 million and $260.4 million, respectively. Distribution costs include costs related to receiving and inspection at distribution centers, warehousing, shipping to the Company’s customers, handling and certain other activities associated with the Company’s distribution network. These expenses totaled $168.7 million, $171.7 million and $186.7 million for 2014, 2013 and 2012, respectively.

Recently Issued Accounting Standards

The following recently issued accounting standards have been grouped by their required effective dates for the Company:

First Quarter of 2015

•

In July 2013, the FASB issued Accounting Standards Update No. 2013-11, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists,” (“ASU 2013-11”). ASU 2013-11 requires entities to present an

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

unrecognized tax benefit, or a portion of an unrecognized tax benefit, as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward when settlement in this manner is available under the tax law. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.

First Quarter of 2017

•	In June 2014, the FASB issued Accounting Standards Update No. 2014-12, “Compensation – Stock Compensation (Topic 718): Accounting for Share-Based Payments When the Terms of an Award Provide that a Performance Target Could be Achieved after the Requisite Service Period,” (“ASU 2014-12”). ASU 2014-12 requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. This update further clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. The Company does not anticipate that the adoption of this standard will have a material impact on its consolidated financial statements.

First Quarter of 2018

•	In May 2014, the FASB issued Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 outlines a new, single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance, including industry-specific guidance. This new revenue recognition model provides a five-step analysis in determining when and how revenue is recognized. The new model will require revenue recognition to depict the transfer of promised goods or services to customers in an amount that reflects the consideration a company expects to receive in exchange for those goods or services. The Company is currently assessing the impact that adopting this new accounting guidance will have on its consolidated financial statements and footnote disclosures.

NOTE 2:	PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment (“PP&E”) were as follows:

	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Land	$14,111	$21,240
Buildings and leasehold improvements	382,787	408,486
Machinery and equipment	417,414	439,627
Capitalized internal-use software	334,168	324,818
Construction in progress	28,075	21,623

Subtotal	1,176,555	1,215,794
Accumulated depreciation	(784,493)	(775,933)

PP&E, net	$392,062	$439,861

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Depreciation expense for the years ended November 30, 2014, November 24, 2013, and November 25, 2012, was $106.5 million, $104.6 million and $110.5 million, respectively.

NOTE 3:	GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill by business segment for the years ended November 30, 2014, and November 24, 2013, were as follows:

	Americas	Europe	Asia	Total
	(Dollars in thousands)
Balance, November 25, 2012	$207,423	$30,627	$1,921	$239,971
Additions	—	156	—	156
Foreign currency fluctuation	—	1,327	(226)	1,101

Balance, November 24, 2013	207,423	32,110	1,695	241,228
Additions	—	182	—	182
Foreign currency fluctuation	(4)	(2,355)	(130)	(2,489)

Balance, November 30, 2014	$207,419	$29,937	$1,565	$238,921

Other intangible assets, net, were as follows:

	November 30, 2014			November 24, 2013
	Gross Carrying Value	Accumulated Amortization	Total	Gross Carrying Value	Accumulated Amortization	Total
	(Dollars in thousands)
Non-amortized intangible assets:
Trademarks	$42,743	$—	$42,743	$42,743	$—	$42,743
Amortized intangible assets:
Acquired contractual rights	7,596	(6,469)	1,127	7,882	(6,134)	1,748
Customer lists	18,701	(16,673)	2,028	20,221	(15,563)	4,658

Total	$69,040	$(23,142)	$45,898	$70,846	$(21,697)	$49,149

For the years ended November 30, 2014, November 24, 2013, and November 25, 2012, amortization of these intangible assets were $2.8 million, $10.5 million and $11.4 million, respectively. The amortization of these intangible assets in the succeeding fiscal years is immaterial.

As of November 30, 2014, there was no impairment to the carrying value of the Company’s goodwill or non-amortized intangible assets.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 4:	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the Company’s financial instruments that are carried at fair value:

	November 30, 2014			November 24, 2013
		Fair Value Estimated Using			Fair Value Estimated Using
	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)	Fair Value	Level 1 Inputs(1)	Level 2 Inputs(2)
	(Dollars in thousands)
Financial assets carried at fair value
Rabbi trust assets	$25,891	$25,891	$—	$23,752	$23,752	$—
Forward foreign exchange contracts, net(3)	10,511	—	10,511	7,145	—	7,145

Total	$36,402	$25,891	$10,511	$30,897	$23,752	$7,145

Financial liabilities carried at fair value
Forward foreign exchange contracts, net(3)	$10,353	$—	$10,353	$2,335	$—	$2,335

(1)	Fair values estimated using Level 1 inputs are inputs which consist of quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Rabbi trust assets consist of a diversified portfolio of equity, fixed income and other securities. See Note 12 for more information on rabbi trust assets.

(2)	Fair values estimated using Level 2 inputs are inputs, other than quoted prices, that are observable for the asset or liability, either directly or indirectly and include among other things, quoted prices for similar assets or liabilities in markets that are active or inactive as well as inputs other than quoted prices that are observable. For forward foreign exchange contracts, inputs include foreign currency exchange and interest rates and, where applicable, credit default swap prices.

(3)	The Company’s over-the-counter forward foreign exchange contracts are subject to International Swaps and Derivatives Association, Inc. master agreements. These agreements permit the net-settlement of these contracts on a per-institution basis.

The following table presents the carrying value – including related accrued interest – and estimated fair value of the Company’s financial instruments that are carried at adjusted historical cost:

	November 30, 2014		November 24, 2013
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Dollars in thousands)
Financial liabilities carried at adjusted historical cost
Senior revolving credit facility	$100,098	$100,098	$—	$—
4.25% Yen-denominated Eurobonds due 2016(1)	34,108	35,383	39,659	38,523
7.75% Euro senior notes due 2018(1)	—	—	405,304	432,098
7.625% senior notes due 2020(1)	526,779	556,967	526,112	577,956
6.875% senior notes due 2022(1)	536,501	583,848	537,447	588,275
Short-term borrowings	31,742	31,742	41,976	41,976

Total	$1,229,228	$1,308,038	$1,550,498	$1,678,828

(1)	Fair values are estimated using Level 1 inputs and incorporate mid-market price quotes. Level 1 inputs are inputs which consist of quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 5:	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company’s foreign currency management objective is to minimize the effect of fluctuations in foreign exchange rates on nonfunctional currency cash flows of the Company and its subsidiaries and selected assets or liabilities of the Company and its subsidiaries without exposing the Company to additional risk associated with transactions that could be regarded as speculative. Forward exchange contracts on various currencies are entered into to manage foreign currency exposures associated with certain product sourcing activities, some intercompany sales, foreign subsidiaries’ royalty payments, interest payments, earnings repatriations, net investment in foreign operations and funding activities. The Company manages certain forecasted foreign currency exposures and uses a centralized currency management operation to take advantage of potential opportunities to naturally offset foreign currency exposures against each other. The Company designates a portion of its outstanding Yen-denominated Eurobonds as a net investment hedge to manage foreign currency exposures in its foreign operations. The Company does not apply hedge accounting to its derivative transactions. As of November 30, 2014, the Company had forward foreign exchange contracts to buy $470.5 million and to sell $305.7 million against various foreign currencies. These contracts are at various exchange rates and expire at various dates through February 2016.

The table below provides data about the carrying values of derivative instruments and non-derivative instruments:

	November 30, 2014			November 24, 2013
	Assets	(Liabilities)	Derivative Net Carrying Value	Assets	(Liabilities)	Derivative Net Carrying Value
	Carrying Value	Carrying Value		Carrying Value	Carrying Value
	(Dollars in thousands)
Derivatives not designated as hedging instruments
Forward foreign exchange contracts	$15,587	$(5,076)	$10,511	$11,145	$(4,000)	$7,145
Forward foreign exchange contracts	1,833	(12,186)	(10,353)	880	(3,215)	(2,335)

Total	$17,420	$(17,262)		$12,025	$(7,215)

Non-derivatives designated as hedging instruments
4.25% Yen-denominated Eurobonds due 2016	$—	$(10,195)		$—	$(20,564)
7.75% Euro senior notes due 2018	—	—		—	(404,430)

Total	$—	$(10,195)		$—	$(424,994)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The Company’s over-the-counter forward foreign exchange contracts are subject to International Swaps and Derivatives Association, Inc. master agreements. These agreements permit the net-settlement of these contracts on a per-institution basis. The table below presents, by type of financial instrument, the gross amounts of the Company’s derivative instruments, amounts offset due to master netting arrangements with the Company’s various counterparties, and the net amounts recognized on the Company’s consolidated balance sheets:

	November 30, 2014			November 24, 2013
	Gross Amounts of Recognized Assets / (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets / (Liabilities) Presented in the Statement of Financial Position	Gross Amounts of Recognized Assets / (Liabilities)	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets / (Liabilities) Presented in the Statement of Financial Position
	(Dollars in thousands)
Over-the-counter forward foreign exchange contracts
Financial assets	$15,555	$(6,908)	$8,647	$8,600	$(4,880)	$3,720
Financial liabilities	(9,587)	6,908	(2,679)	(5,855)	4,880	(975)

Total			$5,968			$2,745

Embedded derivative contracts
Financial assets	$1,865	$—	$1,865	$3,425	—	$3,425
Financial liabilities	(7,675)	—	(7,675)	(1,360)	—	(1,360)

Total			$(5,810)			$2,065

The table below provides data about the amount of gains and losses related to derivative instruments and non-derivative instruments designated as net investment hedges:

	Gain or (Loss) Recognized in AOCI (Effective Portion)		Gain or (Loss) Recognized in Other Income (Expense), net (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	As of November 30, 2014	As of November 24, 2013	Year Ended
			November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Forward foreign exchange contracts	$4,637	$4,637
4.25% Yen-denominated Eurobonds due 2016	(19,367)	(21,161)	$3,767	$3,839	$3,474
7.75% Euro senior notes due 2018	(15,751)	(27,361)	—	—	—
Cumulative income taxes	8,760	17,186

Total	$(21,721)	$(26,699)

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The table below provides data about the amount of gains and losses related to derivatives not designated as hedging instruments included in “Other income (expense), net” in the Company’s consolidated statements of income:

	Gain or (Loss)
	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Forward foreign exchange contracts:
Realized	$(6,184)	$(2,904)	$8,508
Unrealized	(4,920)	2,365	(17,952)

Total	$(11,104)	$(539)	$(9,444)

NOTE 6:	DEBT

	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Long-term debt
Unsecured:
4.25% Yen-denominated Eurobonds due 2016	$33,985	$39,545
7.75% Euro senior notes due 2018	—	404,430
7.625% senior notes due 2020	525,000	525,000
6.875% senior notes due 2022	533,493	535,041

Total unsecured	1,092,478	1,504,016

Total long-term debt	$1,092,478	$1,504,016

Short-term debt
Secured:
Senior revolving credit facility	$100,000	$—
Unsecured:
Short-term borrowings	31,524	41,861

Total short-term debt	$131,524	$41,861

Total long-term and short-term debt	$1,224,002	$1,545,877

Senior Revolving Credit Facility

The Company is a party to a credit agreement for a senior secured revolving credit facility. The credit facility, which was amended and restated on March 21, 2014, as further described below, provides for an asset-based facility, in which the borrowing availability is primarily based on the value of the U.S. Levi’s® trademarks and the levels of accounts receivable and inventory in the United States and Canada, as further described below.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Availability, interest and maturity. The maximum availability under the credit facility is $850.0 million, of which $800.0 million is available to the Company for revolving loans in U.S. Dollars and $50.0 million is available to the Company for revolving loans either in U.S. Dollars or Canadian Dollars. Subject to the level of this borrowing base, the Company may make and repay borrowings from time to time until the maturity of the credit facility. The Company may make voluntary prepayments of borrowings at any time and must make mandatory prepayments if certain events occur. On March 21, 2014, the Company amended and restated its senior secured revolving credit facility to extend the term to March 21, 2019. The terms of the amended and restated credit facility are similar to the terms under the original credit facility, except that of the maximum availability of $850.0 million, $350.0 million is secured by the U.S. Levi’s® trademarks, an increase from the $250.0 million in original credit facility. The interest rate for borrowing under the credit facility was reduced from LIBOR plus 150 to 275 basis points to LIBOR 125 to 200 basis points, depending on borrowing base availability, and the range of the rate for undrawn availability was reduced from 37.5 to 50 basis points to 25 to 30 basis points (depending on the Company’s credit ratings). Upon the maturity date, all of the obligations outstanding under the credit agreement become due.

The Company’s unused availability under its amended and restated senior secured revolving credit facility was $664.9 million at November 30, 2014, as the Company’s total availability of $724.7 million, based on the collateral levels discussed above, was reduced by $59.8 million of letters of credit and other credit usage allocated under the facility. The $59.8 million was comprised of $3.0 million of other credit usage and $56.8 million of stand-by letters of credit with various international banks which serve as guarantees to cover U.S. workers’ compensation claims and the working capital requirements for certain subsidiaries, primarily India.

Guarantees and security. The Company’s obligations under the credit agreement are guaranteed by its domestic subsidiaries. The obligations under the agreement are secured by, among other domestic assets, certain U.S. trademarks associated with the Levi’s® brand and accounts receivable, goods and inventory in the United States. Additionally, the obligations of Levi Strauss & Co. (Canada) Inc. under the credit agreement are secured by Canadian accounts receivable, goods, inventory and other Canadian assets. The lien on the U.S. Levi’s® trademarks and related intellectual property may be released at the Company’s discretion so long as it meets certain conditions; such release would reduce the borrowing base.

Covenants. The credit agreement contains customary covenants restricting the Company’s activities as well as those of the Company’s subsidiaries, including limitations on the ability to sell assets; engage in mergers; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on the Company’s assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; and make changes in the Company’s corporate structure. There are exceptions to these covenants, and some are only applicable when unused availability falls below specified thresholds. In addition, the credit agreement includes, as a financial covenant, a springing fixed charge coverage ratio of 1.0:1.0, which arises when availability falls below a specified threshold.

Events of default. The credit agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the credit agreements or related documents; defaults in respect of other indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; pension plan terminations or specified underfunding; substantial stock ownership changes; and specified changes in the composition of the Board. The cross-default provisions in the agreement apply if a default occurs on other indebtedness in excess of $50.0 million and the applicable grace period in respect of the indebtedness has expired, such that the lenders of or trustee for the defaulted indebtedness have the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

right to accelerate. If an event of default occurs under the credit agreement, the lenders may terminate their commitments, declare immediately payable all borrowings under the agreement and foreclose on the collateral.

Yen-denominated Eurobonds due 2016

In 1996, the Company issued ¥20 billion principal amount Eurobonds (equivalent to approximately $180.0 million at the time of issuance) due in November 2016, with interest payable at 4.25% per annum. The bond is redeemable at the option of the Company at a make-whole redemption price. The Company repurchased a portion of the Yen-denominated Eurobonds due 2016 in May 2010, and again in May 2012, as described below.

The agreement governing these bonds contains customary events of default and restricts the Company’s ability and the ability of its subsidiaries and future subsidiaries to incur liens; engage in sale and leaseback transactions and engage in mergers and sales of assets. The agreement contains a cross-acceleration event of default that applies if any of the Company’s debt in excess of $25.0 million is accelerated and the debt is not discharged or acceleration rescinded within 30 days after the Company’s receipt of a notice of default from the fiscal agent or from the holders of at least 25% of the principal amount of the bond.

Euro Notes due 2018

The Company issued €300.0 million in aggregate principal amount of 7.75% Euro senior notes due 2018 (the “Euro Notes due 2018”) to qualified institutional buyers in May 2010. The notes were unsecured obligations that ranked equally with all of the Company’s other existing and future unsecured and unsubordinated debt. The Company redeemed €150.0 million of the Euro Notes due in 2018 prior to May 15, 2014, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. The Company redeemed the remaining €150.0 million of notes, in November 2014, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture.

Senior Notes due 2020

Principal, interest and maturity. On May 6, 2010, the Company issued $525.0 million in aggregate principal amount of 7.625% senior notes due 2020 (the “Senior Notes due 2020”) to qualified institutional buyers. The notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. The Senior Notes due 2020 mature on May 15, 2020. Interest on the notes is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2010. The Company may redeem some or all of the Senior Notes due 2020 prior to May 15, 2015, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. On or after May 15, 2015, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. Costs representing underwriting fees and other expenses of $10.1 million are amortized over the term of the notes to interest expense.

Covenants. The indenture governing both notes contains covenants that limit, among other things, the Company’s and certain of the Company’s subsidiaries’ ability to incur additional debt; make certain restricted payments; consummate specified asset sales; enter into transactions with affiliates; incur liens; impose restrictions on the ability of its subsidiaries to pay dividends or make payments to the Company and its restricted subsidiaries; enter into sale and leaseback transactions; merge or consolidate with another person; and dispose of all or substantially all of the Company’s assets. The indenture provides for customary events of default (subject

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

in certain cases to customary grace and cure periods), which include nonpayment, breach of covenants in the indenture, payment defaults or acceleration of other indebtedness, a failure to pay certain judgments and certain events of bankruptcy and insolvency. Generally, if an event of default occurs, the trustee under the indenture or holders of at least 25% in principal amount of the then outstanding notes may declare all notes to be due and payable immediately. Upon the occurrence of a change in control (as defined in the indenture), each holder of notes may require the Company to repurchase all or a portion of the notes in cash at a price equal to 101% of the principal amount of notes to be repurchased, plus accrued and unpaid interest, if any, thereon to the date of purchase.

Use of Proceeds. The proceeds from the issuance of the Euro Notes due 2018, which have been redeemed in their entirety, and the Senior Notes due 2020 were used to repurchase and repay all of the Company’s then-existing Euro Notes due 2013 and Senior Notes due 2015. The proceeds were also used to repurchase ¥10,883,500,000 in principal amount tendered of the Yen-denominated Eurobonds due 2016 for total consideration of $100.0 million including accrued interest.

Senior Notes due 2022

Principal, interest and maturity. On May 8, 2012, the Company issued $385.0 million in aggregate principal amount of 6.875% senior notes due 2022 (the “Original Senior Notes due 2022”) to qualified institutional buyers and to purchasers outside the United States in compliance with the Securities Act of 1933, as amended (the “Securities Act”).

On March 14, 2013, the Company issued an additional $140.0 million in 6.875% senior notes due 2022 (the “Additional Senior Notes due 2022”) to qualified institutional buyers in compliance with the Securities Act (the Additional Senior Notes due 2022 along with the Original Senior Notes due 2022, hereinafter referred to as the “Senior Notes due 2022”). The Additional Senior Notes due 2022 were offered at a premium of $11.2 million, which will be amortized as a reduction to interest expense over the term of the notes. Costs of approximately $2.6 million associated with the issuance of the Additional Senior Notes due 2022, representing underwriting fees and other expenses, are also amortized to interest expense over the term of the notes.

The notes are unsecured obligations that rank equally with all of the Company’s other existing and future unsecured and unsubordinated debt. The Senior Notes due 2022 mature on May 1, 2022. Interest on the notes is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2012. The Company may redeem some or all of the Senior Notes due 2022 prior to May 1, 2017, at a price equal to 100% of the principal amount plus accrued and unpaid interest and a “make-whole” premium. On or after May 1, 2017, the Company may redeem all or any portion of the notes, at once or over time, at redemption prices specified in the indenture governing the notes, after giving the required notice under the indenture. In addition, at any time prior to May 1, 2015, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Senior Notes due 2022 with the proceeds of certain equity offerings at a redemption price of 106.875% of the principal amount of the Senior Notes due 2022, plus accrued and unpaid interest, if any, to the date of redemption. Costs of approximately $7.4 million associated with the issuance of the notes, representing underwriting fees and other expenses, are amortized to interest expense over the term of the notes.

Covenants and other terms. The Additional Senior Notes due 2022 and the Original Senior Notes due 2022 are treated as a single class for all purposes under the indenture governing the Company’s Senior Notes due 2022. The covenants, events of default, asset sale, change in control and other terms of the Senior Notes due

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

2022 are comparable to those contained in the indentures governing the Company’s Senior Notes due 2020, and will remain in effect until such time as the Company obtains the requirement investment grade rating.

Use of Proceeds. The proceeds from the issuance of the Original Senior Notes due 2022 were used to repurchase and repay all of the Company’s then-existing Senior Notes due 2016. The proceeds were also used to repurchase ¥5,116,500,000 in aggregate principal amount tendered of the Yen-denominated Eurobonds due 2016 for total consideration of $56.4 million including interest. The Company used the net proceeds from the offering of the Additional Senior Notes due 2022, together with cash on hand, to prepay in full its then-existing Senior Term Loan due 2014.

Short-term Borrowings

Short-term borrowings consist of term loans and revolving credit facilities at various foreign subsidiaries which the Company expects to either pay over the next twelve months or refinance at the end of their applicable terms. Certain of these borrowings are guaranteed by stand-by letters of credit allocated under the Company’s amended and restated senior secured revolving credit facility.

Loss on Early Extinguishment of Debt

During the year ended November 30, 2014, the Company amended and restated its senior secured revolving credit facility and redeemed its Euro Notes due in 2018. The Company recorded a loss of $20.3 million on early extinguishment of debt as a result of our debt refinancing activities during the period. The loss was comprised of redemption premiums of $15.2 million and the write-off of $5.1 million of unamortized debt issuance costs.

During the year ended November 24, 2013, the Company repaid in full the remaining balance of its then-existing Senior Term Loan due in 2014 and recorded a loss on the early extinguishment of debt, which was comprised of the write-off of the remaining unamortized discount and unamortized debt issuance costs.

Principal Payments on Short-term and Long-term Debt

The table below sets forth, as of November 30, 2014, the Company’s required aggregate short-term and long-term debt principal payments (inclusive of premium and discount) for the next five fiscal years and thereafter.

(Dollars in thousands)
2015	$131,524
2016	33,985
2017	—
2018	—
2019	—
Thereafter	1,058,493

Total future debt principal payments	$1,224,002

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Interest Rates on Borrowings

The Company’s weighted-average interest rate on average borrowings outstanding during 2014, 2013 and 2012 was 7.63%, 7.52% and 7.05%, respectively. The weighted-average interest rate on average borrowings outstanding includes the amortization of capitalized bank fees and underwriting fees, and excludes interest on obligations to participants under deferred compensation plans.

Dividends and Restrictions

The terms of certain of the indentures relating to the Company’s unsecured notes and its amended and restated senior secured revolving credit facility agreement contain covenants that restrict the Company’s ability to pay dividends to its stockholders. For information about the Company’s dividend payments, see Note 15. As of November 30, 2014, and at the time the dividends were paid, the Company met the requirements of its debt instruments. Subsidiaries of the Company that are not wholly-owned subsidiaries are permitted under the indentures to pay dividends to all stockholders either on a pro rata basis or on a basis that results in the receipt by the Company of dividends or distributions of greater value than it would receive on a pro rata basis. The Company has not entered into any arrangements that would restrict the transfer of the assets of the Company’s subsidiaries to the Company in the form of loans, advances or cash dividends.

NOTE 7:	GUARANTEES

Indemnification agreements. In the ordinary course of business, the Company enters into agreements containing indemnification provisions under which the Company agrees to indemnify the other party for specified claims and losses. For example, the Company’s trademark license agreements, real estate leases, consulting agreements, logistics outsourcing agreements, securities purchase agreements and credit agreements typically contain such provisions. This type of indemnification provision obligates the Company to pay certain amounts associated with claims brought against the other party as the result of trademark infringement, negligence or willful misconduct of Company employees, breach of contract by the Company including inaccuracy of representations and warranties, specified lawsuits in which the Company and the other party are co-defendants, product claims and other matters. These amounts generally are not readily quantifiable; the maximum possible liability or amount of potential payments that could arise out of an indemnification claim depends entirely on the specific facts and circumstances associated with the claim. The Company has insurance coverage that minimizes the potential exposure to certain of such claims. The Company also believes that the likelihood of material payment obligations under these agreements to third parties is low.

Covenants. The Company’s long-term debt agreements contain customary covenants restricting its activities as well as those of its subsidiaries, including limitations on its, and its subsidiaries’, ability to sell assets; engage in mergers; enter into capital leases or certain leases not in the ordinary course of business; enter into transactions involving related parties or derivatives; incur or prepay indebtedness or grant liens or negative pledges on its assets; make loans or other investments; pay dividends or repurchase stock or other securities; guaranty third-party obligations; make capital expenditures; and make changes in its corporate structure. For additional information see Note 6. As of November 30, 2014, the Company was in compliance with all of these covenants.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 8:	EMPLOYEE BENEFIT PLANS

Pension plans. The Company has several non-contributory defined benefit retirement plans covering eligible employees. Plan assets are invested in a diversified portfolio of securities including stocks, bonds, real estate investment funds, cash equivalents, and alternative investments. Benefits payable under the plans are based on years of service, final average compensation, or both. The Company retains the right to amend, curtail or discontinue any aspect of the plans, subject to local regulations.

Postretirement plans. The Company maintains plans that provide postretirement benefits to eligible employees, principally health care, to substantially all U.S. retirees and their qualified dependents. These plans were established with the intention that they would continue indefinitely. However, the Company retains the right to amend, curtail or discontinue any aspect of the plans at any time. The plans are contributory and contain certain cost-sharing features, such as deductibles and coinsurance. The Company’s policy is to fund postretirement benefits as claims and premiums are paid.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The following tables summarize activity of the Company’s defined benefit pension plans and postretirement benefit plans:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation at beginning of year	$1,233,799	$1,388,650	$135,595	$155,864
Service cost	8,397	8,707	255	376
Interest cost	54,958	51,984	5,199	4,957
Plan participants’ contribution	700	771	4,658	5,242
Actuarial loss (gain)(1)	166,664	(114,441)	6,455	(10,626)
Net curtailment loss (gain)	2,093	(341)	733	—
Impact of foreign currency changes	(12,532)	1,219	—	—
Plan settlements(2)	(102,021)	(7,909)	—	—
Special termination benefits	35	74	—	—
Net benefits paid(3)	(62,756)	(94,915)	(18,811)	(20,218)

Benefit obligation at end of year	1,289,337	1,233,799	134,084	135,595

Change in plan assets:
Fair value of plan assets at beginning of year	903,033	894,362	—	—
Actual return on plan assets(4)	128,281	75,683	—	—
Employer contribution	20,046	35,064	14,153	14,976
Plan participants’ contributions	700	771	4,658	5,242
Plan settlements(2)	(102,021)	(7,909)	—	—
Impact of foreign currency changes	(8,460)	(23)	—	—
Net benefits paid(3)	(62,756)	(94,915)	(18,811)	(20,218)

Fair value of plan assets at end of year	878,823	903,033	—	—

Unfunded status at end of year	$(410,514)	$(330,766)	$(134,084)	$(135,595)

(1)	Actuarial losses in 2014 in the Company’s pension benefit plans resulted from changes in mortality rate assumptions, primarily for the Company’s U.S. plans. Actuarial gains in 2013 in the Company’s pension benefit plans resulted from changes in discount rate assumptions, primarily for the Company’s U.S. plans. Changes in financial markets during 2014 and 2013, including a decrease and increase, respectively, in corporate bond yield indices, resulted in an increase and decrease in benefit obligations, respectively.

(2)	The increase in pension plan settlements in 2014 was primarily due to a voluntary lump-sum, cash-out program offered to vested, terminated U.S. pension plan participants in the last half of 2014. The extent of the funding from the cash-out program exceeded the settlement accounting threshold, and as such in 2014, these activities have been categorized as settlements. Pension plan assets were utilized to settle pension obligations for deferred participants that elected to participate in the program.

(3)	The decrease in pension benefits paid in 2014 was primarily due the 2013 voluntary cash-out program offered to vested, terminated U.S. pension plan participants in the first half of 2013. The extent of the funding from the cash-out program was below the settlement accounting threshold, and as such in 2013, these activities were categorized as net benefit payments. Pension plan assets were utilized to settle pension obligations for deferred participants that elected to participate in the program.

(4)	The increase in return on plan assets in 2014 was primarily due to the better-than-expected asset performance caused by the decrease in interest rates which resulted in higher returns on fixed income securities.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Amounts recognized in the consolidated balance sheets as of November 30, 2014, and November 24, 2013, consist of the following:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013
	(Dollars in thousands)
Prepaid benefit cost	$1,587	$1,331	$—	$—
Accrued benefit liability – current portion	(8,926)	(8,622)	(11,871)	(13,347)
Accrued benefit liability – long-term portion	(403,175)	(323,475)	(122,213)	(122,248)

	$(410,514)	$(330,766)	$(134,084)	$(135,595)

Accumulated other comprehensive loss:
Net actuarial loss	$(394,090)	$(343,148)	$(36,505)	$(34,248)
Net prior service benefit	548	666	—	—

	$(393,542)	$(342,482)	$(36,505)	$(34,248)

The accumulated benefit obligation for all defined benefit plans was $1.3 billion and $1.2 billion at November 30, 2014, and November 24, 2013, respectively. Information for the Company’s defined benefit plans with an accumulated or projected benefit obligation in excess of plan assets is as follows:

	Pension Benefits
	2014	2013
	(Dollars in thousands)
Accumulated benefit obligations in excess of plan assets:
Aggregate accumulated benefit obligation	$1,123,972	$1,147,938
Aggregate fair value of plan assets	728,844	827,764

Projected benefit obligations in excess of plan assets:
Aggregate projected benefit obligation	$1,202,714	$1,195,923
Aggregate fair value of plan assets	790,614	863,826

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The components of the Company’s net periodic benefit cost (income) were as follows:

	Pension Benefits			Postretirement Benefits
	2014	2013	2012	2014	2013	2012
	(Dollars in thousands)
Net periodic benefit cost (income):
Service cost	$8,397	$8,707	$8,952	$255	$376	$397
Interest cost	54,958	51,984	57,635	5,199	4,957	6,634
Expected return on plan assets	(55,521)	(56,183)	(52,029)	—	—	—
Amortization of prior service benefit(1)	(53)	(80)	(78)	(5)	(488)	(16,356)
Amortization of actuarial loss	10,932	16,311	12,612	4,201	6,765	5,157
Curtailment loss (gain)	2,614	(564)	(2,391)	733	—	—
Special termination benefit	35	98	159	—	—	—
Net settlement loss	30,558	517	383	—	—	—

Net periodic benefit cost (income)	51,920	20,790	25,243	10,383	11,610	(4,168)

Changes in accumulated other comprehensive loss:
Actuarial loss (gain)	92,544	(134,378)		6,453	(10,626)
Amortization of prior service benefit(1)	53	80		5	488
Amortization of actuarial loss	(10,932)	(16,311)		(4,201)	(6,765)
Curtailment gain	113	498		—	—
Net settlement loss	(30,712)	(178)		—	—

Total recognized in accumulated other comprehensive loss	51,066	(150,289)		2,257	(16,903)

Total recognized in net periodic benefit cost (income) and accumulated other comprehensive loss	$102,986	$(129,499)		$12,640	$(5,293)

(1)	Postretirement benefits amortization of prior service benefit recognized during 2012 relates primarily to the favorable impact of the February 2004 and August 2003 plan amendments, which concluded amortization in 2012.

The amounts that will be amortized from “Accumulated other comprehensive loss” into net periodic benefit cost in 2015 for the Company’s defined benefit pension and postretirement benefit plans are expected to be $12.7 million and $4.5 million, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Assumptions used in accounting for the Company’s benefit plans were as follows:

	Pension Benefits		Postretirement Benefits
	2014	2013	2014	2013

Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	4.6%	3.8%	4.2%	3.3%
Expected long-term rate of return on plan assets	6.3%	6.4%
Rate of compensation increase	3.7%	3.5%

Weighted-average assumptions used to determine benefit obligations:
Discount rate	3.8%	4.6%	3.6%	4.2%
Rate of compensation increase	3.4%	3.7%

Assumed health care cost trend rates were as follows:
Health care trend rate assumed for next year			7.0%	7.2%
Rate trend to which the cost trend is assumed to decline			4.5%	4.5%
Year that rate reaches the ultimate trend rate			2028	2028

For the Company’s U.S. benefit plans, the discount rate used to determine the present value of the future pension and postretirement plan obligations was based on a yield curve constructed from a portfolio of high quality corporate bonds with various maturities. Each year’s expected future benefit payments are discounted to their present value at the appropriate yield curve rate, thereby generating the overall discount rate. The Company utilized a variety of country-specific third-party bond indices to determine the appropriate discount rates to use for the benefit plans of its foreign subsidiaries.

The Company bases the overall expected long-term rate of return on assets on anticipated long-term returns of individual asset classes and each pension plans’ target asset allocation strategy based on current economic conditions. For the U.S. pension plan, the expected long-term returns for each asset class are determined through a mean-variance model to estimate 20-year returns for the plan.

Health care cost trend rate assumptions are a significant input in the calculation of the amounts reported for the Company’s postretirement benefits plans. A one percentage-point change in assumed health care cost trend rates would have no significant effect on the total service and interest cost components or on the postretirement benefit obligation.

Consolidated pension plan assets relate primarily to the U.S. pension plan. The Company utilizes the services of independent third-party investment managers to oversee the management of U.S. pension plan assets. The Company’s investment strategy is to invest plan assets in a diversified portfolio of domestic and international equity securities, fixed income securities and real estate and other alternative investments with the objective of generating long-term growth in plan assets at a reasonable level of risk. Prohibited investments for the U.S. pension plan include certain privately placed or other non-marketable debt instruments, letter stock, commodities or commodity contracts and derivatives of mortgage-backed securities, such as interest-only, principal-only or inverse floaters. The current target allocation percentages for the Company’s U.S. pension plan assets are 34-38% for equity securities, 54-58% for fixed income securities and 6-10% for other alternative investments, including real estate.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The fair value of the Company’s pension plan assets by asset class are as follows:

	Year Ended November 30, 2014
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Cash and cash equivalents	$2,348	$2,348	$—	$—
Equity securities(1)
U.S. large cap	172,702	—	172,702	—
U.S. small cap	30,775	—	30,775	—
International	135,434	—	135,434	—
Fixed income securities(2)	464,685	—	464,685	—
Other alternative investments
Real estate(3)	58,215	—	58,215	—
Private equity(4)	2,471	—	—	2,471
Hedge fund(5)	7,273	—	7,273	—
Other(6)	4,921	—	4,921	—

Total investments at fair value	$878,824	$2,348	$874,005	$2,471

	Year Ended November 24, 2013
Asset Class	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(Dollars in thousands)
Cash and cash equivalents	$1,132	$1,132	$—	$—
Equity securities(1)
U.S. large cap	175,181	—	175,181	—
U.S. small cap	31,163	—	31,163	—
International	133,339	—	133,339	—
Fixed income securities(2)	490,701	—	490,701	—
Other alternative investments
Real estate(3)	55,082	—	55,082	—
Private equity(4)	3,041	—	—	3,041
Hedge fund(5)	7,090	—	7,090	—
Other(6)	6,304	—	6,304	—

Total investments at fair value	$903,033	$1,132	$898,860	$3,041

(1)	Primarily comprised of equity index funds that track various market indices.

(2)	Predominantly includes bond index funds that invest in long-term U.S. government and investment grade corporate bonds.

(3)	Primarily comprised of investments in U.S. Real Estate Investment Trusts.

(4)	Represents holdings in a diversified portfolio of private equity funds and direct investments in companies located primarily in North America. Fair values are determined by investment fund managers using primarily unobservable market data.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

(5)	Primarily invested in a diversified portfolio of equities, bonds, alternatives and cash with a low tolerance for capital loss.

(6)	Primarily relates to accounts held and managed by a third-party insurance company for employee-participants in Belgium. Fair values are based on accumulated plan contributions plus a contractually-guaranteed return plus a share of any incremental investment fund profits.

The fair value of plan assets are composed of U.S. plan assets of $728.8 million and non-U.S. plan assets of $150.0 million. The fair values of the substantial majority of the equity, fixed income and real estate investments are based on the net asset value of comingled trust funds that passively track various market indices.

The Company’s estimated future benefit payments to participants, which reflect expected future service, as appropriate are anticipated to be paid as follows:

Fiscal year	Pension Benefits	Postretirement Benefits	Total
	(Dollars in thousands)
2015	$65,054	$14,256	$79,310
2016	62,460	13,830	76,290
2017	63,601	13,332	76,933
2018	64,795	12,807	77,602
2019	64,898	12,378	77,276
2020-2023	346,869	56,777	403,646

At November 30, 2014, the Company’s contributions to its pension plans in 2015 were estimated to be approximately $33.5 million.

NOTE 9:	EMPLOYEE INVESTMENT PLANS

The Company’s Employee Savings and Investment Plan (“ESIP”) is a qualified plan that covers eligible home office employees. The Company matches 125% of ESIP participant’s contributions to all funds maintained under the qualified plan up to the first 6.0% of eligible compensation. Total amounts charged to expense for the Company’s employee investment plans for the years ended November 30, 2014, November 24, 2013, and November 25, 2012, were $12.1 million, $12.2 million and $11.0 million, respectively.

NOTE 10:	EMPLOYEE INCENTIVE COMPENSATION PLANS

Annual Incentive Plan

The Annual Incentive Plan (“AIP”) provides a cash bonus that is earned based upon the Company’s business unit and consolidated financial results as measured against pre-established internal targets and upon the performance and job level of the individual. Total amounts charged to expense for this plan for the years ended November 30, 2014, November 24, 2013, and November 25, 2012, were $68.3 million, $76.6 million and $54.6 million, respectively. As of November 30, 2014, and November 24, 2013, the Company had accrued $70.5 million and $79.6 million, respectively, for the AIP.

Long-Term Incentive Plans

2006 Equity Incentive Plan (“EIP”). In July 2006, the Board adopted, and the stockholders approved, the EIP. The EIP was subsequently amended by the Board of Directors in 2011 and 2014, and approved by the stockholders in April 2014. For more information on this plan, see Note 11.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

2005 Long-Term Incentive Plan (“LTIP”). The Company established a long-term cash incentive plan effective at the beginning of 2005. Executive officers are not participants in this plan. Performance will be measured at the end of a three-year period based on the Company’s performance over the period measured against the following pre-established targets: (i) the target compound annual growth rate in the Company’s net revenues over the three-year period; and (ii) the target compound annual growth rate of the Company’s net earnings adjusted for certain items such as interest and taxes for the three-year period. Beginning in 2013, the net earnings target measurement component will be determined at the end of a three-year period based on the Company’s average margin of net earnings over the period adjusted for certain items such as interest and taxes. Individual target amounts are set for each participant based on job level. Awards will be paid out in the quarter following the end of the three-year period based on Company performance against objectives.

The Company recorded expense for the LTIP of $2.3 million and $2.8 million for the years ended November 30, 2014 and November 24, 2013, respectively, and a net reversal of expense for the LTIP of $3.6 million for the year ended November 25, 2012. As of November 30, 2014, and November 24, 2013, the Company had accrued a total of $4.5 million and $2.9 million, respectively, for the LTIP.

NOTE 11:	STOCK-BASED INCENTIVE COMPENSATION PLANS

The Company recognized stock-based compensation expense of $24.8 million, $18.6 million and $5.1 million, and related income tax benefits of $9.6 million, $5.6 million and $2.0 million, respectively, for the years ended November 30, 2014, November 24, 2013 and November 25, 2012, respectively. As of November 30, 2014, there was $34.3 million of total unrecognized compensation cost related to unvested equity and liability awards, which cost is expected to be recognized over a weighted-average period of 1.92 years. No stock-based compensation cost has been capitalized in the accompanying consolidated financial statements.

2006 Equity Incentive Plan

Under the Company’s EIP, a variety of stock awards, including stock options, restricted stock, restricted stock units (“RSUs”), and stock appreciation rights (“SARs”) may be granted. The EIP also provides for the grant of performance awards in the form of cash or equity. The aggregate number of shares of common stock authorized for issuance under the EIP is 6,000,000 shares. At November 30, 2014, 2,321,241 shares remained available for issuance.

Under the EIP, stock awards have a maximum contractual term of ten years and generally must have an exercise price at least equal to the fair market value of the Company’s common stock on the date the award is granted. The Company’s common stock is not listed on any stock exchange. Accordingly, as provided by the EIP, the stock’s fair market value is determined by the Board based upon a stock valuation performed by Evercore. Awards vest according to terms determined at the time of grant. Unvested stock awards are subject to forfeiture upon termination of employment prior to vesting, but are subject in some cases to early vesting upon specified events, including certain corporate transactions as defined in the EIP or as otherwise determined by the Board in its discretion. Some stock awards are payable in either shares of the Company’s common stock or cash at the discretion of the Board as determined at the time of grant.

Upon the exercise of a SAR, the participant will receive shares of common stock. The number of shares of common stock issued per SAR unit exercised is equal to (i) the excess of the per-share fair market value of the Company’s common stock on the date of exercise over the exercise price of the SAR, divided by (ii) the per-share fair market value of the Company’s common stock on the date of exercise.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Only non-employee members of the Board have received RSUs. Each recipient’s initial grant of RSUs is converted to a share of common stock six months after discontinuation of service with the Company for each fully vested RSU held at that date. Subsequent grants of RSUs provide recipients with the opportunity to make deferral elections regarding when the shares of the Company’s common stock are to be delivered in settlement of vested RSUs. If the recipient does not elect to defer the receipt of common stock, then the RSUs are immediately converted to common stock upon vesting. The RSUs additionally have “dividend equivalent rights,” of which dividends paid by the Company on its common stock are credited by the equivalent addition of RSUs.

Shares of common stock will be issued from the Company’s authorized but unissued shares and are subject to the Stockholders Agreement that governs all shares.

Put rights. Prior to an initial public offering (“IPO”) of the Company’s common stock, a participant (or estate or other beneficiary of a deceased participant) may require the Company to repurchase shares of the common stock held by the participant at then-current fair market value (a “put right”). Put rights may be exercised only with respect to shares of the Company’s common stock that have been held by a participant for at least six months following their issuance date, thus exposing the holder to the risk and rewards of ownership for a reasonable period of time. Accordingly, the SARs and RSUs are classified as equity awards, and are reported in “Stockholders’ equity” in the accompanying consolidated balance sheets.

Call rights. Prior to an IPO, the Company also has the right to repurchase shares of its common stock held by a participant (or estate or other beneficiary of a deceased participant, or other permitted transferee) at then-current fair market value (a “call right”). Call rights apply to an award as well as any shares of common stock acquired pursuant to the award. If the award or common stock is transferred to another person, that person is subject to the call right. As with the put rights, call rights may be exercised only with respect to shares of common stock that have been held by a participant for at least six months following their issuance date.

Temporary equity. Equity-classified stock-based awards that may be settled in cash at the option of the holder are presented on the balance sheet outside permanent equity. Accordingly, “Temporary equity” on the face of the accompanying consolidated balance sheets includes the portion of the intrinsic value of these awards generally relating to the elapsed service period since the grant date as well as the fair value of common stock issued pursuant to the EIP. The increase in temporary equity from the year ended November 24, 2013, to November 30, 2014, was primarily due to an increase in the fair value of the Company’s common stock.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Equity Awards

SARs. The Company grants SARs, which include service or performance conditions, to a small group of the Company’s senior executives. Beginning in 2013, the Company issued cliff vesting performance awards (“performance-based SARs”) to align with the achievement of three-year financial performance goals. SARs activity during the years ended November 30, 2014, and November 24, 2013, was as follows:

	Service SARs			Performance-based SARs
	Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)	Units	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life (Years)
	(Units in thousands)
Outstanding at November 25, 2012	2,537	$37.82	4.5	—
Granted	672	40.21		672	$40.21
Exercised	(380)	35.91		—
Forfeited	(79)	35.07		(28)	37.75
Expired	(737)	47.59		—

Outstanding at November 24, 2013	2,013	$35.51	5.5	644	$40.32	6.3
Granted	508	64.71		507	$64.71
Exercised	(96)	36.10		—
Forfeited	(59)	44.30		(46)	48.49
Expired	(16)	68.00		—

Outstanding at November 30, 2014	2,350	$41.36	4.9	1,105	$51.18	5.8

Vested and expected to vest at November 30, 2014	2,272	$40.93	4.8	930	$50.54	5.7

Exercisable at November 30, 2014	1,210	$34.38	4.3	—

SARs with service conditions (“service SARs”) vest from two-and-a-half to four years, and have maximum contractual lives ranging from six-and-a-half to ten years. The performance-based SARs vest at varying unit amounts based on the attainment of certain three-year cumulative performance goals and have maximum contractual lives of seven years. In addition, approximately one-fifth of the performance-based SARs granted and outstanding also require the attainment of a specified common stock value as of the end of the three-year performance period in order to vest. The total intrinsic value of service SARs exercised during the year ended November 30, 2014, and November 24, 2013, was $2.9 million and $7.7 million, respectively. The total fair value of service SARs vested as of November 30, 2014, and November 24, 2013, was $57.6 million and $20.8 million, respectively. Unrecognized future compensation costs as of November 30, 2014, of $12.1 million for service SARs and $7.3 million for performance-based SARs are expected to be recognized over weighted-average periods of 2.41 years and 1.79 years, respectively. The Company believes it is probable that the performance-based SARs will vest.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The weighted-average grant date fair value of SARs was estimated using the Black-Scholes option valuation model. The weighted-average grant date fair values and corresponding weighted-average assumptions used in the model were as follows:

	Service SARs Granted			Performance-based SARs Granted
	2014	2013	2012	2014	2013

Weighted-average grant date fair value	$14.62	$12.21	$10.96	$15.75	$12.54

Weighted-average assumptions:
Expected life (in years)	4.7	4.6	4.5	5.0	5.0
Expected volatility(1)	31.8%	43.2%	47.1%	33.1%	42.6%
Risk-free interest rate	1.5%	0.8%	0.6%	1.6%	0.9%
Expected dividend	1.2%	1.7%	1.7%	1.2%	1.7%

(1)	On an annual basis, the Company reviews and modifies the representative peer group based on changes to the Company’s business and changes to the businesses of the companies within the peer group. The decrease in expected volatility, as compared to 2013, is primarily driven by the addition or removal of certain companies in the representative peer group to ensure that the peer group is representative of the Company’s current operations.

RSUs. The Company grants RSUs to certain members of its Board. RSU activity during the years ended November 30, 2014, and November 24, 2013, was as follows:

	Units	Weighted-Average Fair Value
	(Units in thousands)
Outstanding at November 25, 2012	72	$38.11
Granted	26	56.79
Converted	(23)	37.37

Outstanding at November 24, 2013	75	$44.66
Granted	20	67.29
Converted	(23)	44.85

Outstanding, vested and expected to vest at November 30, 2014	72	$50.75

The weighted-average grant date fair value of RSUs was estimated using the Evercore stock valuation. The total fair value of RSUs outstanding, vested and expected to vest as of November 30, 2014, and November 24, 2013, was $5.9 million and $4.7 million, respectively.

RSUs vest in a series of three equal installments at thirteen months, twenty-four months and thirty-six months following the date of grant. However, if the recipient’s continuous service terminates for a reason other than cause after the first vesting installment, but prior to full vesting, then the remaining unvested portion of the award becomes fully vested as of the date of such termination.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Liability Awards

Cash settled liability awards provide long-term incentive compensation for select levels of the Company’s management. The common stock values used in the determination of the cash settled awards and payouts are approved by the Board based on the Evercore stock valuation. Unvested awards are subject to forfeiture upon termination of employment, but are subject in some cases to early vesting upon specified events, as defined in the agreement. From 2008 through 2012, the Company’s Total Shareholder Return Plan (“TSRP”) provided grants of units that vest over a three-year performance period. Upon vesting of a TSRP unit, the participant will receive a cash payout in an amount equal to the excess of the per-share value of the Company’s common stock at the end of the three-year performance period over the per-share value at the date of grant. In 2013, the Company replaced the TSRP with the Phantom Restricted Stock Unit Plan (“PRSU”). The PRSU provides for grants of units, with actual number of units vesting subject to a minimum and maximum, based on the fair value of the common stock at the end of a three-year performance period. Upon vesting of a PRSU unit, the participant will receive a cash payout in an amount equal to the vested units multiplied by the fair value of the Company’s common stock at the end of the three-year performance period. Unrecognized future compensation cost as of November 30, 2014, for PRSUs is $14.9 million and is expected to be recognized over a weighted-average period of 1.60 years. The Company believes it is probable that the liability awards will vest.

Liability award activity during the years ended November 30, 2014, and November 24, 2013, was as follows:

	TSRPs			PRSUs
	Units	Weighted- Average Exercise Price	Weighted- Average Fair Value At Period End	Units	Weighted- Average Exercise Price	Weighted- Average Fair Value At Period End
	(Units in thousands)
Outstanding at November 25, 2012	832	$36.83	$4.22	—
Granted	—	—		398	$38.19
Exercised	(252)	36.36		—
Performance Adjustment of PRSU				66	37.75
Forfeited	(164)	37.23		(60)	37.75

Outstanding at November 24, 2013	416	$36.96	$25.42	404	$38.19	$62.75
Granted	—	—		222	$64.57
Exercised	(174)	42.65		—
Performance Adjustment of PRSU				58	46.16
Forfeited	(104)	33.85		(207)	43.76

Outstanding at November 30, 2014	138	$32.14	$49.78	477	$49.00	$82.00

Vested and expected to vest at November 30, 2014	138	$32.14	$49.78	339	$47.56	$82.00

Exercisable at November 30, 2014	138	$32.14	$49.78	—

The total intrinsic value of TSRPs exercised during the year ended November 30, 2014, and November 25, 2012, was $3.5 million and $3.1 million, respectively. The total fair value of TSRPs vested as of November 30, 2014, and November 24, 2013, was $6.9 million and $3.8 million, respectively. The weighted-average fair value

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

of TSRPs at November 30, 2014, and November 24, 2013, was estimated using the Black-Scholes option valuation model. The weighted-average fair value of PRSUs at the grant date was estimated using the Evercore stock valuation while the PRSUs fair value at November 30, 2014, was estimated using an internally derived calculation consistent with Evercore’s calculation methodology. The weighted-average assumptions used in the TSRPs Black-Scholes model were as follows:

	TSRPs Outstanding at
	November 30, 2014	November 24, 2013

Weighted-average assumptions:
Expected life (in years)	0.1	0.6
Expected volatility	27.3%	30.8%
Risk-free interest rate	—	0.1%
Expected dividend	1.2%	1.1%

NOTE 12:	LONG-TERM EMPLOYEE RELATED BENEFITS

Long-term employee-related benefit liabilities primarily consist of the Company’s liabilities for its deferred compensation plans.

Deferred compensation plan for executives and outside directors, established January 1, 2003. The Company has a non-qualified deferred compensation plan for executives and outside directors that was established on January 1, 2003 and amended thereafter. The deferred compensation plan obligations are payable in cash upon retirement, termination of employment and/or certain other times in a lump-sum distribution or in installments, as elected by the participant in accordance with the plan. As of November 30, 2014, and November 24, 2013, these plan liabilities totaled $24.0 million and $22.2 million, respectively, of which $1.1 million and $1.4 million was included in “Accrued salaries, wages and employee benefits” as of November 30, 2014, and November 24, 2013, respectively. The Company held funds of approximately $25.9 million and $23.8 million in an irrevocable grantor’s rabbi trust as of November 30, 2014, and November 24, 2013, respectively, related to this plan. Rabbi trust assets are included in “Other current assets” or “Other non-current assets” on the Company’s consolidated balance sheets.

Deferred compensation plan for executives, prior to January 1, 2003. The Company also maintains a non-qualified deferred compensation plan for certain management employees relating to compensation deferrals for the period prior to January 1, 2003. The rabbi trust is not a feature of this plan. As of November 30, 2014, and November 24, 2013, liabilities for this plan totaled $37.5 million and $41.1 million, respectively, of which $4.6 million and $6.0 million, respectively, was included in “Accrued salaries, wages and employee benefits” on the Company’s consolidated balance sheets.

Interest earned by the participants in deferred compensation plans was $5.3 million, $8.7 million and $6.8 million for the years ended November 30, 2014, November 24, 2013, and November 25, 2012, respectively. The charges were included in “Interest expense” in the Company’s consolidated statements of income.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 13:	RESTRUCTURING

On February 5, 2014, the Company’s Board of Directors (the “Board”) endorsed a global productivity initiative designed to streamline operations and fuel long-term profitable growth. On March 26, 2014, the Company announced and began to implement the global productivity initiative, which will continue to be implemented through the end of 2015, with a focus on redesigning business processes and identifying opportunities to reduce costs, increase efficiencies and further streamline processes in supporting functions and supply chain.

The first phase of the global productivity initiative included the elimination of approximately 800 positions within the Company’s global non-retail and non-manufacturing employee population, as well as initiating centrally-led cost-savings and productivity projects. The role eliminations reflect a reduction of management layers, an increase in spans of control, the removal of duplicative roles, a regrouping of country clusters and other structural changes. The elimination of positions in connection with this phase was completed during the last three fiscal quarters of 2014.

The next phase of the global productivity initiative, announced in November 2014, included the elimination of approximately 500 positions, primarily reflecting the outsourcing of certain global business service activities within information technology, finance, human resources, customer service and customer relations functions, as well as a further reduction of the non-manufacturing employee population. The Company anticipates the elimination of these positions will be substantially completed in the U.S. within the second half of fiscal 2015 to accommodate the transition of outsourced services. Final estimates for headcount, timing and charges in certain areas of the international business are subject to completion of applicable local works council and other consultative processes.

For the year ended November 30, 2014, the Company recognized restructuring charges, net, of $128.4 million, which was recorded in “Restructuring, net” in the Company’s consolidated statements of income. Related charges of $27.6 million for the year ended November 30, 2014, consist primarily of consulting fees for the Company’s centrally-led cost-savings and productivity projects. These related charges represent costs incurred associated with ongoing operations to benefit future periods and were recorded in “Selling, general and administrative expenses” in the Company’s consolidated statements of income. Cash payments for charges recognized to date were made primarily in 2014 and are expected to continue through the first half of 2016.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The table below summarizes the components of charges included in “Restructuring, net” in the Company’s consolidated statements of income:

	Year Ended
	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Restructuring, net:
Severance and employee-related benefits(1)	$104,398	$—
Adjustments to severance and employee-related benefits	(5,697)	—
Lease and other contract termination costs	—	—
Other(2)	25,027	—
Adjustments to other	1,350	—
Noncash pension and postretirement curtailment losses, net(3)	3,347	—

Total	$128,425	$—

(1)	Severance and employee-related benefits relate to items such as severance, based on separation benefits provided by Company policy or statutory benefit plans, out-placement services and career counseling for employees affected by the global productivity initiative.

(2)	Other restructuring costs are expensed as incurred and primarily relate to consulting fees and legal expenses associated with the execution of the restructuring initiative.

(3)	Noncash pension and postretirement curtailment gains or losses resulting from the global productivity initiative are included in restructuring charges, with the associated liabilities included in “Pension liability” and “Postretirement medical benefits” in the Company’s consolidated balance sheets.

The Company is unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, for additional actions associated with the global productivity initiative.

The following table summarizes the activities associated with restructuring liabilities for the year ended November 30, 2014. In the table below, “Charges” represents the initial charge related to the restructuring activity. “Adjustments” includes revisions of estimates related to severance, employee-related benefits, lease and

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

other contract termination costs, and other restructuring costs. “Payments” consists of cash payments for severance, employee-related benefits, lease and other contract termination costs, and other restructuring costs.

	Year Ended November 30, 2014
	Liabilities November 24, 2013	Charges	Adjustments	Payments	Foreign Currency Fluctuation	Liabilities November 30, 2014
	(Dollars in thousands)
Severance and employee-related benefits	$—	$104,398	$(5,697)	$(38,527)	$(3,211)	$56,963
Lease and other contract termination costs	—	—	—	—	—	—
Other	—	25,027	1,350	(19,977)	—	6,400

Total	$—	$129,425	$(4,347)	$(58,504)	$(3,211)	$63,363

Current portion	$—					$57,817
Long-term portion	—					5,546

Total	$—					$63,363

NOTE 14:	COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company is obligated under operating leases for manufacturing, finishing and distribution facilities, office space, retail stores and equipment. At November 30, 2014, obligations for future minimum payments under operating leases were as follows:

(Dollars in thousands)
2015	$148,744
2016	114,213
2017	91,913
2018	70,798
2019	56,779
Thereafter	132,052

Total future minimum lease payments	$614,499

In general, leases relating to real estate include renewal options of up to approximately 13 years, except for the San Francisco headquarters office lease, which contains multiple renewal options of up to 57 years. Some leases contain escalation clauses relating to increases in operating costs. Rental expense for the years ended November 30, 2014, November 24, 2013, and November 25, 2012, was $193.0 million, $194.5 million and $186.1 million, respectively.

Forward Foreign Exchange Contracts

The Company uses over-the-counter derivative instruments to manage its exposure to foreign currencies. The Company is exposed to credit loss in the event of nonperformance by the counterparties to the forward

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

foreign exchange contracts. However, the Company believes that its exposures are appropriately diversified across counterparties and that these counterparties are creditworthy financial institutions. Please see Note 5 for additional information.

Other Contingencies

Litigation. In the ordinary course of business, the Company has various pending cases involving contractual matters, facility and employee-related matters, distribution matters, product liability claims, trademark infringement and other matters. The Company does not believe any of these pending legal proceedings will have a material impact on its financial condition, results of operations or cash flows.

NOTE 15:	DIVIDEND

The Company paid a cash dividend of $30.0 million on our common stock in the second quarter of 2014, and cash dividends of $25.1 million and $20.0 million in the first half of each of 2013 and 2012, respectively. Subsequent to the Company’s year-end, the Company’s Board of Directors declared a cash dividend of $50.0 million.

The Company does not have an established annual dividend policy. The Company will continue to review its ability to pay cash dividends at least annually, and dividends may be declared at the discretion of the Board depending upon, among other factors, the Company’s financial condition and compliance with the terms of the Company’s debt agreements.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 16:	ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive income (loss) is summarized below:

	Levi Strauss & Co.
		Translation Adjustments		Unrealized Gain (Loss) on Marketable Securities
	Pension and Postretirement Benefits	Net Investment Hedges	Foreign Currency Translation		Total	Noncontrolling Interest	Totals
	(Dollars in thousands)
Accumulated other comprehensive income (loss) at November 27, 2011	$(255,684)	$(28,693)	$(61,078)	$(547)	$(346,002)	$10,869	$(335,133)

Gross changes	(119,450)	16,070	(4,755)	2,549	(105,586)	(457)	(106,043)
Tax	44,173	(6,230)	(2)	(988)	36,953	—	36,953

Other comprehensive income (loss), net of tax	(75,277)	9,840	(4,757)	1,561	(68,633)	(457)	(69,090)

Accumulated other comprehensive income (loss) at November 25, 2012	(330,961)	(18,853)	(65,835)	1,014	(414,635)	10,412	(404,223)

Gross changes	167,192	(12,786)	4,797	411	159,614	(1,046)	158,568
Tax	(63,003)	4,940	1,214	(159)	(57,008)	—	(57,008)

Other comprehensive income (loss), net of tax	104,189	(7,846)	6,011	252	102,606	(1,046)	101,560

Accumulated other comprehensive income (loss) at November 24, 2013	(226,772)	(26,699)	(59,824)	1,266	(312,029)	9,366	(302,663)

Gross changes	(53,323)	13,404	(35,872)	1,577	(74,214)	(329)	(74,543)
Tax	18,641	(8,426)	1,297	(609)	10,903	—	10,903

Other comprehensive income (loss), net of tax	(34,682)	4,978	(34,575)	968	(63,311)	(329)	(63,640)

Accumulated other comprehensive income (loss) at November 30, 2014	$(261,454)	$(21,721)	$(94,399)	$2,234	$(375,340)	$9,037	$(366,303)

No amounts were reclassified out of “Accumulated other comprehensive loss” into net income other than those that pertain to the Company’s pension and postretirement benefit plans. Please see Note 8 for additional information. These amounts are included in “Selling, general and administrative expenses” in the consolidated statements of income.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

NOTE 17:	OTHER INCOME (EXPENSE), NET

The following table summarizes significant components of “Other income (expense), net”:

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Foreign exchange management (losses) gains(1)	$(11,104)	$(539)	$(9,444)
Foreign currency transaction (losses) gains(2)	(15,331)	(21,697)	8,512
Interest income	1,930	1,600	1,514
Investment Income	562	3,019	525
Other	1,886	4,436	3,695

Total other income (expense), net	$(22,057)	$(13,181)	$4,802

(1)	Gains and losses on forward foreign exchange contracts primarily result from currency fluctuations relative to negotiated contract rates. Losses in 2014 were primarily due to unfavorable currency fluctuations on embedded foreign currency derivatives in certain of the Company’s operating leases in Russia. Losses in 2013 were primarily due to unfavorable currency fluctuations against the U.S. Dollar relative to negotiated contract rates. Losses in 2012 primarily resulted from unfavorable currency fluctuations relative to negotiated contract rates on positions to sell the Mexican Peso.

(2)	Foreign currency transaction gains and losses reflect the impact of foreign currency fluctuation on the Company’s foreign currency denominated balances. Losses in 2014 and 2013 were primarily due to the weakening of various currencies against the U.S. Dollar. Gains in 2012 were primarily due to a significant increase in Euro denominated intercompany receivables and the appreciation of the U.S. Dollar against the Japanese Yen.

NOTE 18:	INCOME TAXES

The Company’s income tax expense was $49.6 million, $94.5 million and $54.9 million for the years 2014, 2013 and 2012, respectively. The Company’s effective income tax rate was 32.2%, 29.3%, and 28.0% for 2014, 2013 and 2012, respectively.

The decrease in income tax expense in 2014 as compared to 2013 is primarily due to a decrease in income before income taxes. The effective tax rate increased in 2014 as compared to 2013 primarily due to a $15.2 million discrete tax benefit recognized in 2013, attributable to the finalization in July 2013 of the U.S. federal tax audit of tax years 2003 – 2008, and an unfavorable impact in the mix of foreign earnings, partially offset by a $3.7 million tax benefit that was recorded during the year ended November 30, 2014, as a result of reversing a deferred tax liability associated with undistributed foreign earnings.

The increase in income tax expense in 2013 as compared to 2012 is primarily due to an increase in income before income taxes. The effective tax rate in 2013 reflected a $15.2 million discrete tax benefit attributable to the finalization in July 2013 of the U.S. federal tax audit of tax years 2003 – 2008, and a favorable change in the impact of foreign operations as compared to 2012. The effective tax rate in 2012 reflected a net tax benefit of $27.0 million recognized in 2012, resulting from a definitive agreement with the State of California on state tax refund claims involving tax years 1986 – 2004.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The Company’s income tax expense differed from the amount computed by applying the U.S. federal statutory income tax rate of 35% to income before income taxes as follows:

	Year Ended
	November 30, 2014		November 24, 2013		November 25, 2012
	(Dollars in thousands)
Income tax expense at U.S. federal statutory rate	$53,849	35.0%	$112,914	35.0%	$68,558	35.0%
State income taxes, net of U.S. federal impact	7	—	3,994	1.2%	892	0.5%
Change in valuation allowance	—	—	5,169	1.6%	(1,329)	(0.7)%
Impact of foreign operations	(5,296)	(3.4)%	(17,160)	(5.3)%	7,313	3.7%
Reassessment of tax liabilities	(3,466)	(2.3)%	(15,215)	(4.7)%	(29,500)	(15.1)%
Write-off of deferred tax assets	4,899	3.2%	4,289	1.3%	9,061	4.6%
Other, including non-deductible expenses	(448)	(0.3)%	486	0.2%	(73)	—

Total	$49,545	32.2%	$94,477	29.3%	$54,922	28.0%

Impact of foreign operations. The reduction of tax benefit in 2014 as compared to 2013 is primarily due to an unfavorable change in the mix of earnings in jurisdictions with lower effective tax rate as compared to 2013.

Reassessment of tax liabilities. In 2014, the $3.5 million tax benefit primarily relates to the lapse of statutes of limitations in various jurisdictions. In 2013, the $15.2 million tax benefit was primarily attributable to the finalization of the U.S. federal tax audit for tax years 2003 – 2008. In 2012, the $29.5 million tax benefit was primarily attributable to the net tax benefit recognized in 2012 resulting from a definitive agreement with the State of California on the state tax refund claims involving tax years 1986 – 2004.

The U.S. and foreign components of income before income taxes were as follows:

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Domestic	$31,733	$86,167	$82,764
Foreign	122,121	236,446	113,117

Total Income before Income Taxes	$153,854	$322,613	$195,881

Income tax expense (benefit) consisted of the following:

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
U.S. Federal
Current	$15,470	$11,294	$15,334
Deferred	(1,983)	20,597	29,537

	$13,487	$31,891	$44,871

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
U.S. State
Current	$4,096	$3,732	$(34,603)
Deferred	(4,089)	3,607	(2,956)

	$7	$7,339	$(37,559)

Foreign
Current	$58,156	$41,931	$54,338
Deferred	(22,105)	13,316	(6,728)

	$36,051	$55,247	$47,610

Consolidated
Current	$77,722	$56,957	$35,069
Deferred	(28,177)	37,520	19,853

Total Income Tax Expense	$49,545	$94,477	$54,922

Deferred Tax Assets and Liabilities

The Company’s deferred tax assets and deferred tax liabilities were as follows:

	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Deferred tax assets
Foreign tax credit carryforwards	$120,793	$176,222
State net operating loss carryforwards	13,014	15,587
Foreign net operating loss carryforwards	87,062	95,542
Employee compensation and benefit plans	272,970	240,198
Advance royalties	99,649	55,581
Restructuring and related charges	49,654	21,474
Sales returns and allowances	33,078	31,706
Inventory	14,533	16,469
Property, plant and equipment	14,966	21,426
Unrealized gains or losses on investments	—	7,971
Other	45,155	51,645

Total gross deferred tax assets	750,874	733,821
Less: Valuation allowance	(89,814)	(96,026)

Deferred tax assets, net of valuation allowance	661,060	637,795

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

	November 30, 2014	November 24, 2013
	(Dollars in thousands)
Deferred tax liabilities
Unrealized gains or losses on investments	$(196)	$—
Unremitted earnings of certain foreign subsidiaries	—	(3,690)

Total deferred tax liabilities	(196)	(3,690)

Total net deferred tax assets	$660,864	$634,105

Current
Net deferred tax assets	$186,791	$196,581
Valuation allowance	(12,475)	(9,503)

Total current net deferred tax assets	$174,316	$187,078

Long-term
Net deferred tax assets	$563,887	$533,550
Valuation allowance	(77,339)	(86,523)

Total long-term net deferred tax assets	$486,548	$447,027

Foreign tax credit carryforwards. The asset decrease from prior year is primarily due to the utilization of foreign tax credits in the 2014 U.S. federal income tax return, which resulted from the inclusion of $182.9 million advance royalty payments from the Company’s operations in Europe relating to fiscal year 2016 and thereafter. The foreign tax credit carryforwards at November 30, 2014, are subject to expiration through 2024 if not utilized. There are no foreign tax credits expiring in 2015.

Foreign net operating loss carryforwards. As of November 30, 2014, the Company had a deferred tax asset of $87.1 million for foreign net operating loss carryforwards of $290.4 million. Approximately $174.5 million of these operating losses are subject to expiration through 2023 if not utilized, including $4.8 million in 2015. The remaining $115.9 million are available as indefinite carryforwards under applicable tax law.

Valuation Allowance. The following table details the changes in valuation allowance during the year ended November 30, 2014:

	Valuation Allowance at November 24, 2013	Changes in Related Gross Deferred Tax Asset	Charge	Valuation Allowance at November 30, 2014
	(Dollars in thousands)
U.S. state net operating loss carryforwards	$3,824	$(324)	$—	$3,500
Foreign net operating loss carryforwards and other foreign deferred tax assets	92,202	(5,888)	—	86,314

	$96,026	$(6,212)	$—	$89,814

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

At November 30, 2014, the Company’s valuation allowance primarily related to its gross deferred tax assets for state and foreign net operating loss carryforwards, which reduced such assets to the amount that will more likely than not be realized.

Unremitted earnings of certain foreign subsidiaries. For the year ended November 30, 2014, management asserted indefinite reinvestment on $100.0 million of undistributed foreign earnings, as management determined that this amount is required to meet ongoing working capital needs in certain foreign subsidiaries; no U.S. income taxes have been provided for such earnings. If the Company were to repatriate such foreign earnings to the United States, the deferred tax liability associated with such earnings would have been approximately $27.3 million. The Company also recorded a $3.7 million tax benefit resulting from a reversal of the previously recorded deferred tax liability on undistributed foreign earnings due to the management assertion on undistributed foreign earnings.

Uncertain Income Tax Positions

As of November 30, 2014, the Company’s total gross amount of unrecognized tax benefits was $41.6 million, of which $21.9 million could impact the effective tax rate, if recognized, as compared to November 24, 2013, when the Company’s total gross amount of unrecognized tax benefits was $37.8 million, of which $19.2 million could have impacted the effective tax rate, if recognized.

The following table reflects the changes to the Company’s unrecognized tax benefits for the year ended November 30, 2014, and November 24, 2013:

	November 30, 2014	November 24, 2013
	(Dollars in thousands)

Unrecognized tax benefits beginning balance	$37,836	$63,626
Increases related to current year tax positions	3,863	2,839
Increases related to tax positions from prior years	4,858	1,650
Decreases related to tax positions from prior years	—	—
Settlement with tax authorities	—	(23,380)
Lapses of statutes of limitation	(4,715)	(7,026)
Other, including foreign currency translation	(271)	127

Unrecognized tax benefits ending balance	$41,571	$37,836

The Company believes that it is reasonably possible that unrecognized tax benefits could decrease within the next twelve months by as much as $1.9 million due to the lapse of statutes of limitations in various jurisdictions.

As of November 30, 2014, and November 24, 2013, accrued interest and penalties primarily relating to non-U.S. jurisdictions were $9.6 million and $11.8 million, respectively.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

The Company’s income tax returns are subject to examination in the U.S. federal and state jurisdictions and numerous foreign jurisdictions. The following table summarizes the tax years that are either currently under audit or remain open and subject to examination by the tax authorities in the major jurisdictions in which the Company operates:

Jurisdiction	Open Tax Years
U.S. federal	2009 – 2014
California	2006 – 2014
Belgium	2011 – 2014
United Kingdom	2012 – 2014
Spain	2010 – 2014
Mexico	2009 – 2014
Canada	2004 – 2014
China	2010 – 2014
Hong Kong	2010 – 2014
India	2008 – 2014
Italy	2009 – 2014
France	2011 – 2014
Turkey	2009 – 2014

NOTE 19:	RELATED PARTIES

Robert D. Haas, Chairman Emeritus of the Company, Charles V. Bergh, President and Chief Executive Officer, Peter E. Haas Jr., a director of the Company, and Kelly McGinnis, Senior Vice President of Corporate Affairs and Chief Communications Officer, are board members of the Levi Strauss Foundation, which is not a consolidated entity of the Company. Seth R. Jaffe, Senior Vice President and General Counsel, is Vice President of the Levi Strauss Foundation. During 2014, 2013, and 2012, the Company donated $6.3 million, $4.2 million and $2.8 million, respectively, to the Levi Strauss Foundation.

Kelly McGinnis and Lisa Collier, Executive Vice President and President of Global Dockers® Brand, are board members of the Red Tab Foundation, which is not a consolidated entity of the Company. Peter E. Haas Jr. is President of the Red Tab Foundation. During 2014, 2013, and 2012 the Company donated $0.6 million, $0.1 million, and $0.1 million, respectively, to the Red Tab Foundation.

NOTE 20:	BUSINESS SEGMENT INFORMATION

The Company manages its business according to three regional segments: the Americas, Europe and Asia. The Company considers its chief executive officer to be the Company’s chief operating decision maker. The Company’s chief operating decision maker manages business operations, evaluates performance and allocates resources based on the regional segments’ net revenues and operating income. The Company reports net trade receivables and inventories by segment as that information is used by the chief operating decision maker in assessing segment performance. The Company does not report its other assets by segment as that information is not used by the chief operating decision maker in assessing segment performance.

Effective as of the beginning of 2014, the Company’s reporting segments were revised to combine its Middle East and North Africa markets, previously managed by the Company’s Europe region, with the

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Company’s Asia region. Financial information attributable to these markets are not significant to any of the Company’s regional segments individually in any of the periods presented herein, and accordingly, business segment information for the prior periods have not been revised.

Business segment information for the Company is as follows:

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net revenues:
Americas	$2,862,867	$2,851,037	$2,749,327
Europe	1,143,313	1,103,487	1,103,212
Asia	747,812	727,167	757,654

Total net revenues	$4,753,992	$4,681,691	$4,610,193

Operating income:
Americas	$531,064	$510,496	$431,552
Europe	181,036	167,605	178,313
Asia	108,511	123,723	66,839

Regional operating income	820,611	801,824	676,704
Corporate:
Restructuring, net	128,425	—	—
Restructuring-related charges	27,621	—	—
Lump-sum pension settlement loss	30,666	—	—
Other corporate staff costs and expenses(1)	320,048	336,317	342,725

Corporate expenses	506,760	336,317	342,725

Total operating income	313,851	465,507	333,979
Interest expense	(117,597)	(129,024)	(134,694)
Loss on early extinguishment of debt	(20,343)	(689)	(8,206)
Other income (expense), net	(22,057)	(13,181)	4,802

Income before income taxes	$153,854	$322,613	$195,881

(1)	Included in other corporate staff costs and expenses for the year ended November 25, 2012, is an $18.8 million impairment charge related to the Company’s decision in the third quarter of 2012 to outsource distribution in Japan to a third party and close its owned distribution center in that country.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Depreciation and amortization expense:
Americas	$29,508	$37,520	$43,368
Europe	20,564	20,597	21,891
Asia	8,501	9,422	12,887
Corporate	50,901	48,181	44,462

Total depreciation and amortization expense	$109,474	$115,720	$122,608

	November 30, 2014
	Americas	Europe	Asia	Unallocated	Consolidated Total
	(Dollars in thousands)
Assets:
Trade receivables, net	$322,501	$93,604	$48,468	$17,408	$481,981
Inventories	289,838	143,990	101,477	65,611	600,916
All other assets	—	—	—	1,841,176	1,841,176

Total assets					$2,924,073

	November 24, 2013
	Americas	Europe	Asia	Unallocated	Consolidated Total
	(Dollars in thousands)
Assets:
Trade receivables, net	$288,360	$101,010	$40,520	$16,781	$446,671
Inventories	338,849	117,442	113,212	34,364	603,867
All other assets	—	—	—	2,076,880	2,076,880

Total assets					$3,127,418

Geographic information for the Company was as follows:

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)
Net revenues:
United States	$2,490,994	$2,497,756	$2,412,647
Foreign countries	2,262,998	2,183,935	2,197,546

Total net revenues	$4,753,992	$4,681,691	$4,610,193

Deferred tax assets:
United States	$580,122	$567,984	$647,767
Foreign countries	80,742	66,121	81,373

Total deferred tax assets	$660,864	$634,105	$729,140

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

	Year Ended
	November 30, 2014	November 24, 2013	November 25, 2012
	(Dollars in thousands)

Long-lived assets:
United States	$322,329	$346,533	$353,567
Foreign countries	84,507	110,387	123,977

Total long-lived assets	$406,836	$456,920	$477,544

NOTE 21:	QUARTERLY FINANCIAL DATA (UNAUDITED)

Set forth below are the consolidated statements of operations for the first, second, third and fourth quarters of 2014 and 2013.

Year Ended November 30, 2014	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(1)
	(Dollars in thousands)
Net revenues	$1,129,990	$1,081,847	$1,154,129	$1,388,026
Cost of goods sold	553,637	551,542	591,926	708,447

Gross profit	576,353	530,305	562,203	679,579
Selling, general and administrative expenses	424,762	446,072	454,712	580,618
Restructuring, net	57,935	19,105	2,371	49,014

Operating income	93,656	65,128	105,120	49,947
Interest expense	(31,829)	(31,310)	(27,179)	(27,279)
Loss on early extinguishment of debt	—	(11,151)	—	(9,192)
Other income (expense), net	4,183	(6,122)	(5,605)	(14,513)

Income (loss) before income taxes	66,010	16,545	72,336	(1,037)
Income tax expense	16,387	5,556	22,536	5,066

Net income (loss)	49,623	10,989	49,800	(6,103)
Net loss attributable to noncontrolling interest	348	469	820	132

Net income (loss) attributable to Levi Strauss & Co.	$49,971	$11,458	$50,620	$(5,971)

(1)	Includes certain out-of-period adjustments, which decreased income before income taxes and net income by approximately $4.0 million and $6.0 million, respectively. For additional information see Note 1.

LEVI STRAUSS & CO. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (continued)

FOR THE YEARS ENDED NOVEMBER 30, 2014, NOVEMBER 24, 2013, AND NOVEMBER 25, 2012

Year Ended November 24, 2013	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(Dollars in thousands)
Net revenues	$1,146,678	$1,098,898	$1,141,284	$1,294,831
Cost of goods sold	554,800	550,187	568,448	657,784

Gross profit	591,878	548,711	572,836	637,047
Selling, general and administrative expenses	410,423	449,074	454,750	570,718

Operating income	181,455	99,637	118,086	66,329
Interest expense	(32,157)	(32,883)	(30,903)	(33,081)
Loss on early extinguishment of debt	(114)	(575)	—	—
Other income (expense), net	6,066	(830)	(10,661)	(7,756)

Income before income taxes	155,250	65,349	76,522	25,492
Income tax expense	48,375	17,140	20,077	8,885

Net income	106,875	48,209	56,445	16,607
Net loss (income) attributable to noncontrolling interest	145	(60)	630	342

Net income attributable to Levi Strauss & Co.	$107,020	$48,149	$57,075	$16,949

LEVI STRAUSS & CO.

Offer to Exchange

all outstanding unregistered 5.00% Senior Notes due 2025

($500,000,000 aggregate principal amount outstanding)

for

5.00% Senior Notes due 2025

($500,000,000 aggregate principal amount)

which have been registered under the Securities Act of 1933

PROSPECTUS

                    , 2015

Until the date that is 90 days after the date of this prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) and (b) of the Delaware General Corporation Law (“DGCL”) provide generally that a corporation has the power to indemnify its officers, directors, employees and agents (or persons serving in such positions in another entity at the request of the corporation) against expenses, including attorneys’ fees, judgments, fines or settlement amounts actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation (and, with respect to any criminal action, had no reasonable cause to believe the person’s conduct was unlawful), except that if such action shall be by or in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been judged to have been liable to the corporation unless and to the extent that the Court of Chancery of the State of Delaware, or another court in which the suit was brought, shall determine upon application that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity. The Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its officers and directors to the fullest extent permitted by Delaware law.

As permitted by Section 102(b)(7) of the DGCL, the Registrant’s Certificate of Incorporation provides that no director shall be liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director other than (i) for breaches of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by Section 145(g) of the DGCL and Registrant’s By-laws, the directors and officers of the Registrant are covered by directors’ and officers’ liability and insurance policies.

We have entered into an agreement with each of our current directors that requires us to, among other things, indemnify such director to the fullest extent permitted by law against all expenses and costs actually and reasonably incurred and all amounts such director is legally obligated to pay if such director was or becomes a party to or a witness or other participant, or is threatened to be made a party to or witness or other participant, in a claim by reason of such person’s status as a director of the company or by reason of such person’s service, at our request, as a director, officer, employee or agent of another corporation or other enterprise. We are required to advance all expenses actually and reasonably incurred by a director in defending or being a witness in a claim in advance of its final disposition; however, in certain circumstances, we are entitled to be reimbursed by the director upon determination, as provided in the indemnification agreement, that the director was not permitted to be indemnified under applicable law.

Item 21.	Exhibits and Financial Statements Schedules

(a)	Exhibits

3.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2012.

4.1	Fiscal Agency Agreement, dated November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.2	Indenture, relating to the Euro denominated Senior Notes due 2018 and the U.S. Dollar denominated Senior Notes due 2020, dated as of May 6, 2010, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2010.

4.3	Indenture relating to the 6.875% Senior Notes due 2022, dated as of May 8, 2012, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.

4.4	First Supplemental Indenture, dated as of March 14, 2013, supplementing the Indenture, dated as of May 8, 2012, each between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2013.

4.5	Indenture relating to the 5.00% Senior Notes due 2025, dated as of April 27, 2015, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 27, 2015.

4.6	Registration Rights Agreement relating to the 5.00% Senior Notes due 2025, dated April 27, 2015, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on April 27, 2015.

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (including consent). Filed herewith.

10.1	Stockholders Agreement, dated April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Incorporated by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.2	Excess Benefit Restoration Plan. Incorporated by reference as Exhibit 10.4 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.3	Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.5 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.4	First Amendment to Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.6 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.5	Executive Severance Plan effective February 10, 2014. Incorporated by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 8, 2014.*

10.6	Annual Incentive Plan, effective November 25, 2013. Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 6, 2014.*

10.7	Deferred Compensation Plan for Executives and Outside Directors, Amended and Restated, effective January 1, 2011. Incorporated by reference as Exhibit 10.10 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.8	First Amendment to Deferred Compensation Plan for Executives and Outside Directors, dated August 26, 2011. Incorporated by reference as Exhibit 10.11 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.9	Levi Strauss & Co. 2006 Equity Incentive Plan, as amended and restated to date. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2014.*

10.10	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Incorporated by reference to Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.11	Form of stock appreciation right award agreement. Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 19, 2006.*

10.12	Director Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on July 10, 2008.

10.13	Second Amendment to Lease, dated November 12, 2009, by and among the Registrant, Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 25, 2009.

10.14	Employment Agreement between the Registrant and Charles V. Bergh, dated June 9, 2011. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2011.*

10.15	Amended and Restated Credit Agreement, dated as of March 21, 2014, by and among Levi Strauss & Co., Levi Strauss & Co. (Canada) Inc., certain other subsidiaries of Levi Strauss & Co. party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, the other financial institutions, agents and arrangers party thereto. Incorporated by reference to Exhibit 10.15 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.

10.16	Exhibits to the Amended and Restated Credit Agreement. Incorporated by reference to Exhibit 10.16 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.

10.17	U.S. Security Agreement, dated September 30, 2011, by Levi Strauss & Co. and certain subsidiaries of Levi Strauss & Co. in favor of JP Morgan Chase Bank, N.A., as Administrative Agent. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on September 30, 2011.

10.18	Employment Offer Letter between Harmit Singh and the Company, dated December 10, 2012. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2012.*

10.19	Amendment to Employment Agreement, effective as of May 8, 2012, between Levi Strauss & Co. and Charles V. Bergh. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.*

10.20	Employment Offer Letter between Roy Bagattini and the Registrant, dated February 20, 2013, as amended by that certain addendum by and between Mr. Bagattini and the Registrant dated December 18, 2013. Incorporated by reference to Exhibit 10.19 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 11, 2014.*

10.21	Employment Offer Letter between Anne Rohosy and the Registrant, dated September 29, 2009. Incorporated by reference to Exhibit 10.20 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 11, 2014.*

10.22	Employment Offer Letter between Craig Nomura and the Registrant, dated January 6, 2014. Incorporated by reference to Exhibit 10.22 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.*

10.23	Forms of stock appreciation rights award agreements. Incorporated by reference to Exhibit 10.23 to Registrant’s Current Report on Form 8-K filed with the Commission on February 12, 2015.

10.24	Master Services Agreement, by and between the Registrant and Wipro Limited, dated as of November 7, 2014. Incorporated by reference to Exhibit 10.24 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.**

10.25	Exhibits to the Master Services Agreement, by and between the Registrant and Wipro Limited. Incorporated by reference to Exhibit 10.25 to Registrant’s Annual Report on Form 10-K/A filed with the Commission on February 13, 2015.**

10.26	First Amendment to Stockholders’ Agreement, dated December 22, 2014. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2014.

12	Statements re: Computation of Ratio of Earnings to Fixed Charges. Filed herewith.

21	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24	Power of Attorney. Contained in signature pages hereto.

25.1	Statement of Eligibility of Trustee on Form T-1.

99.1	Form of Letter of Transmittal.

101.INS	XBRL Instance Document. Filed herewith.

101.SCH	XBRL Taxonomy Extension Schema Document. Filed herewith.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document. Filed herewith.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document. Filed herewith.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document. Filed herewith.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. Filed herewith.

*	Management contract, compensatory plan or arrangement.

**	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Commission.

(b)	Financial Statement Schedule

SCHEDULE II

LEVI STRAUSS & CO. AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

Allowance for Doubtful Accounts	Balance at Beginning of Period	Additions Charged to Expenses	Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 30, 2014	$18,264	$662	$6,222	$12,704

November 24, 2013	$20,738	$1,158	$3,632	$18,264

November 25, 2012	$22,684	$5,024	$6,970	$20,738

Sales Returns	Balance at Beginning of Period	Additions Charged to Net Sales	Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 30, 2014	$32,675	$138,577	$139,061	$32,191

November 24, 2013	$40,575	$137,613	$145,513	$32,675

November 25, 2012	$51,023	$161,620	$172,068	$40,575

Sales Discounts and Incentives	Balance at Beginning of Period	Additions Charged to Net Sales	Deductions(1)	Balance at End of Period
	(Dollars in thousands)
November 30, 2014	$110,572	$322,164	$334,320	$98,416

November 24, 2013	$102,361	$331,937	$323,726	$110,572

November 25, 2012	$102,359	$254,556	$254,554	$102,361

Valuation Allowance Against Deferred Tax Assets	Balance at Beginning of Period	Charges/ (Releases) to Tax Expense	(Additions) / Deductions	Balance at End of Period
	(Dollars in thousands)
November 30, 2014	$96,026	$—	$6,212	$89,814

November 24, 2013	$74,456	$5,169	$(16,401)	$96,026

November 25, 2012	$98,736	$(1,329)	$22,951	$74,456

(1)	The charges to the accounts are for the purposes for which the allowances were created.

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City and County of San Francisco, State of California, on May 18, 2015.

LEVI STRAUSS & CO.

By:	/s/ Harmit Singh
Harmit Singh
Executive Vice President and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harmit Singh, Seth Jaffe and Rebecca M. Chavez and each of them, his or her attorney-in-fact with power of substitution for him or her in any and all capacities, to sign any amendments, supplements or other documents relating to this registration statement on Form S-4 he or she deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that such attorney-in-fact or his or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated.

Signature	Title	Date

/s/ Stephen C. Neal Stephen C. Neal	Chairman of the Board	May 18, 2015

/s/ Charles V. Bergh Charles V. Bergh	Director, President and Chief Executive Officer (Principal Executive Officer)	May 18, 2015

/s/ Troy Alstead Troy Alstead	Director	May 18, 2015

/s/ Jill Beraud Jill Beraud	Director	May 18, 2015

/s/ Robert A. Eckert Robert A. Eckert	Director	May 18, 2015

/s/ Spencer C. Fleischer Spencer C. Fleischer	Director	May 18, 2015

/s/ Mimi Haas Mimi Haas	Director	May 13, 2015

/s/ Peter E. Haas Jr. Peter E. Haas Jr.	Director	May 18, 2015

/s/ Jenny Ming Jenny Ming	Director	May 15, 2015

/s/ Patricia Salas Pineda Patricia Salas Pineda	Director	May 18, 2015

/s/ Harmit Singh Harmit Singh	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 18, 2015

/s/ Wade W. Webster Wade W. Webster	Senior Vice President and Controller (Principal Accounting Officer)	May 18, 2015

EXHIBIT INDEX

3.1	Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 6, 2001.

3.2	Amended and Restated By-Laws. Incorporated by reference to Exhibit 3.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 16, 2012.

4.1	Fiscal Agency Agreement, dated November 21, 1996, between the Registrant and Citibank, N.A., relating to ¥20 billion 4.25% bonds due 2016. Incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

4.2	Indenture, relating to the Euro denominated Senior Notes due 2018 and the U.S. Dollar denominated Senior Notes due 2020, dated as of May 6, 2010, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 7, 2010.

4.3	Indenture relating to the 6.875% Senior Notes due 2022, dated as of May 8, 2012, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.

4.4	First Supplemental Indenture, dated as of March 14, 2013, supplementing the Indenture, dated as of May 8, 2012, each between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed with the Commission on March 15, 2013.

4.5	Indenture relating to the 5.00% Senior Notes due 2025, dated as of April 27, 2015, between the Registrant and Wells Fargo Bank, National Association, as trustee. Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on April 27, 2015.

4.6	Registration Rights Agreement relating to the 5.00% Senior Notes due 2025, dated April 27, 2015, between the Registrant and Merrill Lynch, Pierce, Fenner & Smith Incorporated. Incorporated by reference to Exhibit 4.2 to Registrant’s Current Report on Form 8-K filed with the Commission on April 27, 2015.

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP (including consent). Filed herewith.

10.1	Stockholders Agreement, dated April 15, 1996, among LSAI Holding Corp. (predecessor of the Registrant) and the stockholders. Incorporated by reference to Exhibit 10.1 to Registrant’s Registration Statement on Form S-4 filed with the Commission on May 4, 2000.

10.2	Excess Benefit Restoration Plan. Incorporated by reference as Exhibit 10.4 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.3	Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.5 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.4	First Amendment to Supplemental Benefit Restoration Plan. Incorporated by reference as Exhibit 10.6 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.5	Executive Severance Plan effective February 10, 2014. Incorporated by reference to Exhibit 10.3 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on April 8, 2014.*

10.6	Annual Incentive Plan, effective November 25, 2013. Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 6, 2014.*

10.7	Deferred Compensation Plan for Executives and Outside Directors, Amended and Restated, effective January 1, 2011. Incorporated by reference as Exhibit 10.10 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.8	First Amendment to Deferred Compensation Plan for Executives and Outside Directors, dated August 26, 2011. Incorporated by reference as Exhibit 10.11 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 7, 2012.*

10.9	Levi Strauss & Co. 2006 Equity Incentive Plan, as amended and restated to date. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 10, 2014.*

10.10	Rabbi Trust Agreement, effective January 1, 2003, between the Registrant and Boston Safe Deposit and Trust Company. Incorporated by reference to Exhibit 10.65 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2003.*

10.11	Form of stock appreciation right award agreement. Incorporated by reference to Exhibit 99.2 to Registrant’s Current Report on Form 8-K filed with the Commission on July 19, 2006.*

10.12	Director Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on July 10, 2008.

10.13	Second Amendment to Lease, dated November 12, 2009, by and among the Registrant, Blue Jeans Equities West, a California general partnership, Innsbruck LP, a California limited partnership, and Plaza GB LP, a California limited partnership. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on November 25, 2009.

10.14	Employment Agreement between the Registrant and Charles V. Bergh, dated June 9, 2011. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on June 16, 2011.*

10.15	Amended and Restated Credit Agreement, dated as of March 21, 2014, by and among Levi Strauss & Co., Levi Strauss & Co. (Canada) Inc., certain other subsidiaries of Levi Strauss & Co. party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Multicurrency Administrative Agent, the other financial institutions, agents and arrangers party thereto. Incorporated by reference to Exhibit 10.15 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.

10.16	Exhibits to the Amended and Restated Credit Agreement. Incorporated by reference to Exhibit 10.16 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.

10.17	U.S. Security Agreement, dated September 30, 2011, by Levi Strauss & Co. and certain subsidiaries of Levi Strauss & Co. in favor of JP Morgan Chase Bank, N.A., as Administrative Agent. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on September 30, 2011.

10.18	Employment Offer Letter between Harmit Singh and the Company, dated December 10, 2012. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 13, 2012.*

10.19	Amendment to Employment Agreement, effective as of May 8, 2012, between Levi Strauss & Co. and Charles V. Bergh. Incorporated by reference as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on May 11, 2012.*

10.20	Employment Offer Letter between Roy Bagattini and the Registrant, dated February 20, 2013, as amended by that certain addendum by and between Mr. Bagattini and the Registrant dated December 18, 2013. Incorporated by reference to Exhibit 10.19 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 11, 2014.*

10.21	Employment Offer Letter between Anne Rohosy and the Registrant, dated September 29, 2009. Incorporated by reference to Exhibit 10.20 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 11, 2014.*

10.22	Employment Offer Letter between Craig Nomura and the Registrant, dated January 6, 2014. Incorporated by reference to Exhibit 10.22 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.*

10.23	Forms of stock appreciation rights award agreements. Incorporated by reference to Exhibit 10.23 to Registrant’s Current Report on Form 8-K filed with the Commission on February 12, 2015.

10.24	Master Services Agreement, by and between the Registrant and Wipro Limited, dated as of November 7, 2014. Incorporated by reference to Exhibit 10.24 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.**

10.25	Exhibits to the Master Services Agreement, by and between the Registrant and Wipro Limited. Incorporated by reference to Exhibit 10.25 to Registrant’s Annual Report on Form 10-K/A filed with the Commission on February 13, 2015.**

10.26	First Amendment to Stockholders’ Agreement, dated December 22, 2014. Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed with the Commission on December 23, 2014.

12	Statements re: Computation of Ratio of Earnings to Fixed Charges. Filed herewith.

21	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21 to Registrant’s Annual Report on Form 10-K filed with the Commission on February 12, 2015.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).

24	Power of Attorney. Contained in signature pages hereto.

25.1	Statement of Eligibility of Trustee on Form T-1.

99.1	Form of Letter of Transmittal.

101.INS	XBRL Instance Document. Filed herewith.

101.SCH	XBRL Taxonomy Extension Schema Document. Filed herewith.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document. Filed herewith.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document. Filed herewith.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document. Filed herewith.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document. Filed herewith.

*	Management contract, compensatory plan or arrangement.

**	Portions of this exhibit are subject to a request for confidential treatment and have been redacted and filed separately with the Commission.